Exhibit 10.1
CONFORMED COPY

12 June 2005
as amended and restated on 11 July 2005,
17 August 2005, 13 February 2006,
19 May 2006, 30 October 2006, 3 May 2007,
24 April 2008, 14 November 2008 and 11 November 2009
and as amended on 11 January 2010
ELSTER HOLDINGS GMBH (formerly ELSTER GROUP GMBH and
NACHTWACHE ACQUISITION GMBH)
as Bidco, a Borrower and a Guarantor
The other companies named herein as Borrowers and Guarantors
CIBC WORLD MARKETS PLC
DEUTSCHE BANK AG, LONDON BRANCH
and
THE ROYAL BANK OF SCOTLAND PLC, FRANKFURT BRANCH
as Mandated Lead Arrangers
THE LENDERS
NAMED HEREIN
as Original Lenders
DEUTSCHE BANK AG, LONDON BRANCH
as Facility Agent
DEUTSCHE BANK AG, LONDON BRANCH
as Security Agent
and
CIBC WORLD MARKETS PLC
as Documentation Agent
SENIOR FACILITIES AGREEMENT

5, Old Broad Street
London EC2N 1DW

 (i)

 (ii)

THIS AGREEMENT is made on 12 June 2005 (as amended and restated on 11 July 2005, 17 August 2005, 13 February 2006 , 19 May 2006, 30 October 2006, 3 May 2007, 24 April 2008, 4 November 2008 and 11 November 2009 and as amended on 11 January 2010)
BETWEEN:
(1)	ELSTER HOLDINGS GMBH (formerly ELSTER GROUP GMBH and NACHTWACHE ACQUISITION GMBH), a company organised under the laws of Germany, registered in the commercial register of the local court of Essen under registration number HRB 18866 (“Bidco”);

(2)	THE COMPANIES identified in Part A1 of Schedule 2 (The Borrowers and the Guarantors) as Borrowers;

(3)	THE COMPANIES identified in Part A2 of Schedule 2 (The Borrowers and the Guarantors) as Guarantors;

(4)	CIBC WORLD MARKETS PLC, DEUTSCHE BANK AG, LONDON BRANCH and THE ROYAL BANK OF SCOTLAND PLC, FRANKFURT BRANCH as mandated lead arrangers (the “Mandated Lead Arrangers”);

(5)	THE LENDERS identified in Schedule 1 (The Original Lenders) as Original Lenders;

(6)	DEUTSCHE BANK AG, LONDON BRANCH as Facility Agent;

(7)	DEUTSCHE BANK AG, LONDON BRANCH as Security Agent; and

(8)	CIBC WORLD MARKETS PLC as Documentation Agent.
NOW IT IS HEREBY AGREED as follows:
1. INTERPRETATION
1.1 Definitions
In this Agreement, unless the context otherwise requires the following expressions shall have the following meanings:
“Acceding Borrower” means any member of the Group which has complied with the requirements of Clause 22.1 (Acceding Borrowers);
“Acceding Guarantor” means any Acceding Borrower and any other member of the Group which has complied with the requirements of Clause 22.4 (Acceding Guarantors);
“Acceding Obligors” means all Acceding Borrowers and Acceding Guarantors;
“Accession Notice” means a duly completed notice of accession in the form of Part A of Schedule 7 (Accession);

“Acquisition” means the acquisition of all of the shares of the Target from the Vendor;

“Acquisition Documents” means the share purchase agreement to be dated on or about 13 June 2005, as amended from time to time, between Bidco and the Vendor in relation to the Acquisition (including the annexes and exhibits thereto);

“Acquisition Parties” means the companies identified in the Acquisition Documents as purchaser or acquirer and their respective designees (if any);

“Additional Permitted Reorganisation” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Advance” means:
(a)	when designated “Tranche A”, the principal amount of each advance made or to be made under the Tranche A Term Facility;

(b)	when designated “Tranche B”, the principal amount of each advance made or to be made under the Tranche B Term Facility;

(c)	when designated “Tranche B1”, the principal amount of each advance made or to be made under the Tranche B1 Term Facility;

(d)	when designated “Tranche C”, the principal amount of each advance made or to be made under the Tranche C Term Facility;

(e)	when designated “Tranche C1”, the principal amount of each advance made or to be made under the Tranche C1 Term Facility;

(f)	when designated “Tranche D”, the principal amount of each advance made or to be made under the Tranche D Term Facility;

(g)	when designated “Revolving”, the principal amount of each cash advance made or to be made under the Revolving Facility;

(h)	when designated “Rollover”, any Revolving Advance which is used to refinance a maturing Revolving Advance drawn under the Revolving Facility or to fund a demand under a Lender Guarantee or a Letter of Credit issued under the Revolving Facility or a guarantee issued under an Ancillary Facility, the amount of which is equal to or less than the amount of the maturing Revolving Advance and is in the same currency and is to be drawn on the same day, as such maturing Revolving Advance is to be repaid;

(i)	when designated “Term-out”, any Capex and Acquisition Advance which is converted into a Term Advance pursuant to Clause 7.7(b) (Revolving Advances);

(j)	without any such designation, a “Tranche A Advance”, “Tranche B Advance”, “Tranche B1 Advance”, “Tranche C Advance”, “Tranche C1 Advance”, “Tranche D Advance”, “Revolving Advance”, “Rollover Advance” and/or “Term-out Advance”, as the context requires;

in each case as from time to time reduced by repayment or prepayment;

“Additional Security Documents” has the meaning given to it in the Fifth Amendment Agreement;

“Agents” means collectively the Facility Agent, the Documentation Agent, the Security Agent and the Bonding Agent;

“Agreed Financial Projections” means the financial projections and forecast for the Group contained in the Syndication Memorandum;

“Agreed Security Principles” means the principles relating to the Security Documents set out in Schedule 10 (Agreed Security Principles);

“Agreement” means this Agreement including all the schedules hereto;

“Amendment Fee Letter” means the amendment fee letter dated on or about the Effective Date from the Facility Agent to Bidco;

“Ancillary Documents” means the documents setting out the terms on which the Ancillary Facilities are made available;

“Ancillary Facilities” means the ancillary facilities made available by a Lender by redesignation of a portion of its Revolving Commitment in accordance with Clause 2.2 (Ancillary Facilities) and Schedule 8 (Ancillary Facilities);

“Ancillary Lender” means a Lender in its capacity as provider of Ancillary Facilities;

“Ancillary Limit” means, in relation to an Ancillary Lender, the maximum amount (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to make available by way of Ancillary Facilities as varied from time to time in accordance with this Agreement and the Ancillary Documents;

“Ancillary Outstandings” has the meaning attributed to it in Schedule 8 (Ancillary Facilities);

“Applicable GAAP” means, subject to Clause 19.4(b) (Financial Statements) and Clause 19.8 (Agreed Accounting Principles):
(a)	for the purposes of the preparation of the audited consolidated financial statements of the Group, either:
(i)	US GAAP, to be calculated in Euro or US Dollars; or

(ii)	IFRS, to be calculated in Euro or US Dollars;
(b)	for the purposes of the preparation of the audited (or unaudited) unconsolidated financial statements for each Borrower required to be delivered pursuant to Clause 19.4 (Financial Statements), the accounting principles, standards and practices generally accepted from time to time in the jurisdiction of incorporation of the relevant Borrower; and

(c)	for the purposes of the preparation of management accounts of the Group required to be delivered pursuant to Clause 19.4 (Financial Statements), such accounting principles, standards and practices as are consistent with the accounting principles, standards and practices referred to in paragraph (a) above, applied to the extent appropriate in the context of preparation of management accounts;
“Auditors” means such firm of accountants as may be appointed auditors of the Group in accordance with Clause 19.3 (Appointment of Auditors);

“Availability Period” means:
(a)	in the case of the Revolving Facility, the period commencing on the first Drawing Date of the Senior Term Facilities and ending on the date which is 1 month prior to the Revolving Facility Maturity Date;

(b)	in the case of the Senior Term Facilities (excluding the Tranche B1 Term Facility and the Tranche C1 Term Facility), the period commencing on the Completion Date and ending on the date falling 30 days thereafter;

(c)	in the case of the Tranche B1 Term Facility and the Tranche C1 Term Facility, the period commencing on and including the Effective Date and ending on the date falling 5 days thereafter; and

(d)	in the case of the Bonding Facility, the period commencing on the Completion Date and ending on the date which is 1 month prior to the Bonding Facility Maturity Date;
“Base Case Model” means the financial model in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) and delivered to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent), or such amended version of such base case model as agreed between Bidco and the Mandated Lead Arrangers;

“Belgian Guarantor” has the meaning given to it in Clause 25.5 (Belgian Guarantors);

“Bonding Agent” means on and from 1 April 2008, Deutsche Bank AG, Deutschlandgeschaeft Branch, Essen;

“Bonding Agent Notices” Deutsche Bank AG, GTO PCB IT/O Cash & Trade Operations, Trade Center Düsseldorf, Königsallee 45-47, 40212 Düsseldorf, Germany, fax number: +49 (0) 211/883-1348, e-mail: elster-group.agent@db.com, Attention: Juergen Krug;

“Bonding Agent’s Rate of Exchange” means the rates published on the following website address:
http:www.db-
markets.com/portal/appmanager/dbmarkets/mydbm?_nfpb=true&_pageLabel=mydb m06_page_38_page_39;

“Bonding Facility” means the bonding facility to be made available by the Bonding Lenders pursuant to Clause 2.1(a)(vi) (Facilities);

“Bonding Facility Drawing Request” means a notice requesting the issue of a Letter of Credit or Lender Guarantee under the Bonding Facility which shall (i) contain the applicable details specified in Clause 5.1 (Delivery of Drawing Request); and (ii) be in a form determined by the Bonding Agent;

“Bonding Facility Maturity Date” means the date falling 7 years after the first Quarter Date after the Completion Date;

“Bonding Side Letter” means each of (a) the bonding side letter dated on or about 8 September 2005 between Bidco, the Facility Agent and Deutsche Bank AG, London Branch, (b) the bonding side letter dated on or about 6 December 2005 between Bidco, the Facility Agent and Commerzbank Aktiengesellschaft and (c) any other letter designated a “Bonding Side Letter” for the purposes of this Agreement by Bidco, the Facility Agent and the relevant Issuing Lender;

“Borrowers” means each of the companies identified in Part A1 of Schedule 2 (The Borrowers and the Guarantors) and each member of the Group which is entitled to become and becomes a borrower hereunder by executing an Accession Notice and “Borrower” means any of them;

“Business” means (a) the production of electricity, water and gas metering systems and (b) prior to the sale of the LOI Furnaces Group and the IPSEN Furnaces Group, the production of industrial furnaces and (c) such other business as is conducted by the Target Group as at the Completion Date;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London (or, in the case of the Bonding Facility as to matters described at Clauses 5.1(b), 5.4(b), 11.5(a) and 19.7(c), in Düsseldorf) and:
(a)	if such reference relates to the date for payment or purchase of any sum denominated in a currency other than Euro, the principal financial centre of the country of such currency; and

(b)	if such reference relates to the date for payment or purchase of any sum denominated in Euro, any TARGET Day;
“Capex and Acquisition Advance” means any Revolving Advance made to the Borrowers to fund Permitted Capital Expenditure and/or a Permitted Acquisition and/or an Additional Permitted Reorganisation and/or made to refinance Advances originally utilised to fund Permitted Capital Expenditure and/or Permitted Acquisitions and/or Additional Permitted Reorganisation;

“Capital Expenditure” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Carried Forward Capital Expenditure Cash” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Cash Collateral Account” means any account with the Facility Agent, the Security Agent, the Issuing Lender or any Lender opened or to be opened in the name of a Borrower into which sums are to be paid in accordance with Clause 7 (Repayment) or Clause 8 (Prepayment) or in the provision of cash cover and held as security for the obligations of such Borrower under the Senior Finance Documents and in relation to which such Borrower shall have complied with the requirements of paragraph 7 (Cash Cover) of Schedule 9 (Provisions relating to Letters of Credit/Lender Guarantees);

“Cash Equivalents” means:
(a)	securities issued by, or unconditionally guaranteed by, the United Kingdom Government, the United States Government or the government of any Specified Sovereign or issued by any agency thereof and, as the case may be, guaranteed by the United Kingdom Government or backed by the full faith and credit of the United States Government or guaranteed by the government of any Specified Sovereign, in each case maturing within 1 year of the date of acquisition;

(b)	commercial paper and other debt securities issued by any corporation organised under the laws of the United Kingdom, the United States or a Specified Sovereign maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard and Poor’s Rating Services, a division of The McGraw-Hill Corporation, Inc. or at least P-1 from Moody’s Investor Services Inc.;

(c)	certificates of deposit or bankers’ acceptances issued by any commercial bank organised under the laws of the United Kingdom, the United States or a Specified Sovereign maturing within 1 year from the date of acquisition thereof issued by any bank having a long term unsecured debt rating of at least A-1 from Standard and Poor’s Rating Services, a division of The McGraw-Hill Corporation, Inc. or at least P-1 from Moody’s Investor Services Inc.;

(d)	investments in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(e)	any other debt securities approved by the Majority Lenders;
“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings;

“Certain Funds Period” means, in relation to each of the Facilities (except the portion of the Revolving Facility that is available to finance the Kromschröder Consideration), the period commencing on the date the Facility Agent confirms that the conditions precedent set out in Clause 4.1 (Initial Conditions Precedent) have been satisfied and ending on the earlier of (a) the date falling 30 days after the Completion Date and (b) 15 December 2005, and in relation to the portion of the Revolving Facility that is available to finance the Kromschröder Consideration, the period commencing on the date the Facility Agent confirms that the conditions precedent set out in Clause 4.1 (Initial Conditions Precedent) have been satisfied and ending on the earlier of (a) the Kromschröder Completion Date and (b) 15 December 2005;

“Change of Control” has the meaning given to it in Clause 8.2 (Mandatory Prepayments on Change of Control);

“Clean-up Period” has the meaning given to it in Clause 23.24 (Clean-Up Period);

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” means:
(a)	when designated “Tranche A”, in relation to an Original Lender and the Tranche A Term Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Tranche A Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche A Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(b)	when designated “Tranche B”, in relation to an Original Lender and the Tranche B Term Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Tranche B Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche B Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(c)	when designated “Tranche B1”, in relation to an Original Lender and the Tranche B1 Term Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Tranche B1 Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche B1 Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(d)	when designated “Tranche C”, in relation to an Original Lender and the Tranche C Term Facility, the amount set opposite its name in Schedule 1 (The

Original Lenders) in relation to the Tranche C Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche C Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(e)	when designated “Tranche C1”, in relation to an Original Lender and the Tranche C1 Term Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Tranche C1 Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche C1 Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(f)	when designated “Tranche D”, in relation to an Original Lender and the Tranche D Term Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Tranche D Term Facility and, in relation to any other Lender, the amount or the total amount of the Tranche D Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(g)	when designated “Bonding”, in relation to an Original Lender and the Bonding Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Bonding Facility and, in relation to any other Lender, the amount or the total amount of the Bonding Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement or any amendment and/or waiver agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

(h)	when designated “Revolving”, in relation to an Original Lender and the Revolving Facility, the amount set opposite its name in Schedule 1 (The Original Lenders) in relation to the Revolving Facility and, in relation to any other Lender, the amount or the total amount of the Revolving Commitments transferred to it under a Transfer and Accession Deed or Transfer and Accession Deeds or other document pursuant to which it becomes party to, or acquires rights under, this Agreement, and in relation to an Original Lender and/or a Lender, as may be set out in a record held by the Facility Agent from time to time;

less, in any such case:
(a)	that part thereof transferred by it in accordance with Clause 27 (Assignments and Transfers); and

(b)	that part thereof which has been cancelled, reduced or terminated in accordance with this Agreement, and without any such designation means “Tranche A Commitment”, “Tranche B Commitment”, “Tranche B1 Commitment”, “Tranche C Commitment”, “Tranche C1 Commitment”, “Tranche D Commitment”, “Bonding Commitment” and/or “Revolving Commitment”, as the context requires;

“Completion” means completion of the Acquisition;

“Completion Date” means the date on which Completion occurs;

“Completion Intercompany Loans” means those intercompany loans (including any between the Equity Investors, Luxco 1, Luxco 2, Bidco and any Newco) reflected in the Structure Memorandum and the Original Funds Flow Statement, as required for the purpose of Completion;

“Condition Subsequent Security Documents” means the security documents referred to in Part B of Schedule 11 (Security Documents) required to be entered into within the time periods specified in Clause 4.4 (Conditions Subsequent);

“Consent Letter” means the request letter dated 10 December 2009 (as amended by a letter dated 21 December 2009) from Bidco to the Facility Agent (for and on behalf of the Lenders), the Security Agent and the Issuing Lenders in relation to this Agreement and the Intercreditor Deed.

“Consolidated Cash Flow” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated Debt Service” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated EBIT” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated EBITDA” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated Pro Forma EBITDA” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated Total Net Cash Interest Expenses” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Consolidated Total Net Debt” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Contingent Liability” means, at any time:
(a)	in relation to an Issuing Lender and a Letter of Credit or Lender Guarantee, the actual and/or contingent liability of that Issuing Lender under that Letter of Credit or Lender Guarantee at that time; or

(b)	in relation to a Lender and a Letter of Credit or a Lender Guarantee, the actual and/or contingent liability of that Lender in relation to that Letter of Credit or Lender Guarantee at that time as a result of the obligations assumed by it under paragraph 4(b) (Indemnity) of Schedule 9 (Provisions relating to Letters of Credit/Lender Guarantees);
“CPECs” shall have the meaning attributed to it in the Luxco 1 Shareholders Agreement or the Luxco 2 Shareholders Agreement, as appropriate;

“CVC” means CVC Capital Partners (Luxembourg) S.A. (or such affiliate as it may specify) and its direct or indirect Subsidiaries from time to time;

“Distribution Strategy Letter” means the distribution strategy letter between Bidco, each Original Mandated Lead Arranger and each Joint Underwriter dated 12 June 2005;

“Dividend” has the meaning given to it in Clause 18.6 (Restriction on Payment of Dividends);

“Dollar Equivalent” in relation to an Advance denominated or expressed in Euro, means the equivalent thereof in US Dollars converted at the Facility Agent’s spot rate of exchange on the date specified for the relevant calculation;

“Drawing” means a drawing by a Borrower of the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility, the Tranche C1 Term Facility, the Tranche D Term Facility, the Bonding Facility or the Revolving Facility (including a Rollover Advance) as the case may be;

“Drawing Date” means, in relation to a Drawing, the date for the making of such Drawing as specified by the relevant Borrower in the relevant Drawing Request (or in respect of a Rollover Advance, the date on which such Advance is rolled over);

“Drawing Request” means (i) in relation to a drawing under the Term Facilities or Revolving Facility, a notice requesting an Advance or issue of a Letter of Credit or Lender Guarantee in the form set out in Schedule 4 (Form of Drawing Request); and (ii) in relation to a drawing under the Bonding Facility, a Bonding Facility Drawing Request;

“Dutch Banking Act” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992);

“Dutch Borrower” means Newco NL and each member of the Group incorporated in the Netherlands which is entitled to become a borrower and becomes a borrower hereunder by executing an Accession Notice after the date of this Agreement;

“Dutch Central Bank” means De Nederlandsche Bank N.V.;

“Dutch Guarantor” has the meaning given to it in Clause 25.4 (Dutch Guarantors);

“Effective Date” has the meaning given to it in the Sixth Amendment Agreement;

“Environment” means all gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures;

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating to any Environmental Law or Environmental Licence;

“Environmental Consent” means any consent required under or in relation to Environmental Laws;

“Environmental Laws” means all laws, directives or regulatory codes of practice concerning the Environment or health and safety which are at any time binding upon a member of the Group in the jurisdictions in which such member of the Group carries on business or operates (including, without limitation, by the export of its products or its waste thereto);

“Environmental Licence” means any consent required at any time under Environmental Laws;

“Equity Documents” means the Luxco 1 Shareholders Agreement, the Luxco 2 Shareholders Agreement and any CPECs and PECs (as defined in the Luxco 1 Shareholders Agreement and the Luxco 2 Shareholders Agreement) or other instrument or certificate issued pursuant thereto, the Management Partnership Agreement and any Completion Intercompany Loans made by any Equity Investor;

“Equity Investor Side Letter” means the side letter dated on or prior to the Completion Date whereby any Equity Investor with a right to rely on the Reports agrees, inter alia, to turn over certain recoveries received by them to the extent not authorised or permitted by the Intercreditor Deed;

“Equity Investors” means each Original Equity Investor, any assignee or transferee of any interest in Luxco 1 or the Parent or any other person with an interest in Luxco 1 or the Parent;

“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and the regulations promulgated and rulings issued thereunder all as the same may be in effect at such date;

“ERISA Affiliate” means any person that for the purposes of Title I, Title IV of ERISA and section 412 of the Code is a member of the controlled group of any Obligor, or under common control with any Obligor, within the meaning of section 414 (b), (c), (m) or (o) of the Internal Revenue Code or section 4001 of ERISA;

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived under subsection 22, 23, 25,

27 or 28 of PBGC Regulation Section 4043 or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver under Section 303 of ERISA with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the incurrence by any Obligor or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan (i) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, (j) the failure to make by its due date a required contribution with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (k) the incurrence or expected incurrence by any Obligor or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan; (l) an action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened, or (m) the incurrence of an Insufficiency by or with respect to any Plan;

“EURIBOR” means, in relation to any Interest Period for any Advance or unpaid sum in Euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Lenders to leading banks in the European interbank market, as of 11.00 am (Brussels time) on the Quotation Day for the offering of deposits in Euro and for a period comparable to that Interest Period of the relevant Advance or unpaid sum;
“Euro”, “euro”, “EUR”, “€” or “euros” means the single currency of Participating Member States;

“Euro Equivalent” in relation to an amount denominated or expressed in an Optional Currency (or US Dollars for the purposes of Clause 7.1 (Tranche A Advances)) means the equivalent thereof in Euro converted at the Facility Agent’s Spot Rate of Exchange on the date specified for the relevant calculation being, unless otherwise provided herein, in relation to a Drawing under the Bonding Facility, as determined in accordance with Clause 11.5 (Bonding Commitment) and in relation to an Advance or Drawing under the Revolving Facility, as determined in accordance with Clause 11.6 (Revolving Commitment);

“European interbank market” means the interbank market for Euro operating in Participating Member States;

“Event of Default” means any of the events specified in Clause 23 (Events Of Default);

“Excess Cash Flow” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Exemption Regulation” means the Dutch Banking Act Exemption Regulation 1992 (Vrijstellingsregeling Wtk 1992) dated 26 June 2002 of the Ministry of Finance of the Netherlands, as promulgated in connection with the Dutch Banking Act;

“Existing Financial Indebtedness” means any Financial Indebtedness existing at the Completion Date and which will remain outstanding after the Completion Date provided that (a) the aggregate of all such Financial Indebtedness permitted under Clause 17.6(i) (Indebtedness) shall not exceed EUR30,000,000 and (b) such Financial Indebtedness shall be repaid as soon as reasonably practicable and in any event no later than 180 days after the Completion Date (or such later date as the Facility Agent and Bidco shall agree);

“Existing Lender” has the meaning given to it in Clause 27.3 (Assignments and Transfers by Lenders);

“Existing Loans” means the loans granted by members of the Group existing at the Completion Date;

“Existing Security Interest” means any Security Interest existing at the Completion Date and which will remain outstanding after the Completion Date provided that such Security Interest shall be released to the satisfaction of the Facility Agent (acting reasonably) no later than 180 days after the Completion Date (or such later date as the Facility Agent and Bidco shall agree);

“Facilities” means the Term Facilities, the Bonding Facility, the Revolving Facility and the Ancillary Facilities and “Facility” means any of them;

“Facility Agent” means Deutsche Bank AG, London Branch acting in its capacity as agent for the other Senior Finance Parties or such other agent for the Senior Finance Parties as shall be appointed pursuant to Clause 26.9 (Resignation of Agents);

“Facility Agent’s Spot Rate of Exchange” with respect to any currency on any date means the spot rate of exchange of the Facility Agent for the purchase of the appropriate amount of such currency with such other currency as shall be specified and as determined by the Facility Agent at or about 11.00 a.m. (London time) on a particular day for delivery 3 Business Days thereafter;

“Fees Letters” means (a) a letter dated 12 June 2005 from the Original Mandated Lead Arrangers to Bidco, (b) a letter dated 12 June 2005 from the Documentation Agent to Bidco, (c) the Amendment Fee Letter and (d) the Work Fee Letter; in each case setting out details of certain fees payable in connection with the Facilities and referred to in Clause 10 (Fees);

“Fifth Amendment Agreement” means the amendment and restatement agreement amending and restating this Agreement, between among others, Bidco and the Facility Agent, and dated on or about 25 October 2006;

“Final Tranche A Maturity Date” means the date falling 7 years after the first Quarter Date to occur after the Completion Date;

“Finance Documents” means:
(a)	when designated “Senior”, this Agreement, each Security Document, the Intercreditor Deed, the Hedging Agreements, each Hedging Strategy Letter, the Equity Investor Side Letter, the Ancillary Documents, each Accession Notice, each Fees Letter and any other document designated as a Senior Finance Document by the Facility Agent and Bidco;

(b)	when designated “Mezzanine”, the “Mezzanine Finance Documents” as defined in the Mezzanine Facility Agreement; and

(c)	without any such designation, the Senior Finance Documents and, at any time prior to the Refinancing Date, the Mezzanine Finance Documents;
“Finance Parties” means:
(a)	when designated “Senior”, each Mandated Lead Arranger, the Facility Agent, the Security Agent, the Documentation Agent, each Lender, each Ancillary Lender, each Issuing Lender and each Hedging Lender and “Senior Finance Party” means any of them;

(b)	when designated “Mezzanine”, the “Mezzanine Finance Parties” as defined in the Mezzanine Facility Agreement; and

(c)	without any such designation, the Senior Finance Parties and, at any time prior to the Refinancing Date, the Mezzanine Finance Parties;
“Financial Indebtedness” means any indebtedness for or in respect of (without double counting):
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease (but only to the extent of such treatment);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with Applicable GAAP;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market net value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial or other institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, provided that:
(i)	Financial Indebtedness owed by one member of the Group to another member of the Group shall not be taken into account; and

(ii)	Financial Indebtedness referred to in paragraphs (g) and (h) above shall be included only for the purposes of Clause 23.5 (Cross Default);
“Financial Year” means each period ending on 31 December in respect of which audited consolidated financial statements of the Group are required to be prepared;

“First Anniversary” means the date falling 12 months after the Completion Date;

“Foreign Subsidiary” means each Subsidiary of a US Borrower that is incorporated or organized under the laws of any jurisdiction other than the United States or any state or territory thereof and is a “controlled foreign corporation” (within the meaning of Section 957 of the Code);

“French Guarantor” has the meaning given to it in Clause 25.3 (French Guarantors);

“German Borrowers” means Bidco and each member of the Group incorporated in Germany which is entitled to become a borrower and becomes a borrower hereunder by executing an Accession Notice after the date of this Agreement;

“German Guarantor” has the meaning given to it in Clause 25.2 (German Guarantors);

“German Obligor” means each German Borrower and each German Guarantor;

“Group” means:
(a)	for the period commencing on the date of this Agreement and ending on 31 December 2009, and:
(i)	for the purpose of Clause 19.4(a)(i) (Financial Statements), 19.4(b) (Financial Statements), 19.4(c) (Financial Statements) and 21.3 (Financial Definitions), Luxco 1 and its Subsidiaries from time to time and “member of the Group” means any one of them; and

(ii)	where used in this Agreement other than in Clause 19.4(a)(i) (Financial Statements), 19.4(b) (Financial Statements) and 21.3 (Financial Definitions), the Parent and its Subsidiaries from time to time and “member of the Group” means any one of them; and
(b)	for the period commencing on 1 January 2010 and thereafter, the Parent and its Subsidiaries from time to time and “member of the Group” means any of them.
“Guarantee Limitation Analysis” means a full financial report prepared by Ernst & Young or the Auditors demonstrating whether any of the limitations on guarantees and security to be provided by the Obligors as set out in Clause 19.12(a) (Guarantee Limitation Analysis) should apply, continue to apply or no longer apply and setting out in reasonable detail the calculation undertaken in reaching the conclusion set out in such report;

“Guarantors” means each member of the Group identified in Part A2 of Schedule 2 (The Borrowers and the Guarantors) and any other member of the Group which shall have become a guarantor hereunder by executing an Accession Notice, and “Guarantor” means any of them;

“Hedging Agreements” means agreements entered into by any Obligor with the Hedging Lenders for the purpose of hedging interest rate risk in relation to the Senior Term Facilities, the Tranche D Term Facility and the Mezzanine Facility;

“Hedging Lender” means any Lender or any affiliate of any Lender in its capacity as provider of interest rate hedging in relation to the Senior Term Facilities, the Tranche D Term Facility and the Mezzanine Facility or any other financial institution that has acceded to the Intercreditor Deed as a Hedging Lender in accordance with its terms and, in each such case, which provides such hedging under the Hedging Agreements;

“Hedging Strategy Letter” means the Original Hedging Strategy Letter and/or the New Hedging Strategy Letter, as the context requires;

“Holding Company” means, in relation to a body corporate or other entity, any other body corporate or other entity of which it is a Subsidiary;

IPO Preparation Costs” means the costs associated with the preparation and implementation of an initial public offering (whether or not successful), including:
(a)	costs relating to a conversion of the accounting and reporting systems from IFRS and Euro to US GAAP and US Dollar;

(b)	costs relating to the implementation of measures to ensure compliance with the Sarbanes-Oxley Act 2002, including changes to IT systems; and

(c)	advisory, consultancy, IT and other costs associated with such preparation and implementation;”
“IFRS” means international accounting standards within the meaning of the IAS Regulation1606/2002 to the extent applicable to the relevant financial statements;

“Initial Disposal” means any sale, transfer or other disposal by Bidco or any of its Subsidiaries of all or substantially all of LOI-IPSEN Holding GmbH and its Subsidiaries to Newco Furnaces Germany in accordance with the Structure Memorandum;

“Initial Security Documents” means the documents specified in Part A of Schedule 11 (Security Documents) required to be entered into on or contemporaneously with the Completion Date in accordance with Clause 16.12 (Initial Security);

“Insufficiency” means, with respect to any Plan, the amount, determined on a plan termination basis, if any, of its unfunded benefit liabilities, as defined in, and in accordance with actuarial assumptions set forth in, Section 4001 (a)(18) of ERISA (excluding any accrued but unpaid contributions);

“Intellectual Property” means all patents and patent applications, utility models and utility model applications, trade and service marks and trade and service mark applications (and all goodwill associated with such applications), all brand and trade names, all copyrights and rights in the nature of copyrights, all design rights, all registered designs and applications for registered designs, all confidential information, trade secrets, know-how and all other intellectual property rights throughout the world or interests in any of the foregoing, and all rights under any agreements relating to the use or exploitation of any such rights;

“Intercreditor Deed” means the intercreditor deed to be entered into on or prior to the Completion Date between the Finance Parties, the Obligors, the Hedging Lenders and certain others;

“Interest Period” means a period by reference to which interest is calculated and payable on an Advance or overdue sum;

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder;

“IPSEN Furnaces Group” means the companies specified in Part B of Schedule 15 (Furnaces Business), and to the extent any of LOI-IPSEN Furnaces Holding GmbH (formerly RI Europe Furnaces Holding GmbH), LOI-IPSEN Holding GmbH, LINAC Holdings, Inc. and Hauck Manufacturing Company Inc. conducts any industrial furnaces business, the business, assets or undertaking of each of the companies that relates to the industrial furnaces business;

“Issuing Lender” means Deutsche Bank AG, London Branch (or any branch or affiliate of Deutsche Bank AG in accordance with the terms of this Agreement) in its capacity as issuer of any Letter of Credit or Lender Guarantee and/or any other Lender which agrees to issue a Letter of Credit and/or Lender Guarantee in accordance with Clause 5.7 (Issue of Letters of Credit/Lender Guarantees and L/C Limitation) in its capacity as issuer of such Letter of Credit or Lender Guarantee;

“Kromschröder” means G. Kromschröder AG;

“Kromschröder Acquisition” means the acquisition of the Kromschröder Minority Shares:
(a)	pursuant to a mandatory or voluntary offer in accordance with the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz); and/or

(b)	by Elster GMC Holding GmbH (formerly RI-Industrie Holding GmbH) following registration of the Profit and Loss Absorption Agreement; and/or

(c)	pursuant to a squeeze-out in accordance with sections 327a-327f of the German Stock Corporation Act (Aktiengesetz);
“Kromschröder Completion Date” means the date on which completion of the Kromschröder Acquisition occurs;

“Kromschröder Consideration” means the cash consideration payable in relation to the Kromschröder Acquisition and related costs and expenses up to the aggregate amount of EUR18,500,000;

“Kromschröder Documents” means any resolution, filing, registration and/or offer document in relation to the Kromschröder Acquisition (including the annexes and exhibits thereto), together with all documents executed or issued by or on behalf of any member of the Group pursuant to or in relation to the Kromschröder Acquisition, that have been provided to the Facility Agent or, where the delivery of any such document is prohibited by a binding obligation of confidentiality, the contents thereof have been advised to, and approved by, the Facility Agent (such approval not to be unreasonably withheld or delayed);

“Kromschröder Minority Shares” means the shares of Kromschröder that are owned by persons other than a member of the Group;

“Latest Accounts” means:
(a)	consolidated accounts of the Target and its Subsidiaries as of 31 December 2004, audited as required under applicable local law; and

(b)	the consolidated monthly reports and monthly and quarterly management accounts of the Target and its Subsidiaries for each monthly or quarterly period (as the case may be) falling within the period commencing on 1 January 2005 and ending on 31 March 2005, in each case to the extent delivered to the Facility Agent prior to the date hereof;
“Lender” means:

(a)	when designated “Tranche A”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Tranche A Term Facility;

(b)	when designated “Tranche B”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Tranche B Term Facility;

(c)	when designated “Tranche B1”, the lenders identified in a record held by the Facility Agent from time to time as participating in the Tranche B1 Term Facility;

(d)	when designated “Tranche C”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Tranche C Term Facility;

(e)	when designated “Tranche C1”, the lenders identified in a record held by the Facility Agent from time to time as participating in the Tranche C1 Term Facility;

(f)	when designated “Tranche D”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Tranche D Term Facility;

(g)	when designated “Bonding”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Bonding Facility; and

(h)	when designated “Revolving”, the Original Lenders identified in Schedule 1 (The Original Lenders) as participating in the Revolving Facility, and in each case (i) any New Lender to whom rights and/or obligations are assigned or transferred in accordance with Clause 27 (Assignments and Transfers) (until, in each case, its entire participation in the Facilities has been assigned or transferred to a New Lender in accordance with Clause 27 (Assignments and Transfers)) and/or (ii) pursuant to any amendment and/or waiver agreement and as set out in a record held by the Facility Agent from time to time (collectively the “Lenders”);

“Lender Guarantee” means a guarantee issued or to be issued by an Issuing Lender under the Revolving Facility or the Bonding Facility in such form as may be agreed between Bidco or the relevant Borrower and the relevant Issuing Lender, provided that such agreed form satisfies the requirements of Clause 5.1 (Delivery of Drawing Requests);

“Lending Office” means, in relation to a Lender, the office through which it is acting for the purposes of this Agreement and any other office which it has notified in accordance with Clause 3.2(b) (Lending Office) is to be its Lending Office for the purposes of a particular Drawing or particular type of Drawing to be made available to a Borrower;

“Letter of Credit” means a letter of credit issued or to be issued by an Issuing Lender under the Revolving Facility or the Bonding Facility in such form as may be agreed between Bidco or the relevant Borrower and the relevant Issuing Lender, provided that such agreed form satisfies the requirements of Clause 5.1 (Delivery of Drawing Requests);

“LIBOR” means, in relation to any Advance or unpaid sum denominated in a currency other than Euro for any Interest Period:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Advance or unpaid sum), the arithmetic mean (rounded upwards to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Lenders to leading banks in the London interbank market, as of 11.00 am (London time) on the Quotation Day for the offering of deposits in the currency of that Advance or unpaid sum and for a period comparable to that Interest Period of that Advance or unpaid sum;

“Limitation Analysis” means any Guarantee Limitation Analysis or Preliminary Analysis;

“Listing” means a listing of all or any part of the share capital of any member of the Group on the Luxembourg Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange or on any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any member of the Group in any jurisdiction or country;

“LMA” means the Loan Market Association;

“LOI Furnaces Group” means the companies specified in Part A of Schedule 15 (Furnaces Business) and to the extent any of LOI-IPSEN Furnaces Holding GmbH (formerly RI Europe Furnaces Holding GmbH), LOI-IPSEN Holding GmbH, LINAC Holdings, Inc. and Hauck Manufacturing Company Inc. conducts any industrial furnaces business, the business, assets or undertaking of each of the companies that relates to the industrial furnaces business;

“LOI Heat Treatment Group” means the companies specified in Part C of Schedule 15 (Furnaces Business), and to the extent any of LOI-IPSEN Furnaces Holding GmbH (formerly RI Europe Furnaces Holding GmbH), LOI-IPSEN Holding GmbH, LINAC Holdings, Inc. and Hauck Manufacturing Company Inc. conducts any heat treatment business, the business, assets or undertaking of each of the companies that relates to the heat treatment business;

“LTIBR” means any interest bearing receivables as set out in the guidelines of the German Federal Ministry of Finance (Bundesfinanzministerium) dated 15 July 2004 and 22 July 2005 with a maturity which qualifies as long term in accordance with Section 8 No. 1 of the German Trade Tax Act (GewStG);

“Luxco 1” means Rembrandt Holdings S.A. (formerly known as Elster Holdings S.A. and NIGHTWATCH HOLDINGS S.A.), a société anonyme incorporated in Luxembourg and registered with the Register of Trade and Companies of Luxembourg under number B108466;

“Luxco 1 Shareholders Agreement” means the investment and shareholders agreement in the agreed terms entered into or to be entered into between, inter alios, the Original Equity Investors, Bidco and Luxco 2 providing, inter alia, for the subscription of shares in Bidco;

“Luxco 2” or “Parent” means Elster Group S.E. (formerly, Elster Group S.A., Elster Group S.à.r.l., Nightwatch Investments S.à.r.l. and Gold Silver S.à.r.l.), a European public limited-liability company incorporated in Luxembourg and registered with the Register of Trade and Companies of Luxembourg under number B103553 irrespective of its legal form or place of registration as from time to time amended;

“Luxco 2 Shareholders Agreement” means the investment and shareholders agreement in the agreed terms entered into or to be entered into between, inter alios, Bidco, Luxco 2 and Management providing, inter alia, for the subscription of shares in Luxco 2;

“Majority Lenders” means, at any time:
(a)	Lenders whose Commitments aggregate to more than 66 2/3% of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); and

(b)	if the Total Commitments have been reduced to zero, Lenders whose Commitments aggregated more than 66 2/3% of the Total Commitments immediately before the reduction;
“Majority Priority Lenders” means, at any time:
(a)	Lenders whose Commitments with respect to the Priority Facilities aggregate to more than 66 2/3% of the aggregate of the Commitments with respect to the Priority Facilities (and for this purpose the amount of an Ancillary Lender’s Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); and

(b)	if the aggregate of the Commitments with respect to the Priority Facilities have been reduced to zero, Lenders whose Commitments with respect to the Priority Facilities aggregated more than 66 2/3% of the aggregate of the Commitments with respect to the Priority Facilities immediately before the reduction;
“Majority Tranche D Lenders” means, at any time:
(a)	Lenders whose Tranche D Commitments aggregate to more than 66 2/3% of the Total Tranche D Commitments; and

(b)	if the Total Tranche D Commitments have been reduced to zero, Lenders whose Tranche D Commitments aggregated more than 66 2/3% of the Total Tranche D Commitments immediately before the reduction;
“Mandatory Cost” has the meaning given to that term in, and is calculated in accordance with, Schedule 5 (Mandatory Costs Formulae);

“Management” means the members of the management of the Target and its Subsidiaries who invest in the Transaction;

“Management Partnership Agreement” means the limited partnership agreement relating to the Management in the agreed form;

“Margin” means:
(a)	in relation to the Tranche A Term Facility, 1.75% per annum; and

(b)	in relation to the Tranche B Term Facility, 2.25% per annum; and

(c)	in relation to the Tranche B1 Term Facility, 2.25% per annum; and

(d)	in relation to the Tranche C Term Facility, 2.50% per annum; and

(e)	in relation to the Tranche C1 Term Facility, 2.50% per annum; and

(f)	in relation to the Tranche D Term Facility, 5.00% per annum; and

(g)	in relation to the Bonding Facility, 1.75% per annum; and

(h)	in relation to the Revolving Facility, 1.75% per annum,
subject, in the case of the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Bonding Facility and the Revolving Facility, to the provisions of Clause 6.5 (Margin Adjustment);

“Material Adverse Effect” means any event or circumstance:
(a)	which is materially adverse to:
(i)	the business, assets (taken as whole), or financial condition of the Group (taken as a whole); or

(ii)	the ability of any Obligor (taking into account the guarantee obligations of other members of the Group) to perform any of its payment obligations under any Finance Document; or
(b)	subject to the reservations and any perfection requirements which are not overdue, which affects the validity or the enforceability of any of the Finance Documents in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents and if capable of remedy, is not remedied within 5 Business Days of Bidco becoming aware of such event or circumstance or being given notice of such event or circumstance by the Facility Agent;
“Material Subsidiary” means:
(a)	each Borrower; and

(b)	any other Subsidiary of the Parent whose Consolidated Pro Forma EBITDA represents at least 5% of the Consolidated Pro Forma EBITDA of the Group tested on a quarterly basis as at the end of the Quarter Period by reference to the most recently delivered monthly management accounts to be delivered pursuant to Clause 19.4(b) (Financial Statements);
“Maturity Dates” means each date on which an instalment is due for repayment under Clause 7.1 (Tranche A Advances) in relation to the Tranche A Term Facility, the Tranche B Maturity Date, the Tranche B1 Maturity Date, the Tranche C Maturity Date, the Tranche C1 Maturity Date, the Tranche D Maturity Date, the Bonding Facility Maturity Date and the Revolving Facility Maturity Date;

“Mezzanine Borrowers” means the borrowers of the Mezzanine Facility under the Mezzanine Facility Agreement;

“Mezzanine Facility” means the facility made available under the Mezzanine Facility Agreement to the Mezzanine Borrowers by the Mezzanine Finance Parties;

“Mezzanine Facility Agreement” means the facility agreement in respect of the EUR200,000,000 mezzanine loan entered into on or about the date of this Agreement between the Mezzanine Finance Parties and the Mezzanine Borrowers;

“Multiemployer Plan” means a multiemployer plan, as defined in Section (3)(37) of ERISA, subject to Title IV of ERISA, contributed to for any employees of a US Obligor or any ERISA Affiliate;

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated;

“Net Proceeds” means:
(a)	in relation to any disposal, the total cash consideration received by any member or members of the Group in respect of the disposal from the Group of any member of the Group or of all or any part of the business, undertaking or assets of any member of the Group (including, without limitation, the amount of any debt owed to continuing members of the Group by any member of the Group disposed of which is repaid in connection with that disposal) but after deduction of (i) the amount of all present and future income, capital gains and other taxes, levies, imposts, duties or other charges or withholdings of a similar nature wheresoever imposed and required to be paid as a result of the disposal, (ii) all other costs and expenses (including, without limitation, all legal fees, agents’ commission, auditors’ fees, out-of-pocket redundancy costs, out-of-pocket closure costs, out-of-pocket restructuring costs and out-of-pocket reorganisation costs) properly incurred by continuing members of the Group in connection with that disposal, (iii) reasonable provisions for any liability incurred or assumed in connection with such disposal all such provisions to be confirmed as reasonable by the Auditors, if so required by the Facility Agent (acting on the instructions of the Majority Lenders); and (iv) in respect of the cash consideration received on a disposal of LOI Thermprocess

GmbH and its subsidiaries or LOI Inc. only, an amount equal to the aggregate amount lent by LOI Thermprocess GmbH and its subsidiaries and LOI Inc. to other members of the Group prior to completion of the relevant disposal; and/or

(b)	in relation to the Acquisition Documents or the Reports, the total amount received or recovered by members of the Group (after deduction of all properly incurred costs and expenses of recovery) as a result of a claim for breach of contract or warranty or any other monies otherwise received or recovered under the Acquisition Documents (whether by way of purchase price adjustments or otherwise except in respect of (i) a working capital adjustment or (ii) payments in respect of the reimbursement or indemnification of costs incurred by any member of the Group in implementing the carve-out arrangements contemplated by the Acquisition Documents or the Reports (as the case may be)) or under any indemnity contained in the Acquisition Documents (save in respect of indemnities of costs incurred by any member of the Group in implementing the carve-out arrangements referred to above) or the Reports or any other monies otherwise received or recovered by members of the Group under the Acquisition Documents or the Reports;
“Newco Furnaces Germany” means Nachtwache Furnaces GmbH, a company organised under the laws of Germany, registered in the commercial register of the local court of Cologne under registration number HRB 55346;

“Newco NL” means a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated under the laws of The Netherlands as a direct wholly-owned Subsidiary of Bidco;

“Newcos” means Bidco, Newco Furnaces Germany, Newco NL, Newco UK and Newco US and “Newco” means any of them;

“Newco UK” means a company to be incorporated under the laws of England and Wales as a direct wholly-owned Subsidiary of Bidco;

“Newco US” means a company to be incorporated under the laws of a state of the United States as a direct wholly-owned Subsidiary of Bidco;

“New Exemption” has the meaning attributed to it in Clause 12.3(i) (Tax Gross-Up);

“New Funds Flow Statement” means the agreed funds flow statement prepared by Ernst & Young and approved by the Facility Agent in respect of the Refinancing detailing all payments to be made on or immediately before the Refinancing Date;

“New Hedging Strategy Letter” means the letter dated on or about the date of the Fifth Amendment Agreement between Bidco and the Mandated Lead Arrangers in respect of the Tranche B1 Term Facility and the Tranche C1 Term Facility;

“New Lender” has the meaning given to it in Clause 27.3 (Assignments and Transfers by Lenders);

“Obligors” means Bidco, each Borrower and each Guarantor and “Obligor” means any of them;

“Optional Currency” means in relation to:
(a)	any Revolving Advance or Letter of Credit or Lender Guarantee issued under the Revolving Facility, US Dollars and Sterling and any other currency except euros which:
(i)	is readily available to banks in the London interbank market, and is freely convertible into euros on the Quotation Day and the Drawing Date for the relevant Advance, Letter of Credit or Lender Guarantee (as the case may be); and

(ii)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Drawing Request; and
(b)	any Letter of Credit or Lender Guarantee issued under the Bonding Facility, any currency.
“Original Hedging Strategy Letter” means the letter dated on or about the date of this Agreement from the Original Mandated Lead Arrangers to Bidco setting out the interest rate hedging strategy of the Group;

“Original Mandated Lead Arrangers” means CIBC World Markets PLC, Deutsche Bank AG, London Branch and Morgan Stanley Bank International Limited and each an “Original Mandated Lead Arranger”;

“Original Equity Investors” means any funds managed or advised by CVC from time to time investing in the Target Group and Management;

“Original Funds Flow Statement” means the agreed form funds flow statement prepared by Ernst & Young and approved by the Facility Agent in respect of the Acquisition detailing all payments to be made on or immediately before the Completion Date, together with a schedule of the costs related to the Acquisition;

“Original Lenders” means each of the banks and financial institutions identified in Schedule 1 (The Original Lenders) and “Original Lender” means any one of them;

“Participating Member State” means any member state which has adopted or which adopts the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor);

“PECs” shall have the meaning attributed to it in the Luxco 1 Shareholders Agreement or the Luxco 2 Shareholders Agreement, as appropriate;

“Pending Acquisition Amount” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Pending Reorganisation Amount” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Permitted Acquisitions” means the acquisitions and investments permitted pursuant to Clause 17.12 (Acquisitions and Investments);

“Permitted Capital Expenditure” means any Capital Expenditure permitted under Clause 21 (Capital Expenditure);

“Permitted Disposals” means any sale, transfer or other disposal of all or substantially all of (a) Newco Furnaces Germany (after the Initial Disposal), and/or (b) the LOI Furnaces Group (including, without limitation, any equity interest of the Group in the LOI Furnaces Group or the business, assets or undertaking of the LOI Furnaces Group), and/or (c) the IPSEN Furnaces Group (including, without limitation, any equity interest of the Group in the IPSEN Furnaces Group or the business, assets or undertaking of the IPSEN Furnaces Group) and/or (d) the LOI Heat Treatment Group (including, without limitation, any equity interest of the Group in the LOI Heat Treatment Group or the business, assets or undertaking of the LOI Heat Treatment Group), whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time, to any person other than a member of the Group;

“Permitted Reorganisation” means:
(a)	an amalgamation, merger or corporate reorganisation on a solvent basis of a member of the Group where such amalgamation, merger or corporate reorganisation would not reasonably be expected to be materially adverse to the interests of any of the Senior Finance Parties and:
(i)	all of the business and assets of that member of the Group remain within the Group (and, if that member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member of the Group are retained by one or more other Obligors); and

(ii)	if it or its assets or the shares in it were subject to a Security Interest in favour of the Senior Finance Parties immediately prior to such reorganisation, the Senior Finance Parties will enjoy (in the reasonable opinion of the Facility Agent) substantially the same or equivalent Security Interest over assets of substantially the same or greater value or, as the case may be, over it or the shares in it (or in each case over the shares of its successor or if a new Holding Company is inserted as part of such reorganisation, security over the shares of such Holding Company); or
(b)	a demerger on a solvent basis of a member of the Group, approved by the Facility Agent, such approval being granted by the Facility Agent if (in its reasonable opinion) the Senior Finance Parties will enjoy substantially the same or equivalent Security Interests over assets of substantially the same or greater value or, as the case may be, over it or the shares in it and where such demerger would not reasonably be expected to be materially adverse to the interests of any of the Senior Finance Parties; or

(c)	any corporate reorganisation in accordance with the Structure Memorandum (provided that any intermediate steps in such reorganisation which is not specified in the Structure Memorandum shall only be permitted if it would not reasonably be expected to be materially adverse to the interests of any of the Senior Finance Parties) or referred to in Clause 17.12 (Acquisitions and Investments); or

(d)	any other amalgamation, merger, demerger, corporate reorganisation or other reorganisation to which the Majority Lenders shall have given their prior written consent, so long as, in each case, no Event of Default or Potential Event of Default has occurred and is continuing or would arise from such amalgamation, merger, demerger, corporate reorganisation or other reorganisation;

“Plan” means a Single Employer Plan or a Multiple Employer Plan;

“PMP” means a professional market party as defined in the Exemption Regulation, which includes, among others:
(a)	banks, insurance companies, securities firms, collective investment institutions or pension funds that are (i) supervised or licensed under Dutch law or (ii) established in a European Economic Area member state (other than The Netherlands), Monaco, Puerto Rico, Saudi Arabia, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland and are subject to prudential supervision in their country of establishment;

(b)	collective investment institutions which offer their shares or participations exclusively to professional investors (or, as far as foreign investment institutions are concerned, to such investors located in The Netherlands) and are not required to be supervised or licensed under Dutch law;

(c)	the Dutch government (de Staat der Nederlanden), Dutch Central Bank, a foreign government body being part of a central government, a foreign central bank, Dutch or foreign regional, local or other decentralised governmental institutions, international treaty organisations and supranational organisations;

(d)	enterprises or entities with total assets of at least EUR 500,000,000 (or the equivalent thereof in another currency) according to their balance sheet at the end of the financial year preceding the date they extend credit hereunder to the Borrowers, the date they become a New Lender (as defined in Clause 27.3 (Assignments and Transfers by Lenders)) or the date any party acquires an interest or a sub-participation in any loan made to a Borrower;

(e)	enterprises, entities or natural persons with a net equity (eigen vermogen) of at least EUR 10,000,000 (or the equivalent thereof in another currency) according to their balance sheet at the end of the financial year preceding the date they extend credit hereunder to a Borrower, the date they become a New

Lender or the date they acquire an interest or a sub-participation in any loan made to a Borrower and who or which have been active in the financial markets on average twice a month over a period of at least two consecutive years preceding such date;

(f)	subsidiaries of the entities referred to under (a) above provided such subsidiaries are subject to prudential supervision; and

(g)	an entity which has a credit rating from a rating agency which in the opinion of Dutch Central Bank is acceptable or which issues securities with a credit rating from a rating agency which in the opinion of Dutch Central Bank is acceptable;
“Policy Guidelines” means the 2005 Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) as amended from time to time;

“Potential Event of Default” means any event specified in Clause 23 (Events Of Default) which with the giving of notice or the expiry of a grace period or the making of any determination in each case provided for in Clause 23 (Events Of Default) would constitute an Event of Default, provided that any such event or circumstance which requires any determination as to materiality before it may become an Event of Default shall not be a Potential Event of Default until such determination is made;

“Preliminary Analysis” means a preliminary financial report prepared by Ernst & Young or the Auditors, and Bidco, demonstrating whether any of the limitations on guarantees and security to be provided by the Obligors as set out in Clauses 19.12(a) (Guarantee Limitation Analysis) should apply, continue to apply or no longer apply and setting out the main calculations undertaken in reaching the conclusion set out in such report;

“Prepayment Premium” means in relation to any prepayment of the Tranche D Advances, an amount equal to the percentage of the principal amount of the Tranche D Advances being prepaid as set out below opposite the relevant period:

Prepayment Date	Percentage
during the period commencing on the Completion Date and ending on the First Anniversary	2.0%
on the day after the First Anniversary and thereafter	0.0%
“Priority Acceleration Event” means a Priority Payment Default or a Priority Insolvency Default;

“Priority Facilities” means the Facilities other than the Tranche D Term Facility;

“Priority Insolvency Default” means an Event of Default under any of Clauses 23.6 (Insolvency) to 23.11 (Attachment or Process) in relation to any Obligor;

“Priority Payment Default” means an Event of Default under Clause 23.1 (Payment Default) in relation to one or more Priority Facilities;

“Profit and Loss Absorption Agreement” has the meaning given to it in Clause 16.15 (Kromschröder);

“Qualifying IPO Date” means the date that the proceeds of the Listing of the Parent have been applied in accordance with Clause 8.3(d) (Mandatory Prepayments from Receipts) of the Senior Facilities Agreement (as amended with effect from the Tenth Amendment Effective Date) following completion of a Listing of the Parent provided the Facility Agent has received a compliance certificate certified by the chief financial officer of the Parent demonstrating the Total Leverage Ratio immediately following prepayment from the proceeds of the Listing in the manner contemplated in the Consent Letter, as at the last day of the Quarter Period immediately preceding the date of such Listing (but after giving effect to the application of the proceeds of such Listing as provided in Clause 8.3(d) (Mandatory Prepayments from Receipts) of the Senior Facilities Agreement (as amended with effect from the Tenth Amendment Effective Date)) for the 12 month period ending on such date would be 2.5:1 or less.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year of the Group;

“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	for an Advance or unpaid sum denominated in Sterling, the first day of that period;

(b)	for an Advance or unpaid sum denominated in Euro, 2 TARGET Days before the first day of that period; or

(c)	for an Advance or unpaid sum denominated in any other currency, 2 Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice for that currency in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“RCF Acquisition Sub-Limit” means the maximum aggregate limit of EUR16,500,000 which may be utilised under the Revolving Facility on the Completion Date to fund the Acquisition;

“Redemption” has the meaning given to it in Clause 18.4 (Restriction on Redemption of Capital Contribution and Acquisition of Own Shares);

“Reference Lenders” means the principal London office of CIBC World Markets plc and Deutsche Bank AG, London Branch or if any such Lender ceases to be a Reference Lender such other Lender as the Facility Agent and Bidco (acting reasonably) may from time to time agree;

“Refinancing” means (a) the drawdown of each of the Tranche B1 Term Facility and the Tranche C1 Term Facility in full and (b) the application of the proceeds of such drawdown in immediate:
(i)	prepayment in full of the Mezzanine Facility, including but not limited to, accrued interest thereon; and

(ii)	prepayment in full of the Tranche D Term Facility, including but not limited to, accrued interest thereon;
“Refinancing Date” means the date on which the Refinancing is completed;

“Refinancing Distribution” means the distribution in cash made directly or indirectly to the Equity Investors on or after the Refinancing Date as set out, and in accordance with, the New Funds Flow Statement;

“Register” has the meaning given to it in Clause 27.11 (The Register);

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market;

“Relevant Monthly Management Accounts” means the consolidated monthly financial statements in respect of the last month of a Quarter Period delivered under Clause 19.4(b) (Financial Statements);

“Relevant Period” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Renewal Request” has the meaning given to it in Clause 5.8 (Renewal of a Letter of Credit);

“Reports” means:
(a)	a financial due diligence report dated 19 May 2005 prepared by PricewaterhouseCoopers in relation to the Acquisition (as updated on 17 June 2005);

(b)	an insurance report dated 17 May 2005 and an addendum thereto dated 9 June 2005 prepared by Willis GmbH & Co. KG in relation to the Acquisition;

(c)	a legal due diligence report dated 28 May 2005 prepared by Freshfields Bruckhaus Deringer in relation to the Acquisition;

(d)	an environmental report dated 18 May 2005 prepared by URS in relation to the Acquisition;

(e)	a pensions report dated 18 May 2005 prepared by Mercer Human Resource Consulting in relation to the Acquisition;

(f)	a tax due diligence report dated 17 May 2005 prepared by Ernst & Young in relation to the Acquisition;

(g)	a market report dated 17 May 2005 prepared by A.T. Kearney in relation to the Acquisition;

(h)	a legal due diligence report dated 10 June 2005 prepared by Sullivan & Cromwell LLP in relation to the Acquisition;

(i)	the Structure Memorandum; and

(j)	a refinancing review report dated 24 July 2006 prepared by Ernst & Young in relation to the Refinancing, and “Report” means any of them;

“Restricted Group” means Luxco 1, the Parent, any Holding Company of Luxco 1 (other than the Equity Investors) or a Subsidiary of Luxco 1 which is not a member of the Group;

“Retained Cash Flow” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Retained Excess Cash” has the meaning given to it in Clause 21.3 (Financial Definitions);

“Revolving Credit Purposes” means general corporate purposes of the Group including (a) Permitted Capital Expenditures, (b) the financing of Permitted Acquisitions, Permitted Reorganisations and Additional Permitted Reorganisations or the refinancing of any Revolving Advances originally utilised to fund any Permitted Acquisitions, Permitted Reorganisations or Additional Permitted Reorganisations or the financing of the Kromschröder Consideration, (c) the financing of part of the cash consideration and interest payable under the Acquisition Documents (subject to the RCF Acquisition Sub-Limit), (d) the financing of the LOI Furnaces Group or their business (subject to the RCF LOI Sub-Limit), and (e) the on-lending of amounts to members of the Group (other than the Restricted Group) for any of the aforementioned purposes;

“Revolving Facility” means the revolving credit facility to be made available by the Revolving Lenders pursuant to Clause 2.1(a)(viii) (Facilities);

“Revolving Facility Maturity Date” means the date falling 7 years after the first Quarter Date to occur after the Completion Date;

“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and Interest Period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant Interest Period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with Bidco and the Lenders;

“Second Anniversary” means the date falling 24 months after the Completion Date;

“Security Agent” means Deutsche Bank AG, London Branch as security trustee and agent for the Senior Finance Parties and and, prior to the Refinancing Date, the Mezzanine Finance Parties under the Security Documents or such other person as may from time to time hold the whole or any part of the security created thereby;

“Security Documents” means (i) the documents specified in Schedule 11 (Security Documents);(ii) any additional documents entered into in accordance with Clause 24.9 (Further Guarantors and Security) and/or the Agreed Security Principles; (iii) the Additional Security Documents; and (iv) and any other document providing for a Security Interest in favour of the Senior Finance Parties and the Mezzanine Finance Parties (or any of them) in respect of the obligations of the Obligors under the Senior Finance Documents and, prior to the Refinancing Date, the Mezzanine Finance Documents;

“Security Interest” means any mortgage, charge (fixed or floating), standard security, pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) entered into for the purposes of conferring security and any agreement to enter into, create or establish any of the foregoing;

“Senior Term Facilities” means the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility and the Tranche C1 Term Facility;

“Shareholder/Investor Debt Instrument” means the Completion Intercompany Loans (to the extent made by Luxco 1, the Parent or the Equity Investors) and the agreements constituting and all other instruments or agreements evidencing, loans made in cash by Luxco 1, the Parent or the Equity Investors which are subordinated on the same terms as the Completion Intercompany Loans (to the extent made by Luxco 1, the Parent or the Equity Investors) or otherwise on terms satisfactory to the Majority Lenders (acting reasonably) together with all loan notes of Luxco 1, Luxco 2 or any Newco issued pursuant to such instruments and for the time being outstanding;

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained or contributed to by any Obligor or any ERISA Affiliate for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained or contributed to and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

“Sixth Amendment Agreement” means the amendment and restatement agreement amending and restating this Agreement, between among others, Bidco and the Facility Agent, and dated on or about 3 May 2007;

“Solvency Certificate” means a certificate substantially in the form set out in Schedule 14 (Solvency Certificate) or any other form agreed between the Facility Agent and Bidco;

“Solvent” and “Solvency” mean, with respect to any US Obligor on a particular date, that on such date (a) the value of the property of such US Obligor (both at present and present fair and present fair sales value) is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such US Obligor as such liabilities mature, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (c) such US Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

“Specified Sovereign” means any member state of the European Union as comprised on the Completion Date;

“Sterling” means the lawful currency for the time being of the United Kingdom;

“Sterling Equivalent” in relation to an Advance denominated or expressed in Euro, means the equivalent thereof in Sterling converted at the Facility Agent’s spot rate of exchange on the date specified for the relevant calculation;

“Structure Chart” means the chart in the agreed form recording the structure of the Group following Completion;

“Structure Memorandum” means a memorandum on structure dated 7 September 2005 relating to the Acquisition addressing tax issues (including thin capitalisation issues) and including pre and post acquisition structure charts prepared by Ernst & Young and approved by the Original Mandated Lead Arrangers;

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise;

“Super Majority Lenders” means, at any time:

(a)	a Lender or Lenders whose Commitments aggregate more than 90% of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); and

(b)	if the Total Commitments have been reduced to zero, whose Commitments aggregated to more than 90% of the Total Commitments immediately prior to that reduction;
“Syndication Date” means, in respect of the Facilities (other than the Tranche B1 Term Facility and Tranche C1 Term Facility), the date which is the earlier of 6 months after the Completion Date and the date on which the Original Mandated Lead Arrangers confirm that syndication is completed;

“Syndication Memorandum” means the information memorandum as agreed between Bidco and the Original Mandated Lead Arrangers in relation to the syndication of the Facilities (including without limitation the Agreed Financial Projections) or such amended version(s) of such information memorandum distributed in the context of general syndication as agreed between Bidco and the Original Mandated Lead Arrangers (as applicable);

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“Target” means Ruhrgas Industries GmbH;

“Target Borrowers” means any member of the Target Group which is a Borrower making a Drawing on the Completion Date;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro;

“Target Group” means the Target and its Subsidiaries from time to time;

“Tenth Amendment Effective Date” has the meaning given to “Effective Date” in the amendment deed dated on or about 11 January 2010 in respect of this Agreement and the Intercreditor Deed between, amongst others, Luxco 1, the Parent, Bidco, the Borrowers, the Guarantors, the Intra-Group Creditors, the Intra-Group Debtors, the Mandated Lead Arranger, the Facility Agent, the Security Agent and the Issuing Lenders.

“Term Advances” means the Tranche A Advances, the Tranche B Advances, the Tranche B1 Advances, the Tranche C Advances, the Tranche C1 Advances and the Tranche D Advances and “Term Advance” means any of them;

“Term Facilities” means the Senior Term Facilities and, prior to the Refinancing Date, the Tranche D Term Facility and “Term Facility” means any of them;

“Term-out Date” has the meaning given to it in Clause 7.6 (Revolving Advances);

“Third Amendment Agreement” means the third amendment agreement amending and restating this Agreement dated on or about 13 February 2006;

“Total Commitments” means, at any time, the aggregate of all of the Commitments at that time;

“Total Leverage Ratio” means the ratio of Consolidated Total Net Debt to Consolidated Pro Forma EBITDA of the Group;

“Total Tranche D Commitments” means, at any time, the aggregate of all f the Tranche D Commitments at that time;

“Tranche A Term Facility” means the term loan facilities to be made available by the Tranche A Lenders pursuant to Clause 2.1(a)(i) (Facilities);

“Tranche B Maturity Date” means the date falling 8 years after the first Quarter Date to occur after the Completion Date;

“Tranche B Term Facility” means the term loan facilities to be made available by the Tranche B Lenders pursuant to Clause 2.1(a)(ii) (Facilities);

“Tranche B1 Maturity Date” means the date falling 8 years after the first Quarter Date to occur after the Completion Date;

“Tranche B1 Term Facility” means the term loan facilities to be made available by the Tranche B1 Lenders pursuant to Clause 2.1(a)(iii) (Facilities);

“Tranche C Maturity Date” means the date falling 9 years after the first Quarter Date to occur after the Completion Date;

“Tranche C Term Facility” means the term loan facilities to be made available by the Tranche C Lenders pursuant to Clause 2.1(a)(iv) (Facilities);

“Tranche C1 Maturity Date” means the date falling 9 years after the first Quarter Date to occur after the Completion Date;

“Tranche C1 Term Facility” means the term loan facilities to be made available by the Tranche C1 Lenders pursuant to Clause 2.1(a)(v) (Facilities);

“Tranche D Acceleration Event” means a Tranche D Payment Default or a Tranche D Insolvency Default;

“Tranche D Enforcement Notice” means a notice in writing given by the Tranche D Lenders to the Facility Agent, notifying it of the occurrence of a Tranche D Payment Default and specifying an intention to take Enforcement Action (as defined in the Intercreditor Deed);

“Tranche D Insolvency Default” means an Event of Default under any of Clauses 23.6 (Insolvency) to 23.11 (Attachment or Process) in relation to any Obligor;

“Tranche D Maturity Date” means the earlier of the (i) date falling 114 months after the first Quarter Date to occur after the Completion Date and (ii) the Refinancing Date;

“Tranche D Payment Default” means an Event of Default under Clause 23.1 (Payment Default) in relation to the Tranche D Term Facility;

“Tranche D Term Facility” means the term loan facilities to be made available by the Tranche D Lenders pursuant to Clause 2.1(a)(vi)) (Facilities);

“Transaction” means the Acquisition carried out pursuant to the Acquisition Documents;

“Transaction Costs” means all fees, costs and expenses and Taxes incurred by the Group in connection with the negotiation, preparation, execution, notarisation and registration of the Transaction Documents and otherwise in connection therewith including interest hedging costs and hedging costs incurred by way of one-off payments incurred in implementing the hedging strategy set out in the Original Hedging Strategy Letter;

“Transaction Documents” means the Senior Finance Documents, the Mezzanine Finance Documents, the Equity Documents and the Acquisition Documents;

“Transfer and Accession Deed” means a deed substantially in the form set out in Schedule 6 (Transfer and Accession Deed) or any other form agreed between the Facility Agent and Bidco;

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Transfer and Accession Deed; and

(b)	the date on which the Facility Agent executes the relevant Transfer and Accession Deed;
“Treaty” means the treaty establishing the European Community being the Treaty of Rome as amended from time to time;

“UK Acquisition” means the acquisition by Bidco of Newco UK and the acquisition by Newco UK of its subsidiaries which are Obligors;

“UK Borrower” means Newco UK and each member of the Group incorporated under the laws of England and Wales which is entitled to become a borrower and becomes a borrower hereunder by executing an Accession Notice after the date of this Agreement;

“UK Guarantor” has the meaning given to it in Clause 25.6 (UK Guarantors);

“UK Refinancing” means the application of proceeds of a drawdown of each of the Tranche B1 Term Facility and Tranche C1 Term Facility:
(a)	in repayment of any part of any of the Tranche A Term Facility, Tranche B Term Facility and\or Tranche C Term Facility that was used for the purposes of the UK Acquisition in an aggregate amount not exceeding the Euro Equivalent of EUR25,000,000; and

(b)	repayment of amounts borrowed by Bidco from Elster Group S.a.r.l to the extent used by Bidco to fund its acquisition of shares in Newco UK;
“UK Obligor” means each UK Borrower and each UK Guarantor;

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;

“US Borrower” means Newco US and each member of the Group whose jurisdiction of organisation is a state or territory of the United States which is entitled to become a borrower and becomes a borrower hereunder by executing an Accession Notice after the date of this Agreement;

“US Dollars”, “Dollars” or “$” means the lawful currency for the time being of the United States;

“US GAAP” means the Generally Accepted Accounting Principles as applicable in the United States;

“US Guarantor” has the meaning given to it in Clause 25.1 (US Guarantors);

“US Obligor” means each US Borrower and each US Guarantor;

“US Security Documents” has the meaning given to it in Clause 25.1 (US Guarantors);

“Vendor” means E.ON Ruhrgas AG;

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by any Obligor or an ERISA Affiliate with respect to which an Obligor or any ERISA Affiliate could incur liability;

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA;

“Work Fee Letter” means the work fee letter dated on or about the Effective Date from the Mandated Lead Arrangers to Bidco; and

“Working Capital” has the meaning given to it in Clause 21.3 (Financial Definitions).

1.2	Construction

In this Agreement, unless the context otherwise requires, a reference to:

an “affiliate” of a person shall mean a Subsidiary of such person or a Subsidiary of any Holding Company of such person or any Holding Company of such person, and for the purposes of Clause 27 (Assignments and Transfers), where such person is a fund, any fund or limited partnership or any other entity (or their respective nominees or trustees) which is managed or advised by such person;

an “agency” of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

a document being “in the agreed terms” or “in the agreed form” or “in the approved form” means, as the case may be, on terms, in a form agreed and/or approved by the Facility Agent and Bidco;
an “agreement” includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);
“assets” includes property and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

in connection with an obligation of any Obligor under any Senior Finance Document to take certain action by a certain time, such obligation shall be construed as “capable of remedy” if it is possible to take the relevant action within the specified remedy period;
a “consent” includes an authorisation, approval, exemption, licence, permit, order, permission or clearance (and reference to obtaining “consents” shall be construed accordingly);
“continuing” in relation to any Event of Default or Potential Event of Default shall be construed as a reference to such an event which is continuing unremedied and unwaived;

a “directive” includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply) of any agency of any state;
a “filing” includes any filing, registration, recording or notice (and references to making or renewing “filings” shall be construed accordingly);

a “guarantee” includes:
(a)	an indemnity; and

(b)	any other obligation (whatever called) of any person:
(i)	to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)	to be responsible for the performance of any obligations by or the solvency of any other person,

(and “guaranteed” and “guarantor” shall be construed accordingly);

“indebtedness” includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month provided that if:
(a)	any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

(b)	a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month,
(and references to “months” shall be construed accordingly);

“perfection requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the Security Documents and/or the Security Interest created thereunder;

a “person” includes any person, unincorporated association, firm, partnership, company, corporation or other body corporate, government, state or agency of a state (whether or not having separate legal personality);

“reservations” means:
(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, and defences of acquiescence set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent under this Agreement or any other Finance Document;
“Taxes” and “taxes” means any present or future tax, levy, impost, duty or other charge, deduction or withholding of a similar kind (including any penalty, fine or interest payable in connection with any failure to pay or any delay in paying any of the same);

“US Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended, or any successor thereto;

“wholly-owned Subsidiary” includes a Subsidiary in which any share is held by a nominee on behalf of the relevant Holding Company or in which any share is required to be held by a director of that Subsidiary under applicable local law or in which one share is held by a second shareholder to comply with Belgian company law; and

“winding-up” of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction to which that person is subject.

1.3	Other References

Save where a contrary intention appears, in this Agreement:
(a)	a reference to a person is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assignees or transferees;

(b)	references to Clauses, Schedules, paragraphs and sub-paragraphs are references to, respectively, clauses of and schedules, paragraphs and sub-paragraphs to, this Agreement and references to this Agreement include its Schedules;

(c)	a reference to any agreement (including, without limitation, any of the Senior Finance Documents) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Senior Finance Documents;

(d)	a reference to a statute or statutory instrument or any provision thereof is to be construed as a reference to that statute or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a time of day is a reference to London time;

(f)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(g)	words importing the plural shall include the singular and vice versa; and

(h)	in the event that compliance with any monetary limit specified in this Agreement (other than Clauses 20 (Financial Covenants of Bidco and the other Obligors) and 21 (Capital Expenditure)) shall fall to be determined any conversion from any currency to Euro necessary for that purpose shall be by reference to the Facility Agent’s Spot Rate of Exchange on the date of determination; and

(i)	notwithstanding anything in this Agreement to the contrary, references to the Commitment or obligation to provide funds of Morgan Stanley Bank International Limited in relation to the Facilities shall be construed as references to the aggregate Commitment or obligation in relation to the

Facilities of Morgan Stanley Bank International Limited and Morgan Stanley Senior Funding, Inc. (in such proportions as Morgan Stanley Bank International Limited notifies to the Facility Agent from time to time) and Morgan Stanley Senior Funding, Inc. is a party to this Agreement solely to give effect to such Commitment or obligation (as so notified).
1.4	Cash Cover

Whenever a Borrower is obliged under the terms of this Agreement:
(a)	to repay or prepay any Contingent Liability or provide cash cover in respect of any Contingent Liability, that Borrower shall on the date for such repayment or prepayment or provision of such cash cover:
(i)	by agreement with the beneficiary of the relevant Letter of Credit or Lender Guarantee, reduce such Contingent Liability by the relevant amount; or

(ii)	pay the relevant amount to the credit of a Cash Collateral Account; or

(iii)	procure the written confirmation of release in full of that Letter of Credit or Lender Guarantee from the beneficiary on terms acceptable to the Issuing Lender (acting reasonably) and use reasonable endeavours to procure the return of such Letter of Credit or Lender Guarantee; or
(b)	to repay or prepay any contingent liability arising under the Ancillary Facilities, it shall do so in accordance with paragraph (a) above or as otherwise specified in the relevant Ancillary Documents; or

(c)	to provide cash cover in respect of a Letter of Credit or Lender Guarantee such cash cover shall be provided in the currency of that Letter of Credit or Lender Guarantee.
1.5	Intercreditor Deed

Each of the parties to this Agreement agrees and acknowledges that this Agreement is entered into, subject to the terms of the Intercreditor Deed and in the event of any inconsistency between this Agreement and the Intercreditor Deed the terms of the Intercreditor Deed shall prevail.

2.	THE FACILITIES

2.1	Facilities
(a)	The Lenders grant to the Borrowers, upon the terms and subject to the conditions of this Agreement:
(i)	a term loan facility in a maximum aggregate amount of EUR220,000,000 (the “Tranche A Term Facility”) subject to Clauses 2.1(b) and 2.1(c) below, to be available in Euro, Sterling and US Dollars in proportions to be agreed;

(ii)	a term loan facility in a maximum aggregate amount of EUR222,500,000 (the “Tranche B Term Facility”) subject to Clauses 2.1(b) and 2.1(c) below, to be available in Euro, Sterling and US Dollars in proportions to be agreed;

(iii)	a term loan facility in a maximum aggregate amount of EUR202,500,000 (the “Tranche B1 Term Facility”) subject to Clauses 2.1(b) and 2.1(c) below, to be available in Euro, Sterling and US Dollars in proportions to be agreed;

(iv)	a term loan facility in a maximum aggregate amount of EUR222,500,000 (the “Tranche C Term Facility”) subject to Clauses 2.1(b) and 2.1(c) below, to be available in Euro, Sterling and US Dollars in proportions to be agreed;

(v)	a term loan facility in a maximum aggregate amount of EUR202,500,000 (the “Tranche C1 Term Facility”) subject to Clauses 2.1(b) and 2.1(c) below, to be available in Euro, Sterling and US Dollars in proportions to be agreed;

(vi)	a second lien term loan facility in a maximum aggregate amount of EUR70,000,000 (the “Tranche D Term Facility”) subject to Clause 2.1(b) below, to be available in Euro and US Dollars in proportions to be agreed;

(vii)	a bonding facility in a maximum aggregate amount of EUR140,000,000 (or its equivalent in Optional Currencies) (the “Bonding Facility”); and

(viii)	a revolving facility in a maximum amount of EUR150,000,000 (or its equivalent in Optional Currencies) (the “Revolving Facility”).
(b)	The Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Facility, the Tranche C Term Facility and the Tranche C1 Facility may be made available in US Dollars up to a maximum aggregate amount equal to (i) to the extent that a currency hedge has been entered into for this purpose, the dollar equivalent calculated at the rate used for the purpose of such hedge or (ii) otherwise the Dollar Equivalent on the date falling 1 Business Day before the Completion Date (in the case of the Tranche A Term Facility, the Tranche B Term Facility and the Tranche C Term Facility) or the Refinancing Date (in the case of the Tranche B1 Term Facility and the Tranche C1 Term Facility) of (i) to the extent that a currency hedge has been entered into for this purpose, the Euro amount to be delivered by or on behalf of Bidco pursuant to such hedge or (ii) otherwise an amount in Euro to be agreed between Bidco and the Facility Agent provided that if there is no such currency hedge or other agreement, the relevant Facility shall (without prejudice to paragraph (c) below) be made available in Euro only. For the avoidance of doubt, any amount drawn in US Dollars shall remain outstanding in US Dollars and will not be revalued by reference to any Euro amount and will be repayable in US Dollars.

(c)	The Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility and the Tranche C1 Term Facility may be made available in Sterling up to a maximum aggregate amount equal to (i) to the extent that a currency hedge has been entered into for this purpose, the sterling equivalent calculated at the rate used for the purpose of such hedge or (ii) otherwise the Sterling Equivalent on the date falling 1 Business Day before the Completion Date (in the case of the Tranche A Term Facility, the Tranche B Term Facility and the Tranche C Term Facility) or the Refinancing Date (in the case of the Tranche B1 Term Facility and the Tranche C1 Term Facility) of (x) to the extent that a currency hedge has been entered into for this purpose, the Euro amount to be delivered by or on behalf of Bidco pursuant to such hedge or (y) otherwise an amount in Euro to be agreed between Bidco and the Facility Agent provided that if there is no such currency hedge or other agreement, the relevant Facility shall (without prejudice to paragraph (b) above) be made available in Euro only. For the avoidance of doubt, any amount drawn in Sterling shall remain outstanding in Sterling and will not be revalued by reference to any Euro amount and will be repayable in Sterling.
2.2	Ancillary Facilities
(a)	A Lender may by notice to the Facility Agent and subject to the provisions of this Agreement at any time designate a portion of its Revolving Commitment to be made available by way of Ancillary Facilities under and in accordance with the terms of Ancillary Documents. Any such notice shall specify the type of Ancillary Facilities to be made available, the Ancillary Limit applicable thereto, any effective date of the Ancillary Facilities and any expiry date of the Ancillary Facilities.

(b)	The total Ancillary Limits may not at any time exceed EUR60,000,000 (or its equivalent in Optional Currencies) (without the prior written consent of the Majority Lenders).

(c)	In the event that a Lender designates a portion of its Revolving Commitment to be made available by way of Ancillary Facilities then with effect from such date as the relevant Lender and Bidco may agree the Revolving Commitment of such Lender shall be reduced by the Ancillary Limit applicable to the Ancillary Facilities made available by that Lender provided that Bidco and such Lender shall notify the Facility Agent not less than 5 Business Days prior to the date on which such reduction takes effect. In the event that such Lender ceases to make available all or part of such Ancillary Facilities its Revolving Commitment shall be increased accordingly.
2.3	Purpose
(a)	The proceeds of the Advances under the Term Facilities (other than the Tranche B1 Term Facility and Tranche C1 Term Facility) shall be applied as follows:

(i)	to finance part of the cash consideration payable in relation to the Acquisition as provided under the Acquisition Documents and the on-lending of amounts to Bidco for such purpose;

(ii)	to refinance existing Financial Indebtedness of the Target and its Subsidiaries and breakage costs and other costs incurred by the Group in relation to such refinancing up to an aggregate amount set out in the Original Funds Flow Statement; and

(iii)	to finance Transaction Costs up to the aggregate amount set out in the Original Funds Flow Statement.
(b)	The proceeds of each Letter of Credit and each Lender Guarantee issued under the Bonding Facility shall be applied towards the general corporate purposes of the Group.

(c)	The proceeds of Revolving Advances, each Letter of Credit and each Lender Guarantee issued under the Revolving Facility and the Ancillary Facilities shall be applied towards Revolving Credit Purposes.

(d)	No Senior Finance Party shall be obliged to enquire as to the use or application of amounts raised under the Senior Finance Documents.

(e)	The proceeds of the Tranche B1 Term Facility and the Tranche C1 Term Facility shall be applied in or towards:
(i)	the Refinancing;

(ii)	the UK Refinancing;

(iii)	the making of the Refinancing Distribution;

(iv)	paying fees and other expenses incurred in connection with the Refinancing and the Refinancing Distribution; and

(v)	for general corporate purposes,
each in accordance with the New Funds Flow Statement. For the avoidance of doubt, this provision shall override any inconsistent provision or prohibition contained in the Intercreditor Deed.
2.4	Professional Market Party Representation
(a)	Each Lender which makes an Advance to a Dutch Borrower, represents to each Dutch Borrower, on the date of this Agreement and, if on such date it is a requirement of Dutch law that each Lender is a PMP, the date on which an Advance (or any portion thereof) is made to such Dutch Borrower, that (i) it is a PMP and (ii) it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities which are subject to the prohibition of Section 82 of the Dutch Banking Act.

(b)	If on the date on which a New Lender becomes a Lender which makes an Advance to a Dutch Borrower, it is a requirement of Dutch law that such New Lender is a PMP, such New Lender makes the representation set out in paragraph 6 of the Transfer and Accession Deed.

(c)	Each Lender acknowledges that the Dutch Borrower has relied upon such representation and undertakes, to the extent necessary, to provide its reasonable assistance to the Dutch Borrower in verifying such Lender’s Professional Market Party-status.
2.5	Debt Pushdown

Subject to Clause 22.1 (Acceding Borrowers), Bidco may (by novation or daylight refinancing) cause any operating Subsidiary to become the borrower of any Advance originally made to any Newco provided that the Facility Agent is satisfied that (a) it is not materially prejudicial to the interests of any Senior Finance Party, the relevant existing Security Interests, the relevant existing Guarantors and the obligations of the Obligors, (b) it would not result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality), Clause 12 (Taxes) or Clause 13.2 (Increased Costs) and (c) no Potential Event of Default or Event of Default is continuing or would arise as a result thereof, and is otherwise on terms acceptable to the Facility Agent and Bidco.

3.	PARTICIPATION OF LENDERS

3.1	Basis of Participation

Subject to the other provisions of this Agreement:
(a)	each Lender will participate in each Tranche A Advance in the proportion which its Tranche A Commitment bears to the total Tranche A Commitments as at the relevant Drawing Date;

(b)	each Lender will participate in each Tranche B Advance in the proportion which its Tranche B Commitment bears to the total Tranche B Commitments as at the relevant Drawing Date;

(c)	each Lender will participate in each Tranche B1 Advance in the proportion which its Tranche B1 Commitment bears to the total Tranche B1 Commitments as at the relevant Drawing Date;

(d)	each Lender will participate in each Tranche C Advance in the proportion which its Tranche C Commitment bears to the total Tranche C Commitments as at the relevant Drawing Date;

(e)	each Lender will participate in each Tranche C1 Advance in the proportion which its Tranche C1 Commitment bears to the total Tranche C1 Commitments as at the relevant Drawing Date;

(f)	each Lender will participate in each Tranche D Advance in the proportion which its Tranche D Commitment bears to the total Tranche D Commitments as at the relevant Drawing Date;

(g)	each Bonding Lender will participate (by way of indemnity in favour of the relevant Issuing Lender pursuant to paragraph 4(b) (Indemnity) of Schedule 9 (Provisions relating to Letters of Credit/Lender Guarantees)) in each Lender Guarantee and Letter of Credit issued under the Bonding Facility in the proportion which its Bonding Commitment bears to the total Bonding Commitments as at the relevant Drawing Date;

(h)	each Revolving Lender will participate in each Revolving Advance in the proportion which its Revolving Commitment bears to the total Revolving Commitments as at the relevant Drawing Date; and

(i)	each Revolving Lender will participate (by way of indemnity in favour of the relevant Issuing Lender pursuant to paragraph 4(b) (Indemnity) of Schedule 9 (Provisions relating to Letters of Credit/Lender Guarantees)) in each Lender Guarantee and Letter of Credit issued under the Revolving Facility in the proportion which its Revolving Commitment bears to the total Revolving Commitments as at the relevant Drawing Date.
For the purposes of Clauses 3.1(g) and (h) (Basis of Participation) and determining the Revolving Lenders’ respective participations in Drawings of the Revolving Facility, the Revolving Commitment of each Ancillary Lender will be reduced by the amount of its Ancillary Limit and the total Revolving Commitments will be reduced by the total Ancillary Limits in each case as at the relevant Drawing Date.

3.2	Lending Office
(a)	Subject as provided in Clause 3.3 (Lending Affiliates) below, each Lender will participate in each Drawing through its Lending Office.

(b)	Subject as provided in Clause 3.3 (Lending Affiliates) below, any Lender may nominate a different Lending Office for the purposes of making a particular Drawing or particular type of Drawing to an Obligor in which event such Lending Office shall be for all purposes of this Agreement its Lending Office for that Drawing or type of Drawing but not otherwise.
3.3	Lending Affiliates
(a)	Each Lender may discharge its obligations in respect of a Drawing under this Agreement by nominating one or more branches or affiliates to participate in that Drawing provided that, in case of a Drawing to be made by a Dutch Borrower, such affiliate is a PMP.

(b)	A Lender may nominate a branch or affiliate to participate in one or more Drawings by 2 Business Days’ written notice delivered to the Facility Agent.

(c)	Any branch or affiliate nominated by a Lender to participate in a Drawing shall:
(i)	participate in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Senior Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or affiliate to do so.
(d)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a branch or affiliate on its behalf and non-performance of a Lender’s obligations by its branch or affiliate shall not relieve such Lender from its obligations under this Agreement.

(e)	No Obligor shall be liable to pay any amount being required to be paid by an Obligor under Clause 12 (Taxes) or Clause 13.2 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or affiliate was nominated) in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or affiliate to participate in the Facilities. Each Lender shall promptly notify the Facility Agent and Bidco of the location of the branch or (as the case may be) the jurisdiction of residence of the affiliate which will participate in the relevant Drawings.

(f)	Any notice or communication to be made to a branch or an affiliate of a Lender pursuant to this Agreement:
(i)	may be served directly upon the branch or affiliate, at the address supplied to the Facility Agent by the nominating Lender pursuant to its nomination of such branch or affiliate, where the Lender or the relevant branch or affiliate requests this in order to mitigate any legal obligation to deduct withholding tax from any payment to such branch or affiliate or any payment obligation which might otherwise arise pursuant to Clause 13.2 (Increased Costs); or

(ii)	in any other circumstance, may be delivered to the Lending Office of the Lender.
(g)	If a Lender nominates an affiliate, that Lender and that affiliate:
(i)	will be treated as having a single Commitment but for all other purposes other than those referred to in paragraphs (d) and (f)(ii) above will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of (aa) voting in relation to any matter in connection with a Senior Finance Party or (bb) compliance with Clause 27 (Assignments and Transfers).
3.4	Rights and Obligations of Senior Finance Parties

The rights and obligations of each of the Senior Finance Parties under the Senior Finance Documents are several and the total amounts outstanding at any time under the Senior Finance Documents constitute separate and independent debts. Failure of a Senior Finance Party to observe and perform its obligations under any Senior Finance Document shall neither:
(a)	result in any other Senior Finance Party incurring any liability whatsoever; nor

(b)	relieve any Obligor or any other Senior Finance Party from their respective obligations under the Senior Finance Documents.
3.5	Enforcement of Rights

Subject to any provision of the Senior Finance Documents to the contrary, each Senior Finance Party has the right to protect and enforce its rights arising out of the Senior Finance Documents and it will not be necessary for any other Senior Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent
(a)	In relation to the Facilities (other than the Tranche B1 Term Facility and Tranche C1 Term Facility):
(i)	the Facility Agent confirms to Bidco that on the date of signing of this Agreement it has received the documents and other evidence listed in Part A of Schedule 3 (Signing Documentary Conditions Precedent) and that each is satisfactory, in form and substance, to the Facility Agent and the Mandated Lead Arrangers (each acting reasonably);

(ii)	the Lenders shall not be under any obligation to make any Advance, Letter of Credit or Lender Guarantee available to any Borrower under this Agreement unless the Facility Agent has received each of the documents and other evidence specified in Part B of Schedule 3 (Acquisition Documentary Conditions Precedent) on or prior to the Completion Date, or the Facility Agent is satisfied that, subject only to the making of the Advances on the Completion Date, it will receive such documents on such date and that each is in form and substance satisfactory to the Facility Agent and the Mandated Lead Arrangers; and

(iii)	when the Facility Agent and the Mandated Lead Arrangers (each acting reasonably) are satisfied that the conditions specified in this Clause 4.1 (Initial Conditions Precedent) have been fulfilled, the Facility Agent will promptly notify Bidco and the Lenders.
(b)	In relation to the Tranche B1 Term Facility and the Tranche C1 Term Facility the Facility Agent is satisfied that (i) the Effective Date has occurred and (ii) each of the Mezzanine Facility and Tranche D Term Facility will be prepaid in full from the utilisation of the Tranche B1 Term Facility and the Tranche C1 Term Facility.
4.2	Additional Conditions Precedent

In addition the Lenders shall be under no obligation to make (or rollover) any Advance, or to make a Letter of Credit or Lender Guarantee available to any Borrower or to renew any Letter of Credit in accordance with Clause 5.8 (Renewal of a Letter of Credit) unless, on both the date of the relevant Drawing Request and the relevant Drawing Date:
(a)	subject to Clause 4.3 (Certain Funds), no Event of Default or Potential Event of Default has occurred and is continuing and no Event of Default or Potential Event of Default will occur as a result of making such Drawing;

(b)	subject to Clause 4.3 (Certain Funds), the representations and warranties set out in Clause 15 (Representations and Warranties) which are expressed or deemed to be made on such date are true and accurate (in all material respects in the case of any representation or warranty which is not subject to a materiality restriction in accordance with its terms as provided in Clause 15 (Representations and Warranties)) in each case by reference to the facts and circumstances then subsisting and will remain true and accurate (in all material respects, in the circumstances referred to above) immediately after the Drawing is made, provided that, in relation to a Rollover Advance or a Letter of Credit to be renewed in accordance with Clause 5.8 (Renewal of a Letter of Credit), if either of the conditions specified in sub-paragraphs (a) or (b) above are not satisfied on the relevant date but no notice has been given under Clause 23.21 (Cancellation and Repayment) the Lenders shall not be entitled to refuse to make the requested Rollover Advance or refuse to renew such Letter of Credit pursuant to Clause 5.8 (Renewal of a Letter of Credit) by reason of the conditions specified in paragraphs (a) or (b) above not being satisfied.
4.3	Certain Funds

Following satisfaction of the conditions precedent pursuant to Clause 4.1 (Initial Conditions Precedent) an Advance during the Certain Funds Period will be made available by the Lenders despite a failure to satisfy the requirements of Clause 4.2 (Additional Conditions Precedent) only if all of the following conditions are satisfied:
(a)	no Event of Default has occurred pursuant to Clause 23.3 (Misrepresentation) as a result of a breach of the representations and warranties contained in Clauses 15.1 (Incorporation), 15.2 (Power), 15.3 (Authority), 15.4 (Consents and Filings) or 15.22 (Holding Companies) in relation to any member of the Restricted Group which is subject to those Clauses or any Newco;

(b)	no Event of Default has occurred pursuant to Clause 23.2 (Breach of Other Obligations) as a result of a breach of Clause 17.2 (Disposals), Clause 17.6 (Indebtedness) and Clause 17.4 (Negative Pledge) by any member of the Restricted Group which is subject to those Clauses or any Newco (excluding however, any breach occurring as a result of a failure by any member of the Restricted Group or any Newco to procure compliance by any other member of the Group);

(c)	none of the Events of Default referred to in Clause 23.1 (Payment Default), Clause 23.4 (Invalidity and Unlawfulness), Clause 23.6 (Insolvency), Clause 23.7 (Receivership and Administration), Clause 23.8 (Compositions and Arrangements), Clause 23.9 (Winding-up), Clause 23.10 (Similar Events

Elsewhere) or Clause 23.17(b) (Change of Control and Holding Company) has occurred in relation to any member of the Restricted Group which is subject to those Clauses or any Newco; and

(d)	no mandatory prepayment event has occurred pursuant to Clause 8.2 (Mandatory Prepayments on Change of Control).
4.4	Conditions Subsequent

Bidco shall procure (and each relevant Obligor shall ensure) that as soon as reasonably practicable after the Completion Date and in any event on or before the date which is 90 days after the Completion Date (or in the case of (i) security agreed to be granted over insurances, before the end of February 2006 and (ii) security agreed to be granted over the shares in LOI-IPSEN Furnaces Holding GmbH (formerly RI Europe Furnaces Holding GmbH) and BV ERMAF Eerste Rotterdamse Meetapparatenfabriek, on or before 30 September 2006) there shall have been delivered to the Facility Agent the Conditions Subsequent Security Documents, each in form and substance satisfactory to the Facility Agent and the Mandated Lead Arrangers. The Facility Agent shall notify Bidco and the Lenders upon being so satisfied.

5.	DRAWINGS

5.1	Delivery of Drawing Requests

In order to draw the Term Facilities, the Bonding Facility or the Revolving Facility, Bidco (or the relevant Borrower) must deliver to the Facility Agent in the case of paragraphs (a) and (b) immediately below and the Bonding Agent in the case of paragraph (c) immediately below (with, in the case of a request for a Lender Guarantee or Letter of Credit, a copy to the Issuing Lender and, in the case of a Lender Guarantee or Letter of Credit under the Bonding Facility, to the Bonding Agent only) a duly completed Drawing Request not later than:
(a)	if the Drawing is by way of cash Advance, 3:00 p.m. 3 Business Days prior to the proposed Drawing Date (or such shorter period as may be agreed by the Facility Agent and Bidco prior to the Completion Date and Bidco or the relevant Borrower and the Facility Agent after the Completion Date), or in the case of the Target Borrowers in relation to the Drawings identified in the Original Funds Flow Statement to be made on Completion, not later than 10:00 a.m. on the Completion Date (or such earlier time as may be agreed by the Facility Agent and Bidco prior to the Completion Date);

(b)	if the Drawing is by way of issue of a Lender Guarantee or Letter of Credit under the Revolving Facility , 12 noon on the Business Day immediately preceding the proposed Drawing Date (or such shorter period as may be agreed by the Facility Agent and Bidco or the relevant Borrower); or

(c)	if the Drawing is by way of issue of a Lender Guarantee or Letter of Credit under the Bonding Facility, 1:00pm Düsseldorf time on the Business Day immediately preceding the Drawing Date (or shorter period as may be agreed by the Bonding Agent and Bidco) provided that all Drawing Requests delivered to the Bonding Agent shall be delivered through the respective internet communication facility of Deutsche Bank AG (db-Direct), specifying:
(a)	which of the Facilities the Drawing is to be made under, whether the Drawing is of an Advance, a Letter of Credit or Lender Guarantee and the identity of the Borrower;

(b)	the proposed Drawing Date which must be a Business Day falling within the relevant Availability Period provided that (i) if the Drawing is by way of a Tranche D Advance, the proposed Drawing Date must be the Completion Date and (ii) if the drawing is by way of a Revolving Advance to fund the Acquisition, the proposed drawing date must be the Completion Date;

(c)	if the Drawing is by way of a Term Advance, the amount of such Advance which must be equal to or less than the undrawn portion of the total Commitments in relation to the Term Facility under which such Advance is being requested;

(d)	in the case of a Drawing under the Bonding Facility, the amount of such Drawing which must, subject to Clause 11.5 (Bonding Commitment), be equal to or less than (or in the case of a Drawing in an Optional Currency have a Euro Equivalent (calculated as set forth in Clause 11.5(a) (Bonding Commitment)) equal to or less than) the undrawn portion of the total Bonding Commitments and must be in such amount as the relevant Drawing Request shall specify for any Letter of Credit or Lender Guarantee;

(e)	in the case of a Drawing under the Revolving Facility (including a Rollover Advance), the amount of such Drawing which must, subject to Clause 11.6 (Revolving Commitment), be equal to or less than (or in the case of a Drawing in an Optional Currency have a Euro Equivalent (calculated as set forth in Clause 11.6(a) (Revolving Commitment)) equal to or less than) the undrawn portion of the total Revolving Commitments, as reduced by the amount of the total Ancillary Limit (in the case of the Revolving Facility only) and must in the case of an Advance in Euro be in a minimum amount and integral multiples of EUR500,000 or in the case of an Advance in an Optional Currency have a Euro Equivalent calculated as set forth in Clause 11.6(a) (Revolving Commitment) of not less than EUR1,000,000 except for Advances to be drawn on the Completion Date which shall be in the amounts set out in the Original Funds Flow Statement for each relevant Borrower;

(f)	if the Drawing is by way of a Tranche B1 Advance or Tranche C1 Advance:
(i)	the proposed Drawdown Date must also be the same date on which the prepayment of each of the Mezzanine Facility and Tranche D Term Facility (including but not limited to accrued interest thereon) will be made in full; and

(ii)	the Drawing Request shall have attached to it a copy of the notice of prepayment delivered under each of the Mezzanine Facility and

Tranche D Term Facility and confirmation from the Mezzanine Agent or the Facility Agent (as the case may be) and Bidco as to the total amount due to be prepaid by the relevant Borrowers under the Mezzanine Facility and the Tranche D Term Facility on the Refinancing Date;
(g)	if the Drawing is by way of an Advance the duration of the first Interest Period applicable to such Advance;

(h)	details of the payee and the account to which the proceeds of the Drawing (if by way of an Advance) are to be paid;

(i)	if the Drawing is by way of issue of a Letter of Credit or Lender Guarantee:
(i)	the beneficiary of such Letter of Credit or Lender Guarantee;

(ii)	in the case of a Drawing under the Bonding Facility, the expiry date of the Letter of Credit or Lender Guarantee which (aa) must be a date falling no later than 36 months after the Bonding Facility Maturity Date, provided that on the Bonding Facility Maturity Date each Borrower shall fully cash collateralise its indemnity obligations under any Letter of Credit or Lender Guarantee under which a claim may be made after the Bonding Facility Maturity Date and (bb) must not be more than 36 months after the date of issue of such Letter of Credit or Lender Guarantee save in the case of (A) Letters of Credit and Lender Guarantees in an aggregate amount not exceeding EUR45,000,000 (or its equivalent in any other currency) for the Group which may be for a specified or an unspecified period or (B) counter indemnities given by the Issuing Lender to a third party bank in respect of letters of credit and lender guarantees issued by the third party bank at the request of the Issuing Lender where such counter indemnities are unrestricted in time;

(iii)	in the case of a Drawing under the Revolving Facility, the expiry date of the Letter of Credit or Lender Guarantee which (aa) must be a date falling no later than 12 months after the Revolving Facility Maturity Date, provided that on the Revolving Facility Maturity Date each Borrower shall fully cash collateralise its indemnity obligations under any Letter of Credit or Lender Guarantee under which a claim may be made after the Revolving Facility Maturity Date and (bb) must not be more than 12 months after the date of issue of such Letter of Credit or Lender Guarantee; and

(iv)	attaching the execution copy of the Letter of Credit or Lender Guarantee to be issued.
5.2	Requests Irrevocable

A Drawing Request once given may not be withdrawn or revoked unless it is a Drawing Request for the issue of a Letter of Credit or Lender Guarantee which is withdrawn or revoked before the Letter of Credit or Lender Guarantee is issued by the Issuing Lender.

5.3	Frequency/Number of Advances
(a)	Not more than 10 Advances in aggregate under the Revolving Facility may be outstanding at any one time; and

(b)	not more than the number of Advances specified in the Original Funds Flow Statement or, in respect of the Tranche B1 Term Facility and Tranche C1 Term Facility, the New Funds Flow Statement may be outstanding under the relevant Term Facilities.
5.4	Notice to the Lenders of a proposed Drawing and notice to the Bonding Lenders of outstanding Drawings
(a)	Save in the case of the Bonding Facility, the Facility Agent will promptly give each Lender details of each Drawing Request received and of the amount and currency of the Lender’s participation in the relevant Drawing.

(b)	In the case of Drawing Requests under the Bonding Facility, the Bonding Agent will relay details of each Drawing Request to the relevant Issuing Lender on the Business Day preceding the proposed Drawing Date by email.

(c)	The Facility Agent will advise the Bonding Lenders on a weekly basis of the Euro Equivalent of all Drawings outstanding under the Bonding Facility.
5.5	Making of Advances

Subject to the provisions of this Agreement, each Lender will make available to the Facility Agent its participation in any Advance properly requested under this Agreement on the relevant Drawing Date.

5.6	Issuing Lender
(a)	The Issuing Lender shall be Deutsche Bank AG, London Branch (or any branch or affiliate of Deutsche Bank AG in accordance with the terms of this Agreement) unless another Lender shall agree with Bidco that it will issue any Letter of Credit or Lender Guarantee, in which case that Lender shall be the Issuing Lender for the purposes of that Letter of Credit or Lender Guarantee provided that Bidco and such Issuing Lender shall promptly notify the Facility Agent that such Lender is the Issuing Lender for the purposes of such Letter of Credit or Lender Guarantee.

(b)	After the issuance of a Letter of Credit or Lender Guarantee, the relevant Issuing Lender will handle all original documents and copies according to the instructions of the relevant Borrower.
5.7	Issue of Letters of Credit/Lender Guarantees and L/C Limitation
(a)	Subject to the provisions of this Agreement, the Issuing Lender will issue any Letter of Credit or Lender Guarantee properly requested by delivery of such

Letter of Credit or Lender Guarantee to (or to the order of) the beneficiary of such Letter of Credit or Lender Guarantee on the relevant Drawing Date.

(b)	No Letter of Credit or Lender Guarantee shall be issued for the account of a member of the Group which is not a Borrower under this Agreement or to a beneficiary which the Issuing Lender is prohibited from dealing with by any law or directive.

(c)	If at any time, it is or will become unlawful or contrary to any directive for any Issuing Lender to issue any Lender Guarantee requested in accordance with this Agreement, that Issuing Lender will use its reasonable endeavours to identify another Issuing Lender which is willing to issue, and will issue, the applicable Lender Guarantee.

(d)	The provisions of Schedule 9 (Provisions relating to Letters of Credit/Lender Guarantees) shall apply in relation to any Letter of Credit or Lender Guarantee issued under this Agreement.

(e)	The aggregate amount of the Revolving Commitments which may at any time be utilised by way of Letters of Credit or Lender Guarantees shall not exceed EUR 60,000,000.

(f)	Unless the Facility Agent (in the case of a Drawing Request under the Revolving Facility only) has advised the Issuing Lender in writing (with a copy to Bidco) that the relevant Letter of Credit or Lender Guarantee does not comply with the provisions of Clauses 5.1(d), 5.1(e), 5.1(i)(ii) and 5.1(i)(iii) (as applicable) by 3.30 p.m. on the Business Day immediately preceding the relevant Drawing Date of such Letter of Credit or Lender Guarantee, the Issuing Lender shall be entitled to issue that Letter of Credit or Lender Guarantee on the Drawing Date.

(g)	If the Issuing Lender agrees, a Letter of Credit or Lender Guarantee will be deemed for the purposes of this Agreement to have a face amount which is less than the face amount stated in the Drawing Request for that Letter of Credit or Lender Guarantee. The Issuing Lender shall promptly advise the Facility Agent (in the case of a Letter of Credit or Lender Guarantee under the Revolving Facility) or the Bonding Agent (in the case of a Letter of Credit or Lender Guarantee under the Bonding Facility) in writing of any such deemed face amount.

(h)	Where an Issuing Lender has reveived notification of a Drawing Request in accordance with Clause 5.4(b) and is unable to issue the requested Letter of Credit or Lender Guarantee pursuant to the provisions of this Agreement, such Issuing Lender shall notify the Bonding Agent that it is unable to comply with the Drawing Request by 3:00pm Düsseldorf time on the proposed Drawing Date.

(i)	Where a Letter of Credit or Lender Guarantee drawn under the Bonding Facility is cancelled or released (in whole or in part) the relevant Issuing Lender shall notify the Bonding Agent of such cancellation/relase no later than one Business Day following the cancellation/release.

(j)	Any notification sent to the Bonding Agent by an Issuing Lender in accordance with Clause 5.7(h) and (i) shall be sent by email (with a copy to the Facility Agent) and shall include the face amount and name of the Borrower and, where available, any reference number used by the Bonding Agent in resepct of that Drawing Request.
5.8	Renewal and amendment of a Letter of Credit/ Lender Guarantee
(a)	A Borrower (or Bidco on its behalf) may request that any Letter of Credit or Lender Guarantee issued on behalf of that Borrower be renewed by delivery to the Facility Agent (in the case of a Letter of Credit or Lender Guarantee under a Revolving Facility) or the Bonding Agent (in the case of a Letter of Credit or Lender Guarantee under a Bonding Facility) of a renewal request in substantially similar form to a Drawing Request (a “Renewal Request”) and where the Renewal Request is made in respect of a Letter of Credit or Lender Guarantee issued under the Bonding Facility the Renewal Request shall be delivered to the Bonding Agent no later than 1:00pm Düsseldorf time on the Business Day prior to the date of the requested renewal.

(b)	The Senior Finance Parties shall treat any Renewal Request in the same way as a Drawing Request for a Letter of Credit or Lender Guarantee except that the conditions set out in Clause 5.1(i)(iv) (Delivery of Drawing Requests) shall not apply.

(c)	The terms of each renewed Letter of Credit or Lender Guarantee shall be the same as those of the relevant Letter of Credit or Lender Guarantee immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit or Lender Guarantee immediately prior to its renewal; and

(ii)	its term shall start on the date which was the expiry date of the Letter of Credit or Lender Guarantee immediately prior to its renewal, and shall end on the proposed expiry date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, the Issuing Lender shall amend (if required) and re-issue the Letter of Credit or Lender Guarantee pursuant to the relevant Renewal Request.

(e)	Subject to Clause 5.8(f) below, the relevant Issuing Lender and a Borrower (or Bidco on its behalf) may agree changes to the terms of a Lender Guarantee or Letter of Credit after its date of request, issue or renewal provided that such changes do not contravene any term of this Agreement and provided further that the Issuing Lender shall notify the Facility Agent (in the case of a Letter of Credit or Lender Guarantee issued under the Revolving Facility) or the Bonding Agent (in the case of a Letter of Credit or Lender Guarantee issued under the Bonding Facility) in writing of such changes prior to or contemporaneously with such changes taking effect.

(f)	If a Borrower wishes to:

(i)	increase the face amount; or

(ii)	extend the expiry date,
of a Letter of Credit or Lender Guarantee, that Borrower (or Bidco on its behalf) may request that the Letter of Credit or Lender Guarantee be so amended by submitting an amendment request (an “Amendment Request”) to (A) the Facility Agent (with a copy to the Issuing Lender (in the case of the Revolving Facility) by no later than 12 noon London time on the Business Day immediately preceding the date on which the amendments are proposed to come into effect (or such later time as the Facility Agent (in the case of the Revolving Facility) may agree) or (B) the Bonding Agent (in the case of the Bonding Facility) by no later than 12 noon Düsseldorf time on the Business Day immediately preceding the date on which the amendments are proposed to come into effect (or such later time as the Facility Agent (in the case of the Revolving Facility) or Bonding Agent (in the case of the Bonding Fcility) may agree) provided that all Drawing Requests delivered to the Bonding Agent shall be delivered by db-Direct. Each Amendment Request shall set out:
(i)	the issue number of the Lender Guarantee or Letter of Credit;

(ii)	the revised face amount or expiry date (as the case may be); and

(iii)	the proposed effective date of the amendment(s).
If the Lender Guarantee or Letter of Credit as amended satisfies the requirements of Clauses 5.1(d), 5.1(e), 5.1(i)(ii) and 5.1(i)(iii) as applicable, the Senior Finance Parties shall treat an Amendment Request in the same way as a Drawing Request and, with effect from the date of amendment of the Lender Guarantee or Letter of Credit (as notified to the Facility Agent by the Issuing Lender and Bidco), the face amount of the Lender Guarantee or Letter of Credit shall be increased or, as the case may be, the expiry date of the Lender Guarantee or Letter of Credit shall be extended, in each case as set out in the Amendment Request.
6.	INTEREST

6.1	Interest Periods

Interest shall be calculated and payable on each Advance by reference to Interest Periods. Subject to the other provisions of this Agreement each Interest Period shall be of 1, 2, 3 or 6 months’ duration as selected by the relevant Borrower in the Drawing Request for that Advance or, in the case of any subsequent Interest Period relating to a Term Advance, in a notice received by the Facility Agent not later than 3.00 p.m. 3 Business Days before the first day of that Interest Period (or such other period as may be agreed between Bidco and the Lenders) except that:
(a)	the first Interest Period applicable to any Term Advance (other than the first Term Advance) shall end on the same date as the then current Interest Period relating to the then outstanding Term Advance or Term Advances for that same Facility;

(b)	each Advance shall have an Interest Period commencing on its Drawing Date and each successive Interest Period applicable to a Term Advance shall commence on the expiry of the immediately preceding Interest Period for that Term Advance;

(c)	if Bidco wishes to select an Interest Period for a Term Advance extending beyond a Maturity Date, it may do so only in relation to that part of the Term Advance not due for repayment on that date. The remainder (being equal to the repayment instalment due on that date) shall be deemed to be a separate Term Advance with an Interest Period ending on that date;

(d)	no Interest Period in relation to a Revolving Advance may extend beyond the Revolving Facility Maturity Date;

(e)	until the relevant Syndication Date in relation to any Facility, each Interest Period shall be of 1 month’s duration (or such shorter period as may be agreed between Bidco and the Mandated Lead Arrangers);

(f)	subject to the above exceptions, any Interest Period for which no effective selection notice is received by the Facility Agent shall be of 3 months’ duration; and

(g)	if a Borrower so elects in writing, not less than 3 Business Days prior to the date on which an Interest Period is due to commence in respect of a Term Advance, it may select different Interest Periods of 1, 2, 3 or 6 months’ duration (or such other period as that Borrower and the Lenders may agree) for different parts of such Term Advance (each such part to be in an amount of not less than EUR5,000,000 (or its currency equivalent), and each such part shall thenceforth be deemed to be a separate Term Advance provided that there shall not be at any time more than 10 Term Advances outstanding.
6.2	Interest Rate

The rate of interest applicable to an Advance for a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of:
(a)	the Mandatory Cost;

(b)	the applicable Margin; and

(c)	EURIBOR or LIBOR, as the case may be, for that Advance for that Interest Period.
Interest will accrue daily and shall be calculated on the basis of a 365 day year in the case of Sterling and a 360 day year in the case of Advances denominated in any other currency.

6.3	Payment of Interest

On the last day of each Interest Period, the relevant Borrower shall pay the unpaid interest accrued during the relevant Interest Period on the Advance to which it relates provided that if an Interest Period is in excess of 6 months, unpaid interest accrued during each 6 month period shall be paid on the last business day of such 6 month period with the balance of the unpaid interest accrued during that Interest Period to be paid on the last day of the relevant Interest Period.

6.4	Default Interest

If any Obligor fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 6.4 (Default Interest)) under any Senior Finance Document on its due date (an “unpaid sum”), such Obligor will pay default interest on such unpaid sum from its due date to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent to be 1% per annum above:
(a)	where the unpaid sum is principal which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the relevant Interest Period); or

(b)	in any other case (including principal falling within Clause 6.4(a) (Default Interest) above once the relevant Interest Period has expired), the rate which would be payable if the unpaid sum was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be reasonably selected by the Facility Agent having due regard for the likely date of payment (each a “Default Interest Period”).
For the purposes of determining the rate of interest on an overdue sum under this Clause 6.4 (Default Interest) the Margin shall be:
(c)	if such sum comprises principal or interest or any other amount due under the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility, the Tranche C1 Term Facility, the Tranche D Term Facility, the Bonding Facility or the Revolving Facility, the Margin in relation to the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility, the Tranche C1 Term Facility, the Tranche D Term Facility, the Bonding Facility and the Revolving Facility respectively; and

(d)	if such sum is not properly attributable to any of the Facilities, the Margin under the Tranche A Term Facility.
Default interest will be payable on demand by the Facility Agent (or the Security Agent if in relation to a Security Document) and will be compounded at the end of each Default Interest Period.

6.5	Margin Adjustment
(a)	Save as provided in this Clause 6.5 (Margin Adjustment), the Margin in relation to each Advance shall be the rate applicable to that Advance as specified in the definition of Margin contained in Clause 1.1 (Definitions).

(b)	If, based on the Relevant Monthly Management Accounts last received by the Facility Agent pursuant to Clause 19.4(b) (Financial Statements) together with the certificate relating thereto delivered pursuant to Clause 19.5(a)

(Compliance Certificates), the Total Leverage Ratio in respect of the 12 month period ending on the last day of the relevant Quarter Period is within the range of ratios set out in the “Total Leverage Ratio” column below, then the Margin shall be reduced or increased to the percentage per annum set out opposite the relevant range set out in the column “Margin” below (as appropriate).

		Margin %
	Margin %	Revolving
	Tranche A	Facility and
Total Leverage Ratio	Term Facility	Bonding Facility
Greater than 4.50:1	2.25	2.25
Equal to or less than 4.50:1 but greater than 4.00:1	1.75	1.75
Equal to or less than 4.00:1 but greater than 3.50:1	1.75	1.75
Equal to or less than 3.50:1 but greater than 3.00:1	1.50	1.50
Equal to or less than 3.00:1	1.25	1.25

	Margin %	Margin %
	Tranche B	Tranche B1
Total Leverage Ratio	Term Facility	Term Facility
Greater than 4.50:1	2.50	2.50
Equal to or less than 4.50:1 but greater than 4.00:1	2.25	2.25
Equal to or less than 4.00:1	2.00	2.00
provided that:
(A)	there shall be no reduction in the Margin prior to the first anniversary of the Completion Date;

(B)	any change in the Margin shall take effect during the period from (and including) the date falling 5 Business Days after the date on which the Facility Agent has received the Relevant Monthly Management Accounts and the certificate relating thereto in accordance with Clause 19.5(a) (Compliance Certificates) until (but excluding) the date (a “Readjustment Date”) being the earlier of 5 Business Days after:

(1)	the date on which the Facility Agent next receives Relevant Monthly Management Accounts and the certificate relating thereto pursuant to Clause 19.5(a) (Compliance Certificates); and

(2)	the latest date by which the Facility Agent should have received the Relevant Monthly Management Accounts and certificates relating thereto referred to in paragraph (1) above;
and, on each Readjustment Date, the Margin shall revert to its original level at the date of this Agreement, unless a lower Margin than the original level of Margin shall be applicable in accordance with this Clause 6.5 (Margin Adjustment);
(C)	there shall be no decrease in the Margin if an Event of Default has occurred which is continuing and the Margin shall immediately revert to its original level at the date of this Agreement until such time as any Event of Default is no longer continuing, whereupon the Margin shall be determined in accordance with this Clause 6.5 (Margin Adjustment) on the basis of the most recently delivered Relevant Monthly Management Accounts; and

(D)	there shall be no decrease in the Margin if the Relevant Monthly Management Accounts have not been delivered in accordance with Clause 19.4(b) (Financial Statements).
6.6	Margin Inaccuracy

If any annual audited financial statements delivered under Clause 19.4 (Financial Statements) demonstrate that the Margin:
(a)	should have been varied in accordance with Clause 6.5 (Margin Adjustment) when it has not been; or

(b)	should not have been varied in accordance with Clause 6.5 (Margin Adjustment) when it has been, in either case by reason of an inaccuracy in the Relevant Monthly Management Accounts, payments of interest shall following receipt of the relevant audited financial statements by the Facility Agent be adjusted by such amount as the Facility Agent shall determine is necessary to give effect to the correct variation in the Margin as demonstrated by the audited accounts. The Facility Agent’s determination of the adjustments payable under this Clause 6.6 shall be prima facie evidence of such adjustments and the Facility Agent shall provide Bidco with reasonable details of the calculation of such adjustments.

7.	REPAYMENT

7.1	Tranche A Advances
(a)	The Borrowers of the Tranche A Advances shall repay the outstanding principal amount of such Advances in semi annual instalments in the currency in which such Advances were drawn. An instalment shall fall due on each of the dates specified in column (1) below and be in the amount equal to the percentage (the “Required Percentage”) of the Tranche A Advances made (being the aggregate of the Tranche A Advances made as at close of business on the last day of the Availability Period for the Tranche A Term Facility) specified opposite that date in column (2) below. Any balance of the Tranche A Advances remaining outstanding on the Final Tranche A Maturity Date shall be repaid in full on that date.

(1) Maturity Date	(2) Tranche A %
30 June 2006	3.75
31 December 2006	3.75
30 June 2007	5.00
31 December 2007	5.00
30 June 2008	6.25
31 December 2008	6.25
30 June 2009	7.50
31 December 2009	7.50
30 June 2010	10.00
31 December 2010	10.00
30 June 2011	10.00
31 December 2011	10.00
30 June 2012	7.50
Final Tranche A Maturity Date	7.50
(b)	If on any Maturity Date specified in column (1) above any Borrower elects to pay a percentage of the Tranche A Advances denominated in US Dollars, Sterling or Euro which is greater than the Required Percentage it may do so, provided that it pays to the Facility Agent (for the account of the Lenders) such greater amount of US Dollars, Sterling or Euro (as the case may be) as when converted into Euro, Sterling or US Dollars (as the case may be) at the Facility Agent’s Spot Rate of Exchange 3 Business Days prior to the relevant Maturity Date equals the amount which such Borrower would have been obliged to pay but for such election. For the avoidance of doubt any payment in a currency that exceeds the Required Percentage shall be applied in repayment of Advances denominated in that currency.
7.2	Tranche B Advances

The Borrowers of the Tranche B Advances shall repay the aggregate outstanding principal amount of such Advances in full in one instalment on the Tranche B Maturity Date.

7.3	Tranche B1 Advances

The Borrowers of the Tranche B1 Advances shall repay the aggregate outstanding principal amount of such Advances in full in one instalment on the Tranche B1 Maturity Date.

7.4	Tranche C Advances

The Borrowers of the Tranche C Advances shall repay the aggregate outstanding principal amount of the Tranche C Advances in full in one instalment on the Tranche C Maturity Date.

7.5	Tranche C1 Advances

The Borrowers of the Tranche C1 Advances shall repay the aggregate outstanding principal amount of the Tranche C1 Advances in full in one instalment on the Tranche C1 Maturity Date.

7.6	Tranche D Advances

The Borrowers of the Tranche D Advances shall repay the aggregate outstanding principal amount of the Tranche D Advances in full in one instalment on the Tranche D Maturity Date.

7.7	Revolving Advances
(a)	Subject to Clause 14.6 (Netting of Payments), each Revolving Advance shall be repaid by the relevant Borrower on the last day of the Interest Period applicable to that Revolving Advance. All Revolving Advances outstanding on the Revolving Facility Maturity Date shall be repaid on that date and no further Revolving Advances shall be capable of being drawn after that date.

(b)	On the date falling 4 years after the Completion Date (the “Term-out Date”) any Capex and Acquisition Advance which is then outstanding shall be converted into a term advance (each a “Term-out Advance”) as follows:
(i)	the amount of the Term-out Advance shall be an amount equal to the amount of the relevant converted Capex and Acquisition Advance as of the first day of the last Interest Period relating thereto, provided that, in respect of any Capex and Acquisition Advance denominated in an Optional Currency, the amount of the relevant converted Term-out Advance shall be equal to its Euro Equivalent calculated as of the first day of the last Interest Period relating thereto and shall be denominated in Euro;

(ii)	each such Term-out Advance shall remain outstanding for a period from, and including the Term-out Date and ending on the Revolving Facility Maturity Date and be repayable in equal semi-annual instalments, the first such instalment falling due on the first Quarter Date to occur after the Term-out Date and the last such instalment falling due on the Revolving Facility Maturity Date. Any amount so repaid shall not be capable of being redrawn; and

(iii)	the first Interest Period in respect of each such Term-out Advance shall commence on the Term-out Date and shall be of the duration determined (mutatis mutandis) in accordance with Clause 6.1(a), (b), (c), (d), (e) and (f) (Interest Periods) to the extent it refers to Term Advances.
(c)	Subject to the provisions of this Agreement, any amount repaid or prepaid under the Revolving Facility shall be capable of being redrawn.
7.8	Miscellaneous

The provisions of Clause 8.8 (Miscellaneous) shall apply to any repayment under this Clause 7 (Repayment).

8.	PREPAYMENT

8.1	Voluntary Prepayments

Any Borrower may prepay an Advance or any part thereof at any time provided that the Facility Agent has received not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) notice from Bidco of the proposed date and amount of the prepayment and provided that (a) any partial prepayment of an Advance will be in a minimum amount of EUR2,500,000 (or, if an Optional Currency, have a Euro Equivalent on the day such notice is given in a minimum amount of EUR2,500,000) or $2,500,000 (in respect of US Dollar denominated Term Advances) or £1,500,000 (in respect of Sterling denominated Term Advances), (b) any prepayment of a Tranche D Advance shall be made together with the applicable Prepayment Premium and (c) any prepayment made other than on the last day of an Interest Period shall be made together with any amount payable under Clause 31.3 (General Indemnity).

8.2	Mandatory Prepayments on Change of Control

If a Change of Control or a sale of all or substantially all of the business and/or assets of the Group occurs:
(a)	the Borrowers will immediately prepay all Advances and provide cash cover in an amount equal to the total Contingent Liability of all the Revolving Lenders and the Bonding Lenders under all outstanding Letters of Credit and Lender Guarantees;
(b)	the undrawn element of the Facilities will be cancelled and no further Drawing may be requested under this Agreement; and

(c)	each Borrower will immediately repay all sums advanced to it under any Ancillary Facility and provide cash cover in respect of contingent liabilities outstanding under such Ancillary Facility and for its account.
For the purposes of this Agreement:

“Change of Control” shall mean prior to a Listing of the Parent, the Original Equity Investors (the “Relevant Holders”) ceasing to beneficially own (directly or indirectly) equity share capital having the right to cast at least 50.1% (or 30.1% following a Listing of the Parent provided that no other holder or holders acting in concert has a greater percentage than the Relevant Holders together) of the votes capable of being cast in general meetings of the Parent.
8.3	Mandatory Prepayments from Receipts

Bidco will prepay or procure that the Advances will be prepaid and/or cash cover provided by the Borrowers in an amount equal to:
(a)	any Net Proceeds of disposal of any asset of the Group (other than a disposal permitted by Clause 17.2(a) to (d) (inclusive), (h), (j), (l), (m), (n) (to the extent it is not a condition of the relevant consent that such Net Proceeds are applied in prepayment) and (o) (Disposals)), including, without limitation, any disposal of the LOI Furnaces Group, and which when aggregated with the Net Proceeds of other such disposals made during the same Financial Year exceed EUR10,000,000 (or its currency equivalent) in aggregate, provided that such Net Proceeds shall not be required to be so applied to the extent that such Net Proceeds are applied, committed to be applied or designated by the board of directors of Bidco for application 6 months before or within 12 months after receipt of such Net Proceeds (and if committed or designated to be so applied within 12 months of receipt of such Net Proceeds, actually applied within 6 months thereafter) in the purchase of other fixed or long term assets for use in the Business or for making a Permitted Acquisition, a Permitted Capital Expenditure and/or an Additional Permitted Reorganisation (in each case, within 12 months of receipt of such Net Proceeds (and if committed or designated to be so applied within such period, actually applied within 6 months thereafter)); and
(b)	(i)	any Net Proceeds in excess of EUR2,000,000 received or recovered under the Acquisition Documents (including under any indemnities thereunder), and
(ii)	any Net Proceeds received as a result of claims against any professionals in relation to any of the Reports, provided that such Net Proceeds shall not be required to be so applied to the extent that such Net Proceeds are applied, committed to be applied or designated by the board of directors of Bidco to be applied to rectify the deficiency leading to such recovery being claimed, or in meeting or making good a liability (including, without limitation, tax liability, environmental liability, litigation and working capital deficiency) in respect of which such proceeds are received or recovered within 12 months of receipt (and if committed or designated to be so applied within such period, actually applied within 6 months thereafter); and
(c)	the proceeds of any insurance claim or series of related claims (in an amount in excess of EUR2,500,000 per claim or series of related claims and not relating to loss of earnings, third party or public liability, business interruption or similar claims) received by a member of the Group in respect of the loss or destruction of assets to the extent not applied, committed to be applied or designated by the board of directors of Bidco for application in reinstatement of the relevant asset or purchase of replacement assets in either case within 12 months after receipt (and if committed or designated to be so applied within such period, actually applied within 6 months thereafter); and

(d)	an amount equal to the percentage of the proceeds (net of properly incurred costs and expenses to be evidenced in reasonable detail to the Facility Agent by Bidco) set out below resulting from any Listing of any member of the Group not constituting a Change of Control; in the event that immediately following such prepayment the Total Leverage Ratio as at the last day of the Quarter Period immediately preceding the date of prepayment (but after adjusting for the prepayment) for the 12 month period ending on such date would be:
(i)	greater than 2.50:1, 100% of such proceeds shall be required to be applied in prepayment of the Facilities; or

(ii)	greater than 2.00:1 but less than or equal to 2.50:1, 50% of such proceeds shall be required to be applied in prepayment of the Facilities; or

(iii)	less than or equal to 2.00:1, there shall be no obligation to prepay the Facilities;
provided that, notwithstanding sub-paragraphs (i), (ii) and (iii) above, in relation to a Listing of the Parent as contemplated in the Consent Letter the only obligation of Bidco is to procure a prepayment of the Facilities within 5 Business Days of the receipt of the proceeds of such Listing of an amount equivalent to the lesser of:
(iv)	EUR 150,000,000; or
(v)	an amount applied in prepayment of the Facilities so that immediately following such prepayment the Total Leverage Ratio as at the last day of the Quarter Period immediately preceding the date of the Listing (but after giving effect to the application of the proceeds of such Listing) for the 12 month period on such date would be 2.5:1, in each case, with any proceeds in excess thereof being, at Bidco’s option, applied in prepayment of the Facilities or retained on the balance sheet of the Parent up to an amount so that immediately following such prepayment or application the Total Leverage Ratio as at the last day of the Quarter Period immediately preceding the date of the Listing (but after giving effect to the prepayment and any cash or Cash Equivalents that remain on the balance sheet of the Parent from the proceeds of such Listing) for the 12 month period ending on such date would be 2.5:1 or, at Bidco’s discretion, less.
Any balance of the proceeds not required to be prepaid or retained on the balance sheet in accordance with the above shall be available for use by the Group for purposes not prohibited by this Agreement or to prepay any cash pay debt and subordinated debt.

Any moneys shall (A) be immediately applied in prepayment and/or provision of cash cover in accordance with paragraphs (a), (b), (c) and (d) above or (B) if when aggregated is less than EUR10,000,000, be retained by Bidco to be applied during or at the end of any reinvestment period in accordance with this Clause 8.4 or (C) if not immediately applied, and which when aggregated, exceed EUR10,000,000 (the “Collection Threshold”), be held in a Cash Collateral Account (bearing interest at the rate normally offered by the relevant Senior Finance Party to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the proposed period of deposit) provided that any such moneys shall not be held in such Cash Collateral Account to the extent Bidco has agreed to a temporary reduction of the undrawn portion of the Revolving Commitments by a corresponding amount (the amount of such reduction also to be available to be available to fund investments under paragraphs (a), (b), (c) and (d) above and to be reinstated following a prepayment), in each case pending application in accordance with paragraphs (a), (b), (c) and (d) above, and if not so applied within 12 months after receipt (or to the extent committed or designated to be applied within such period, within 6 months thereafter), shall be applied in prepayment of the Advances and/or provision of cash cover.
8.4	Excess Cash Flow
(a)	Subject to Clause 8.5(g) (Prepayments: Order of Application), within 14 days of delivery of the audited consolidated financial statements of the Group in each Financial Year pursuant to Clause 19.4 (Financial Statements) commencing with the Financial Year ending 31 December 2006, Bidco will prepay or procure the prepayment of the Advances and/or the provision of cash cover by the Borrowers out of the Excess Cash Flow for such Financial Year, provided that to the extent (after taking into account on a pro forma basis the amount of such payment) such audited consolidated financial statements of the Group would disclose a Total Leverage Ratio for the relevant Financial Year as at the end of and for that Financial Year of:
(i)	greater than 4.00:1, 50% of the amount of Excess Cash Flow for such Financial Year shall be required to be applied in prepayment of the Facilities;

(ii)	greater than 3.00:1 but less than or equal to 4.00:1, 25% of the amount of Excess Cash Flow for such Financial Year shall be required to be applied in prepayment of the Facilities; or

(iii)	less than or equal to 3.00:1, there shall be no obligation to prepay the Facilities.
Any Excess Cash Flow which is not required to be prepaid under this Clause 8.5 (Excess Cash Flow) may be used by the Group for purposes not prohibited by this Agreement or to prepay any cash pay debt including the Tranche D Term Facility and subordinated debt, subject to a Total Leverage Ratio for the relevant Financial Year as at the end of and for that Financial Year of less than or equal to 3.00:1.

(b)	Provided that firms of auditors of international repute have not adopted a general policy of not providing such reports, Bidco will procure that the Auditors will deliver, together with the audited consolidated financial statements, a certificate confirming the amount of the Excess Cash Flow (if any) together with a calculation of how that amount has been determined.
8.5	Prepayments: Order of Application
(a)	Prepayments made pursuant to Clauses 8.1 (Voluntary Prepayments) and 8.4 (Excess Cash Flow) shall be applied in such order and against such Facilities and such repayment instalments as Bidco shall select provided that for the purposes of determining the ratio of Consolidated Cash Flow to Consolidated Debt Service for any Relevant Period only, the amount of any such prepayments shall be deemed to have been applied in accordance with paragraph (b) below.

(b)	At Bidco’s option, prepayments made pursuant to Clause 8.3 (Mandatory Prepayments from Receipts) shall, as between the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility and the Tranche C1 Term Facility, be applied:
(i)	first, pro rata against up to the next 4 unpaid instalments in respect of the Tranche A Term Facility (provided that the aggregate amount of such instalments shall not be reduced to less than 50% of their aggregate original amount); and then

(ii)	as to the balance, pro rata to the remaining unpaid instalments in respect of the Tranche A Term Facility and to the outstanding principal amount of the Tranche B Advances and the outstanding principal amount of the Tranche B1 Advances and the outstanding principal amount of the Tranche C Advances and the outstanding principal amount of the Tranche C1 Advances until, in each case the relevant Term Facility has been reduced to zero.
(c)	Subject to paragraph (b) above, prepayments made pursuant to Clause 8.3 (Mandatory Prepayments from Receipts) shall, as between the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility and the Tranche C1 Term Facility be applied pro rata to the remaining unpaid instalments in respect of the Tranche A Term Facility and to the outstanding principal amount of the Tranche B Advances and the outstanding principal amount of the Tranche B1 Advances and the outstanding principal amount of the Tranche C Advances and the outstanding principal amount of the Tranche C1 Advances, until in each case the relevant Term Facility has been reduced to zero.
(d)	Following the reduction to zero of the Tranche A Term Facility, the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility and the Tranche C1 Term Facility pursuant to paragraph (b) or (c) above, prepayments shall thereafter be applied:

(i)	in permanent prepayment and cancellation of Revolving Advances on a pro rata basis and cash advances outstanding forming part of Ancillary Outstandings or in cancelling the Revolving Commitments of the Lenders or in cancelling the Bonding Commitments of the Lenders on a pro rata basis to the extent undrawn, in such order as Bidco may select and thereafter in providing cash cover in respect of any Contingent Liability under any Letter of Credit or Lender Guarantee issued under the Revolving Facility or the Bonding Facility or contingent liability under any Ancillary Facility, in each case on a pro rata basis; and

(ii)	prior to the Refinancing Date, thereafter in permanent prepayment and cancellation of the outstanding principal amount of the Tranche D Advances until the Tranche D Term Facility has been reduced to zero.
(e)	The Revolving Commitments shall be cancelled pro rata in an amount equal to each amount prepaid or provided as cash cover under paragraphs (a) and (d) above. Each Lender’s Revolving Commitment shall be reduced proportionately (and the relevant Ancillary Limit reduced in the case of the Revolving Facility). Any such amounts shall be applied on a pro rata basis in reduction of the Revolving Commitments.

(f)	The Bonding Commitments shall be cancelled pro rata in an amount equal to each amount provided as cash cover under paragraphs (a) and (d) above. Each Lender’s Bonding Commitment shall be reduced proportionately. Any such amounts shall be applied on a pro rata basis in reduction of the Bonding Commitments.

(g)	Bidco and each other Obligor shall use all reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made, cash cover lawfully provided and the proceeds lawfully applied as provided under this Clause 8 (Prepayment). If however, after Bidco and each such Obligor has used all such reasonable endeavours and taken such reasonable steps, it will still:
(i)	be unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of the directors of any member of the Group) for such a prepayment to be made and/or cash cover to be provided and the proceeds so applied;

(ii)	be unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of the directors of any member of the Group) to make funds available to a member of the Group that could make such a prepayment and/or provide such cash cover; or

(iii)	result in any member of the Group making funds available to another member of the Group to enable such a prepayment to be made and/or cash cover to be provided incurring material cost or expense (including any material tax liability), then such prepayment and/or provision of cash cover shall not be required to be made (and, for the avoidance of doubt, the relevant amount shall be available for the working capital purposes of the Group and shall not be required to be paid to a Cash Collateral Account) provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is removed, any relevant proceeds will be applied in prepayment and/or the provision of cash cover in accordance with this Clause 8 (Prepayment) at the expiry of the relevant Interest Period.

8.6	Prepayments during Interest Periods

Where any amount required to be prepaid under Clauses 8.3 (Mandatory Prepayments from Receipts) or 8.4 (Excess Cash Flow) is received by the Facility Agent during an Interest Period, Bidco may by notice to the Facility Agent to be received not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior to payment of the relevant amount to the Facility Agent, request such amount to be placed in a Cash Collateral Account in which event such amount shall be paid to the credit of a Cash Collateral Account and shall be applied by the Facility Agent against the relevant Advance or Advances at the expiry of the relevant Interest Period. The interest earned on such account will be applied by the Facility Agent towards the interest due by the relevant Borrower in respect of the relevant Advance at the time the amount is applied in repayment of the relevant Advance.
8.7	Miscellaneous
(a)	No prepayment of an Advance may be made except at the times and in the manner expressly provided by this Agreement.

(b)	Any repayment or prepayment must be accompanied by accrued interest on the amount repaid or prepaid and any other sum then due under this Agreement.

(c)	Any repayment or prepayment of an Advance (or part thereof) shall be made in the currency of that Advance.

(d)	No amount repaid or prepaid may be redrawn save as provided in Clause 7.7 (Revolving Advances ).

(e)	Any notice of prepayment delivered by Bidco under this Agreement shall be irrevocable.

(f)	Any prepayments in respect of the Tranche A Term Facility shall be applied against the Advances denominated in Euro, Sterling and US Dollars as provided in Clause 7.1 (Tranche A Advances).

8.8	Right to Refuse Prepayment
(a)	Any Tranche B Lender, Tranche B1 Lender, Tranche C Lender or any Tranche C1 Lender may, at its sole discretion, notify the Facility Agent at least 3 Business Days in advance that it does not wish to receive prepayments of the Tranche B Term Facility, Tranche B1 Term Facility, Tranche C Term Facility or the Tranche C1 Term Facility (as applicable) made pursuant to Clause 8.1 (Voluntary Prepayments), Clause 8.3 (Mandatory Prepayments from Receipts) and Clause 8.4 (Excess Cash Flow) at the time that any such prepayment is made (any such Tranche B Lender, Tranche B1 Lender, Tranche C Lender or Tranche C1 Lender to be a “Non-Accepting Lender”).

(b)	In the event of such a notification, the amount which would have been applied in prepaying the Tranche B Term Facility, the Tranche B1 Term Facility, the Tranche C Term Facility or the Tranche C1 Term Facility (as applicable) shall, be applied pro rata against the outstanding principal amount of the Tranche B Advances, Tranche B1 Advance, Tranche C Advances and Tranche C1 Advances owing to Tranche B Lenders, Tranche B1 Lenders, Tranche C Lenders and Tranche C1 Lenders (other than the Non-Accepting Lenders) which do not, when offered such further prepayment, notify the Facility Agent within 3 Business Days that they do not wish to receive such prepayments.

(c)	Following such application in accordance with Clause 8.8(b) (Right to Refuse Prepayment), any remaining amounts shall be applied against the outstanding principal amount of the Tranche A Advances (on the basis provided for in Clause 8.5 (Prepayments: Order of Application)) and then any remaining amounts shall be applied in permanent prepayment and cancellation of the Revolving Advances on a pro rata basis and cash advances outstanding forming part of Ancillary Outstandings or in cancelling the Revolving Commitments of the Lenders on a pro rata basis to the extent undrawn, in each case in such order as Bidco may select and thereafter in providing cash cover in respect of any Contingent Liability under any Letter of Credit or Lender Guarantee issued under the Revolving Facility or contingent liability under any Ancillary Facility, in each case on a pro rata basis.

(d)	Following such application in accordance with Clause 8.8(c) (Right to Refuse Prepayment), any remaining amounts shall be applied in cancelling the Bonding Commitments of the Lenders on a pro rata basis to the extent undrawn and thereafter in providing cash cover in respect of any Contingent Liability under any Letter of Credit or Lender Guarantee issued under the Bonding Facility on a pro rata basis.
9.	CANCELLATION

9.1	All Facilities

If the first Term Advance in respect of the Senior Term Facilities shall not have been made under this Agreement on the Completion Date, all the Facilities shall be cancelled and the Senior Finance Parties shall be under no further obligation to permit Drawings under this Agreement and no Ancillary Lender shall be under any obligation to the Borrowers under any Ancillary Documents.

9.2	Term Facilities
(a)	Bidco may cancel any of the Commitments in respect of the Term Facilities in whole or in part (but if in part in a minimum amount of EUR1,000,000) at any time during the Availability Period for the relevant Term Facility by giving not less than 5 Business Days irrevocable written notice to that effect to the Facility Agent specifying the date and amount of the proposed cancellation. Any such cancellation shall reduce each Lender’s Commitment for such Term Facility on a pro rata basis.

(b)	On the last Business Day of the relevant Availability Period for the relevant Term Facilities (other than the Tranche D Term Facility) any portion of the Commitments in relation to the relevant Term Facilities remaining undrawn will be cancelled.

(c)	Any portion of the Tranche D Commitments remaining undrawn on the Completion Date will be cancelled.
9.3	Bonding Facility
(a)	Bidco may cancel the Bonding Commitments in whole or in part (but if in part in a minimum amount of EUR2,500,000) at any time during the Availability Period for the Bonding Facility by giving not less than 5 Business Days irrevocable written notice to that effect to the Facility Agent specifying the date and amount of the proposed cancellation. Any such cancellation shall reduce each Lender’s Bonding Commitment on a pro rata basis.

(b)	No cancellation of the Bonding Facility may be made if it would result in the aggregate of the Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees issued under the Bonding Facility at the time of the proposed cancellation exceeding the total Bonding Commitments.

(c)	Upon any Permitted Disposal, to the extent any Letters of Credit and Lender Guarantees issued in respect of the company, business, assets and/or undertaking being disposed of remain outstanding, Bidco will procure that (A) cash cover is provided by a person other than a member of the Group and without any liability in respect of any member of the Group in an amount equal to the total Contingent Liability of all the Bonding Lenders under such Letters of Credit and Lender Guarantees or (B) bank guarantees, in form and substance satisfactory to the Issuing Lender (acting reasonably), are issued in respect of the full amount of such Letters of Credit and Lender Guarantees for the benefit of the relevant Lenders.
9.4	Revolving Facility
(a)	Bidco may cancel the Revolving Commitments in whole or in part (but if in part in a minimum amount of EUR2,500,000) at any time during the Availability Period for the Revolving Facility, as applicable, by giving not less than 5 Business Days irrevocable written notice to that effect to the Facility Agent specifying the date and amount of the proposed cancellation. Any such cancellation shall reduce each Lender’s Revolving Commitment on a pro rata basis (ignoring for this purpose any reduction in the Revolving Commitment of an Ancillary Lender by reason of an Ancillary Limit).

(b)	No cancellation of the Revolving Facility may be made if it would result in the aggregate of the Revolving Advances and the Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees issued under the Revolving Facility at the time of the proposed cancellation exceeding the total Revolving Commitments as reduced by the total Ancillary Limits at such time.

(c)	Upon any Permitted Disposal:
(i)	any Borrower which is or whose business, assets and/or undertaking is being disposed of will immediately prepay all Advances made under the Revolving Facility; and

(ii)	to the extent any Letters of Credit and Lender Guarantees issued in respect of the company, business, assets and/or undertaking being disposed of remain outstanding, Bidco will procure that (A) cash cover is provided by a person other than a member of the Group and without any liability in respect of any member of the Group in an amount equal to the total Contingent Liability of all the Bonding Lenders under such Letters of Credit and Lender Guarantees or (B) bank guarantees, in form and substance satisfactory to the Issuing Lender (acting reasonably), are issued in respect of the full amount of such Letters of Credit and Lender Guarantees for the benefit of the relevant Lenders.
9.5	Miscellaneous

No Borrower may cancel all or any part of the Facilities except as expressly provided in this Agreement or, in relation to the Ancillary Facilities, any Ancillary Document. Any notice of cancellation shall be irrevocable and no part of the Facilities which has been cancelled shall be capable of being drawn.

10.	FEES

10.1	Commitment Fees
(a)	Bidco will pay or procure the payment by the Borrowers to the Facility Agent for the account of Lenders of a commitment fee on the Revolving Facility and the Bonding Facility which will:
(i)	be computed at the rate which is the lower of (A) 0.75% per annum and (B) 50% of the applicable Margin, on the daily, undrawn, uncancelled amount of the total Revolving Commitments or the total Bonding Commitments (as the case may be) from the Completion Date until the last day of the Availability Period in respect of the Revolving Facility or the Bonding Facility (as the case may be); and

(ii)	be payable quarterly in arrears and on the Revolving Facility Maturity Date or the Bonding Facility Maturity Date (as the case may be) and the cancelled amount of the relevant Lender’s Revolving Commitment or Bonding Commitment (as the case may be) at the time cancellation is effective.
(b)	Bidco will pay or procure the payment by the Borrowers to the Facility Agent for the account of the Lenders of a commitment fee on the Term Facilities which will:
(i)	be computed as follows:
(A)	subject to paragraph (B) below, for the period commencing on the earlier of (1) the date on which all the conditions precedent referred to in Clause 4.1 (Initial Conditions Precedent) other than the condition set out in paragraph 11 (Consents and Filings) of Part B of Schedule 3 (Acquisition Documentary Conditions Precedent) have been satisfied and (2) 30 September 2005 and ending on the Completion Date at the rate of 0.50% per annum;

(B)	if the Completion Date has not occurred by 30 September 2005, for the period commencing from 30 September 2005 and ending on the Completion Date, at the rate of 50% of the applicable Margin; and

(C)	for the period commencing from the Completion Date and ending on the last day of the Availability Period for the relevant Term Facility, at the rate of 0.50% per annum,

in each case, on the daily, undrawn, uncancelled amount of the total Commitments for the relevant Term Facility; and
(ii)	be payable as follows:
(A)	in the case of the commitment fees payable pursuant to paragraphs (i)(A) and (B) above, on the Completion Date;

(B)	in the case of the commitment fee payable pursuant to paragraph (i)(C) above, quarterly in arrear and on the last day of the Availability Period for the relevant Term Facility; and

(C)	in any event, on the cancelled amount of the relevant Lender’s Commitment for the relevant Term Facility at the time the cancellation is effective or if later, the Completion Date.
(c)	The commitment fees payable under this Clause 10.1 (Commitment Fees) will each accrue from day to day and will be calculated on the basis of a 360 day year and the actual number of days elapsed. No commitment fees shall be payable in the event that the Completion Date does not occur.
10.2	Arrangement Fee

Bidco will pay or procure payment of the arrangement, underwriting and other fees in the amounts and at the times and otherwise as specified in the Fees Letters.

10.3	Agency Fees

Bidco will pay or procure payment, to the Facility Agent for its own account and to the Security Agent for its own account, agency fees at the times and otherwise in accordance with the terms of the relevant Fees Letter.

10.4	Amendment and Work Fees

Bidco will pay or procure payment of the amendment and work fees in the amounts and at the times as specified in the Amendment Fee Letter and the Work Fee Letter.

10.5	Letter of Credit/Lender Guarantee Commission

Each Borrower for whose account a Letter of Credit or Lender Guarantee is issued shall pay to each Revolving Lender or Bonding Lender (as the case may be) a commission at a rate equal to the applicable Margin (as adjusted from time to time in accordance with Clause 6.5 (Margin Adjustment)) for the Revolving Facility or the Bonding Facility (as the case may be) on that Lender’s Contingent Liability from day to day in relation to that Letter of Credit or Lender Guarantee. That commission shall be payable in:
(a)	where such Letter of Credit or Lender Guarantee is denominated in a currency other than US Dollars, sterling, euro, Hong Kong dollars, Danish krone, Swiss francs, Canadian dollars, Australian dollars or Singapore dollars, euro (such amount calculated using the Facility Agent’s Spot Rate of Exchange for the relevant currency and notified to Bidco); or

(b)	where such Letter of Credit or Lender Guarantee is denominated in US Dollars, sterling, euro, Hong Kong dollars, Danish krone, Swiss francs, Canadian dollars, Australian dollars or Singapore dollars, the currency of denomination of the Letter of Credit or Lender Guarantee, unless a Lender notifies the Facility Agent in writing at least three Business Days prior to the due date for payment that by reason of circumstances described in Clause 11.2(a)(ii), it cannot receive such commission due to it in a particular currency whereupon the commission shall be payable to the affected Lender in euro (calculated using the Facility Agent’s Spot Rate of Exchange for the relevant currency).

Such payments under this Clause shall be made quarterly in arrears for so long as that Lender has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

10.6	Issuing Lender Fee

Each Borrower for whose account a Letter of Credit or Lender Guarantee is issued, shall pay to the Issuing Lender which issued that Letter of Credit or Lender Guarantee a fee equal to 0.125% per annum on the Contingent Liability of such Issuing Lender from day to day in relation to that Letter of Credit or Lender Guarantee (excluding the proportion of such liability not counter-indemnified or guaranteed by the other Lenders). That fee shall be payable quarterly in arrears for so long as such Issuing Lender has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

10.7	Issuing Lender Fee under the Bonding Facility

The relevant Issuing Lender and Bidco may agree on a bilateral basis the fees to be paid to the Issuing Lender for acting as issuing lender under this Agreement, including in variation of the amounts which would otherwise be payable under Clause 10.5 (Issuing Lender Fee). If any such variation to the amounts payable under Clause 10.5 (Issuing Lender Fee) is agreed, the Issuing Lender shall notify the Facility Agent in writing prior to or contemporaneously with such variation taking effect. Bidco will pay or procure payment of fees to Deutsche Bank AG when it acts as Issuing Lender in relation to the issue of Letters of Credit or Lender Guarantees under the Bonding Facility in the amounts and at the times agreed in the separate fee letter with Deutsche Bank AG relating to the Bonding Facility.

10.8	Payment of Fees
(a)	Bidco irrevocably authorises the Facility Agent to deduct from the first Drawing in respect of the Facilities, all fees (including legal fees) costs and expenses to the extent set out in the Original Funds Flow Statement and payable in accordance with the relevant Fees Letters and this Agreement.

(b)	Bidco irrevocably authorises the Facility Agent to deduct from the first Drawing in respect of either the Tranche B1 Term Facility or the Tranche C1 Term Facility (from whichever such Facility is drawn earlier), all fees (including legal fees) costs and expenses to the extent set out in the New Funds Flow Statement and payable in accordance with the relevant Fees Letters and this Agreement.
11.	CURRENCY OPTION

11.1	Requests for Optional Currency

Subject as otherwise provided in this Agreement if the relevant Borrower so requests in a Drawing Request for a Revolving Advance or a Letter of Credit or Lender Guarantee that Revolving Advance, Letter of Credit or Lender Guarantee shall be denominated in an Optional Currency provided that Revolving Advances may not be denominated at any one time in more than 5 Optional Currencies.

11.2	Response to Request for an Optional Currency

If not later than close of business 3 Business Days prior to the first day of an Interest Period during which a Revolving Advance is to be denominated in an Optional Currency:
(a)	any Lender notifies the Facility Agent that:
(i)	by reason of circumstances affecting the London interbank market generally, that Lender will be unable to obtain matching deposits in that Optional Currency in the London interbank market at or about 11 a.m. on the relevant date in sufficient amounts to fund its share of that Advance during that Interest Period; or

(ii)	it would by reason of national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls be impossible or impracticable or it would be unlawful or contrary to a directive (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of Lenders in the relevant jurisdiction to comply) for its share of that Advance to be denominated in that Optional Currency during that Interest Period; or
(b)	the Facility Agent (acting reasonably) determines that:
(i)	the relevant Optional Currency is for any reason not freely convertible into Euro and/or not freely transferable in the London interbank market; or

(ii)	it is impossible to make payment in the country of the currency in which the Advance is to be denominated in the manner provided for in this Agreement;
the Facility Agent shall promptly notify Bidco and the Lenders.
11.3	Alternative Currency

If in relation to any Interest Period relating to a Revolving Advance the Facility Agent gives notice to Bidco and the Lenders in accordance with Clause 11.2 (Response to Request for an Optional Currency) then the Lender which has notified the Facility Agent under Clause 11.2 (Response to Request for an Optional Currency) (the “Notifying Lender”) shall not be obliged to make available its participation in that Advance in such currency, and Bidco or relevant Borrower may by notice to the Facility Agent before 11.00 a.m. on the second Business Day prior to the proposed Drawing Date specify that the Notifying Lender’s portion of that Advance during that Interest Period instead be denominated in another Optional Currency and in the absence of such notice from Bidco or the relevant Borrower by such time, the Notifying Lender’s portion of such Revolving Advance shall be denominated in Euro. Such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine to be necessary for the purpose of determining LIBOR to apply to the Notifying Lender’s portion of such Revolving Advance and the Facility Agent shall notify the same to Bidco and the Lenders.

11.4	Notification of Facility Agent’s Spot Rate of Exchange

If a Revolving Advance is to be denominated or issued in an Optional Currency, the Facility Agent shall promptly notify Bidco and the Lenders of the applicable Facility Agent’s Spot Rate of Exchange, the Optional Currency amount and the Euro Equivalent of such Revolving Advance as soon as practicable after they are ascertained.

11.5	Bonding Commitment

On the date on which any Drawing is requested (whether or not in an Optional Currency) under the Bonding Facility, the Bonding Agent shall determine whether the aggregate of:
(a)	the amount in Euro of that Drawing or, if denominated in an Optional Currency, the Euro Equivalent (determined in accordance with the Bonding Agent’s Rate of Exchange as at or about 1300 Düsseldorf time on the Business Day prior to the relevant Drawing Date) of that Drawing; and

(b)	subject to Clause 11.7 (Revaluation of Letters of Credit), the Euro Equivalent (determined as at or about 11:00 am 2 Business Days prior to each respective original Drawing Date (the “original Drawing Date” in respect of those Letters of Credit and Lender Guarantees deemed issued on the terms of the Bonding Side Letters being the date on which the respective Letters of Credit or Lender Guarantees were deemed issued in accordance with the terms of the relevant Bonding Side Letter)) of the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Bonding Facility and denominated in Optional Currencies, which will be outstanding on the relevant Drawing Date; and

(c)	the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Bonding Facility and denominated in Euro which will be outstanding on the relevant Drawing Date, exceeds the total amount of the Bonding Commitments of the Lenders. In the event that the Commitments of the Lenders are so exceeded, at the election of Bidco either (i) the requested Letter of Credit or Lender Guarantee shall be reduced by the amount by which the total Bonding Commitments of the Lenders are so exceeded or (ii) Bidco may pay or procure the payment to the credit of a Cash Collateral Account of an amount equal to the amount by which the Lenders’ Commitments are so exceeded in which case the requested Letter of Credit or Lender Guarantee shall be issued in the full amount.

11.6	Revolving Commitment

On the date on which any Drawing is requested (whether or not in an Optional Currency) under the Revolving Facility, the Facility Agent shall determine whether the aggregate of:
(a)	the amount in Euro of that Drawing or, if denominated in an Optional Currency, the Euro Equivalent (determined as at or about 11:00 am 3 Business Days prior to the relevant Drawing Date) of that Drawing; and

(b)	the Euro Equivalent (determined as at or about 11:00 am 3 Business Days prior to each respective original Drawing Date (the “original Drawing Date” in respect of those Letters of Credit and Lender Guarantees deemed issued on the terms of the Bonding Side Letters being the date on which the respective Letters of Credit or Lender Guarantees were deemed issued in accordance with the terms of the relevant Bonding Side Letter)) of each existing

Revolving Advance , denominated in an Optional Currency which will be outstanding on the relevant Drawing Date; and

(c)	each existing Revolving Advance, denominated in Euro which will be outstanding on the relevant Drawing Date; and

(d)	subject to Clause 11.7 (Revaluation of Letters of Credit), the Euro Equivalent (determined as at or about 11:00 am 2 Business Days prior to each respective original Drawing Date) of the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Revolving Facility and denominated in Optional Currencies, which will be outstanding on the relevant Drawing Date; and

(e)	the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Revolving Facility and denominated in Euro which will be outstanding on the relevant Drawing Date, exceeds the total amount of the Revolving Commitments as applicable of the Lenders, as reduced by the Ancillary Limits in the case of the Revolving Facility. In the event that the Commitments of the Lenders are so exceeded, at the election of Bidco either (i) the requested Revolving Advance, Letter of Credit or Lender Guarantee shall be reduced by the amount by which the total Revolving Commitments of the Lenders are so exceeded or (ii) Bidco may, in respect of a Letter of Credit or Lender Guarantee, pay or procure the payment to the credit of a Cash Collateral Account of an amount equal to the amount by which the Lenders’ Commitments are so exceeded in which case the requested Letter of Credit or Lender Guarantee shall be issued in the full amount.
11.7	Revaluation of Letters of Credit and Lender Guarantees
(a)	If any Letter of Credit or Lender Guarantee renewed in accordance with Clause 5.8 (Renewal and amendment of a Letter of Credit/Lender Guarantee) is denominated in an Optional Currency:
(i)	the Facility Agent (in the case of a Letter of Credit or Lender Guarantee issued under the Revolving Facility) shall at the date of renewal of such Letter of Credit or Lender Guarantee recalculate the Euro Equivalent of the Contingent Liability of all the Lenders under such Letter of Credit or Lender Guarantee by notionally converting into Euro the outstanding amount of such Contingent Liability on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation; or

(ii)	the Bonding Agent (in the case of a Letter of Credit or Lender Guarantee issued under the Bonding Facility) shall at the date of renewal and/or at the date of issuance (in accordance with Clause 5.7 (Issue of Letters of Credit/Lender Guarantees and L/C Limitation)) of such Letter of Credit or Lender Guarantee, and each business day thereafter, recalculate the Euro Equivalent of Contingent Liability of all the Lenders under such Letter of Credit or Lenders Guarantee by notionally converting into Euro the outstanding amount of such

Contingent Liability on the basis of the Bonding Agent’s Rate of Exchange on the date of calculation.
(b)	Bidco shall, if requested by the Facility Agent and/or the Bonding Agent within 3 days of any calculation under paragraph (a) above, ensure that within 3 Business Days the Bonding Facility is prepaid in an amount sufficient to ensure that the aggregate of (i) the total Euro Equivalent of the outstanding amount of the Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Bonding Facility and denominated in an Optional Currency and (ii) the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Bonding Facility and denominated in Euro (each determined as set forth in Clauses 11.5 (Bonding Commitment) above) does not exceed the Bonding Commitments following any adjustment to the Contingent Liability of all the Lenders carried out pursuant to paragraph (a) of this Clause 11.7 (Revaluation of Letters of Credit).

(c)	Bidco shall, if requested by the Facility Agent within 3 days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Advances are prepaid to ensure that the aggregate of (i) the amount of all outstanding Revolving Advances denominated in Euro, (ii) the total Euro Equivalent of all outstanding Revolving Advances denominated in an Optional Currency, (iii) the total Euro Equivalent of the outstanding amount of the Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Revolving Facility and denominated in an Optional Currency and (iv) the total Contingent Liability of all the Lenders under Letters of Credit and Lender Guarantees already issued under the Revolving Facility and denominated in Euro (each determined as set forth in Clauses 11.6 (Revolving Commitment) above) does not exceed the Revolving Commitments (after deducting the Ancillary Limits) following any adjustment to the Contingent Liability of all the Lenders carried out pursuant to paragraph (a) of this Clause 11.7 (Revaluation of Letters of Credit).
12.	TAXES

12.1	Tax Definitions

In this Agreement:

“DTT Lender” means, in relation to Taxes imposed by a state (the “Taxing State”) on a payment of interest made by an Obligor to a Senior Finance Party on a participation in an Advance, that Senior Finance Party, where that Senior Finance Party:
(a)	is treated as a resident of another state for the purposes of a double taxation treaty between that other state and the Taxing State, where that double taxation treaty provides for full relief from Taxes otherwise imposed on interest; and

(b)	does not carry on business in the Taxing State through a permanent establishment with which that Senior Finance Party’s participation in that Advance is effectively connected; and

(c)	fulfils any other provisions of the relevant double taxation treaty that are necessary for a payee to fulfil so as to be able, pursuant to that treaty, to receive payments of interest without a Tax Deduction (subject to the completion of any necessary procedural formalities);
“Qualifying UK Lender” means at any time in respect of a payment of interest made by or on behalf of any Obligor on a participation in relation to an Advance, a Lender:
(a)	who is beneficially entitled to and within the charge to United Kingdom corporation tax as regards that payment and:
(i)	if the participation in that Advance was made by it, is a Lender which is a “bank” (as defined for the purposes of section 349 of the Taxes Act); or

(ii)	if the participation in that Advance was made by a different person, that person was a “bank” (as defined for the purposes of section 349 of the Taxes Act) at the time that Advance was made;
(b)	who is beneficially entitled to that payment and:
(i)	is a company resident in the United Kingdom for the purposes of the Taxes Act (the first condition set out in section 349B of the Taxes Act); or

(ii)	satisfies one of the other conditions set out in subsections (2) or (6) of section 349B of the Taxes Act;
(c)	who is a building society as defined in Section 832(1) of the Taxes Act and which is entitled to receive any payment of interest made in respect of an advance under a Senior Finance Document without a Tax Deduction in respect of Tax imposed by the United Kingdom pursuant to Section 477A(7) of the Taxes Act; or

(d)	who is a DTT Lender with respect to the Taxes imposed by the United Kingdom;
“Qualifying US Lender” means at any time in respect of a payment of interest made by or on behalf of an Obligor on a participation in relation to an Advance, a Lender which is:
(a)	(i)	a “United States person” within the meaning of Section 7701(a)(30) of the Code; or
(ii)	a DTT Lender with respect to the United States entitled to receive such payments without any such deduction or withholding; or

(iii)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption; and
(b)	to the extent required in Clause 12.3(h) (Tax Gross-Up), has timely delivered to the Facility Agent for transmission to the Obligor copies of the forms and certificates discussed in Clause 12.3(h) (Tax Gross- Up).
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an Advance is either:
(a)	a company resident in the United Kingdom for United Kingdom Tax purposes; or

(b)	a person who satisfies one of the other conditions set out in subsections (2) or (6) of Section 349B of the Taxes Act.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Senior Finance Document;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Tax Liability” means, in respect of any Senior Finance Party:
(a)	any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(b)	any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(c)	any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(d)	any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person, and for this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set-off took place, shall be conclusively determined by that person and such determination shall be binding on the relevant parties to this Agreement;

“Tax Payment” means an increased payment made by an Obligor to a Senior Finance Party under Clause 12.3 (Tax Gross-Up) or a payment made under Clause 12.4 (Tax Indemnity).

12.2	Payments to be Free and Clear

All payments to be made by each Obligor under each Senior Finance Document shall be paid free and clear of and (in each case except to the extent required by law) without any Tax Deduction.

12.3	Tax Gross-Up
(a)	Each Obligor shall promptly upon it becoming aware that it is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Facility Agent of such requirement or change. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify that Obligor.

(b)	If an Obligor is required by law to make a Tax Deduction it shall make the Tax Deduction in the minimum amount and within the time period required by law.

(c)	Except as provided by paragraph (f) below, if a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from the Obligor shall be increased to an amount so that after the required Tax Deduction on that increased amount is made the payee receives a net sum equal to the amount it would have received had no Tax Deduction been required.

(d)	Except as provided by paragraph (f) below, if a Tax Deduction is required by law to be made by the Facility Agent from any payment to a Senior Finance Party which represents an amount or amounts received from an Obligor, that Obligor shall pay directly to that Senior Finance Party an amount which, after making the required Tax Deduction on that direct payment, enables the payee to receive a net sum equal to the amount it would have received had no Tax Deductions been required.

(e)	Within 30 days after making any Tax Deduction or a payment which it is required to make in connection with any Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent for the relevant Senior Finance Party certified copies of tax receipts evidencing such payment or, if the practice of the relevant taxing authority is not to supply such receipts, evidence satisfactory to that Senior Finance Party that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person.

(f)	An Obligor is not required to make an increased or direct payment to a Senior Finance Party under paragraphs (c) or (d) above in respect of Taxes imposed by the United Kingdom or the United States on a payment of interest on a participation in an Advance if at the time the payment concerned falls due the Senior Finance Party:
(i)	is not a Qualifying UK Lender, a DTT Lender or a Qualifying US Lender as the case may be, with respect to that payment (unless the reason it is not a Qualifying UK Lender, DTT Lender or Qualifying US Lender as the case may be, is due to a change after the date it becomes a Lender in any law, treaty or regulation, or in the interpretation or application thereof, or in any practice of concession of any relevant taxing authority) to the extent that payment could have been made without a deduction or withholding if that Senior Finance Party had been a Qualifying UK Lender, DTT Lender or Qualifying US Lender as the case may be, on that date;

(ii)	is a Qualifying UK Lender by virtue only of paragraph (b) of the definition of Qualifying UK Lender and the relevant Obligor has received a direction under section 349C of the Taxes Act in relation to that Senior Finance Party and its participation in an Advance to the extent that payment could have been made without a deduction or withholding if no direction had been issued; or

(iii)	is a DTT Lender and the relevant Obligor is able to demonstrate to the satisfaction of the DTT Lender that the Tax Deduction is required as a result of the failure of the DTT Lender to comply with its obligations under paragraph (g) below.
(g)	To the extent it is able to do so without breaching any legal or regulatory restrictions or having to disclose any confidential information, each DTT Lender shall, as soon as reasonably practicable, make any necessary application under the relevant double taxation treaty for that Obligor to make its payments to that Lender under this Agreement without a Tax Deduction, and shall notify the Facility Agent when such application has been made, provided that this paragraph (g) shall not apply to any DTT Lender described in paragraphs (h) and (i) below, unless the procedures set forth in paragraphs (h) and (i) below are not relevant. The Facility Agent shall, on receipt of any such notification delivered pursuant to this paragraph (g), subsequently notify Bidco.

(h)	Any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to payment from an US Obligor that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) without a Tax Deduction for United States federal withholding taxes, shall as soon as reasonably practicable (a) to the extent able to do so without breaching any legal or regulatory restrictions or having to disclose any confidential information, deliver to such US Obligor, with a copy to the Facility Agent, at the time or times prescribed by applicable law, (i) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8ECI (or any successor), whichever is relevant, certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder, (ii) in the case of each such Lender, if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes) pursuant to clause (i) above, (x) a statement certifying that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and (y) two accurate and complete originally executed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder or (iii) in the case of each such Lender, if a Lender is a foreign intermediary or flow-through entity for United States federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder, and (b) to the extent able do so without breaching any legal or regulatory restrictions or having to disclose any confidential information at such times, provide to such US Obligor, with a copy to the Facility Agent) new Forms W-8BEN, W-8ECI or W-8IMY (or any successor), whichever is relevant, upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, any Tax Deduction for United States federal withholding taxes with respect to any payment hereunder.

(i)	Each Lender that is entitled to payment from an Obligor established in Belgium without or with a lower Tax Deduction for Belgian withholding taxes, shall to the extent it is able to do so, using reasonable efforts, without breaching any legal or regulatory restrictions or having to disclose any confidential information, as soon as reasonably practicable upon written request of such Obligor, submit to such Obligor a tax residence certificate (form 276 Int.-Aut or any other form that may be requested by the Belgian tax authorities for the same purpose) issued by the competent tax authorities of the jurisdiction in which such Lender is resident stating that such Lender is resident in that jurisdiction for tax purposes, and, after such certificate ceases to be valid, such Lender shall, to the extent it is able to do so, using reasonable efforts, as soon as reasonably practicable upon written request of such Obligor, submit another such certificate to such Obligor, provided, however, that nothing in this Clause 12.3(i) shall require such Lender to disclose any confidential information (including without limitation, its tax returns or its calculations). After the entry into force of any new relevant exemption under Belgian internal law (the “New Exemption”), each Lender that is entitled, under the New Exemption, to payments from an Obligor established in Belgium without a Tax Deduction for Belgian withholding tax, shall to the extent able to do so using reasonable efforts, as soon as reasonably practicable upon written request of such Obligor, co-operate with the relevant Obligor filing such certificate or document or furnishing to such Obligor such information, in each case, as reasonably requested by such Obligor that may be necessary to permit interest payments to be made by that Obligor to that Lender free and clear of Tax Deduction for Belgian withholding tax, provided, however, that nothing in this Clause 12.3(i) shall require that Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

12.4	Tax Indemnity
(a)	Except as provided by paragraph (b) below, each Obligor shall within 5 Business Days of demand by the Facility Agent, indemnify a Senior Finance Party against any Tax Liability which that Senior Finance Party (in its absolute discretion, acting reasonably and in good faith) determines will be or has been (directly or indirectly) suffered by that Senior Finance Party in respect of a Senior Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax Liability of a Senior Finance Party under the laws of the jurisdiction in which:
(A)	that Senior Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Senior Finance Party is treated as resident for Tax purposes; or

(B)	that Senior Finance Party’s Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the overall net income of that Senior Finance Party; or

(ii)	if and to the extent that a loss, liability or cost is compensated for by an increased or direct payment pursuant to Clause 12.3(c) or (d) (Tax Gross-Up) or would have been so compensated but was not so compensated solely because one or more of the exclusions contained in paragraph (f) of Clause 12.3 (Tax Gross-Up) applied.
(c)	A Senior Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent will notify Bidco.

(d)	A Senior Finance Party shall, on receiving a payment from an Obligor under paragraph (a) above notify the Facility Agent.
12.5	Tax Credits
(a)	If an Obligor makes a Tax Payment and the relevant Senior Finance Party determines, in its sole opinion (acting reasonably), that it has obtained, utilised and retained a Tax Credit which is attributable to that Tax Payment, that Senior Finance Party shall (subject to paragraph (b) below) pay to the relevant Obligor such amount as that Senior Finance Party determines, in its sole opinion (acting reasonably), to be attributable to the relevant Tax Payment and as will leave that Senior Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been made by that Obligor.
(b)	(i)	Each Senior Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(ii)	No Senior Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(iii)	If a Senior Finance Party has made a payment to an Obligor pursuant to this Clause 12.5 on account of a Tax Credit and it subsequently transpires that that Senior Finance Party did not receive that Tax Credit, that Obligor shall, on demand, pay to that Senior Finance Party the amount which that Senior Finance Party determines will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment been made to that Obligor.

(iv)	No Senior Finance Party shall be obliged to make any payment under this Clause 12.5 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).
12.6	Stamp Taxes

Bidco shall, or shall procure that an Obligor shall, pay and, within 5 Business Days of demand by the Facility Agent (or the Security Agent, in relation to any Security Document), immediately indemnify each Senior Finance Party against any cost, loss or liability that Senior Finance Party incurs in relation to any stamp duty, stamp duty reserve, documentary, registration and any other similar Tax or notarial fees payable on or arising from any Senior Finance Document, except for any such Tax or notarial fees payable in connection with an assignment or transfer pursuant to Clause 27 (Assignments and Transfers).

12.7	VAT
(a)	All consideration expressed to be payable under a Senior Finance Document by any party hereto to a Senior Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Senior Finance Party to any party hereto in connection with a Senior Finance Document that party shall pay to the Senior Finance Party (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the VAT.

(b)	Where a Senior Finance Document requires any party hereto to reimburse a Senior Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Senior Finance Party against any VAT incurred by the Senior Finance Party in respect of the costs or expenses to the extent that the Senior Finance Party determines in its sole discretion that it is not entitled to credit for or repayment of the VAT.

13.	CHANGE IN CIRCUMSTANCES

13.1	Illegality

If at any time it becomes, after the date of this Agreement, unlawful in any applicable jurisdiction for any Lender to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Drawing and/or to carry out all or any of its other obligations under this Agreement:
(a)	upon that Lender notifying Bidco, the relevant part of its Commitments shall be cancelled; and

(b)	the Borrowers shall prepay that Lender’s portion of each Advance on the last day of the relevant Interest Period and forthwith provide cash cover in an amount equal to that Lender’s Contingent Liability in relation to each Lender Guarantee and Letter of Credit or, if earlier, the date specified by the Lender in its notice as may be necessary to comply with the relevant law or directive (being no earlier than the last day of any applicable grace period permitted by law) with accrued interest thereon and any other sum then due to that Lender under this Agreement.
13.2	Increased Costs
(a)	Subject to paragraph (c) below, Bidco shall, within 3 Business Days of a demand by the Facility Agent, pay or procure payment for the account of a Senior Finance Party of the amount of any Increased Costs incurred by that Senior Finance Party or any of its affiliates as a result of:
(i)	the introduction of or any change in (or change in the interpretation, administration or application of) any law or directive; or

(ii)	compliance with any law or directive made after the date of this Agreement.
In this Agreement “Increased Cost” means:
(i)	a reduction in the rate of return under a Senior Finance Document or on the overall capital of a Senior Finance Party or any of its affiliates;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Senior Finance Document, which is incurred or suffered by a Senior Finance Party or any of its affiliates to the extent that it is attributable to that Senior Finance Party or affiliate having entered into any Commitment or funding or performing its obligations under any Senior Finance Document.

(b)	(i)	A Senior Finance Party intending to make a claim for any Increased Costs shall notify the Facility Agent of the event giving rise to the claim following which the Facility Agent shall promptly notify Bidco.
(ii)	Each Senior Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs claim.
(c)	Paragraph (a) above shall not apply to the extent that any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor; or

(ii)	compensated for under Clause 12.4(a) (Tax Indemnity) or would have been so compensated but was not so compensated solely because one or more of the exclusions contained in paragraph (b) of Clause 12.4 (Tax Indemnity) applied;

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Senior Finance Party or its affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates).
13.3	Mitigation
(a)	Each Senior Finance Party shall, in consultation with Bidco, take all reasonable steps to mitigate any circumstances which arise and which result or would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality), Clause 12 (Taxes) or Clause 13.2 (Increased Costs), including (but not limited to) changing its Lending Office or transferring its rights and obligations under the Senior Finance Documents to an affiliate. This paragraph does not in any way limit the obligations of the Obligors under the Senior Finance Documents.
(b)	(i)	Bidco shall, and shall procure that the Obligors shall, indemnify each Senior Finance Party for all costs and expenses reasonably incurred by that Senior Finance Party as a result of any step taken by it under paragraph (a) above.
(ii)	A Senior Finance Party is not obliged to take any step under paragraph (a) above if, in the opinion of that Senior Finance Party (acting reasonably), to do so might be prejudicial to it.

13.4	Change in Market Conditions
(a)	Subject to paragraph (b) below, if LIBOR or, if applicable, EURIBOR is to be calculated by reference to the Reference Lenders but a Reference Lender does not supply a quotation by 12:00 noon London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR, on the Quotation Day, the applicable LIBOR or EURIBOR shall be calculated on the basis of the quotations of the remaining Reference Lenders.
(b)	(i)	If a Market Disruption Event occurs in relation to any Advance for any Interest Period, then the rate of interest per annum on each Lender’s share in that Advance for that Interest Period shall be the rate per annum which is the aggregate of:
(A)	the applicable Margin;

(B)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Advance from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the relevant Advance.
(ii)	The Facility Agent must promptly give notice to Bidco and the Lenders of the occurrence of a Market Disruption Event.

(iii)	In this Agreement “Market Disruption Event” means:
(A)	at or about 12:00 noon London time or Brussels time for Advances denominated in Euro on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Lenders supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(B)	before the close of business in London or Brussels for Advances denominated in Euro on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the relevant Advance exceed 50% of that Advance) that the cost to it of obtaining matching deposits for the relevant Interest Period in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
(c)	(i)	If a Market Disruption Event occurs and the Facility Agent or Bidco (on behalf of the affected Borrower) so requires, the Facility Agent and Bidco shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the rate of interest and/or funding.
(ii)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and Bidco, be binding on all parties hereto.
13.5	Issuing Lender

References in Clause 12 (Taxes) and Clause 13.1 (Illegality) and 13.2 (Increased Costs) shall include any Lender in its capacity as an Issuing Lender.

13.6	Replacement of Lender
(a)	If at any time any Obligor becomes obliged to pay additional amounts described in Clauses 12 (Taxes), 13.1 (Illegality) or 13.2 (Increased Costs) to any Lender, then Bidco may on 10 Business Days’ prior written notice to the Facility Agent and such Lender (aa) repay all the outstanding principal amount of such Lender’s participation in the outstanding advances and all accrued interest and fees and other amounts payable to that Lender hereunder; or (bb) replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27.3 (Assignments and Transfers by Lenders) all of its rights and obligations under this Agreement to a Lender or another bank, financial institution, fund or other entity selected by Bidco and which (unless any such Lender continues to be fully liable for its obligations to the Issuing Lender under any relevant Lender Guarantee or Letter of Credit) has been approved by the Issuing Lender (which approval shall not be unreasonably withheld) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participation on the same basis as the transferring Lender) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and fees and other amounts payable to that Lender hereunder.

(b)	The repayment or replacement of a Lender pursuant to this Clause 13.6 (Replacement of Lender) shall be subject to the following conditions:
(i)	neither the Facility Agent nor the Security Agent may be replaced without the consent of the Majority Lenders;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Group to find a replacement Lender or other such entity;

(iii)	such repayment or replacement must take place no later than 180 days after the date the relevant Lender has demanded payment of additional or increased amounts under Clause 12 (Taxes), 13.1 (Illegality) or 13.2 (Increased Costs) as the case may be;

(iv)	in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender replaced pursuant to this Agreement; and

(v)	to the extent that the repayment or replacement of a Lender results from any Obligor becoming obliged to pay additional amounts pursuant to Clause 12 (Taxes) or 13.2 (Increased Costs) the Obligor shall pay any such additional amounts to such Lender prior to such Lender being repaid or replaced and the payment of such additional amounts shall be a condition to the repayment or replacement of such Lender.
14.	PAYMENTS

14.1	By Lenders
(a)	On each date on which an Advance is to be made, each Lender shall make its share of that Advance available to the Facility Agent in the place for payment to the relevant Borrower by payment in the currency of that Advance and in immediately available cleared funds to such account as the Facility Agent shall specify.

(b)	The Facility Agent shall make the amounts so made available to it available to the relevant Borrower before close of business in the place of payment on that date by payment in the same currency and funds as received by the Facility Agent to such account of the relevant Borrower as shall have been specified in the notice requesting that Advance. If any Lender makes its share of any Advance available to the Facility Agent later than required by Clause 14.1(a), the Facility Agent shall make that share available to the relevant Borrower as soon as practicable thereafter.
14.2	By Obligors
(a)	On each date on which any sum is due from any Obligor, it shall make that sum available to the Facility Agent in the place for payment by payment in the currency in which that sum is due and in immediately available cleared funds to such account as the Facility Agent shall specify.

(b)	The Facility Agent shall make available to each Senior Finance Party before close of business in that place on that date its pro rata share (if any) of any sum so made available to the Facility Agent in the same currency and funds as received by the Facility Agent to such account of that Senior Finance Party with such Lender in that place as it shall have specified to the Facility Agent. If any sum is made available to the Facility Agent later than required by Clause 14.2(a), the Facility Agent shall make each Lender’s share (if any) available to it as soon as practicable thereafter.
14.3	Refunding of Payments

The Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the person to whom the Facility Agent made that sum available shall on request refund it to the Facility Agent; and

(b)	the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.
14.4	Non-Business Days
(a)	The duration of an Interest Period shall not be changed after 11:00 a.m. on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the Business Day succeeding that day unless such day falls in the next calendar month, in which case, that Interest Period shall end on the immediately preceding Business Day (such determination to be notified by the Facility Agent to Bidco and the Lenders).

(b)	Any Maturity Date which would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis so as to fall on a Business Day.

(c)	Any payment to be made by any Obligor on a day which is not the last day of an Interest Period or a Maturity Date and which would otherwise be due on a day which is not a Business Day shall instead be due on the next Business Day.
14.5	Change in Currency
(a)	If a single currency or currency unit becomes the lawful currency of two or more countries or any change occurs in a currency or currency unit of any country or if more than one currency or currency unit are at the same time recognised by the central bank of any relevant country as the lawful currency of such country, then:
(i)	any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit designated by the Facility Agent after consultation with the Lenders and Bidco; and

(ii)	any translation from one of such country’s currencies or currency units to another shall be at the official rate of exchange recognised by that central bank for the conversion of such currencies or currency unit into the other, rounded up or down to the nearest whole unit of such other currency.

(b)	If a change in any currency of any relevant country occurs (including in consequence of European Monetary Union) after the date of this Agreement, this Agreement will be amended to the extent to which the Facility Agent, in good faith, in consultation with Bidco determines to be necessary to reflect the change in currency or any financial market practices relating to dealing in the new currency and to put the Lenders in the same position, so far as is possible, that they would have been in if no change in currency had occurred.
14.6	Netting of Payments

If, on any Drawing Date in respect of the Revolving Facility, the Revolving Lenders are required to make a Revolving Advance to an Obligor under this Agreement and a payment is due to be made by such Obligor to the Facility Agent for the account of the Revolving Lenders in the same currency as the said Revolving Advance, the Facility Agent shall apply any amount payable by the Revolving Lenders to such Obligor on that Drawing Date in respect of the relevant Drawing in or towards satisfaction of the amounts payable by such Obligor to the Revolving Lenders on such Drawing Date. The Facility Agent shall, if so requested by Bidco or the relevant Obligor, apply any amount received by it for any Obligor in or towards the purchase of any amount of any currency due from that Obligor.

15.	REPRESENTATIONS AND WARRANTIES

Each Obligor (or, in the case of Clauses 15.8(b) (No Defaults), 15.16 (Latest Accounts), 15.17 (Syndication Memorandum and Base Case Model), and 15.18 (Reports), Bidco) represents and warrants to each of the Senior Finance Parties that:

15.1	Incorporation

It and each Material Subsidiary is duly incorporated (or, as the case may be, organised) and validly existing under the laws of the place of its incorporation (or, as the case may be, organisation) and has the power to own its assets and carry on its business substantially as it is now being conducted.

15.2	Power

It has power to enter into, exercise its rights under, and perform and comply with its obligations under, each of the Finance Documents to which it is party and to carry out the transactions contemplated by such Finance Documents.

15.3	Authority

All actions, conditions and things required to be taken, fulfilled and done by it in order:
(a)	to enable it to enter into, exercise its rights under, and perform and comply with its obligations under, the Finance Documents to which it is party and to carry out the transactions contemplated by such Finance Documents; and

(b)	subject to reservations, to ensure that those obligations are valid, legally binding and enforceable in accordance with their terms; and

(c)	to make each of the Finance Documents to which it is party, subject to the reservations, admissible in evidence in the courts of the jurisdiction to which it has submitted in such Finance Document; and

(d)	to create the security constituted by the Security Documents to which it is party and, subject to the reservations, to ensure that such security has the ranking specified therein, have (subject as provided in Clause 15.4 (Consents and Filings) in relation to the security constituted by the Security Documents) been taken, fulfilled and done.

15.4	Consents and Filings

All consents and filings required:
(a)	for its entry into, exercise of its rights, and performance and compliance with its obligations under, each of the Finance Documents; and

(b)	for it to carry out the transactions contemplated by the Finance Documents have been obtained or made and are in full force and effect (save for (i) any filings required in relation to the security constituted by the Security Documents which filings or registrations will be made promptly after execution of the relevant documents and in any event within applicable time limits and (ii) consents and filings in relation to the Acquisition and which are not required pursuant to the Acquisition Documents and consents and filings in relation to the Kromschröder Acquisition and which are not required pursuant to the Kromschröder Documents (in each case to the extent that failure to obtain any such consent or such filing has not had or would not reasonably be expected to have a Material Adverse Effect)).
15.5	Non-Conflict

Its entry into, exercise of its rights under and performance and compliance with its obligations under each of the Finance Documents to which it is party and the carrying out of the transactions contemplated by the Finance Documents do not:
(a)	contravene in any material respect any law or directive, to which it or any of its Subsidiaries is subject;

(b)	contravene its memorandum or articles of association or other constitutional documents (including, in respect of an Obligor incorporated in France its statuts);

(c)	breach any material agreement or the terms of any material consent to which it or any of its Subsidiaries is a party or which is binding upon it or any of its Subsidiaries or any of its or their respective assets to an extent which has or would reasonably be expected to have a Material Adverse Effect; or

(d)	oblige it, or any of its Subsidiaries, to create any security or result in the creation of any security over its or their respective assets other than under the Security Documents or encumbrances permitted under Clause 17.4 (Negative Pledge).

15.6	Obligations Binding

Its obligations under the Finance Documents to which it is a party are, subject to reservations, valid, legally binding and enforceable and each of the Security Documents to which it is party constitute valid security ranking, subject to reservations and subject as provided in Clause 15.4 (Consents and Filings) in relation to the security constituted by the Security Documents, in accordance with the terms of such documents.

15.7	Insolvency
(a)	No corporate action has been taken nor have any steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it or any Material Subsidiary, for its winding-up, dissolution, administration or reorganisation (including any procédure collective de redressement (including by way of plan de cession or plan de continuation) or liquidation judiciaire or règlement amiable) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer (including a mandataire ad hoc, conciliateur, administrateur, mandataire judiciaire au redressement et à la liquidation des entreprises or a vremenriy upravlyaushchiy, administrativniy upravlyaushchiy, vnesh-niy upravlyaushchiy or konkursniy upravlyaushchiy), liquidation commission (likvidatsionnaya komissiya) or liquidator (likvidator)) of it or of any or all of its assets or revenues or for suspension of payments (cessation des paiements) or moratorium (sursis de paiement) of any indebtedness.

(b)	Each US Obligor is Solvent.
15.8	No Defaults
(a)	No Event of Default has occurred and is continuing or would reasonably be expected to result from any Drawing.

(b)	To the best of the knowledge and belief of Bidco, having made reasonable enquiries, no event has occurred and is continuing which constitutes a default, and no event has occurred and is continuing which, with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition in each case as provided for in the agreement concerned is reasonably likely to constitute a default (and where it is reasonably likely that such default will occur) under any agreement to which it or any of its Subsidiaries is party and which, in either case, has or would reasonably be expected to have a Material Adverse Effect.
15.9	No Material Proceedings

No litigation, arbitration, action, administrative proceeding or Environmental Claim of or before any court, arbitral body, or agency which would reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened or is pending against it or any member of the Group.

15.10	No Security Interests/Guarantees/Financial Indebtedness
(a)	No Security Interest (or agreement to create the same) exists on or over its or any of its Subsidiaries’ assets except as permitted by Clause 17.4 (Negative Pledge);

(b)	neither it nor any of its Subsidiaries has granted or agreed to grant any guarantee except as permitted by Clause 17.7 (Guarantees); and

(c)	neither it nor any of its Subsidiaries has incurred any Financial Indebtedness except as permitted under Clause 17.6 (Indebtedness).
15.11	Labour Disputes

There are no labour disputes current, pending or, to its knowledge, threatened which would reasonably be expected to have a Material Adverse Effect.

15.12	Assets
(a)	The shares in the Target and the other shares and assets to be acquired at Completion or any later date under the Acquisition Documents will on Completion or such later date as applicable be beneficially owned by the relevant Acquisition Party and the Acquisition Parties will be entitled to and will forthwith thereafter become the legal and beneficial owner of such shares and assets free from any Security Interest other than pursuant to the Security Documents and encumbrances permitted under Clause 17.4 (Negative Pledge).

(b)	It or its Subsidiaries has or will on Completion have good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct the Business (other than those assets to be acquired at a later date as referred to in Clause 15.12(a)) substantially as it was conducted immediately prior to Completion.
15.13	Consents, Filings and Laws applicable to Operations
(a)	All consents and filings have been obtained or effected which are necessary for the carrying on of the business of the Group in all material respects substantially as it is being conducted and all such consents and filings are in full force and effect and there are no circumstances known to it which indicate that any such consents and filings are likely to be revoked or varied in whole or in part, save in each case to the extent that absence of any such consent or filing or variation of any such consent does not and would not reasonably be expected to have a Material Adverse Effect.

(b)	It and each of its Subsidiaries is in compliance with all laws and directives applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates save where non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

15.14	Accounts
(a)	The audited consolidated financial statements (together with the notes thereto) most recently delivered pursuant to Clause 19.4 (Financial Statements):
(i)	present a true and fair view of the financial position of it and its Subsidiaries as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were prepared in accordance with Applicable GAAP unless expressly disclosed to the Facility Agent in writing to the contrary.
(b)	The monthly consolidated management accounts most recently delivered pursuant to Clause 19.4 (Financial Statements):
(i)	fairly present the financial position of it and its Subsidiaries as at the date to which they were prepared and for the month then ended; and

(ii)	were prepared on a basis consistent with Applicable GAAP unless expressly disclosed to the Facility Agent in writing to the contrary.
15.15	Tax Liabilities

No claims are being asserted against it or any of its Subsidiaries with respect to taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit save, in each case, to the extent that failure to do so does not have and would not reasonably be expected to have a Material Adverse Effect.

15.16	Latest Accounts

To the best of the knowledge of Bidco the Latest Accounts delivered to the Mandated Lead Arrangers prior to the date of this Agreement:
(a)	were prepared in accordance with Applicable GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary; and

(b)	give a true and fair view of or, in the case of the management accounts, fairly present the financial position of the Target Group as at the date to which they were prepared and for the period then ended.
15.17	Syndication Memorandum and Base Case Model
(a)	To the best of the knowledge of Bidco after due and careful enquiry, all statements of fact relating to the assets, financial condition and operations of the Business contained in the Syndication Memorandum and the Base Case Model are true and accurate in all material respects at the date (if any) ascribed thereto in the Syndication Memorandum or the Base Case Model or (if none)

at the date of the relevant component of the Syndication Memorandum or the Base Case Model.

(b)	The opinions and expression of intention in the Syndication Memorandum and the Base Case Model represent opinions and expressions of intention of Bidco arrived at after careful consideration and, to the best of Bidco’s knowledge, based on reasonable grounds at the time of being made.

(c)	The projections and forecasts contained in the Syndication Memorandum and the Base Case Model are based upon assumptions (including, without limitation, the assumptions contained or referred to in the Agreed Financial Projections) which Bidco has carefully considered and considered to be reasonable at the time of being made.

(d)	The Syndication Memorandum does not omit to disclose or take into account any matter known to Bidco after due and careful review where failure to disclose or take into account such matter would result in the Syndication Memorandum (taken as a whole) being misleading in any material respect in the context of the Acquisition and their financing taken as a whole as at the date of the Syndication Memorandum.
15.18	Reports
(a)	To the best of the knowledge of Bidco and after due and careful review all material factual information relating to the Target or the Business contained in the Reports (taken as a whole) is accurate in all material respects as at the date on which such information was provided to the relevant Report provider.

(b)	To the best of the knowledge of Bidco, all forecasts and projections supplied to the firms which prepared any of the Reports and which are contained or referred to in the Reports are considered by Bidco to be reasonable at the time of being made.

(c)	To the best of the knowledge of Bidco, after due and careful review, none of the Reports omit to disclose any matter relating to the Target or the Business where failure to disclose such matter would result in the Reports (taken as whole) being misleading in any material respect as at the date of the relevant Report.
15.19	Documents
(a)	The Structure Chart accurately records in all material respects the structure of the Group as it will be immediately following Completion.

(b)	The Acquisition Documents as furnished to the Facility Agent under this Agreement contain all the material terms of the Acquisition and the Equity Documents as furnished to the Facility Agent under this Agreement contain all the material terms of the agreements between the Original Equity Investors in relation to their investment in Luxco 1, Luxco 2, Bidco and any other member of the Group.

15.20	Intellectual Property
(a)	The Intellectual Property required in order to conduct the business of the Group:
(i)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in such business and will not be adversely affected by the transactions contemplated by the Transaction Documents in each case to an extent which would reasonably be expected to have a Material Adverse Effect; and

(ii)	has not lapsed or been cancelled in any respect which has or would reasonably be expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would reasonably be expected to have a Material Adverse Effect.
(b)	The business of the Group does not infringe any intellectual property rights of any third party and where the Intellectual Property required in order to conduct the business of the Group in all material respects substantially as it is being conducted is subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached or terminated by any party, in any such case, to the extent such infringement, breach or termination has or would reasonably be expected to have a Material Adverse Effect.
15.21	Environmental Warranties
(a)	It, and each of its Subsidiaries, is in compliance with all Environmental Laws and all Environmental Consents necessary in connection with the ownership and operation of its business are in full force and effect in each case where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, there are no circumstances which may reasonably be expected to prevent or interfere with it or any of its Subsidiaries being in compliance with any Environmental Law including, without limitation, obtaining or being in compliance with any Environmental Consents in the future where failure to so comply would have or would reasonably be expected to have a Material Adverse Effect.
15.22	Holding Companies

Each member of the Restricted Group is a holding company and has not traded (other than by entering into the Transaction Documents and the Kromschröder Documents to which it is a party) nor does it have liabilities to any person other than pursuant to the Transaction Documents and the Kromschröder Documents to which it is a party and in respect of payment of Transaction Costs, legal fees, auditors fees and other similar fees and expenses.

15.23	Pari Passu Ranking

The payment obligations of each Obligor under each of the Senior Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

15.24	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

15.25	US Government Regulations
(a)	Neither it nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Drawing, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(b)	Neither it nor any of its Subsidiaries is a “holding company”, a “public utility company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(c)	Neither it nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States as in effect from time to time (“Margin Stock”), and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
15.26	Employee Benefit Plans
(a)	With respect to any Plan, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur that has resulted in or is reasonably expected to have a Material Adverse Effect.

(b)	To the best of the knowledge and belief of the relevant Obligors (A) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service of the United States by any Obligor or ERISA Affiliate with respect to any Plan and furnished to the Facility Agent is complete and accurate in all material respects and fairly presents the funding status of such Plan, and (B) since the date of such Schedule B there has been no material adverse change in such funding status.
(c)	Neither the US Obligor nor any ERISA Affiliate has incurred or, so far as the relevant Obligors are aware, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which has or would be reasonably expected to have a Material Adverse Effect;

(d)	Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and, so far as the relevant Obligors are aware, no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA.

(e)	The Obligors and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan, except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan or Multiemployer Plan which reasonably might result in the incurrence by any Obligor or any ERISA Affiliate of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect.

(f)	No assets of Bidco or Guarantor constitute the assets of any Plan within the meaning of the U.S. Department of Labour Regulation §2510.3-101 (the “Plan Asset Regulation”).
15.27	Governing Law and Judgments

Subject to reservations, in any legal proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents to which it is a party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

15.28	Professional Market Party

Each Dutch Borrower is in compliance with the Dutch Banking Act and any regulations issued pursuant thereto (including, but not limited to, the Policy Guidelines and the Exemption Regulation).

15.29	Repetition

The representations and warranties in Clause 15 (Representations and Warranties) are made on the date of this Agreement and shall be deemed repeated on the date of each Drawing Request, each Drawing Date, the Completion Date, the date of the Sixth Amendment Agreement, the Effective Date, the Refinancing Date and on the last day of each Interest Period by reference to the facts and circumstances existing on such date provided that:

(a)	subject to any disclosures made by the Borrowers on the relevant approval date, the representations and warranties set out in Clause 15.17 (Syndication Memorandum and Base Case Model) shall be made only on the date of approval by Bidco of the Syndication Memorandum (to the extent that they relate to the Syndication Memorandum) and the Base Case Model (to the extent that they relate to the Base Case Model) and not repeated thereafter;

(b)	the representations and warranties set out in Clauses 15.16 (Latest Accounts), and 15.18 (Reports) shall be made only on the date of this Agreement (and to the extent they relate to the Structure Memorandum, on the date the same is delivered);

(c)	the representations and warranties set out in Clauses 15.4 (Consents and Filings), 15.7 (Insolvency), 15.9 (No Material Proceedings), 15.10 (No Security Interests/Guarantees/Financial Indebtedness), 15.11 (Labour Disputes), 15.12 (Assets), 15.13 (Consents, Filings and Laws applicable to Operations), 15.15 (Tax Liabilities), 15.19(b) (Documents), 15.20 (Intellectual Property), 15.21 (Environmental Warranties), 15.22 (Holding Companies), 15.23 (Pari Passu Ranking) and 15.24 (Pension Schemes) shall be made only on the date of this Agreement and on the Completion Date;

(d)	the representations and warranties set out in Clauses 15.1 (Incorporation) to 15.6 (Obligations Binding) (inclusive) shall in addition be repeated in relation to the relevant Obligor on each date on which an Accession Notice or an additional Security Document is entered into;

(e)	the representation and warranty set out in Clause 15.14 (Accounts) in respect of each set of financial statements delivered pursuant to Clause 19.4 (Financial Statements) shall only be made once in respect of each set of financial statements on the date such financial statements are delivered;

(f)	the representation and warranty set out in Clause 15.19(a) (Documents) in respect of the Structure Chart or information delivered pursuant to Clause 19.7 (Other Information) shall only be made once in respect of the Structure Chart on the date such Structure Chart or information is delivered; and

(g)	the representations and warranties set out in Clauses 15.27 (Governing Law and Judgments) shall be repeated save to the extent that any failure to recognise or enforce such choice of law or judgment would not be materially prejudicial to the interests of any Senior Finance Party under the Senior Finance Documents.
16.	POSITIVE UNDERTAKINGS

The undertakings in this Clause 16 (Positive Undertakings) shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or any Commitment is in force.

16.1	Authorisations and Consents

Each Obligor will and it shall procure that each of its Subsidiaries will apply for, obtain and promptly renew from time to time and maintain in full force and effect all consents and comply with the terms of all such consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or directive to enable it to enter into, exercise its rights, and perform and comply with its obligations under the Finance Documents to which it is party and to carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to reservations, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable and each of the Security Documents to which it is party constitutes valid security ranking, subject to the reservations, in accordance with its terms save (other than with respect to the Finance Documents) to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

16.2	Maintenance of Status and Authorisation

Each Obligor will, and will procure that each of its Subsidiaries will:
(a)	ensure that it has the right to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect save where non-compliance would not reasonably be expected to have a Material Adverse Effect; and

(b)	comply with all laws and directives binding upon it and procure compliance by all of its respective officers and employees with all applicable laws and directives save where non-compliance would not reasonably be expected to have a Material Adverse Effect.
16.3	Pari Passu Ranking

Each Obligor will ensure that its payment obligations under each of the Senior Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.

16.4	Insurances
(a)	Each Obligor will, and will procure that each of its Subsidiaries will effect and thereafter maintain insurances at its own expense in respect of all its assets and business of an insurable nature with reputable insurers of good standing. Such insurances must:
(i)	provide cover against all risks which are normally insured against by other companies in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses and include, without limitation, cover (to the extent reasonably available) against loss of profits; and

(ii)	be at levels usual for a business of its size and nature as may be reasonably available in the insurance market;
(b)	Each Obligor will, and will procure that each of its Subsidiaries will:
(i)	supply to the Facility Agent as soon as reasonably practicable after request copies of each material policy for insurance required to be maintained in accordance with paragraph (a) above together with the current premium receipts relating thereto;

(ii)	promptly notify the Facility Agent in writing of any material change to its insurance cover from time to time;

(iii)	promptly notify the Facility Agent in writing of any claim or notification under any of its insurance policies which is for, or is reasonably likely to result in a claim under such policy for, an amount in excess of EUR2,000,000; and

(iv)	use reasonable endeavours to ensure that either (x) the interest of the Security Agent is noted on each such policy to the extent that such insurance is of a type on which it is possible to so note the interest of the Security Agent and where the Security Agent has a security interest in the insurance or its subject matter or (y) the insurer in respect of each such policy consents to the creation of the Security Interest granted or to be granted under a Security Document in respect of such policy.
16.5	Taxes

Each Obligor will, and will procure that each of its Subsidiaries will duly and punctually pay and discharge all taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Subsidiary within the time period allowed therefor without imposing penalties where failure to do so would have, or would be reasonably likely to have, a Material Adverse Effect.

16.6	Acquisition Documents
(a)	Bidco shall (or shall procure that the relevant Acquisition Party) promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment);

(b)	The Acquisition Parties will take all action to enforce any claim it has in relation to the warranties given under the Acquisition Documents and to enforce all other rights and entitlements they may have under the Acquisition Documents if and to the extent that the directors of Bidco reasonably determine that it would be commercially advantageous for the Group or the Acquisition Parties.

(c)	Bidco and the Acquisition Parties will not, and Bidco will procure that no other member of the Group shall, amend, vary or waive any of the terms of the Acquisition Documents to the extent that doing so would reasonably be expected to have a Material Adverse Effect or in any respect which is materially adverse to the interests of the Senior Finance Parties (otherwise than with the consent of the Majority Lenders and, prior to the Syndication Date, each Mandated Lead Arranger).
16.7	Hedging Arrangements

Bidco will enter into or procure that its Subsidiaries enter into Hedging Agreements with Hedging Lenders in accordance with each Hedging Strategy Letter.

16.8	Pension Schemes

Each Obligor will, and will procure that each of its Subsidiaries will ensure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law in each case, to the extent failure to do so would reasonably be expected to have a Material Adverse Effect.

16.9	Intellectual Property

Each Obligor will and each Obligor will procure that each of its Subsidiaries will:
(a)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the material Intellectual Property which is required to conduct the Business or any part of it save where failure to do so would not have or would not be reasonably expected to have a Material Adverse Effect;

(b)	do all acts as are necessary to maintain, protect and safeguard such material Intellectual Property as is required to conduct the Business or any part of it where failure to do so would have or would be reasonably expected to have a Material Adverse Effect and not change, terminate or discontinue the use of any of such material Intellectual Property nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or would be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct the Business if to do so would have or would be reasonably expected to have a Material Adverse Effect.
16.10	[Intentionally left blank]

16.11	Cash Management

Bidco will manage the overall cash balances of the Group in such a way (recognising that Bidco shall not be expected to review the position more frequently than monthly) as to procure that any cash or Cash Equivalents held in members of the Group which are not Obligors (other than the LOI Furnaces Group, the LOI Heat Treatment Group and the IPSEN Furnaces Group) at any time in excess of the amount of cash or Cash

Equivalents reasonably expected to be required by such non-Obligor in the next 12 months, is transferred (whether by dividend, intercompany loan or other lawful means) by such non-Obligors to the bank account of an Obligor which is subject to a Security Document (each such transfer a “cash/cash equivalent transfer”) provided that nothing in this Clause 16.11 (Cash Management) shall require a non-Obligor to do so where such cash/cash equivalent transfer would be contrary to any applicable law or directive or would cause such non-Obligor to incur material costs or expenses (including any material tax liability).
16.12	Initial Security

Bidco shall procure that each member of the Group identified in Parts B1 and B2 of Schedule 2 (The Borrowers and the Guarantors) accedes as an Acceding Borrower and/or as an Acceding Guarantor and enters into the Initial Security Documents (as appropriate) on or contemporaneously with the Completion Date.

16.13	Security
(a)	Bidco shall procure that as soon as reasonably practicable, and in any event within 90 days after the Completion Date (or by such later date as is referred to in Clause 4.4 (Conditions Subsequent)), Security Interests are granted to the Senior Finance Parties by the relevant Obligor on or over the whole or any part of its undertakings or assets subject to and in accordance with the Agreed Security Principles.

(b)	Bidco shall procure that as soon as practicable after the Completion Date Security Interests are granted to the Senior Finance Parties by the relevant Obligor over any bank account the existence of which was unknown to Bidco or such Obligor on or before the Completion Date subject to and in accordance with the Agreed Security Principles.
16.14	Environmental Undertakings

Each Obligor will, and each Obligor will procure that each of its Subsidiaries will:
(a)	comply with the terms and conditions of all Environmental Consents and all Environmental Laws applicable to it where failure so to do would have or would reasonably be expected to have a Material Adverse Effect;

(b)	promptly upon receipt of the same notify the Facility Agent of any claim, notice or other material communication served on it by any regulatory authority in respect of or if it becomes aware of:
(i)	any suspension, revocation or material variation of any Environmental Consent applicable to it which has or would reasonably be expected to have a Material Adverse Effect; or

(ii)	any breach of any Environmental Laws or any change in Environmental Laws which has or would reasonably be expected to have a Material Adverse Effect.

16.15	Kromschröder

The Parent shall:
(a)	as soon as reasonably practicable after the Kromschröder Completion Date take all such steps as may be necessary to effect a delisting of Kromschröder from all relevant stock exchanges and conversion of its legal form into a German legal liability company (Gesellschaft mit beschränkter Haftung) and in any event within 180 days of the Kromschröder Completion Date (except where failure is due to circumstances beyond the control of the Parent); and

(b)	procure that (i) Kromschröder and Elster GMC Holding GmbH (formerly RI-Industrie Holding GmbH) sign the profit and loss absorption agreement detailed in the Structure Memorandum (the “Profit and Loss Absorption Agreement”), (ii) the shareholders of Kromschröder and Elster GMC Holding GmbH (formerly RI-Industrie Holding GmbH) pass resolutions approving the execution of the Profit and Loss Absorption Agreement and (iii) the Profit and Loss Absorption Agreement be registered at the relevant commercial register, as soon as reasonably practicable after the Completion Date and in any event by 31 December 2005 (except where failure is due to circumstances beyond the control of the Parent).
17.	NEGATIVE UNDERTAKINGS

The undertakings in this Clause 17 (Negative Undertakings) shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or any Commitment is in force.

17.1	Amalgamations and Change of Business

No Obligor will and each Obligor will procure that none of its Subsidiaries will:
(a)	amalgamate, merge, demerge or consolidate with or into any other person or undertake any corporate reorganisation or other reorganisation except for:
(i)	a merger between two members of the Group which will be permitted if following such merger, all obligations of the merging entity under the Senior Finance Documents shall be assumed by the merged entity and the shares and assets in the surviving entity shall continue to be (to the extent subject to security prior to such merger) or shall become subject to (to the extent the surviving entity becomes a Material Subsidiary) guarantees and security under the Security Documents and Bidco shall ensure that the relevant Obligor or, as the case may be, surviving entity shall (to the extent the surviving entity becomes a Material Subsidiary, if it is not already a party to this Agreement and the Intercreditor Deed) accede to this Agreement and the Intercreditor Deed and take all reasonable steps to maintain, create and perfect such guarantees and/or security and, in relation to the grant of such guarantees and/or security, shall deliver to the Security Agent such evidence as the Security Agent may require of the due authorisation and execution of any new guarantee or Security Documents which may be executed pursuant to this Clause 17.1 (Amalgamations and Change of Business) or, as the case may be, the continuing validity of relevant existing Security Documents and of the assumption of such obligations, together with (in relation to the grant of any new guarantee or security or transfer of assets subject to security in connection with such a merger) such legal opinions in relation to the guarantees and security as are satisfactory to the Security Agent (acting reasonably), provided that no merger under this sub-paragraph (i) shall be permitted if, in the Facility Agent’s reasonable opinion, it would or could reasonably be expected to be materially prejudicial to the interests of the Senior Finance Parties in respect of the relevant existing Security; and
(ii)	a Permitted Reorganisation; or
(b)	substantially change the general nature or scope of the business of the Group as a whole.
17.2	Disposals

No Obligor will and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose (in each case, a “disposal”) of any of its assets or all or any part of its undertaking or agree to do so. The following transactions shall not be prohibited by this Clause 17.2 (Disposals):
(a)	disposals of trading assets in the ordinary course of trading;

(b)	the application of funds (including cash) and the disposal of Cash Equivalents (other than in any manner prohibited by the Senior Finance Documents);

(c)	the exchange of assets (other than shares in any member of the Group) for other assets which are, in the reasonable opinion of the entity effecting the acquisition, of a similar nature comparable or superior as to type, quality and value;

(d)	any disposal of assets (aa) to an Obligor, (bb) by a non-Obligor to another member of the Group or (cc) by an Obligor to a non-Obligor provided that the aggregate value of all assets disposed of by Obligors to non-Obligors in any Financial Year (including such disposal) does not exceed EUR5,000,000 (or its currency equivalent) in aggregate;

(e)	any disposal of assets (other than shares in any member of the Group) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations, each on arm’s length terms;

(f)	a disposal of fixed or long term assets (other than shares in any member of the Group), the Initial Disposal or any Permitted Disposals in circumstances where the Net Proceeds of disposal are applied, committed to be applied or designated by the board of directors of Bidco for application 6 months before or within 12 months after receipt of such Net Proceeds (and if committed or designated to be so applied within 12 months of receipt of such Net Proceeds, actually applied within 6 months thereafter) in the purchase of other fixed or long term assets for use in the Business or to make any Permitted Acquisition, Permitted Capital Expenditure or Permitted Reorganisations or Additional Permitted Reorganisation or are applied in prepayment of the Facilities pursuant to Clause 8.4 (Mandatory Prepayments from Receipts);
(g)	any disposal of any business, assets or shares pursuant to a Permitted Reorganisation or permitted by Clause 17.1(a) (Amalgamations and Change of Business);

(h)	any disposal of assets to a Joint Venture permitted by Clause 17.11 (Joint Ventures);

(i)	disposals required by law or by the order of any governmental agency or authority;

(j)	any disposal of assets constituted by a licence of Intellectual Property;

(k)	any disposal of assets in accordance with the Structure Memorandum;

(l)	any disposal of assets permitted under Clause 17.5 (Factoring) or 17.9 (Leasing Arrangements);

(m)	disposals pursuant to the grant of leasehold interests in or licences of land and buildings where the consideration for such grant is other than by way of premium;

(n)	any disposal to which the Majority Lenders shall have given their prior written consent;

(o)	any disposal made between members of the Group in the ordinary course of intra-Group cash pooling arrangements;

(p)	other disposals of assets where the aggregate value of the assets so disposed of by members of the Group other than in accordance with paragraphs (a) to (n) (inclusive) above in any Financial Year does not exceed EUR15,000,000 (or its currency equivalent), provided that disposals under paragraph (d) above will only be permitted so long as no Event of Default has occurred and is continuing.
17.3	Arm’s Length Transactions

No Obligor will and each Obligor will procure that none of its Subsidiaries will, enter into any material arrangement or transaction other than on an arm’s length basis, save for:
(a)	any transaction or arrangement entered into between (aa) an Obligor and another Obligor or (bb) a non-Obligor and another non-Obligor; or

(b)	any payment or transaction contemplated or permitted under the Transaction Documents.
17.4	Negative Pledge

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security Interest on or over the whole or any part its undertaking or assets (present or future) except for:
(a)	liens arising solely by operation of law and in the ordinary course of business and not as a result of any default or omission on the part of any member of the Group, save to the extent (i) such default or omission is capable of remedy and has been remedied within 30 days of the date on which such default occurred or (ii) such default or omission is being contested by the relevant member of the Group in good faith by appropriate proceedings or (iii) such default is in respect of obligations to pay indebtedness which, when aggregated with all Financial Indebtedness referred to in Clause 23.5 (Cross Default) (irrespective of the basket referred to therein), does not in aggregate at any one time exceed EUR15,000,000 (or its equivalent in other currencies);

(b)	rights of set-off existing in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

(c)	rights of set-off or netting arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank or similar facilities or overdraft facilities permitted under this Agreement or Security Interests arising in relation to any account with any bank under the standard commercial terms and conditions of such bank which provides clearing bank or similar facilities or overdraft facilities permitted under this Agreement;

(d)	any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on customary terms and the goods in question are supplied on credit;

(e)	Security Interests (except floating charges) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms permitted under Clause 17.9 (Leasing Arrangements), only to the extent such Security Interests are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

(f)	Security Interests arising under the Security Documents or in respect of the Mezzanine Facility (subject to the Intercreditor Deed);

(g)	any Security Interest over or affecting any asset acquired by any member of the Group on or after the date of this Agreement and subject to which such asset is acquired, provided that:
(i)	such Security Interest was not created in contemplation of the acquisition of such asset by such member of the Group;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by the Borrower; and

(iii)	such Security Interest is released within 3 months of such acquisition;
(h)	any Security Interest over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Group, provided that:
(i)	such Security Interest was not created in contemplation of the acquisition of such company;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such company; and

(iii)	such Security Interests are released within 3 months of such acquisition;
(i)	Security Interests over cash paid into an escrow account by any third party of any member of the Group pursuant to any deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group other than in the ordinary course of trading which is permitted pursuant to Clauses 17.2 (Disposals) or 17.12 (Acquisitions and Investments);

(j)	any Security Interest arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings with a reasonable prospect of success;

(k)	Security Interests arising automatically by operation of law in favour of any taxation or any government authority or organisation in respect of taxes, assessments or governmental charges which are being contested by the relevant member of the Group in good faith;

(l)	Security Interests created pursuant to a court order or judgment or as security for costs arising pursuant to court proceedings being contested by the relevant member of the Group in good faith by appropriate proceedings;

(m)	Security Interests to which the Majority Lenders shall have given their prior written consent;

(n)	Security Interests arising over shares in joint ventures to secure obligations in favour of the other joint venture partners;

(o)	any Existing Security Interest;

(p)	Security Interests over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(q)	Security Interests over rental deposits placed by a member of the Group with a lessor pursuant to a property lease entered into in the ordinary course of business;

(r)	any Security Interest to secure liabilities to part-time retirees (Altersteilzeit) of any member of the Group in Germany in an aggregate amount not exceeding EUR5,250,000 (or its currency equivalent);

(s)	Security Interests otherwise permitted under this Agreement;

(t)	Security Interests granted in favour of the provider of any funding confirmation required in connection with any squeeze-out of the Kromschröder Minority Shares; and

(u)	Security Interests not otherwise permitted pursuant to paragraphs (a) to (t) (inclusive) above together securing indebtedness in an aggregate principal amount not exceeding EUR20,000,000 (or its currency equivalent).
17.5	Factoring

No Obligor will, and each Obligor will procure that none of its Subsidiaries will:
(a)	sell or otherwise dispose of any asset to any non-member of the Group on terms whereby such asset is or may be leased to or re-acquired or acquired by it or any other member of the Group except as permitted under Clause 17.6 (Indebtedness), Clause 17.9 (Leasing Arrangements) or paragraph (b) below; or

(b)	sell or otherwise dispose of any receivable to any non-member of the Group except for recourse or non-recourse sales or disposals pursuant to factoring arrangements on arm’s length terms for cash payable at the time of disposal provided that the maximum aggregate amount of receivables which have been so sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) does not exceed EUR10,000,000 (or its currency equivalent) at any time.
17.6	Indebtedness

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or agree to incur or permit to subsist any Financial Indebtedness other than Permitted Indebtedness. For this purpose, “Permitted Indebtedness” means:
(a)	Financial Indebtedness arising under the Finance Documents;

(b)	Financial Indebtedness permitted by Clauses 17.5 (Factoring), 17.7 (Guarantees), 17.8 (Loans), 17.9 (Leasing Arrangements) and 17.10 (Hedging Transactions);

(c)	Financial Indebtedness in respect of which a Letter of Credit or Lender Guarantee has been issued or a guarantee or letter of credit has been issued under the Ancillary Facilities, in each case in an amount equal to the maximum principal amount of such facilities;

(d)	Financial Indebtedness to which the Facility Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(e)	Financial Indebtedness of any person that becomes a member of the Group after Completion as a result of an acquisition permitted under Clause 17.12 (Acquisitions and Investments), provided that:
(i)	such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof;

(ii)	such Financial Indebtedness is not the subject of any guarantee given by any other member of the Group; and

(iii)	such Financial Indebtedness is discharged within 3 months of the date on which such company becomes a Subsidiary;
(f)	Financial Indebtedness arising as a result of daylight exposures of any member of the Group in respect of banking arrangements entered into in the ordinary course of business;

(g)	Financial Indebtedness arising under any Shareholder/Investor Debt Instrument;

(h)	any Existing Financial Indebtedness; and

(i)	any other Financial Indebtedness not exceeding EUR60,000,000 (or its currency equivalent) in the aggregate for the Group as a whole at any one time outstanding.
17.7	Guarantees
(a)	No Obligor will, and each Obligor will procure that none of its Subsidiaries will, grant or agree to grant or permit to subsist any guarantee other than:
(i)	guarantees, indemnities or performance bonds given in the ordinary course of trading in respect of any of the Parent’s Subsidiaries’ obligations (other than any obligations in respect of Financial Indebtedness);

(ii)	guarantees contained in the Finance Documents;

(iii)	guarantees which, if they were loans, would be permitted under Clause 17.8(b), (c), (d) or (e) (Loans);

(iv)	guarantees permitted by Clause 17.11 (Joint Ventures);

(v)	indemnities given in favour of employees or directors of any member of the Group in respect of their liabilities in such capacities granted in the ordinary course of business;

(vi)	any guarantee given in respect of the netting or set-off arrangements described in Clause 17.4(c) (Negative Pledge);

(vii)	any guarantees permitted under Clause 17.6 (Indebtedness);

(viii)	guarantees to secure liabilities to part-time retirees (Altersteilzeit) of any member of the Group in Germany in an aggregate amount not exceeding EUR5,250,000 (or its equivalent in any other currency);

(ix)	guarantees to which the Facility Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(x)	guarantees required under the Acquisition Documents or to the Vendor in respect of costs and expenses incurred in connection with a voluntary offer in relation to the Kromschröder Acquisition;

(xi)	guarantees required to be given to the provider of the funding confirmation in relation to the Kromschröder Acquisition in compliance with Section 13 para.1 sentence 2 of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) of 20 December 2001;

(xii)	guarantees required to be given by any member of the Group in connection with Permitted Acquisitions and permitted disposals which are customary in relation thereto;

(xiii)	comfort letters (Patronatserklärungen) provided by a member of the Group to or for the benefit of another member of the Group in an aggregate amount not exceeding EUR10,000,000 (or its currency equivalent);

(xiv)	guarantees given by a member of the Group in respect of the Financial Indebtedness of another member of the Group permitted under Clause 17.6 (Indebtedness);

(xv)	customary indemnities given by a member of the Group under terms of engagement with professional advisers and consultants; and

(xvi)	other guarantees not referred to in paragraphs (i) to (xv) above which, when aggregated with all loans permitted under Clause 17.8(m) (Loans), do not exceed EUR2,500,000 (or its currency equivalent) at any time.
(b)	No Borrower shall utilise the Bonding Facility if such Drawing would result in (A) the aggregate amount of all guarantees, bonds, indemnities or standby letters of credit issued by a bank or financial institution (in this Clause 17.7, “Bonds”) prior to the Completion Date which are (i) not issued or deemed issued pursuant to the Facilities and (ii) in respect of which no Letter of Credit, Lender Guarantee or letter of credit or guarantee under an Ancillary Facility has been issued in an amount at least equal to the maximum principal amount of such instruments (taking into account any liability sharing arrangements in respect of the relevant Bond) exceeding (B) the undrawn portion of the total Bonding Commitments.

(c)	The Borrowers shall after the Completion Date use best efforts to utilise the Bonding Facility for the issuance of all Bonds other than:
(i)	insurance Bonds, Bonds in favour of United States municipalities and other Bonds to be issued by a specialist issuer and that issuer is not an Issuing Lender;

(ii)	part-time retiree (Altersteilzeit) guarantees referred to in Clause 17.7(a)(viii);

(iii)	Bonds to be issued at the request of any member of the Group party to a binding agreement the terms of which require that those Bonds are issued by a specific issuer which is not an Issuing Lender or prohibit restrictions on the identity of persons who may issue Bonds at the request of that member of the Group, including pursuant to any joint venture agreement;

(iv)	Bonds which the Issuing Lender is unable to confirm that it can issue within the time period notified to it by the Borrower at the time of request of the relevant Bond or in respect of which any Lender is unable to indemnify the Issuing Lender, including without limitation, for the reasons given in Clause 5.7(b);

(v)	Bonds the aggregate face amount of which (taking into account any liability sharing arrangements) does not exceed EUR2,000,000 (or its currency equivalent); and

(vi)	Bonds issued under the Revolving Facility or an Ancillary Facility.
(d)	Paragraphs 3 and 4 of the Bonding Side Letters referred to in paragraphs (a) and (b) of the definition “Bonding Side Letter” shall be deleted in their entirety.
17.8	Loans

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make or agree to make or permit to be outstanding any loans or grant or agree to grant any credit other than:
(a)	trade credit given in the ordinary course of its trading activities;

(b)	loans and the granting of credit by Obligors to Obligors;

(c)	loans and the granting of credit by a non-Obligor to an Obligor provided that to the extent the net outstanding amount owed to such non-Obligor by such Obligor pursuant to such loans exceeds EUR5,000,000 (or its currency equivalent), such loans shall be subordinated in accordance with the Intercreditor Deed;

(d)	loans or grant of credits by Obligors to non-Obligors in an aggregate amount not exceeding (when aggregated with any subscription of shares or capital contribution in non-Obligors permitted under Clause 17.12(b)(vii)

(Acquisitions and Investments)) EUR20,000,000 (or its currency equivalent) outstanding at any time;
(e)	loans and the granting of credit by non-Obligors to other non-Obligors;

(f)	loans made between members of the Group in the ordinary course of intra-Group cash pooling arrangements;

(g)	the Existing Loans provided that in the case of loans to non-Group members, no extension, renewal, modification or replacement thereof shall be made without the prior written consent of the Majority Lenders;

(h)	the Completion Intercompany Loans;

(i)	loans permitted by Clause 17.11 (Joint Ventures);

(j)	loans to employees of the Group or employee share option scheme loans in an aggregate amount not exceeding EUR5,000,000 (or its currency equivalent);

(k)	loans in accordance with the Structure Memorandum;

(l)	loans to which the Facility Agent (on the instructions of the Majority Lenders) shall have given prior written consent; or

(m)	other loans not referred to in paragraphs (a) to (l) above which, when aggregated with all guarantees permitted under Clause 17.7(a)(xvii) (Guarantees), do not exceed EUR2,500,000 (or its currency equivalent) at any time.
17.9	Leasing Arrangements

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, except with the prior written consent of the Majority Lenders, enter into or permit to subsist any finance lease, hire purchase, conditional sale agreement or other agreement for the acquisition of any asset upon deferred payment terms (other than as expressly permitted by this Agreement) provided that members of the Group may enter into or permit to subsist such finance leases or other agreements in connection with the acquisition of equipment and other items required for the Business provided that the aggregate of the capital element of all rentals under all such finance leases and agreements (determined in accordance with Applicable GAAP) does not exceed EUR25,000,000 (or its currency equivalent) at any time.

17.10	Hedging Transactions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option or any similar instrument for managing or hedging currency exposure other than:
(a)	any Hedging Agreement entered into pursuant to any Hedging Strategy Letter;

(b)	any hedging agreements entered into to hedge currency exposures in respect of any Advance; or

(c)	for hedging exposure arising in the ordinary course of business of a member of the Group (and not for speculative purposes).
17.11	Joint Ventures

No Obligor will, and each Obligor will procure that none of its Subsidiaries will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person (a “Joint Venture”), other than any Joint Ventures in respect of which the amounts invested and the liability to commit further funds (whether by way of additional moneys, guarantees, loans or otherwise) in aggregate of all such Joint Ventures does not exceed EUR50,000,000 (or its currency equivalent) in any Financial Year and provided that any such Joint Venture is by means of a vehicle in respect of which no member of the Group has unlimited liability (a “Permitted Joint Venture”).

17.12	Acquisitions and Investments

No Obligor will and each Obligor will procure that none of its Subsidiaries will:
(a)	acquire any business or acquire any Subsidiary or enter into any agreement so to do; or

(b)	own any interest in any share or equity related investment or debt or equity security or make any capital contribution to any person or enter into any agreement to do so, other than:
(i)	any shares owned by it in Subsidiaries on the Completion Date or otherwise acquired by it pursuant to the Acquisition Documents;

(ii)	any acquisition by a member of the Group pursuant to a disposal permitted under Clause 17.2(d) (Disposals) or as a result of the issue of new shares permitted pursuant to Clause 18.1 (Control) by a member of the Group to another member of the Group;

(iii)	any acquisition of Cash Equivalents for treasury management purposes;

(iv)	as permitted under Clause 17.11 (Joint Ventures);

(v)	as permitted under Clause 17.1 (Amalgamations and Change of Business);

(vi)	investments by an Obligor made after the date hereof in the equity or share capital of another Obligor;

(vii)	investments by an Obligor made after the date hereof in the equity or share capital of any non-Obligor (when aggregated with all loans permitted under Clause 17.8(d) (Loans) and all guarantees granted by Obligors under Clause 17.7 (Guarantors) in respect of the obligations or Financial Indebtedness of non-Obligors) up to a maximum aggregate amount of EUR20,000,000 (or its currency equivalent);

(viii)	investments by a non-Obligor made after the date hereof in the equity or share capital of another non-Obligor;

(ix)	any acquisition of a person (in respect of which a member of the Group does not have unlimited liability) carrying on any business similar or complementary to the Business, or any acquisition of such a business, in each case provided that the aggregate of (without double counting):
(A)	all amounts paid or to be paid in connection with such acquisition;

(B)	the liabilities assumed in respect of Financial Indebtedness (whether by way of novation, guarantee or otherwise) by any member of the Group as part of the consideration for that acquisition; and

(C)	all Financial Indebtedness of the company acquired,
does not exceed EUR150,000,000 (or its currency equivalent) plus any Retained Excess Cash and Net Proceeds not required to be applied in prepayment of the Facilities and any new subordinated shareholder loans or equity share capital when aggregated with all such amounts spent by other members of the Group on other such acquisitions in the same Financial Year and provided that:
(D)	there are no material contingent liabilities which would be required to be included in the financial statements of the company acquired in accordance with Applicable GAAP other than the pension liabilities of such company which are fully provided for in accordance with applicable law, provided that immediately after completion of the acquisition there would be no breach of Clause 16.5 (Taxes) and Clause 16.8 (Pension Schemes) and Bidco expects that the Group will remain in compliance with such Clauses in relation to the company to be acquired;

(E)	Bidco demonstrates pro forma compliance with the covenants set out in Clause 20 (Financial Covenants Of Bidco And The Other Obligors) on the Quarter Date immediately preceding the date of the acquisition, or if the acquisition is made within 45 days of a Quarter Date, on the Quarter Date preceding the Quarter date immediately preceding the date of the acquisition, taking into account any pro forma cost savings reasonably anticipated as a result of the acquisition;

(F)	no Event of Default has occurred and is continuing on the date of the acquisition; and

(G)	on the basis of the latest available management accounts, budget or forecast, as the case may be and as applicable, for the same Financial Year as such proposed acquisitions, the ratio of Consolidated Total Net Debt (as at any Quarter Date) to Consoidated Pro Forma EBITDA has not and, if applicable, will not exceed on a pro forma basis 4.00:1.00;
(x)	the Kromschröder Acquisition;

(xi)	any acquisition by an Obligor of shares in another Obligor or in another member of the Group which is not an Obligor provided that such acquisition of shares is expressly contemplated as part of the Structure Memorandum;

(xii)	acquisition by Newco Furnaces Germany of LOI-IPSEN Holding GmbH and its Subsidiaries pursuant to the Initial Disposal;

(xiii)	the acquisition by a member of the Group of shares owned by minority shareholders in Subsidiaries of the Parent; and

(xiv)	any acquisition to which the Facility Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.
17.13	Centre of Main Interests

No Obligor which is incorporated in the European Union shall without the prior written consent of the Facility Agent, deliberately change its Centre of Main Interests in a manner which would have a Material Adverse Effect.

18.	CAPITAL STRUCTURE

The undertakings in this Clause 18 (Capital Structure) shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or any Commitment is in force.

18.1	Control

No Obligor will, and each Obligor will procure that none of its Subsidiaries will allot or issue any shares or any securities other than:
(a)	an issue of shares (aa) by Luxco 2 to Luxco 1, (bb) by Bidco or Newco Furnaces Germany to Luxco 2, (cc) by a Subsidiary of the Parent to its shareholders or to another member of the Group or (dd) by the Parent, provided that (in the case of (cc)) the ownership interest of the Parent in such Subsidiary prior to such issue is not diluted as a result, provided further that (in the case of (dd)), there shall be no Change of Control and provided further that (in any such case) in the event that the shares of such Subsidiary are subject to a Security Interest prior to such issue, then the percentage of shares in such Subsidiary subject to a Security Interest is not diluted; or

(b)	an issue of shares by one member of the Group to a person which acts or is to act as the trustee of any Group pension scheme or employee incentive scheme provided that such scheme has been approved in writing by the Majority Lenders; or

(c)	an issue of shares permitted under Clause 17.12 (Acquisitions and Investments), Clause 17.1(a) (Amalgamations and Change of Business), as provided for under the Structure Memorandum or as permitted under Clause 17.11 (Joint Ventures).
18.2	Variation of Documents

Bidco will not, and will procure that no member of the Group will, agree to any waiver, amendment or variation to the terms of the Equity Documents or the Acquisition Documents to the extent that doing so would reasonably be expected to have a Material Adverse Effect or in any respect which is materially adverse to the interests of the Senior Finance Parties (otherwise than with the consent of the Majority Lenders and, prior to the Syndication Date, each Mandated Lead Arranger, provided that, after the Syndication Date, only the consent of the Majority Lenders shall be required).

18.3	Cashflow Restrictions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, be a party to any contractual or similar arrangement pursuant to which any member of the Group is prohibited from making any payment of dividends, distributions of income and other amounts other than as contemplated under the Finance Documents.

18.4	Restriction on Redemption of Capital Contribution and Acquisition of Own Shares

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise withdraw any capital contributions made to the capital reserves (Kapitalrücklage), convert such capital contributions into shareholder loans or redeem (except where such redemption is pursuant to a Permitted Payment), purchase, retire or otherwise acquire for consideration any subordinated shareholder loans, shares or warrants issued by it or set apart any sum for any such purpose or otherwise reduce its capital (together a “Redemption”), except where such Redemption is made to (i) a member of the Group (other than a member of the Restricted Group), (ii) departing managers in respect of their equity contributions up to EUR2,000,000 per annum and a maximum aggregate amount of EUR5,000,000 or (iii) employees pursuant to any employee share scheme.

18.5	Restriction on Payments on the Tranche D Term Facility, Mezzanine Facility and Completion Intercompany Loans

Save as expressly contemplated under the Refinancing, no Obligor will, in respect of the Completion Intercompany Loans made available to them by the Equity Investors, the Parent or Luxco 1, make any repayment of principal of or payment of interest or pay other amounts with respect to the Tranche D Term Facility, Mezzanine Facility and such Completion Intercompany Loans other than as permitted under the

Intercreditor Deed, Clause 8.5(a) (Prepayments: Order of Application) or Clause 18.7 (Permitted Payments).

18.6	Restriction on Payment of Dividends

No Obligor will, and each Obligor will procure that none of its Subsidiaries will declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose (together a “Dividend”) until the Facilities have been repaid in full except (i) for payment of any Dividend to another member of the Group which is not a member of the Restricted Group or (ii) where any resulting Dividend is a “Permitted Payment” pursuant to Clause 18.7 (Permitted Payments) .

18.7	Permitted Payments

Notwithstanding any other provision of the Senior Finance Documents, and other than in respect of the Refinancing Distribution, no Obligor will, and each Obligor will procure that none of its Subsidiaries will:
(a)	declare or pay, directly or indirectly, any Dividends or make any Redemption, in each case, in favour of any member of the Restricted Group or to any Equity Investor ; or

(b)	pay any interest, principal or other amount to its shareholders (where such shareholders are members of the Restricted Group or do not form part of the Group) under or in connection with any Shareholder/Investor Debt Instrument (“Shareholder/Intercompany Loan”) or pay any amount to or transfer monies to such shareholders (where such shareholders are members of the Restricted Group or do not form part of the Group); or

(c)	make any upstream loan to or grant any financial accommodation to any member of the Restricted Group; or

(d)	sell, transfer, lease out, lend or otherwise dispose of any asset to any member of the Restricted Group; or

(e)	grant any guarantee or enter into any participation or purchase arrangements in relation to any obligation of any member of the Restricted Group other than pursuant to the Finance Documents or the funding confirmation agreement in relation to the Kromschröder Acquisition, other than by way of a Permitted Payment. For this purpose “Permitted Payments” means amounts required to:
(i)	pay Taxes, duties or similar fees payable by any member of the Restricted Group to tax, governmental or regulatory authorities;

(ii)	pay legal and administrative expenses properly incurred in the ordinary course of business of any member of the Restricted Group in performing services permitted by Clause 18.8 (Holding Company);

(iii)	in a maximum aggregate amount not exceeding EUR2,000,000 in each Financial Year, pay non-executive director and monitoring fees;

(iv)	make a Redemption as permitted under Clause 18.4 (Restriction on Redemption of Capital Contribution and Acquisition of Own Shares) or, in respect of a Redemption permitted under Clause 18.4, to fund an acquisition vehicle to make such Redemption; and

(v)	pay Dividends or prepay any Shareholder/Intercompany Loans provided that:
(A)	payment of interest on or the prepayment of the principal element of Shareholder/Intercompany Loans will only be permitted if such Shareholder/Intercompany Loans are subordinated to the Facilities in accordance with the Intercreditor Deed; and

(B)	such Dividends, interest or principal may only be paid or prepaid out of 50% of Retained Excess Cash (if any) provided that:
(1)	no Event of Default or Potential Event of Default has occurred and is continuing at the time when the payment or prepayment is made or to be made or would occur as a result thereof;

(2)	the Total Leverage Ratio immediately following payment or prepayment is not greater than 2.5:1; and

(3)	the time of payment or prepayment falls after 31 December 2006.
18.8	Holding Company

No member of the Restricted Group shall trade, carry on any business or own any assets or incur any liabilities except for:
(a)	the holding of shares in their respective Subsidiaries;

(b)	the entry into and performance of its obligations under the Transaction Documents and the Kromschröder Documents to which it is a party and other contracts in connection with maintaining its corporate existence and other activities permitted under this Clause 18.8 (Holding Company);

(c)	the making and borrowing of permitted loans;

(d)	the provision of administrative services to other members of the Group of a type customarily provided by a holding company to its subsidiaries;

(e)	any liabilities under the Transaction Documents and the Kromschröder Documents to which it is a party, professional fees and administration costs in the ordinary course of business as a holding company, non-executive director and monitoring fees not exceeding EUR 2,000,000 in each Financial Year and Taxes, duties or similar fees payable by any member of the Restricted Group to tax, governmental or regulatory authorities;

(f)	the making of permitted guarantees (including, without limitation, any guarantee given by Luxco 2 in respect of obligations owed by Target or, following the merger of Target into Bidco, Bidco to Kromschröder) and related subrogation rights; and

(g)	additional Financial Indebtedness under the Shareholder/Investor Debt Instruments.
19.	INFORMATION AND ACCOUNTING UNDERTAKINGS

The undertakings in this Clause 19 (Information and Accounting Undertakings) shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or any Commitment is in force.

19.1	Events of Default

Bidco will, and will procure that each member of the Group will, promptly after becoming aware of it notify the Facility Agent (with a copy to the Security Agent) of the occurrence of any Event of Default or Potential Event of Default (and the steps if any being taken to remedy it).

19.2	Books of Account

Each Obligor will keep, and each Obligor will procure that each of its Subsidiaries will keep, proper books of account relating to its business.

19.3	Appointment of Auditors

Bidco will not (except where required by applicable law), appoint any auditors other than PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any local affiliate or amalgamation of the same or their successors and it will not change its auditor to a firm which is not PriceWaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche except with the prior written consent of the Majority Lenders.

19.4	Financial Statements

Bidco will deliver (or will procure that the relevant Obligor delivers) to the Facility Agent for distribution to the Lenders sufficient copies for each of the Lenders of the following:
(a)	(i) as soon as available and in any event within 120 days after the end of each Financial Year, the audited consolidated financial statements of the Group for that Financial Year and (ii) as soon as available and in any event within 120 days after the end of each of the relevant Borrower’s financial years, the audited (if prepared) or unaudited unconsolidated financial statements of each Borrower for that financial year;

(b)	as soon as available and in any event within 45 days of the end of each month or quarter (as the case may be) the monthly or quarterly (as the case may be) consolidated unaudited management accounts of the Group as at the end of and for that month or quarter (as the case may be), such accounts, commencing with the monthly and quarterly consolidated unaudited management accounts for December 2005, to be prepared under either US GAAP (to be calculated in Euro or US Dollars) or IFRS (to be calculated in Euro or US Dollars) provided that any monthly accounts shall be made available pursuant to limited access internet site following receipt by Bidco of executed confidentiality undertakings from each Lender substantially in the form of the latest LMA standard form; and

(c)	(i) in respect of the Financial Year beginning on 1 January 2010, by 28 February 2010, the annual budget for such Financial Year prepared using either US GAAP (to be calculated in Euro or US Dollars) or IFRS (to be calculated in Euro or US Dollars) to be made available pursuant to limited access internet site following receipt by Bidco of executed confidentiality undertakings from each Lender substantially in the form of the latest LMA standard form together with any analysis to be delivered under Clause 19.12(b)(ii) (Guarantee Limitation Analysis), and (ii) in respect of any other Financial Year, not more than 30 days after the beginning of each Financial Year the annual budget for such Financial Year prepared using either US GAAP (to be calculated in Euro or US Dollars) or IFRS (to be calculated in Euro or US Dollars) together with any analysis to be delivered in accordance with Clause 19.12(b)(ii) (Guarantee Limitation Analysis), such accounts and annual budget:
(i)	in the case of audited annual financial statements, to include a profit and loss account, balance sheet, cashflow statement and directors and auditors report (if any) thereon;

(ii)	in the case of monthly and quarterly management accounts, to include a profit and loss account, balance sheet, cashflow statement and management commentary for the Group;

(iii)	in the case of the monthly and quarterly management accounts for the period from the Completion Date to 31 March 2006 or such later date as may be agreed between Bidco and the Facility Agent (acting reasonably), to reflect the current reporting practices of the Target Group;
(iv)	(A)	in the case of the annual budget for the Financial Year beginning on 1 January 2006, to set out in reasonable detail any reorganisation and rationalisation plan of the Group;

	(B)	in the case of all the annual budgets (aa) to exclude any companies anticipated to be acquired as part of the Acquisition but not owned at the time of preparation of the budget (provided that Bidco shall update such budget within 60 days of completion of the acquisition of such companies and promptly deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated budget) and (bb) to be in a format and with a level of information reasonably satisfactory to the Facility Agent and in any event to include a projected balance sheet, projected cashflow statement, projected profit and loss account and details of projected Capital Expenditure, and, in the case of each set of annual financial statements and monthly or quarterly management accounts, to have been certified by the finance director (or other officer acceptable to the Facility Agent (acting reasonably)) of Bidco or the relevant Borrower as fairly representing its financial condition and operations as at the date on which those financial statements or accounts were drawn up and, in the case of the audited annual financial statements, to be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying such financial statements.
19.5	Compliance Certificates
(a)	Bidco shall deliver to the Facility Agent with the Relevant Monthly Management Accounts, on a quarterly basis, starting from 31 March 2006, a certificate signed by the finance director of Bidco (or other officer acceptable to the Facility Agent) and another director (or other officer acceptable to the Facility Agent (acting reasonably) of Bidco) certifying whether or not as at the date of the relevant accounts Bidco and the other Obligors were in compliance with the financial covenants contained in Clause 20 (Financial Covenants of Bidco and the Other Obligors) and Clause 21 (Capital Expenditure) (such certificate to contain reasonably detailed calculations acceptable to the Facility Agent demonstrating such compliance) including any information required for the purposes of Clause 24.9(a)(v) (Further Guarantors and Security) and confirming that:
(i)	as at that date no Event of Default or Potential Event of Default had occurred or giving details of any Event of Default or Potential Event of Default which has occurred and the action taken or proposed to be taken to remedy it;

(ii)	following any acquisitions made in accordance with Clause 17.12(ix), Bidco has sufficient cash, Cash Equivalents and undrawn credit facilities available to satisfy the Working Capital requirements of the Group that, on the basis of the latest available budget or forecast, as the case may be, are required for the 12 month period following the date of the compliance certificate;

(iii)	following any acquisitions made in accordance with Clause 17.12(ix), on the basis of the latest available management accounts, budget or forecast, as the case may be and as applicable, for the same Financial Year as such acquisitions, the ratio of Consolidated Total Net Debt (as at any Quarter Date) to Consolidated Pro Forma EBITDA has not and, if applicable, will not exceed on a pro forma basis 4.00:1.00.

(b)	Each of the annual audited financial statements delivered under Clause 19.4 (Financial Statements) must be accompanied by a certificate from the Auditors (in such form and with such content as the Auditors may reasonably be prepared to give and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such reports):
(i)	demonstrating (taking into account any reconciliation statements delivered pursuant to Clause 19.8(a)(iv) (Agreed Accounting Principles)) whether or not as at the date of such financial statements Bidco and the other Obligors were in compliance with the financial covenants contained in Clause 20 (Financial Covenants of Bidco and the Other Obligors) and 21 (Capital Expenditure); and

(ii)	confirming the amount of Excess Cash Flow (together with a calculation of how that amount has been determined) for the purpose of Clause 8.4 (Excess Cash Flow).
19.6	Investigations

If:
(a)	an Event of Default shall have occurred and be continuing under Clause 23.1 (Payment Default), Clause 23.2(a) (Breach of Other Obligations), Clause 23.6 (Insolvency), Clause 23.7 (Receivership and Administration), Clause 23.8 (Compositions and Arrangements), Clause 23.9 (Winding-up) or Clause 23.10 (Similar Events Elsewhere); or

(b)	the Majority Lenders (acting reasonably) believe that Bidco and the other Obligors will not be able to comply with the financial covenants contained in Clause 20 (Financial Covenants of Bidco and the Other Obligors) on the next relevant Quarter Date, the Facility Agent may (and shall, if so instructed by the Majority Lenders) (following consultation with Bidco as to the scope of the investigation) require that each Obligor shall (and Bidco shall ensure that each member of the Group shall) permit the Facility Agent and/or accountants or other financial advisers appointed by the Facility Agent free access (in the presence of a representative of Bidco) at all reasonable times during normal business hours and on reasonable notice to:
(i)	inspect and take copies and extracts from books, accounts and records of each member of the Group (to the extent the Facility Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and is continuing or the suggested non-compliance with the financial covenants);

(ii)	view the assets which are the subject of the Security Documents and the premises of each member of the Group; and

(iii)	meet and discuss matters with senior management,

in each case provided that all information obtained as a result of such access shall be subject to Clause 27.9 (Disclosure of Information). Any such exercise of rights shall be at the expense of Bidco except where the result of such investigation reveals no breach of financial covenants or no likely breach of the financial covenants in the next test period.
19.7	Other Information
(a)	Bidco will, and will procure that each member of the Group will, promptly upon becoming aware of or receiving (as the case may be) deliver to the Facility Agent for distribution to the Lenders:
(i)	details of any litigation, arbitration, administrative, environmental claim or action or regulatory proceedings which would have or would reasonably be expected to (whether individually or together with any such claims) have a Material Adverse Effect;

(ii)	details of any labour dispute affecting it or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect;

(iii)	at the same time as sent to Bidco’s shareholders or to such Obligor’s creditors (as the case may be), any other document or information required by law to be sent to Bidco’s shareholders in their capacity as shareholders or to an Obligor’s creditors as a class;

(iv)	details of any material breach of the terms of the Acquisition Documents or any material claim made by or against it under the terms of the Acquisition Documents of which it is aware;

(v)	details of any member of the Group which becomes a Material Subsidiary after the date of this Agreement on a quarterly basis; and

(vi)	details of any material change in the structure of the Group from that set out in the Structure Chart on a quarterly basis.
(b)	Bidco will, and will procure that each member of the Group will, deliver to the Facility Agent for distribution to the Lenders, such other information relating to its financial condition, operation or taxation arrangements, or those of its Subsidiaries, and details of Security Interests granted by it or any other Obligor, as the Facility Agent (or any other Lender or the Security Agent through the Facility Agent) may from time to time reasonably request;

(c)	The Facility Agent will (upon receipt in writing from the Issuing Lender) deliver to Bidco on:
(i)	a monthly basis, (a) a statement setting out the aggregate face amount of issued (including deemed issued) Lender Guarantees and Letters of Credit, and (b) any other costs and expenses which have been incurred under and in accordance with the Senior Finance Documents and which are for the account of an Obligor; and

(ii)	on a quarterly basis, the amount of commission that has accrued pursuant to Clause 10.5 (Letter of Credit/Lender Guarantee Commission).
19.8	Agreed Accounting Principles
(a)	Bidco shall procure that all financial statements of the Group or of any Borrower delivered or to be delivered to the Facility Agent under this Agreement shall be prepared in accordance with Applicable GAAP save as provided in Clause 19.4 (Financial Statements). If such financial statements are prepared on a different accounting basis to Applicable GAAP, including on the basis of IFRS (with the exception of financial statements delivered in accordance in Clause 19.4 (Financial Statements):
(i)	Bidco shall promptly so notify the Facility Agent;

(ii)	Bidco and the Facility Agent (on behalf of the Lenders) shall promptly after such notification enter into negotiations in good faith with a view to agreeing (i) such amendments to Clause 20 (Financial Covenants of Bidco and the Other Obligors) and 21 (Capital Expenditure) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders and Bidco comparable protection to that contemplated at the date of this Agreement and (ii) any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis (including IFRS) does not result in any material alteration in the commercial effect of the obligations of any Obligor in the Finance Documents;

(iii)	if amendments satisfactory to the Majority Lenders are agreed by Bidco and the Facility Agent in writing within 30 days of such notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement;

(iv)	if such amendments are not so agreed within 30 days, within 15 days after the end of that 30 day period, Bidco shall deliver to the Facility Agent:
(A)	in reasonable detail and in a form satisfactory to the Facility Agent, details of all such adjustments as need to be made to the relevant financial statements in order to reflect the Applicable GAAP at the date of delivery of the relevant financial statements; and

(B)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants Of Bidco And The Other Obligors) and 21 (Capital Expenditure) have been complied with.
(b)	No alteration may be made to the financial year end of the Parent without the prior written consent of the Facility Agent (acting on the instructions of the

Majority Lenders) (in which event the Facility Agent may require such changes to the financial covenants contained in this Agreement as will fairly reflect such change) provided that the consent of the Facility Agent (acting on the instructions of the Majority Lenders) shall not be required to any such change where:
(i)	Bidco delivers to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) on the date of delivery of each set of Relevant Monthly Management Accounts or consolidated audited financial statements required to be delivered pursuant to Clause 19.4 (Financial Statements), details of all such adjustments as need to be made to such financial statements to provide the information required to test compliance with Clauses 20 (Financial Covenants of Bidco and the other Obligors) and 21 (Capital Expenditure); and

(ii)	Bidco enters into an agreement satisfactory to the Facility Agent (acting reasonably) with regard to the amount and timing of payments under Clause 8.4 (Excess Cash Flow) which places the Lenders in no worse position as a result of such change than they would have been in if no change had taken place, provided further that Bidco may not exercise this right to alter its financial year end on more than one occasion.
19.9	Annual Presentation

Once in every Financial Year commencing with the Financial Year ending 31 December 2006, Bidco will procure that at least two executive directors of Bidco (or Bidco and, prior to any Permitted Disposal of the LOI Furnaces Group, Newco Furnaces Germany) (one of whom shall be the financial officer) shall give a single presentation to the Senior Finance Parties, at a time and venue agreed with the Facility Agent, about the financial performance of the Group, provided that such annual presentation shall only address the financial performance of the Group with respect to the previous Financial Year and shall not deal with any future or projected financial performance of the Group.

19.10	“Know your customer” checks
(a)	Each Obligor shall promptly, upon the request of the Facility Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender (provided that it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required by directive or law to carry out pursuant to the transactions contemplated in the Senior Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Facility Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Senior Finance Documents.

(c)	Bidco shall, by not less than 5 Business Days’ written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Obligor pursuant to Clause 22 (Accession Of New Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, Bidco shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) (provided that it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required by directive or law to carry out pursuant to the accession of such Subsidiary to this Agreement as an additional Obligor pursuant to Clause 22 (Accession Of New Obligors).
19.11	ERISA Reporting Requirements

Each Obligor will:
(a)	(i)	promptly and in any event within 15 Business Days after any Obligor or any ERISA Affiliate knows or has reason to know that any of the following has occurred and that has or would reasonably be expected to have a Material Adverse Effect has occurred, deliver to the Facility Agent a statement of the finance director of Bidco or other officer acceptable to the Facility Agent (acting reasonably) of such Obligor describing such occurrence and the action, if any, that such Obligor or such ERISA Affiliate has taken and proposes to take with respect thereto together with any notices received or proposed to be given or filed by such Obligor, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan or Multiemployer Plan participant with respect thereto, (i) that an ERISA Event has occurred; (ii) that a Plan or Multiemployer Plan has been or may be terminated, reorganised, partitioned or declared insolvent under Title IV of ERISA; (iii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; or (iv) that any Obligor may incur any material liability pursuant to (a) any Welfare Plans which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or (b) any Plan, the obligations with respect to which would reasonably be expected to have a Material Adverse Effect; and

(ii)	on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, deliver to the Facility Agent a copy of such records, documents and information;
(b)	promptly and in any event within 10 days after receipt thereof by any Obligor or any ERISA Affiliate, deliver to the Facility Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(c)	promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service or other government agency, deliver to the Facility Agent copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to any Plan;

(d)	promptly and in any event within 10 Business Days after receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, deliver to the Facility Agent copies of each notice concerning:
(i)	the imposition of Withdrawal Liability by any such Multiemployer Plan that has or would reasonably be expected to have a Material Adverse Effect;

(ii)	the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that has or would reasonably be expected to have a Material Adverse Effect; or

(iii)	the amount of liability incurred, or that may be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in Clauses 19.11(a)(i) or (ii) (ERISA Reporting Requirements) above.
19.12	Guarantee Limitation Analysis
(a)	Subject to the subsequent provisions of this Clause 19.12 (Guarantee Limitation Analysis), and notwithstanding any other term of the Finance Documents:
(i)	no Guarantor other than Newco NL or one of its subsidiaries incorporated in The Netherlands shall guarantee or grant any security in respect of any obligations of a Dutch Borrower; and

(ii)	no Guarantor other than Newco UK or one of its subsidiaries incorporated in the United Kingdom shall guarantee or grant any security in respect of any obligations of a UK Borrower, except that in the event that:
(x)	Bidco elects to provide guarantees and security in accordance with paragraph (c) below; or

(y)	a ruling from the Dutch or UK tax authorities as applicable, on the tax consequences under the Dutch tax rules relating to thin capitalisation

(article 10d of the Dutch Corporate Income Tax (“CIT”) Act 1969) and limitations on interest deduction (article 10a of the Dutch CIT Act 1969) or the UK tax rules relating to transfer pricing as applicable, is obtained (a “Tax Ruling”), and such Tax Ruling confirms that the restrictions on guarantees and security referred to in paragraphs (a)(i) or, as the case may be, (a)(ii) above may be removed without any material adverse tax consequences in relation to Dutch thin capitalisation or interest deduction rules or UK transfer pricing rules, as applicable (a “Favourable Tax Ruling”), then the restrictions referred to in (a)(i) or, as the case may be, (a)(ii) shall cease to apply.

(b)	Bidco shall deliver to the Facility Agent:
(i)	a Guarantee Limitation Analysis as soon as available following completion of the Permitted Reorganisations referred to in the Structure Memorandum, and in any case within 45 days after completion of such reorganisations; and

(ii)	a Preliminary Analysis with each annual budget delivered pursuant to Clause 19.4(c) (Financial Statements) in relation to any restrictions under paragraph (a)(i) or (a)(ii) above which continue to apply at such time.
(c)	Following delivery of a Limitation Analysis pursuant to paragraph (b) above, Bidco may elect (i) to take no action, (ii) to provide such guarantees and security without the limitations set out in paragraph (a)(i) or, as the case may be, (a)(ii) above applying, or (iii) to procure a Guarantee Limitation Analysis be prepared and delivered to the Facility Agent (where a Preliminary Analysis was delivered pursuant to paragraph (b)(ii) above) or (iv) in relation to the limitations referred to in paragraph (a)(i) or, as the case may be, (a)(ii) above, to apply for a Tax Ruling. If Bidco elects to take no action, the Facility Agent may request that Bidco obtain a Guarantee Limitation Analysis (where a Preliminary Analysis was delivered pursuant to paragraph (b)(ii) above) or (in relation to the limitations referred to in paragraph (a)(i) or, as the case may be, (a)(ii) above) obtain a Tax Ruling (where a Guarantee Limitation Analysis was delivered pursuant to paragraph (b)(i) or option (iii) above).

(d)	In the event that the Facility Agent requests that a Guarantee Limitation Analysis is delivered pursuant to paragraph (c) above, and such Guarantee Limitation Analysis concludes that any of the limitations on the guarantees and security being provided by the Obligors as set out in paragraph (a) above should apply or continue to apply, and it is not followed by a related Favourable Tax Ruling, then the expense of obtaining such Guarantee Limitation Analysis shall be borne by the Lenders.

(e)	In the event that the Facility Agent requests that a Tax Ruling be obtained pursuant to paragraph (c) above, and a Favourable Tax Ruling is not obtained in relation thereto, the expense of obtaining such a Tax Ruling shall be borne by the Lenders.

(f)	In the event that Bidco elects to apply for a Tax Ruling or the Facility Agent requests that Bidco obtain a Tax Ruling pursuant to paragraph (c) above, Bidco shall provide to the Dutch or UK tax authorities as applicable, such information as is required by the relevant tax authorities for the purposes of obtaining such Tax Ruling.
19.13	SEC Disclosure
(a)	The Parent shall be permitted to file a copy of this Agreement and any other Finance Document with the US Securities and Exchange Commission (the “SEC”) and have this Agreement and any other Finance Document be publicly available pursuant to the SEC’s Edgar Filing System or any successor thereto.

(b)	To the extent that any information required to be delivered under this Agreement has been filed by the relevant Obligor with the SEC and publicly available pursuant to the SEC’s Edgar Filing System or any successor thereto, the relevant Obligor shall be deemed to have delivered such information in accordance with this Agreement.
20.	FINANCIAL COVENANTS OF BIDCO AND THE OTHER OBLIGORS

The undertakings in this Clause 20 (Financial Covenants Of Bidco And The Other Obligors) shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or any Commitment is in force.

Bidco and the other Obligors shall ensure that:

20.1	Total Leverage

The ratio of Consolidated Total Net Debt (as at any Quarter Date) to Consolidated Pro Forma EBITDA (disregarding any net contributions to Consolidated Pro Forma EBITDA from the LOI Furnaces Group) in respect of the Relevant Period ending on that date will not exceed the ratio set opposite such Relevant Period below:

Maximum
Relevant Period		Ratio
(i)	The Relevant Period ending on 31 March 2006	7.00:1
(ii)	The Relevant Period ending on 30 June 2006	7.00:1
(iii)	The Relevant Period ending on 30 September 2006	7.00:1
(iv)	The Relevant Period ending on 31 December 2006	7.50:1
(v)	The Relevant Period ending on 31 March 2007	7.50:1
(vi)	The Relevant Period ending on 30 June 2007	7.50:1
(vii)	The Relevant Period ending on 30 September 2007	7.10:1
(viii)	The Relevant Period ending on 31 December 2007	6.50:1
(ix)	The Relevant Period ending on 31 March 2008	6.30:1
(x)	The Relevant Period ending on 30 June 2008	6.10:1
(xi)	The Relevant Period ending on 30 September 2008	5.90:1
(xii)	The Relevant Period ending on 31 December 2008	5.50:1
(xiii)	The Relevant Period ending on 31 March 2009	5.25:1

Maximum
Relevant Period		Ratio
(xiv)	The Relevant Period ending on 30 June 2009	5.00:1
(xv)	The Relevant Period ending on 30 September 2009	4.75:1
(xvi)	The Relevant Period ending on 31 December 2009	4.50:1
(xvii)	The Relevant Period ending on 31 March 2010	4.40:1
(xviii)	The Relevant Period ending on 30 June 2010	4.25:1
(xix)	The Relevant Period ending on 30 September 2010	4.10:1
(xx)	The Relevant Period ending on 31 December 2010	3.95:1
(xxi)	The Relevant Period ending on 31 March 2011	3.90:1
(xxii)	The Relevant Period ending on 30 June 2011	3.80:1
(xxiii)	The Relevant Period ending on 30 September 2011	3.65:1
(xxiv)	The Relevant Period ending on 31 December 2011	3.50:1
and on the last day of each Relevant Period thereafter, shall not be greater than 3.50:1.

20.2	Interest Cover

The ratio of Consolidated Pro Forma EBITDA (disregarding any net contributions to Consolidated Pro Forma EBITDA from the LOI Furnaces Group) to Consolidated Total Net Cash Interest Expenses in respect of the Relevant Period set out below is not less than the ratio set opposite such Relevant Period below:

Minimum
Relevant Period		Ratio
(i)	The Relevant Period ending on 31 March 2006	2.05:1
(ii)	The Relevant Period ending on 30 June 2006	2.05:1
(iii)	The Relevant Period ending on 30 September 2006	2.10:1
(iv)	The Relevant Period ending on 31 December 2006	1.60:1
(v)	The Relevant Period ending on 31 March 2007	1.60:1
(vi)	The Relevant Period ending on 30 June 2007	1.60:1
(vii)	The Relevant Period ending on 30 September 2007	1.65:1
(viii)	The Relevant Period ending on 31 December 2007	1.65:1
(ix)	The Relevant Period ending on 31 March 2008	1.75:1
(x)	The Relevant Period ending on 30 June 2008	1.80:1
(xi)	The Relevant Period ending on 30 September 2008	1.85:1
(xii)	The Relevant Period ending on 31 December 2008	1.90:1
(xiii)	The Relevant Period ending on 31 March 2009	2.00:1
(xiv)	The Relevant Period ending on 30 June 2009	2.10:1
(xv)	The Relevant Period ending on 30 September 2009	2.15:1
(xvi)	The Relevant Period ending on 31 December 2009	2.25:1
(xvii)	The Relevant Period ending on 31 March 2010	2.30:1
(xviii)	The Relevant Period ending on 30 June 2010	2.35:1
(xix)	The Relevant Period ending on 30 September 2010	2.40:1
(xx)	The Relevant Period ending on 31 December 2010	2.45:1
(xxi)	The Relevant Period ending on 31 March 2011	2.50:1
and on the last day of each Relevant Period ending on a Quarter Date thereafter, shall not be less than 2.50:1.

20.3	Cashflow

The ratio of Consolidated Cash Flow to Consolidated Debt Service for each Relevant Period (commencing with the Relevant Period ending on 31 March 2006) will not be less than 1.0 to 1.0.

21.	CAPITAL EXPENDITURE

21.1	Capital Expenditure

Bidco and the Obligors shall procure that Capital Expenditure of the Group during each Financial Year as specified in Column A shall not exceed the aggregate of:
(a)	subject to Clause 21.2 (Carry-forward) below, the amount set opposite that Financial Year in Column B below; and

(b)	the amount of Retained Cash Flow, new equity and subordinated loans and the proceeds of disposals and insurance claims which the Group is permitted to retain (in each case to the extent not used for any other purpose):

Column A	Column B
Financial Year	(EUR)
ending 31 December 2005	55,000,000
ending 31 December 2006	46,800,000
ending 31 December 2007	51,700,000
ending 31 December 2008	51,600,000
ending 31 December 2009	49,000,000
ending 31 December 2010	53,500,000
ending 31 December 2011	55,400,000
ending 31 December 2012	57,300,000
ending 31 December 2013	59,300,000
ending 31 December 2014	61,400,000
ending 31 December 2015	63,500,000
ending 31 December 2016	65,800,000
provided that to the extent that the LOI Furnaces Group remains part of the Group in any Financial Year, the amount set opposite that Financial Year in Column B above shall be increased by EUR2,000,000.

21.2	Carry-forward

Subject as provided in this paragraph, the amount specified in Column B for the corresponding Financial Year specified in Column A in Clause 21.1(b) (Capital Expenditure) which is unspent in that Financial Year may be carried over into the subsequent Financial Year subject to a limit of 50% of the amount specified in Column B. Under the preceding sentence, the amount of Capital Expenditure unspent in a particular Financial Year (the “First Year”) which can be carried over to the next Financial Year may only be carried over to the extent it could have been spent in the First Year without a breach of Clause 20 (Financial Covenants Of Bidco And The Other Obligors).

21.3	Financial Definitions

“Accounting Principles” means the accounting standards generally accepted in the jurisdiction of incorporation of the member of the Group or IFRS;

“Additional Permitted Reorganisation” means any non-recurring reorganisation costs included in the budget delivered for that Financial Year and incurred in that Financial Year but not included in the Base Case Model;

“Capital Expenditure” means, in respect of the Group and in respect of any period, any expenditure which should be treated as capital expenditure in the financial statements of the person incurring such expenditure in accordance with Applicable GAAP. For the avoidance of doubt, expenditure for acquisitions of businesses or expenditure arising from operating leases as defined in UK GAAP as at 30 September 2004 shall not constitute Capital Expenditure for the purposes of this definition;

“Carried Forward Capital Expenditure Cash” means, in respect of the Group and in respect of a period, the amount of permitted carry over of Capital Expenditure from the previous Financial Year pursuant to Clause 21 (Capital Expenditure), provided that for the purpose of determining whether Carried Forward Capital Expenditure Cash has been spent in a Financial Year, it will be presumed that the Carried Forward Capital Expenditure Cash is spent before all of the other Capital Expenditure permitted pursuant to Clause 21 (Capital Expenditure);

“Consolidated Cash Flow” means, in respect of the Group and any Relevant Period, Consolidated EBITDA:
(a)	minus any increase in Working Capital;

(b)	plus any decrease in Working Capital;

(c)	minus all amounts paid in respect of Capital Expenditure;

(d)	minus all amounts paid in respect of Permitted Acquisitions (unless funded from Retained Excess Cash, Pending Acquisition Amounts subtracted from Excess Cash Flow in respect of the previous Financial Year, disposal proceeds not required to be mandatorily prepaid or which have been voluntarily prepaid or Permitted Indebtedness);

(e)	plus all amounts paid in respect of Capital Expenditure to the extent funded from Net Proceeds and insurance proceeds which the Group is permitted to retain;

(f)	minus cash pension costs to the extent not included in Consolidated EBITDA;

(g)	plus (in respect of all time periods after 31 December 2006) any Retained Excess Cash or Carried Forward Capital Expenditure Cash, to the extent used to fund any Capital Expenditure;

(h)	minus amounts paid in cash or falling due for payment during such period in respect of income tax, corporation tax, withholding tax or trade tax;

(i)	plus the amount of any tax credit or rebate received in cash;

(j)	plus exceptional items received in cash (to the extent not included in Consolidated EBITDA);

(k)	minus exceptional items paid in cash including all reorganisation costs (to the extent not included in Consolidated EBITDA and excluding those items referred to in paragraphs (g) (in the case of Additional Permitted Reorganisation to the extent funded out of Revolving Advances, Retained Excess Cash or disposal proceeds not required to be mandatorily prepaid or which have been voluntarily prepaid) and (h) of the definition of Consolidated EBIT);

(l)	minus dividends paid in cash to minority shareholders in subsidiaries consolidated for the purpose of calculating Consolidated EBITDA (to the extent not included in Consolidated EBITDA);

(m)	plus dividends received in cash from subsidiaries or minority interests whose financial performance is not consolidated for the purposes of calculating Consolidated EBITDA;

(n)	plus the proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Parent by way of any capital contribution to the Parent or any raising of funds by way of private placement of ordinary or preference share capital;

(o)	plus the cash proceeds of subordinated loans to members of the Group on terms acceptable to the Majority Lenders,

(p)	plus the amount of any loan which was made to a Permitted Joint Venture which is repaid in cash to a member of the Group and less the amount when lent;

(q)	(to the extent included in Consolidated EBITDA or in any other paragraph of this definition) excluding the effect of all cash movement associated with the Acquisition and any Transaction Costs;

(r)	minus any fees, costs or charges of a non-recurring nature related to any equity offering (including, without limitation, IPO Preparation Costs actually incurred of a non-recurring nature), investments, acquisitions or financial indebtedness;

(s)	plus Net Proceeds received by the Group which it is not obliged to mandatorily prepay and which are not required to be reinvested;

(t)	minus any management fees paid to CVC and holding company costs paid;

(u)	adding back (for the purposes of calculating the ratio of Consolidated Cash Flow to Consolidated Debt Service under Clause 20.3 (Cashflow) only) up to a maximum of EUR 72,000,000 (or its equivalent in other currencies) for the Relevant Periods ending on or prior to 31 December 2007, such amount to be reduced to EUR 60,000,000 (or its equivalent in other currencies) for the

Relevant Periods commencing on 1 January 2008 and ending on or prior to 30 June 2009 and to EUR 40,000,000 (or its equivalent in other currencies) for the Relevant Periods commencing on 1 July 2009 and ending on or prior to 31 December 2011; and,

(v)	adding back (for the purposes of calculating the ratio of Consolidated Cash Flow to Consolidated Debt Service under Clause 20.3 (Cashflow) only) the IPO Preparation Costs actually incurred up to a maximum of EUR 30,000,000 (or its equivalent in other currencies) for the Relevant Periods commencing on 1 July 2009 and ending on or prior to 31 December 2011, in each case for such Relevant Period and all calculated on a consolidated basis and without double counting;
“Consolidated Debt Service” for any period, means Consolidated Total Net Cash Interest Expenses for such period, plus all repayments of Financial Indebtedness (not including any amounts in respect of the Bonding Facility in the nature of principal) on a consolidated basis which fell due for repayment or prepayment during such period (other than any voluntary prepayments or any mandatory prepayments resulting from the cash sweep or a receipt of Net Proceeds), but excluding any principal amount which fell due under any overdraft or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or under the Revolving Facility or which would have been available for simultaneous redrawing but for a voluntary cancellation of the available facility by a member of the Group and excluding any prepayment of Financial Indebtedness existing on the Completion Date which is required to be repaid under the Finance Documents;
“Consolidated EBIT” for any period, means the consolidated profits of the Group or as the context so requires any member of the Group from ordinary activities before taxation:
(a)	before taking into account any accrued interest, commission, fees, discounts and other finance payments incurred or payable by or owed to any member of the Group in respect of Financial Indebtedness;

(b)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests or the interests of any shareholder of or, as the case may be, partner in such member of the Group who is not a member of the Group;

(c)	after taking into account any exchange gains and losses on operational trading and hedges relating to these items but not taking into account any other realised and unrealised exchange gains and losses (including those arising on translation of currency debt);

(d)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset or on the disposal of an asset;

(e)	plus any loss on any one-off or non-recurring items;

(f)	minus any gain on any one-off or non-recurring items;

(g)	before deducting reorganisation and litigation costs that are incurred and included in the Base Case Model and any Additional Permitted Reorganisation;

(h)	before deducting any Transaction Costs;

(i)	before deducting non-cash pension costs (including service costs and pension interest costs) but after deducting cash pension costs;

(j)	plus any fees, costs or charges of a non-recurring nature related to any equity offering, investments, acquisitions or Financial Indebtedness permitted under the Finance Documents (and whether or not successful); and

(k)	plus any management fees paid to CVC and holding company costs where permitted to be paid under the Finance Documents, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation;
“Consolidated EBITDA” for any period and without double counting means the Consolidated EBIT of the Group or as the context so requires any member of the Group plus the consolidated depreciation and amortisation of the Group or as the context so requires any member of the Group and any impairment costs of the Group or as the context so requires any member of the Group (each as defined by reference to the consolidated audited financial statements of the Group);
“Consolidated Pro Forma EBITDA” for any Relevant Period, means Consolidated EBITDA plus the EBITDA generated by Permitted Acquisitions completed during that Relevant Period from the date falling on the beginning of the Relevant Period through to the date on which such Permitted Acquisitions were closed and (i) in respect of each Quarter Period during 2005, plus EUR2,250,000; (ii) in respect of the Relevant Period ending on 31 December 2006, plus EUR10,600,000 and (iii) in respect of the Relevant Period ending on
31 March 2007, plus EUR5,300,000;
“Consolidated Total Net Cash Interest Expenses” for any period, means:
(a)	the aggregate of interest, commitment or non-utilisation fees, annual agency fees and other fees (except facility agreement fees) relating to the Facilities and the Mezzanine Facility accruing (whether or not paid) during a period plus or minus net amounts received or paid by the Group under the Hedging Agreements;

(b)	plus interest, commitment fees and other fees on any other Financial Indebtedness (including the interest element of finance leases) accruing (whether or not paid) during a period;

(c)	plus consideration given by the Group during that period, and relating to that period whether by way of discount or otherwise in connection with any acceptance credit, bill discounting debt factoring or other like arrangement;

(d)	minus interest income accrued (whether or not paid) on bank deposits or other Cash Equivalents;

(e)	excluding the non-cash element of interest accrued on the Mezzanine Facility and on any Completion Intercompany Loans made by Equity Investors or the Parent during that period; and

(f)	excluding any amortisation of Transaction Costs (to the extent included);
“Consolidated Total Net Debt” means the principal amount of all Financial Indebtedness of the members of the Group but excluding any shareholder loans and less the aggregate amount at that time of cash and Cash Equivalents held by members of the Group and less the amount of any Ancillary Facility (excluding any overdraft or working capital facility);
“Excess Cash Flow” means in relation to any Financial Year of the Group, Consolidated Cash Flow for such period:
(a)	minus Consolidated Debt Service for such Financial Year;

(b)	minus any voluntary prepayments of the Term Facilities and the Mezzanine Facility made during such period;

(c)	minus to the extent included in Consolidated Cash Flow, the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital; and

(d)	minus to the extent included in Consolidated Cash Flow, the cash proceeds of subordinated loans to members of the Group on terms acceptable to the Majority Lenders;

(e)	minus reorganisation costs that are incurred in such Financial Year and included in the Base Case Model;

(f)	minus any Net Proceeds referred to in paragraph (s) of Consolidated Cash Flow;

(g)	minus any Pending Acquisition Amount and any Pending Reorganisation Amount;

(h)	minus the greater of Capital Expenditure which is committed at the end of the relevant period to be spent in the next year and unspent Capital Expenditure which is permitted to be carried forward to the next year;

(i)	minus any amount of Capital Expenditure excluded from paragraph (e) of Consolidated Cash Flow for that year;

(j)	minus € 15,000,000 for that Financial Year; and

(k)	plus any unspent Pending Acquisition Amount carried over from the previous Financial Year.
“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for Permitted Acquisitions for which a member of the Group has entered into a commitment by no later than one month prior to the end of the Relevant Financial Year and completed by no later than the date which is three months following the commencement of the following Financial Year (the “Subsequent Financial Year”);
“Pending Reorganisation Amount” means, in respect of the Relevant Financial Year, the aggregate cash amounts to be paid in respect of any Additional Permitted Reorganisation for which a member of the Group has entered into a commitment by no later than the date which is one month prior to the end of the Relevant Financial Year and completed by no later than the date which is three months following the commencement of the Subsequent Financial Year provided that such cash amounts shall not be deducted from Consolidated Cash Flow for the purposes of calculating Excess Cash Flow for the Subsequent Financial Year;
“Relevant Period” means each period of 4 consecutive Quarter Periods ending on a Quarter Date or (in respect of Clause 20.2 (Interest Cover) and Clause 20.3 (Cashflow) only) if shorter, the period from the Completion Date to each of 31 March 2006, 30 June 2006,
30 September 2006, as applicable;
“Retained Cash Flow” means, in each Financial Year, the amount of Excess Cash Flow remaining after the application of Clause 8.4 (Excess Cash Flow);
“Retained Excess Cash” means accumulated unspent Retained Cash Flow from previous years identified on the consolidated balance sheet of the Group at the beginning of the relevant Financial Year; and
“Working Capital” means trade and other debtors in relation to operating items of any member of the Group plus prepayment in relation to operating items, inventory and stock, less trade and other creditors in relation to operating items (but not including sums payable under the Facilities and the Mezzanine Facility) of any member of the Group and less accrued expenses and accrued costs of any member of the Group excluding taxes and liabilities and claims in relation to the Acquisition.
21.4	Calculations
(a)	The covenants contained in Clauses 20 (Financial Covenants of Bidco and the other Obligors) and 21 (Capital Expenditure) will be tested by reference to the Relevant Monthly Management Accounts for the relevant Quarter Date unless in any such case the consolidated audited accounts required to be delivered to the Facility Agent pursuant to Clause 19.4 (Financial Statements) for the Relevant Period or any part thereof are available on the relevant date on which any such covenant is tested, in which case such consolidated audited accounts shall be used instead.

(b)	If the consolidated audited accounts are not available when the covenant is tested but when such consolidated audited accounts become available the consolidated audited accounts demonstrate that the figures in the Relevant Monthly Management Accounts utilised for any such calculation cannot have been substantially accurate then the Facility Agent shall require such adjustments to the calculations to be made as it, in good faith, considers appropriate to rectify such inaccuracy and compliance with the covenants in Clause 20 (Financial Covenants Of Bidco And The Other Obligors) and 21 (Capital Expenditure) will be determined by reference to such adjusted figures.

(c)	The components of each definition in Clause 21.3 (Financial Definitions) will be calculated in accordance with Applicable GAAP after taking into account any adjustment to the financial statements necessary to reflect the information delivered to the Facility Agent pursuant to Clause 19.8(a)(iv) (Agreed Accounting Principles), if any.

(d)	When calculating Consolidated ProForma EBITDA for the Total Leverage Ratio if any reorganisation which is funded by utilisation under the Revolving Facility is implemented in a financial quarter as a result of which it is contemplated that Consolidated EBIT will increase during the following 12 months (the amount of such anticipated increase being the “Benefit”) the Consolidated EBIT will be increased during such quarter and each of the subsequent 3 quarters by adding:
(i)	on the test date at the end of the first quarter, the full amount of the Benefit;

(ii)	on the test date at the end of the second quarter, 75% of the amount of the Benefit (but not making any adjustment in respect of previous quarters);

(iii)	on the test date at the end of the third quarter 50% of the amount of the Benefit (but not making any adjustment in respect of previous quarters); and

(iv)	on the test date at the end of the fourth quarter 25% of the amount of the Benefit (but not making any adjustment in respect of previous quarters), unless the Chief Financial Officer produces evidence satisfactory to the Facility Agent that a different phasing and addition to Consolidated EBIT is more appropriate provided that:
(v)	if the Benefit is EUR5,000,000 or less the calculation of that Benefit is certified by the Chief Financial Officer of the Group; or

(vi)	if the Benefit is more than EUR5,000,000 the calculation of the amount of the Benefit is confirmed by the auditors of the Group or such other person as the Majority Lenders approve.

21.5	Limitations of Undertakings

Notwithstanding the foregoing provisions of Clauses 16 (Positive Undertakings), 17 (Negative Undertakings), 18 (Capital Structure), 19 (Information and Accounting Undertakings) and 20 (Financial Covenants of Bidco and the other Obligors) (but without prejudice to any of the obligations thereunder of any Obligor not incorporated in Germany), Clause 17.1 (Amalgamations and Change of Business), Clause 17.2 (Disposals), Clause 17.3 (Arm’s Length Transactions), Clause 17.11 (Joint Ventures), Clause 17.12 (Acquisitions and Investments), Clause 18.1 (Control), Clause 18.4 (Restriction on Redemption of Capital Contribution and Acquisition of Own Shares), Clause 18.5 (Restriction on Payments on Mezzanine Completion Intercompany Loans), Clause 18.6 (Restriction on Payment of Dividends), Clause 18.7 (Permitted Payments), Clause 18.8 (Holding Company) and Clause 19.8 (Agreed Accounting Principles) (the “Relevant Undertakings”) are not and shall not be given by any German Obligor. However:
(a)	each German Obligor shall give to the Facility Agent not less than 20 Business Days’ prior written notice if it or any of its Subsidiaries proposes to take or permit any action or circumstance which, if all the Relevant Undertakings had been given by that German Obligor on the Completion Date and had thereafter remained in force, would constitute a breach of any of the Relevant Undertakings;

(b)	the Facility Agent shall be entitled, within 10 Business Days of receipt of notice under sub-paragraph (a) above, to request that the German Obligor supply to the Facility Agent in sufficient copies for the Lenders, such further relevant information as the Facility Agent (acting reasonably) may consider necessary for the purposes of this Clause 21.5 (Limitations of Undertakings), and the German Obligor shall supply such further information promptly and in any event within 10 Business Days of the request therefor, subject to any relevant confidentiality obligations;

(c)	if any Lender considers that the relevant action or circumstance (taken alone or together with other actions or circumstances, whether or not permitted hereunder), may have a Material Adverse Effect or materially and adversely affects its interests as a Lender under the Senior Finance Documents, it may so notify the Facility Agent in writing;

(d)	if, by not later than the date 10 Business Days after receipt by the Facility Agent of notice pursuant to sub-paragraph (a) above (or, if later and additional information has been requested pursuant to sub-paragraph (b) above, by not later than the date 10 Business Days after receipt by the Facility Agent of such additional information if received within the prescribed time or the date 10 Business Days after the request therefor if not) the Facility Agent has received notices pursuant to sub-paragraph (c) above from Lenders which constitute the Majority Lenders, the Facility Agent shall promptly notify Bidco and the Lenders; and

(e)	if the Facility Agent gives notice to Bidco pursuant to sub-paragraph (d) above or the relevant action is undertaken or circumstance is permitted before the date 2 Business Days after the latest time for the receipt by the Facility Agent of notices pursuant to sub-paragraph (d) above, the undertaking of the relevant action or permitting of the relevant circumstances shall immediately constitute an Event of Default.
22.	ACCESSION OF NEW OBLIGORS

22.1	Acceding Borrowers
(a)	Subject to compliance with Clause 19.10 (“Know your customer” checks), Bidco or Newco Furnaces Germany may nominate any of its Subsidiaries as an Acceding Borrower (subject to the Facility Agent’s consent (acting on the instructions of all the Lenders) in the case of an Acceding Borrower not incorporated in Germany, England and Wales, the Netherlands or the US). In respect of any such nominated borrower, Bidco shall procure that there is delivered to the Facility Agent an Accession Notice duly executed by itself and the relevant Subsidiary together with the documents set out in Part B of Schedule 7 (Accession Documents) and such other documents (including any new Security Documents) as the Facility Agent may reasonably require in relation to such Subsidiary. Execution of such Accession Notice shall, save if and to the extent otherwise specified on the relevant Accession Notice, also constitute each such Acceding Borrower as an Acceding Guarantor under this Agreement.

(b)	Upon the Facility Agent’s confirmation to Bidco that it has received all documents referred to in paragraph (a) of this Clause 22.1 in respect of a nominated Subsidiary and that each in a form and substance satisfactory to it, such Subsidiary, the other Obligors and the Senior Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original party to this Agreement and the Intercreditor Deed as a Borrower and save if and to the extent otherwise specified in the relevant Accession Notice, as a Guarantor and such Subsidiary shall become a party to this Agreement and thereto as an Acceding Borrower and as an Acceding Guarantor.
22.2 Resignation of a Borrower
(a)	Bidco may request that a Borrower (other than Bidco and such other Borrowers as the Facility Agent and Bidco may agree (acting reasonably) on or prior to the Completion Date) ceases to be a Borrower by delivering to the Facility Agent a resignation letter to that effect.

(b)	The Facility Agent shall accept such resignation letter and notify Bidco and the Lenders of its acceptance if:
(i)	no Potential Event of Default or Event of Default is continuing or would result from the acceptance of the resignation letter (and Bidco has confirmed this is the case); and

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Senior Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Senior Finance Documents.
22.3	Resignation of a Guarantor
(a)	Subject to Clause 24.9(a)(ii) (Further Guarantors and Security), Bidco may request that a Guarantor (other than Bidco and such other Guarantors as the Facility Agent and Bidco may agree (acting reasonably) on or prior to the Completion Date) ceases to be a Guarantor by delivering to the Facility Agent a resignation letter to that effect.

(b)	The Facility Agent shall accept such resignation letter and notify Bidco and the Lenders of its acceptance if:
(i)	no Potential Event of Default or Event of Default is continuing or would result from the acceptance of the resignation letter (and Bidco has confirmed this is the case); and

(ii)	the Percentage Test would remain satisfied after the acceptance of the resignation letter (and Bidco has confirmed this is the case), whereupon that company shall cease to be a Guarantor and shall have no further obligations as a Guarantor under the Senior Finance Documents.
22.4	Acceding Guarantors
(a)	Subject to Clause 24.9 (Further Guarantors and Security), Bidco will procure that there is delivered to the Facility Agent in respect of each Subsidiary of Bidco which becomes a Material Subsidiary after the date of this Agreement an Accession Notice duly executed by itself and the relevant Subsidiary together with the documents set out in Part B of Schedule 7 (Accession Documents) and such other documents (including any new Security Documents) as the Facility Agent may reasonably require, in relation to such Subsidiary all in form and substance satisfactory to the Facility Agent. The Accession Notice and the other documents set out in Part B of Schedule 7 (Accession Documents) shall be delivered to the Facility Agent within 30 Business Days of the relevant member of the Group having been required to become a Guarantor by the Facility Agent or, in the case of companies so required as an immediate result of the Acquisition, as soon as reasonably practicable, and in any event within 90 days following the Completion Date.

(b)	Upon delivery of a duly executed Accession Notice to the Facility Agent, the Subsidiary party to it, the other Obligors and the Senior Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such Subsidiary been an original party to this Agreement and the Intercreditor Deed as an Original Guarantor, and such Subsidiary shall become a party to this Agreement and thereto as an Acceding Guarantor.

23.	EVENTS OF DEFAULT

Each of the events set out in this Clause 23 (Events Of Default) constitutes an Event of Default whether or not the occurrence of the event concerned is outside the control of Bidco or any other member of the Group.

23.1	Payment Default

Any Obligor fails to pay:
(a)	on the due date any amount of principal or interest payable by it under any of the Finance Documents at the place and in the currency at or in which it is expressed to be payable unless such non-payment is due solely to administrative or technical delays in the transmission of funds and payment is made within 3 days of its due date; and

(b)	within 5 days of the due date therefor any fees or amounts other than principal or interest payable by it under any of the Finance Documents at the place and in the currency at or in which it is expressed to be payable.
23.2	Breach of Other Obligations

Any Obligor:
(a)	fails to comply with its obligations under Clause 20 (Financial Covenants Of Bidco And The Other Obligors) and/or Clause 21 (Capital Expenditure) provided that no Event of Default will occur under Clause 20 (Financial Covenants Of Bidco And The Other Obligors) if amounts of additional equity are invested in Bidco in accordance with Clause 18.1 (Control) or additional shareholder loans are made as permitted by Clause 17.6(h) (Indebtedness) within 20 Business Days (provided that such right may only be exercised twice and any amounts invested shall not be treated as additions to EBITDA) from the earlier of (1) Bidco becoming aware of such failure or (2) the date of delivery of the Relevant Monthly Management Accounts (or the consolidated audited accounts for the Relevant Period, where applicable) in which such failure was evidenced and if the financial covenants under Clause 20 (Financial Covenants Of Bidco And The Other Obligors) were tested on the last day of the same Relevant Period following any such investment or loan being made and prior to the expiry of such 20 Business Day period on the basis that such investment or loan is deemed to have been made immediately prior to the last day of such Relevant Period each such financial covenant under Clause 20 (Financial Covenants Of Bidco And The Other Obligors) would be complied with; or

(b)	fails to observe or perform any of its obligations or undertakings under any of the Senior Finance Documents (other than those specified in Clause 23.1 (Payment Default) or Clause 23.2(a) (Breach of Other Obligations)) and, if such failure is capable of remedy, it is not remedied within 20 Business Days from the earlier of (1) Bidco becoming aware of the relevant matter and that it constitutes a default and (2) the giving of notice by the Facility Agent in respect of such failure.

23.3	Misrepresentation

Any representation, warranty or written statement which is made by any Obligor in any of the Senior Finance Documents or is contained in any certificate, statement or notice provided by any Obligor under or pursuant to any of the Senior Finance Documents proves to be incorrect when made (or when repeated or deemed to be repeated) unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (1) Bidco becoming aware of the relevant matter and that it constitutes a default and (2) the giving of notice by the Facility Agent in respect of such failure, provided that no Event of Default shall occur under this Clause by reason of any representation by the Borrower set out in Clause 15.28 being untrue in any material respect as a result of a Lender’s representation under Clause 24, and/or paragraph 6 of a Transfer and Accession Deed (as relevant) as to its status as a PMP being untrue.

23.4	Invalidity and Unlawfulness
(a)	Any provision of any Senior Finance Document is repudiated or the validity or enforceability of any provision of any Senior Finance Document shall at any time be contested by any Obligor in circumstances or to an extent which the Majority Lenders (acting reasonably) consider to be materially prejudicial to the interests of any Senior Finance Party under the Senior Finance Documents.

(b)	At any time it is or becomes unlawful for any Obligor or any other member of the Group to perform any of its obligations under any of the Senior Finance Documents in circumstances or to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any Senior Finance Party under the Senior Finance Documents.
23.5	Cross Default

Any Financial Indebtedness of a member or members of the Group in excess of EUR15,000,000 or its equivalent in other currencies (including any indebtedness referred to in Clause 17.4(a)(iii) (Negative Pledge)) in aggregate:
(a)	is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or

(b)	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand by reason of a default or event of default however described.
23.6	Insolvency

Luxco 1, the Parent, any Obligor or any other Material Subsidiary is unable to pay its debts as they fall due, ceases or suspends generally payment of its debts or announces an intention to do so, or by reason of or with a view to avoiding financial difficulties commences negotiations with, or makes a proposal to commence negotiations with, any one or more of its creditors (except for negotiations with (i) the Senior Finance Parties or (ii) the Mezzanine Finance Parties in which the Senior Finance Parties participate) with a view to the general readjustment, restructuring or rescheduling of its indebtedness or a moratorium (including a sursis de paiement) is declared in respect of the indebtedness of Luxco 1, the Parent, any Obligor or any other Material Subsidiary or any Obligor or Material Subsidiary which conducts business in France is in a state of cessation des paiements or any Obligor or any other Material Subsidiary organised under the laws of Germany is overindebted (within the meaning of the German Insolvency Code) or by reason of or with a view to avoiding financial difficulties any Obligor or any other Material Subsidiary organised under the laws of the Russian Federation does not discharge the claims of any creditor related to monetary obligations and/or make any mandatory payments (abyasatel’ niye platezhi) within three months of their due date or the settlement of claims of one or more creditors makes it impossible for it to discharge its monetary obligations or to make mandatory payments (abyasatel’ niye platezhi) and/or other payments in full to its other creditors.

23.7	Receivership and Administration
(a)	Any insolvency administrator (Insolvenzverwalter) or interim insolvency administrator (Vorläufiger Insolvenzverwalter) or a receiver or administrator or other similar officer (including a mandataire ad hoc, conciliateur, administrateur or mandataire judiciaire au redressement et à la liquidation des entreprises or a vremenriy upravlyaushchiy, administrativniy upravlyaushchiy, vnesh-niy upravlyaushchiy or konkursniy upravlyaushchiy) liquidation commission (likvidatsionnaya komissiya) or liquidator (likvidator) is appointed over or in respect of all or any part of the business or assets of Luxco 1, the Parent, any Obligor or any other Material Subsidiary.

(b)	A petition is presented or meeting convened or application made for the purpose of appointing an insolvency administrator, interim insolvency administrator or receiver or administrator or other similar officer (including a mandataire ad hoc, conciliateur, admnistrateur or mandataire judiciaire au redressement et à la liquidation des entreprises or a vremenriy upravlyaushchiy, administrativniy upravlyaushchiy, vnesh-niy upravlyaushchiy or konkursniy upravlyaushchiy), liquidation commission (likvidatsionnaya komissiya) or liquidator (likvidator) of, or for the making of an administration order in respect of, Luxco 1, the Parent, any Obligor or any other Material Subsidiary and:
(i)	(other than in the case of a petition to appoint an administrator) such petition or application (unless frivolous or vexatious) is not contested on bona fide grounds with due diligence and, in the case of any such petition or application (whether or not frivolous) is not stayed or discharged within 20 days; or

(ii)	in the case of a petition to appoint an administrator, the Facility Agent is not satisfied that it will be withdrawn before it is heard or will be unsuccessful.
(c)	In relation to an Obligor or any other Material Subsidiary organised under the laws of the Russian Federation, the institution of bankruptcy prevention measures, (including prejudicial sanation (dosudebnaya sanatsiya)), supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravleniye), bankruptcy management (konkursnoye proizvodstvo) of the Obligor or Material Subsidiary or the convening or announcement of an intention to convene a meeting of creditors of the Obligor or Material Subsidiary for the purposes of considering an amicable settlement (mirovoye soglasheniye), as the above terms are defined in the Federal Law of the Russian Federation No. 127-FZ “On Insolvency (Bankruptcy)” of 26 October 2002 (as amended from time to time).
23.8	Compositions and Arrangements

Luxco 1, the Parent, any Obligor or any other Material Subsidiary:
(a)	convenes a meeting of its creditors generally or proposes or makes any arrangement or voluntary composition with (including any règlement amiable), a judicial composition, or any assignment for the benefit of, its creditors generally; or

(b)	files or threatens or announces an intention to file a request to benefit from gestion contrôlée as provided by the Luxembourg Grand Ducal decree of 24th May, 1935.
23.9	Winding-up

Any meeting of Luxco 1, the Parent, any Obligor or any other Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding up of Luxco 1, the Parent, any Obligor or any other Material Subsidiary passes such a resolution or a petition is presented for the winding-up of any Obligor or any other Material Subsidiary or an order is made for the winding-up (other than a frivolous or a vexatious petition) (including any procédure collective, procédure de redressement (including by way of plan de cession or plan de continuation) or liquidation judiciaire) of any Obligor or any other Material Subsidiary (other than, in any such case, as a result of a merger permitted under Clause 17.1 (Amalgamations and Change of Business)).

23.10	Similar Events Elsewhere

There occurs in relation to Luxco 1, the Parent, any Obligor or any other Material Subsidiary or any of their respective assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which corresponds in that country or territory with any of those mentioned in Clauses 23.6 (Insolvency) to 23.9 (Winding Up) (inclusive).

23.11	Attachment or Process

A creditor attaches or takes possession of, or a distress, execution, sequestration, preliminary attachment (conservatoir beslag), executory attachment (executoriaal beslag) or other process is levied or enforced upon or sued out against any of the assets (having in the case of assets an aggregate value in excess of EUR5,000,000 (or its currency equivalent)), Luxco 1, the Parent, any Obligor or any other Material Subsidiary and is not discharged within 20 days.

23.12	Cessation of Business

The Group (taken as a whole) or any Material Subsidiary ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business other than as a result of a Permitted Reorganisation, an amalgamation under Clause 17.1 (Amalgamations and Change of Business) or a disposal permitted under Clause 17.2 (Disposals).

23.13	Compulsory Acquisition

All or part of the assets of Luxco 1, the Parent or any member of the Group are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state and such event has or would reasonably be expected to have a Material Adverse Effect.

23.14	Litigation

Any litigation, arbitration, or administrative, or environmental claim or action, labour dispute or regulatory proceeding is commenced by or against a member of the Group which if adversely determined against the relevant member of the Group, (whether by itself or together with any related claims) would reasonably be expected to have a Material Adverse Effect.

23.15	Auditor’s Qualification

The Auditors adversely qualify their report on the audited consolidated financial statements of the Group in any manner which is materially adverse to the interests of the Lenders.

23.16	Intercreditor

Any party to the Intercreditor Deed (other than the Finance Parties) fails to comply with its obligations thereunder and such failure to comply with its obligations is not remedied within 5 Business Days of such failure and, as a result, the position of the Senior Finance Parties under the Senior Finance Documents is materially prejudiced.

23.17	Change of Control and Holding Company
(a)	Any Obligor ceases to be owned, directly or indirectly, by the Parent in the same percentage as at the Completion Date other than as a result of (1) a disposal under Clause 17.2(m) (Disposals), (2) an issue of shares permitted under Clause 18.1(b) (Control), or (3) a Permitted Reorganisation.

(b)	Any event described in Clause 18.8 (Holding Company) occurs in relation to any member of the Restricted Group to which that Clause applies and such event is not remedied within 20 Business Days of the earlier of (1) the relevant company becoming aware of the event and that it constitutes a default and (2) the giving of notice by the Facility Agent in respect of such event.

23.18	Judgment
(a)	Monetary judgments of a final non-appealable court of competent jurisdiction or which are not being contested in excess of EUR 5,000,000 (or its currency equivalent) in aggregate amount are made against one or more Obligors or Material Subsidiaries;

(b)	any material non-monetary judgment of a final non-appealable court of competent jurisdiction which is not being contested is entered against an Obligor or a Material Subsidiary, and, in each case, shall remain unsatisfied or unstayed for 20 days after the date of such judgment or, if later, the relevant date for satisfaction of the relevant judgment.

23.19	Material Adverse Change

At any time there occurs an event or circumstance which in the opinion of the Majority Lenders (acting reasonably) has or would reasonably be expected to have a Material Adverse Effect.

23.20	ERISA Events of Default
(a)	Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) is an amount that has or would reasonably be expected to have a Material Adverse Effect;

(b)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), has or would reasonably be expected to have a Material Adverse Effect or requires payments in an amount that has or would reasonably be expected to have a Material Adverse Effect.

(c)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount that has or would reasonably be expected to have a Material Adverse Effect.

23.21	Cancellation and Repayment
(a)	At any time after the occurrence of an Event of Default (excluding those Events of Default that constitute a Priority Acceleration Event or a Tranche D Acceleration Event, and whilst the same is continuing) the Facility Agent may, and will if so directed by the Majority Lenders, by written notice to Bidco do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Senior Finance Party may have under this Agreement or any of the other Senior Finance Documents:
(i)	terminate the availability of the Facilities whereupon the Facilities shall cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Advances under this Agreement and no further Letters of Credit or Lender Guarantees may be requested under this Agreement; and/or

(ii)	declare all or any of the Advances, accrued interest thereon and any other sum then payable under this Agreement and any of the other Senior Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(iii)	declare all or any of the Advances to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)	require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total Contingent Liability of the Lenders under all Letters of Credit and Lender Guarantees issued under this Agreement for its account; and/or

(v)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(b)	At any time after the occurrence of a Priority Acceleration Event (and whilst the same is continuing) the Facility Agent may, and will if so directed by the Majority Priority Lenders, by written notice to Bidco do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Senior Finance Party may have under this Agreement or any of the other Senior Finance Documents:
(i)	terminate the availability of the Priority Facilities whereupon the Priority Facilities shall cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders in respect of the Priority Facilities shall be cancelled and no Lender shall be under any further obligation to make Advances under the Priority Facilities under this Agreement and no further Letters of Credit or Lender Guarantees may be requested under this Agreement; and/or

(ii)	declare all or any of the Advances under the Priority Facilities, accrued interest thereon and any other sum then payable in respect of the Priority Facilities under this Agreement and any of the other Senior

Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(iii)	declare all or any of the Advances under the Priority Facilities to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)	require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total Contingent Liability of the Lenders under all Letters of Credit and Lender Guarantees issued under this Agreement for its account; and/or

(v)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(c)	Prior to the Refinancing Date, at any time after the occurrence of (1) a Tranche D Payment Default where such failure to pay the Tranche D Lenders is at least 60 days past the date the Facility Agent received the applicable Tranche D Enforcement Notice or (2) a Tranche D Insolvency Default (and whilst the same is continuing), the Facility Agent may, and will if so directed by the Majority Tranche D Lenders (subject to the Intercreditor Deed), by written notice to Bidco do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Senior Finance Party may have under this Agreement or any of the other Senior Finance Documents:
(i)	terminate the availability of the Tranche D Term Facility whereupon the Tranche D Term Facility shall cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders in respect of the Tranche D Term Facility shall be cancelled and no Lender shall be under any further obligation to make Advances under the Tranche D Term Facility under this Agreement; and/or

(ii)	declare all or any of the Advances under the Tranche D Term Facility, accrued interest thereon and any other sum then payable in respect of the Tranche D Term Facility under this Agreement and any of the other Senior Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(iii)	declare all or any of the Advances under the Tranche D Term Facility to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
23.22	Ancillary Facilities

On the occurrence of an Event of Default and whilst the same is continuing, an Ancillary Lender may (but prior to notice being served under Clause 23.21 (Cancellation and Repayment) only if so instructed by the Facility Agent on the instructions of the Majority Lenders) and shall if so instructed by the Majority Lenders:
(a)	terminate the availability of the Ancillary Facilities, whereupon the Ancillary Facilities shall cease to be available and the relevant Ancillary Lender shall no longer be under any obligation to provide any credit provided for thereunder; and/or

(b)	declare all amounts outstanding under the Ancillary Facilities due and payable whereupon such amounts shall become due and payable together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents; and/or

(c)	require the provision of cash cover whereupon the relevant Borrowers shall immediately provide cash cover in an amount equal to the contingent liability of the Ancillary Lender under all instruments issued under the terms thereof which give rise to a contingent liability on the part of the Ancillary Lender; and/or

(d)	terminate any foreign exchange or hedging agreement entered into by the Ancillary Lender under the terms of the Ancillary Facilities.
23.23	US Obligors

Notwithstanding Clause 23.21 (Cancellation and Repayment), if any US Obligor shall commence a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced against any US Obligor and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any US Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities shall cease to be available to such US Obligor, all Advances outstanding to such US Obligor shall become immediately due and payable and such US Obligor shall be required to provide cash cover in respect of all Letters of Credit and Lender Guarantees issued for its account in each case automatically and without any further action by any party hereto.

23.24	Clean-Up Period

For the purpose of this Agreement, for the period from the Completion Date until the date falling 3 months after the Completion Date (the “Clean-Up Period”), a breach of the representations and warranties under Clause 15.9 (No Material Proceedings), 15.10 (No Security Interests/Guarantees/Financial Indebtedness), 15.11 (Labour Disputes), or 15.12(b) (Assets), or a breach of the covenants specified in Clauses 16.4 (Insurances), 17.3 (Arm’s Length Transactions), 17.4 (Negative Pledge), 17.6 (Indebtedness), 17.7 (Guarantees), 17.8 (Loans), 17.10 (Hedging Transactions), 17.11 (Joint Ventures), 16.11 (Cash Management) or 19.2 (Books of Account) or an Event of Default under Clause 23.5 (Cross Default), 23.11 (Attachment or Process), 23.14(Litigation), or 23.18 (Judgment) will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the Target or any of its Subsidiaries if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Event of Default:
(a)	do not have a Material Adverse Effect;

(b)	have not been procured by or approved by Bidco; and

(c)	if capable of remedy, have been remedied within the relevant Clean-Up Period, and provided that if the relevant circumstances are continuing at the end of the relevant Clean-up Period there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be.
24.	GUARANTEES

24.1	Guarantee

In consideration of the Senior Finance Parties entering into the Senior Finance Documents each Guarantor (jointly and severally with the other Guarantors) irrevocably and unconditionally:
(a)	guarantees to each Senior Finance Party as principal obligor the performance by each other Obligor of all its payment obligations under the Senior Finance Documents and the payment when due by each other Obligor of all sums payable under the Senior Finance Documents;

(b)	undertakes with each Senior Finance Party that if any other Obligor fails to pay any of the indebtedness referred to in paragraph (a) above on its due date it will pay that sum on demand; and

(c)	indemnifies each Senior Finance Party on demand against all losses, damages, costs and expenses incurred by such Senior Finance Party arising as a result of any obligation of any Obligor under the Senior Finance Documents being or becoming unenforceable, invalid or illegal.
If and to the extent the guarantee secures debt obligations of a Borrower subject to German corporate income tax, such guarantee (and any Security Interest granted to secure such guarantee) shall not be enforced against assets which qualify as interest bearing claims and instruments qualifying as long term for tax purposes (as set out in the guidelines of the German Federal Ministry of Finance (Bundesfinanzministerium) dated 15 July 2004 (IVA2-S2742a-20/04), No. 19, 20 and 37 and dated 22 July 2005 (IVB7-S2742a-31/05)).

24.2	Guarantors as Principal Debtors

As between each Guarantor and the Senior Finance Parties but without affecting the obligations of any Borrower, each Guarantor shall be liable under Clause 24.1 (Guarantee) as if it were the sole principal debtor and not merely a surety provided, however, that no guarantee under Clause 24.1 (Guarantee) may be construed as a collateral promise (Bürgschaft/ Schuldmitübernahme/Schuldbeitritt) of the guarantor under German law. Accordingly, its obligations thereunder and any liability deriving therefrom shall not be discharged or affected by any circumstance which would so discharge or affect such obligations or liability if such Guarantor were the sole principal debtor including:
(a)	any time, indulgence, waivers or consents given to any Obligor or any other person;

(b)	any amendment, variation or modification to any Finance Document or any other security or guarantee or any increase in the amount of the Facilities;

(c)	the making or absence of any demand on any Obligor or any other person for payment or performance of any other obligations, or the application of any moneys at any time received from any Obligor or any other person;

(d)	the enforcement, perfecting or protecting of or absence of enforcement, perfecting or protecting of any security, guarantee or undertaking (including, without limitation, all or any of the obligations and liabilities of any Obligor);

(e)	the release, taking, giving or abstaining from taking of any security, guarantee or undertaking (including, without limitation, the Senior Finance Documents);

(f)	the insolvency, winding-up, administration, receivership or the commencement of any other insolvency procedure under the laws of any relevant jurisdiction in relation to any Obligor, any Senior Finance Party or any other person or the making of any arrangement or composition with or for the benefit of creditors by any other Obligor, any Senior Finance Party or any other person;

(g)	any amalgamation, merger or change in constitution in relation to any Obligor, any Senior Finance Party or any other person;

(h)	the illegality, invalidity or unenforceability of or any defect in any provision of any Finance Document or any security, obligations or liabilities arising or expressed to arise thereunder;

(i)	any Senior Finance Party ceasing or refraining from giving credit or making loans or advances to or otherwise dealing with any Obligor or any other person or any other security, guarantee or undertaking;

(j)	any legal limitation, incapacity, lack of power or authority of any Obligor or any other person; or

(k)	any other circumstance which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations hereunder.
24.3	Other Guarantors

It is specifically acknowledged and agreed that the Senior Finance Parties may from time to time make any arrangement, compromise, waiver or other dealing with any Obligor in relation to any guarantee or other obligations under the Senior Finance

Documents which such Senior Finance Parties may think fit and no such arrangement, compromise, waiver or other dealing shall exonerate or discharge any other Obligor from its obligations under the Senior Finance Documents.

24.4	Guarantors’ Obligations Continuing

Each Obligor’s obligations under this Agreement are and will remain in full force and effect by way of continuing security until no sum remains to be lent or remains payable by any Obligor under any Senior Finance Document. Furthermore, those obligations are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from that Obligor or otherwise and each Obligor waives any right it may have to require any Senior Finance Party to enforce any such security, guarantee or indemnity before claiming against it.

24.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Senior Finance Party (or the Security Agent or agent on its behalf) to proceed against or enforce any other rights or security or obtain payment from any person before claiming from that Guarantor under this Clause 24 (Guarantees). This waiver applies irrespective of any law or any provision of a Senior Finance Document to the contrary.

24.6	Exercise of Guarantors’ Rights

So long as any sum remains payable or capable of becoming payable under the Senior Finance Documents:
(a)	unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Senior Finance Documents:
(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Senior Finance Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Senior Finance Parties under the Senior Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Senior Finance Documents by any Finance Party; and
(b)	any amount received or recovered by such Obligor as a result of any exercise of any such right shall (to the extent legally possible) be held in trust or otherwise as agent for the Finance Parties and immediately paid to the Facility Agent.
24.7	Avoidance of Payments

If any payment by an Obligor or any discharge given by a Senior Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Senior Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
24.8	Suspense Accounts

Any amounts received or recovered by any Senior Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement may be placed in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Senior Finance Documents.

24.9	Further Guarantors and Security
(a)	Bidco will procure that:
(i)	any Borrower, any Material Subsidiary and any Holding Company of any Borrower or Material Subsidiary (excluding the Parent and any Holding Company of the Parent) which is not a Guarantor shall (subject to the Agreed Security Principles) become a Guarantor;

(ii)	to the extent that the aggregate Consolidated Pro Forma EBITDA of Subsidiaries which are Guarantors is less than 80% of the Consolidated Pro Forma EBITDA of the Group (the “Percentage Test”), additional Subsidiaries shall become Guarantors so as to procure that the Percentage Test is satisfied, taking into account the time periods specified in Clause 22.4(a) (Acceding Guarantors); and

(iii)	any member of the Group which is required to become a Guarantor in accordance with this Clause 24.9 shall become a Guarantor by delivering to the Facility Agent an Accession Notice pursuant to Clause 22.4 (Acceding Guarantors);

(iv)	any member of the Group which enters into an Accession Notice shall within 30 Business Days after being required to become a Guarantor (or such other date as is applicable in accordance with Clause 22.4(a) (Acceding Guarantors) or Clause 4.4 (Conditions Subsequent)) execute such Security Documents (in favour of the Security Agent for the benefit of the Senior Finance Parties) as the Facility Agent shall reasonably require in accordance with the Agreed Security Principles;

(v)	subject to the Agreed Security Principles, if an Obligor acquires assets of material value or significance (in the opinion of the Majority Lenders acting reasonably) after the date on which it initially enters into Security Documents, such Obligor shall as soon as reasonably practicable (and in any event within 30 days of a written request by the Facility Agent) enter into Security Documents in respect of such assets to the extent that such assets are not subject to the existing Security Interests created by such Obligor. For the purposes of this Clause 24.9(a)(v) Bidco will provide with each compliance certificate delivered pursuant to Clause 19.5 (Compliance Certificate) a list of any assets acquired during the Quarter Period to which such compliance certificate relates which have an individual market value in excess of EUR 10,000,000 ; and

(vi)	there shall be delivered to the Facility Agent with the original executed Accession Notice, accession documents in respect of the Intercreditor Deed and any such Security Documents, and such evidence of the due execution of such documents, the Accession Notice and such Security Documents as the Facility Agent (acting reasonably) shall require together with a legal opinion satisfactory to the Facility Agent (acting reasonably).
(b)	For the purposes of this Clause 24.9 (Further Guarantors and Security), the companies comprising the LOI Furnaces Group shall not be considered as a Material Subsidiary or Subsidiary.
25.	GUARANTEE LIMITATIONS

25.1	US Guarantors
(a)	Each US Borrower and each Guarantor whose jurisdiction of organisation is a state or territory of the United States (a “US Guarantor”) and each Secured Creditor (as defined in the Security Documents governed by US law, the “US Security Documents”) (by its acceptance of the benefits of the guarantee under Clause 24 (Guarantees)) hereby confirms that it is its intention that the guarantee under Clause 24 (Guarantees) shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each US Guarantor and each Secured Creditor (by its acceptance of the benefits of the guarantee under Clause 24 (Guarantees)) hereby irrevocably agrees that the Guaranteed Obligations (as defined in the US Security Documents) shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such US Guarantor and the other Guarantors, result in the Guaranteed Obligations of such US Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

(b)	Notwithstanding any term or provision of this Clause 25 (Guarantee Limitations) or any other term in this Agreement or any other Finance Document, with respect to any US Borrower that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), (a) no direct or indirect Foreign Subsidiary of such US Borrower shall guarantee the obligations of, or pledge any of its assets as security for the obligations of, any US Borrower and (b) not more than 65% of the voting stock or other voting equity interests of any Foreign Subsidiary of any US Borrower shall be pledged as security for the obligations of any US Borrower. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the US Borrowers reasonably acceptable to the Facility Agent does not within 30 days after a request from the Facility Agent deliver evidence, in form and substance reasonably satisfactory to the Facility Agent, with respect to any Foreign Subsidiary of any US Borrower which has not already had all of its share capital pledged pursuant to a Security Document to secure all of the obligations of the US Borrowers under the Finance Documents that (i) a pledge of more than 65% of the total combined voting power of all classes of share capital of such Foreign Subsidiary entitled to vote and (ii) the guarantee by such Foreign Subsidiary of all of the obligations of all of the Obligors (and not only the Obligors that are not US Borrowers) pursuant to this Clause 25 or any other provision of this Agreement or any other Finance Document, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for US federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for US federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding share capital so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to a Security Document to secure all of the obligations of all of the Obligors (and not only the Obligors that are not US Borrowers) under the Finance Documents, shall automatically be pledged to the Security Agent for the benefit of the Finance Parties to secure all obligations of the Obligors (and not only the Obligors that are not US Borrowers) under the Finance Documents, and in the case of a failure to deliver the evidence described in clause (ii) above, the guarantee provided by such Foreign Subsidiary pursuant to this Clause 25 or any other provisions of this Agreement or any other Finance Document shall automatically guarantee all of the obligations of all of the Obligors (and not only the Obligors that are not US Borrowers) under the Finance Documents.

(c)	Notwithstanding any term or provision of this Clause 25 (Guarantee Limitations) or any other term in this Agreement or any other Finance Document, if at least 20 days prior to the beginning of the relevant US Borrower’s tax year Bidco delivers to the Facility Agent:
(i)	an analysis which provides evidence (including a confirmation by the Auditors that the conclusion reached in the analysis is in line with the current interpretation of the applicable tax rules) and confirms that Section 163(j) of the Code (or any successor provision) would apply to disallow a deduction for an interest expense paid and a US Borrower would have “excess interest expense” (within the meaning of Section 163(j)(2) of the Code) in excess of $1,500,000 as a result of any guarantee or security provided by any member of the Group under the Finance Documents; and

(ii)	a certificate confirming that no Potential Event of Default has occurred and is continuing.
then with effect from the beginning of the tax year to which such analysis relates, no guarantee or security provided by any member of the Group shall guarantee or secure the obligations of such US Borrower to the extent (i) such member of the Group is a “related person” (as defined in Section 267(b) or Section 707(b)(1) of the Code) to such US Borrower, (ii) such member of the Group is not a “United States person” (as defined in Section 7701(a)(30) of the Code) and (iii) such US Borrower does not own a “controlling interest” (as defined in Section 163(j) of the Code) in such member of the Group, provided that the guarantee and security limitations set forth in this Clause 25.1(c) shall cease to be effective upon the end of the tax year to which such analysis relates, provided further that notwithstanding the foregoing provisions of this Clause 25.1(c) the guarantee and security limitations set forth in this Clause 25.1(c) shall be effective from the Completion Date until the end of the then current tax year of each US Borrower. The Facility Agent shall send an acknowledgement of receipt to Bidco in respect of any analysis received from Bidco in accordance with this Clause 25.1(c) prior to the beginning of the relevant tax year of the relevant US Borrower to which that such analysis relates.
25.2	German Guarantors
(a)	Restrictions on Payment
(i)	If payment under the guarantee granted under Clause 24 (Guarantees) granted by any German Borrower and/or a Guarantor incorporated under the laws of Germany as a limited liability company (GmbH) or a limited partnership with a limited liability company as sole general partner (GmbH & Co. KG) (each hereinafter a “German Guarantor”) (the “German Guarantee”) would (aa) cause the amount of the net assets of a German Guarantor (or, if the German Guarantor is a GmbH & Co. KG, the net assets of its general partner), as calculated pursuant to this Clause 25.2, to fall below the amount of its or its general partner’s registered share capital (Stammkapital) in breach of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung — “GmbHG”) or increase an existing shortage of the registered share capital (a “Capital Impairment”) or (bb) deprive the German Guarantor or, if applicable, its general partner, of the liquidity necessary to fulfil its financial liabilities to its third party creditors (a “Liquidity Impairment”), the Security Agent shall, subject to paragraphs (ii) and (iii) of this Clause 25.2(a), not demand payment under the German Guarantee to the extent such Capital Impairment or Liquidity Impairment would occur.

(ii)	If a German Guarantor does not notify the Security Agent in writing within 10 Business Days after the Security Agent has notified such German Guarantor of its intention to demand payment under the German Guarantee that a Capital Impairment or Liquidity Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment or Liquidity Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out in Clause 25.2 (Mitigation) hereof would not prevent such Capital Impairment or Liquidity Impairment) then the restrictions set out in this Clause 25.2(a) shall not apply.

In addition, the restrictions set out in sub-paragraph (i) above in relation to a Liquidity Impairment shall cease to apply, if, at the time a claim under the German Guarantee is made, a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator (Insolvenzverwalter) has been appointed over the assets of the German Guarantor.

(iii)	If the German Guarantor does not provide an Auditor’s Determination (as defined below) within 20 Business Days from the date the Security Agent has received the written notice by the German Guarantor or, if applicable, its general partner as referred to in paragraph (ii) above, the Security Agent may demand payment under the German Guarantee without limitation.
(b)	Net Assets

The calculation of net assets (“Net Assets”) shall only take into account the sum of the values of the assets of the German Guarantor (or, if the German Guarantor is a GmbH & Co. KG, its general partner’s assets) that are equivalent to those items listed in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the German Guarantor’s (or, if the German Guarantor is a GmbH & Co. KG, its general partner’s) liabilities (the calculation of which shall only take into account the items listed in accordance with section 266 subsection (3) B, C and D of the German Commercial Code (Handelsgesetzbuch)).

For the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:
(i)	the amount of any increase in the registered share capital of the German Guarantor (or, if the German Guarantor is a GmbH & Co. KG, the registered share capital of its general partner) which was carried out after the execution of this Agreement without the prior written consent of the Security Agent (such consent to be given provided that such increase is required as a mandatory provision of applicable law) shall be deducted from the registered share capital of the Guarantor or if the Guarantor is a GmbH & Co. KG, its general partner; and

(ii)	any debt outstanding that has been subordinated by mutual agreement between the German Guarantor or, if the German Guarantor is a GmbH & Co. KG, the German Guarantor or its general partner and the creditor of such debt which qualifies as being subordinated within the meaning of section 39 (2) of the German Insolvency Code or qualifies under section 32a of the German Limited Liability Companies Act or section 172a of the German Commercial Code and funds borrowed by any Borrower under this Agreement which have been or are on-lent to the German Guarantor or its general partner or to any subsidiary of such German Guarantor or its general partner and are still outstanding at the time when payment under the German Guarantee is demanded shall be disregarded; and

(iii)	loans or other contractual liabilities incurred by the German Guarantor or, if the German Guarantor is a GmbH & Co. KG, the German Guarantor or its general partner in breach of the Finance Documents shall not be taken into account as liabilities.
(c)	Mitigation
(i)	The German Guarantor shall realise, to the extent legally permitted, in a situation where it does not have sufficient (aa) Net Assets to maintain its (or, if the German Guarantor is a GmbH & Co. KG, its general partner’s) registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the German Guarantor’s business (betriebsnotwendig) or (bb) liquidity to fulfil its financial liabilities to its creditors any and all of its assets if the asset is not necessary for the German Guarantor’s business (betriebsnotwendig).

(ii)	The limitations on demanding payment under the German Guarantee set out in this Clause 25.2 shall not apply if and to the extent that the German Guarantor is legally permitted to take measures (including, without limitation, set-off claims) to avoid the demanding of payment under the German Guarantee causing a Capital Impairment of the German Guarantor or the general partner of such German Guarantor provided that it is commercially justifiable to take such measures.
(d)	Auditor’s Determination
(i)	If the German Guarantor claims that a Capital Impairment or Liquidity Impairment would occur on payment under the German Guarantee, the German Guarantor may (at its own cost and expense) arrange for the preparation of a balance sheet by a firm of recognised auditors (the “Auditor”) in order to have such Auditor determine whether (and, if so, to what extent) any payment under the German Guarantee would cause a Capital Impairment or Liquidity Impairment (the “Auditor’s Determination”).

(ii)	The Auditor’s Determination shall be prepared, taking into account the adjustments set out in Clause 26.2(b) (Net Assets) hereof, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the German Guarantor and its general partner in the preparation of their financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. Such Auditor’s Determination shall be binding on the German Guarantor and the Security Agent.

(iii)	For the avoidance of doubt, even if the German Guarantor arranges for the preparation of an Auditor’s Determination, the German Guarantor’s obligations under the mitigation provisions set out above continue to exist.
(e)	Improvement of Financial Condition

The German Guarantor shall at all times ensure that it has sufficient liquidity at all times to fulfil its financial liabilities towards its creditors. If, after it has been provided with an Auditor’s Determination which prevented it from demanding (partial) payment under the German Guarantee, the Security Agent ascertains that the financial condition of the German Guarantor or its general partner as set out in the Auditor’s Determination has substantially improved (in particular, if the German Guarantor has taken any action in accordance with the mitigation provisions set out above), the Security Agent may, at the German Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the German Guarantor by the Auditor in order for such Auditor to determine whether (and, if so, to what extent) the Capital Impairment or Liquidity Impairment has been cured as a result of the improvement of the financial condition of the German Guarantor or its general partner. The Security Agent may demand payment under the German Guarantee to the extent the Auditor determines that the Capital Impairment or Liquidity Impairment has been cured.

(f)	No Waiver

Nothing in this Clause 25.2 shall limit the enforceability, legality or validity of the German Guarantee nor prevent the Security Agent from claiming in court that the provision of the German Guarantee by and/or demanding payment under the German Guarantee against the respective German Guarantor does not fall within the scope of sections 30 and 31 of the German Limited Liability Companies Act. Neither shall the Security Agent’s rights to any remedies it may have against the German Guarantor be limited if it turns out that sections 30 and 31 of the German Limited Liability Companies Act did not apply. The agreement of the Security Agent to abstain from demanding (partial) payment under the German Guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any security right granted under this Agreement or any other Finance Document to the Security Agent or a definite defence (Einwendung) of the respective German Guarantor against any of the guaranteed payment obligations and sums payable under the Senior Finance Documents.

25.3	French Guarantors
(a)	The guarantees, obligations liabilities and undertakings of any Obligor incorporated in France (a “French Guarantor”) under Clause 24 (Guarantees) and the Senior Finance Documents shall be deemed not to be undertaken or incurred to the extent that the same would constitute unlawful financial assistance within the meaning of Article L.225-216 al. 1 of the

French Commercial Code and the guarantee under by the French Guarantors under Clause 24 (Guarantees) shall be construed accordingly.

(b)	The guarantee and indemnity obligations under Clause 24 (Guarantees) of any French Guarantor will be limited to the amount specified in any Accession Notice signed by such French Guarantor.
25.4	Dutch Guarantors
(a)	The obligations of the Dutch Borrower or any other Guarantor incorporated under the laws of The Netherlands (a “Dutch Guarantor”) under or pursuant to Clause 24 (Guarantees) shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would:
(i)	constitute unlawful financial assistance within the meaning of Article 2:98c or 2:207c of the Netherlands Civil Code, as relevant; or

(ii)	be deemed “ultra vires” within the meaning of Article 2:7 of the Netherlands Civil Code.
(b)	In addition to the other limitations in respect of the guarantees granted by a Dutch Guarantor, the obligations of Elster-Instromet B.V., in its capacity as a Guarantor under or pursuant to Clause 24 (Guarantees) shall be limited to an aggregate principal amount not exceeding the aggregate principal amount guaranteed by it under this Agreement immediately prior to the Amendment and Restatement Agreement dated 25 October 2006 becoming effective.
25.5	Belgian Guarantors

Notwithstanding any other provision of this Agreement, the maximum amount payable or enforceable under this Agreement or any Security Document by or against any Guarantor incorporated in Belgium (a “Belgian Guarantor”) shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code) and shall in all circumstances be limited to an amount equal to the greater of the following amounts, decreased by the total amounts paid by the Belgian Guarantor:
(a)	any amounts (principal plus accrued interest thereon, commissions, costs and fees) directly or indirectly made available to the Belgian Guarantor under this Agreement and which have not yet been repaid by the Belgian Guarantor at the time of the enforcement of the guarantee under Clause 24 (Guarantees) or of the relevant Security Document; or

(b)	100% of the Net Assets (as defined below) of the Belgian Guarantor calculated and certified by the statutory auditors of the Belgian Guarantor on the basis of the Latest Accounts available at the time of the enforcement of the guarantee under Clause 24 (Guarantees) or of the relevant Security Document.
For the purposes of this Clause 25.5 “Net Assets” of the Belgian Guarantor shall have the meaning defined in Article 617 of the Belgian Company Code.

25.6	UK Guarantors
(a)	The guarantee granted by any Guarantor incorporated under the laws of England and Wales (a “UK Guarantor”) under Clause 24 (Guarantees) shall not apply to any liability to the extent that it would result in the relevant guarantee constituting unlawful financial assistance within the meaning of Section 151 of Companies Act 1985.

(b)	In particular, the guarantee granted by any UK Guarantor shall not apply or extend to any amounts drawndown under this Agreement for the purposes of the UK Refinancing.
25.7	Acceding Guarantors

The liability of any member of the Group which grants a guarantee by entering into an Accession Notice shall be subject to any limitations contained in that Accession Notice.

25.8	Release of Security

If a member of the Group shall dispose of any asset (including shares in any other member of the Group) and such disposal is permitted by the terms of the Senior Finance Documents or is otherwise consented to pursuant to the terms of the Senior Finance Documents then the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents effecting the release of such asset from the security created in favour of the Senior Finance Parties as shall be required to allow the disposal to take place provided that, for the avoidance of doubt, in the case of any disposal pursuant to Clause
25.2(c) (German Guarantors) the proceeds of such disposal shall be deemed to be proceeds of realisation of Security Interest under Security Documents and be applied in accordance with the Intercreditor Deed.

25.9	Release of Guarantors

If all of the shares in a member of the Group which is a Guarantor are disposed of and such disposal is permitted by the terms of the Senior Finance Documents or consented to pursuant to the terms of the Senior Finance Documents and as a result the Guarantor ceases to be a member of the Group, the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents as may be necessary to release such Guarantor from all past, present and future liabilities (including rights of contribution) under the Senior Finance Documents and all existing Guarantors hereby consent to such release and confirm that their respective liabilities as Guarantor shall not be discharged or otherwise affected as a consequence of such release.

25.10	German Confirmation
(a)	For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax circulars issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S2742a – 20/04) and on

22 July 2005 (IV B7 – S2742a – 31/05) in relation to section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz, “KStG”), the Security Agent agrees (for itself and on behalf of the Lenders) to deliver to Bidco (on behalf of each Borrower being subject to German corporation income tax (for the purposes of this Clause 25.10, each a “German Borrower”)):
(i)	by no later than 28 February 2006 and thereafter by no later than 28 February in each successive calendar year during the life of the Facilities;

(ii)	within 30 Business Days of the effective date of any amendments to (x) Clause 24.1 (Guarantee) of this Agreement, (y) Clause 25 (Guarantee Limitations) of this Agreement or (z) any Security Document (it being understood that this paragraph shall not apply to amendments made pursuant to the Third Amendment Agreement); and

(iii)	within 30 Business Days of each date on which (x) a German Borrower accedes to this Agreement pursuant to Clause 22.1 (Acceding Borrowers) or (y) an additional Security Interest is granted to secure obligations of a German Borrower under the Finance Documents, a completed bank certificate (the “Bank Certificate”) in the form set out in Schedule 16 (Form of Bank Certificate) or with such amendments as Bidco and the Security Agent (acting reasonably) may agree. For the purpose of assisting the Security Agent to issue the Bank Certificate, Bidco will provide the Security Agent with a list of guarantees, security interests and restrictions as required in the form set out in Schedule 16 (Form of Bank Certificate) on each date referred to in paragraphs (i) through (iii) above.

(b)	The delivery of a Bank Certificate shall not prejudice the rights of the Security Agent or the Lenders under this Agreement or any other Finance Document.

(c)	Any Bank Certificate delivered under this Agreement: (i) is given for the purpose of delivery to the competent tax authorities of the Borrowers to assist the Borrowers in the administration of their tax affairs and not for any other purpose, (ii) does not guarantee the achievement of a specific result or conclusion for German tax purposes, (iii) is addressed to and is solely for the benefit of the Borrowers in relation to this Agreement and (iv) does not create third party rights of any kind.

(d)	Neither the Security Agent nor any Lender shall be liable as a result of the delivery of a Bank Certificate. In the event of inconsistency between the terms of a Bank Certificate and the terms of an individual Security Document, the terms of the relevant Security Document shall prevail. A Bank Certificate shall under no circumstances constitute a waiver or release of any Security Interest.

(e)	The Security Agent and the Lenders agree (at the cost of Bidco) to provide any additional information in relation to the guarantees and Security Interests granted under or in connection with this Agreement (available to the Security Agent or such Lender) reasonably requested by a German Borrower for the purposes of the completion by that Borrower of its submissions to any tax authority asserting jurisdiction over it as soon as reasonably practicable following such request.

For the avoidance of doubt:
(i)	None of the Security Agent nor any Lender shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Clause 25.10.

(ii)	None of the Security Agent nor any Lender shall be obliged to deliver any information pursuant to a request under this Clause 25.10 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).
(f)	Each Lender and each Obligor agrees that each German Borrower may disclose the existence and content of a Bank Certificate to its professional advisers, its respective affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it and each Obligor expressly releases the Security Agent and each Lender from the restrictions of banking confidentiality (Bankgeheimnis) for the purposes of the Bank Certificates.

(g)	If, after the Completion Date, the German tax administration requires submission of a standard form for the purpose of providing evidence to the German tax authorities of the absence of any detrimental recourse situation, then the Security Agent and each Lender agree to use such form instead of the Bank Certificate as set out in Schedule 16 (Form of Bank Certificate) provided, however, that the acceptance of such standard form shall be subject to the approval of the Security Agent and the relevant Lender (as the case may be) (such consent not to be unreasonably withheld or delayed), if such standard form differs substantially from the form of Bank Certificate set out in Schedule 16 (Form of Bank Certificate).

(h)	If at any time after the delivery of a Bank Certificate, a German Borrower receives a request by its tax inspector to have the Bank Certificate issued by all Lenders after and notwithstanding the relevant German Borrower having confirmed to the tax inspector the number of Lenders at such time and the practice by Lenders to transfer or assign participations in the Facilities and also having provided information to the tax inspector on the security structure, each Lender agrees to provide such Bank Certificate within 30 Business Days of being so requested by the relevant German Borrower.

26.	THE AGENTS AND THE MANDATED LEAD ARRANGERS

26.1	Authorisation
(a)	Each Senior Finance Party hereby appoints Deutsche Bank AG, London Branch as the Facility Agent and CIBC World Markets plc as the Documentation Agent. Each Senior Finance Party authorises the Facility Agent and the Documentation Agent to take such action as agent on its behalf and to exercise such rights, powers and discretions under the Senior Finance Documents as are delegated to the Facility Agent or the Documentation Agent respectively by the terms of the Senior Finance Documents together with such other powers and discretions as are reasonably incidental thereto and to give a good discharge for any moneys payable under the Senior Finance Documents.

(b)	Each of the Agents will act solely as agent for the Senior Finance Parties (as the case may be) in carrying out its respective functions as agent under the Senior Finance Documents. No Agent shall have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, the other Senior Finance Parties or any Obligor other than those for which specific provision is made by the Senior Finance Documents. Each of the Agents shall be released from the restrictions of Section 181 German Civil Code (Bürgerliches Gesetzbuch BGB).
26.2	Facility Agent’s Duties

The Facility Agent shall:
(a)	promptly send to each Lender each notice received by it from an Obligor under any of the Senior Finance Documents except in the case of any notice relating to a particular Lender which shall be sent to that Lender only;

(b)	promptly send to each Lender a copy of any document or information received by it pursuant to Clause 19 (Information and Accounting Undertakings) and (if requested by the relevant Lender) a copy of any legal opinion delivered in relation to this Agreement or any Security Document and a copy of any document delivered to it pursuant to Clause 4.1 (Initial Conditions Precedent);

(c)	subject to those provisions of the Senior Finance Documents which require the consent of all the Lenders, act in accordance with any instructions from the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it under any of the Senior Finance Documents;

(d)	have only those duties, obligations and responsibilities expressly specified in the Senior Finance Documents; and

(e)	without prejudice to Clause 26.7 (Information), promptly notify each Lender if it becomes aware of the occurrence of any Event of Default or Potential Event of Default.

26.3	Agents’ Rights

Each Agent may:
(a)	perform any of its duties, obligations and responsibilities under this Agreement or any of the other Senior Finance Documents by or through its personnel or agents on the basis that each Agent may extend the benefits of any indemnity received by it hereunder to its personnel or agents;

(b)	refrain from exercising any right, power or discretion vested in it under the Senior Finance Documents until it has received instructions from the Majority Lenders or the Facility Agent, as the case may be, as to whether (and, if it is to be, the way in which) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Lenders or the Facility Agent (as the case may be);

(c)	treat (a) the Lender which makes available any portion of any Advance as the person entitled to repayment of that portion unless the Facility Agent has received a Transfer and Accession Deed in relation to all or part of it in accordance with Clause 27 (Assignments and Transfers); and (b) the office set under a Lender’s name at the end of this Agreement (or, in the case of a New Lender, at the end of the Transfer and Accession Deed to which it is a party as a New Lender) as its Lending Office unless the Facility Agent has received from that Lender a notice of change of Lending Office and each Agent may act on any such notice until it is superseded by a further such notice;

(d)	refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgment of or of any court of any jurisdiction or any directive of any agency of any state or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation, judgment or directive;

(e)	assume that no Event of Default or Potential Event of Default has occurred unless an officer of such Agent, while active on the account of the Obligors in connection with the Facilities, acquires actual knowledge to the contrary;

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Senior Finance Party under the Senior Finance Documents until it has been indemnified and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result;

(g)	rely on any communication or document believed by it to be genuine and correct and assume it to have been communicated or signed by the person by whom it purports to be communicated;

(h)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any person on a statement by or on behalf of such person;

(i)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(j)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to the Senior Finance Documents, or any affiliate of any party (and, in each case, may do so without liability to account); and

(k)	(in the case of the Facility Agent) countersign any letters with issuers of Reports and/or with the Auditors limiting their respective liability to the Senior Finance Parties in such form(s) as the Facility Agent considers appropriate in order to enable all or certain of the Senior Finance Parties to rely on the work done by such person and each Senior Finance Party confirms its acceptance of the terms of each such letter.
26.4	Exoneration of the Mandated Lead Arrangers and Agents

Neither the Mandated Lead Arrangers nor any Agent nor any of their respective personnel or agents:
(a)	shall be responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Senior Finance Documents or any notice or other document delivered under the Senior Finance Documents (including, without limitation, the Syndication Memorandum);

(b)	shall be responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any of the Senior Finance Documents;

(c)	shall be obliged to enquire as to the occurrence or continuation of an Event of Default or Potential Event of Default or as to the accuracy or completeness of any representation or warranty made by any person;

(d)	shall be liable for anything done or not done by it or any of them under or in connection with the Senior Finance Documents save in the case of its own or their own gross negligence or wilful misconduct;

(e)	shall be responsible for any failure of any Obligor or any other Senior Finance Party duly and punctually to observe and perform their respective obligations under the Senior Finance Documents;

(f)	shall be responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with the Senior Finance Documents; or

(g)	shall be liable for acting (or refraining from acting) in what it believes in good faith to be in the best interests of the Senior Finance Parties or any of them in circumstances where it has been unable, or it is not practicable, to obtain instructions in accordance with this Agreement.

26.5	Agents as Senior Finance Parties

Each Agent shall have the same rights and powers with respect to its participation in the Senior Finance Documents as any other Senior Finance Party and may exercise those rights and powers as if it were not also acting as an Agent.

26.6	Non-Reliance on Mandated Lead Arrangers and Agents

Each Senior Finance Party confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of each Obligor and the Subsidiaries of each Obligor and has not relied, and will not at any time rely, on any Agent or on the Mandated Lead Arrangers:
(a)	to provide it with any information relating to the business, financial condition, creditworthiness, status or affairs of any Obligor or the Subsidiaries of any Obligor, whether coming into its possession before or after the making of any Drawing (save as provided in Clause 26.2 ( Facility Agent’s Duties)); or

(b)	to check or enquire into the adequacy, accuracy or completeness of any information provided by any Obligor or the Subsidiaries of any Obligor under or in connection with the Senior Finance Documents (whether or not such information has been or is at any time circulated to it by any Agent or by the Mandated Lead Arrangers); or

(c)	to assess or keep under review the business, financial condition, creditworthiness, status or affairs of any Obligor or the Subsidiaries of any Obligor.
26.7	Information
(a)	All communications to an Obligor are to be made by or through the Facility Agent save in respect of any communication in connection with the Security Documents to which the Security Agent is a party in which case all such communications are to be made by or through the Security Agent. Each Senior Finance Party will notify the Facility Agent of and provide the Facility Agent with, a copy of any communication between such Senior Finance Party and an Obligor or any other of the Senior Finance Parties on any matter concerning the Facilities or the Senior Finance Documents.

(b)	Notwithstanding anything to the contrary expressed or implied herein, no Agent shall as between itself and the other Senior Finance Parties be bound to disclose to any other Senior Finance Party or other person (i) any information, disclosure of which might, in the opinion of such Agent, result in a breach of any law or directive or be otherwise actionable at the suit of any person, or (ii) any information supplied by any member of the Group to such Agent which is identified by a member of the Group at the time of supply as being unpublished, confidential, or price sensitive information relating to a proposed transaction by a member of the Group and supplied solely for the purpose of evaluating in consultation with such Agent whether such transaction might require a waiver or amendment to any of the provisions of the Senior Finance Documents.

(c)	In acting as an Agent for the Senior Finance Parties, each Agent’s department which undertakes the relevant agency role will be treated as a separate entity from any of its other departments (or similar unit of such Agent in any subsequent reorganisation) or affiliates and, any information given by any member of the Group to one of the other departments which is acting in an advisory or other capacity to the Group and not in the capacity of an Agent is to be treated as confidential and will not be available to the Senior Finance Parties without the consent of Bidco provided that:
(i)	the consent of Bidco will not be required in relation to any information which an Agent in its discretion, determines relates to an Event of Default or Potential Event of Default or in respect of which the Lenders have given, prior to the disclosure of such information, a confidentiality undertaking substantially in the form of the LMA standard form; and

(ii)	if representatives or employees of an Agent receive information in relation to an Event of Default or Potential Event of Default whilst acting in an advisory capacity they will not be obliged to disclose such information to representatives or employees of such Agent in their capacity as agent, Lender or security agent hereunder or to any of the Lenders if to do so would breach any rule or directive or fiduciary duty imposed upon such persons.
26.8	Indemnity to Agents

To the extent that any Obligor does not do so on demand or is not obliged to do so, each Lender shall on demand indemnify each Agent in the proportion borne by its Commitments to the Total Commitments at the relevant time (or, if no Commitments are then outstanding, in the proportion borne by its Commitments to the Total Commitments at the last time there were any) against any cost, expense or liability referred to in Clause 31 (Indemnities) or sustained or incurred by each Agent in complying with any instructions from the Majority Lenders or otherwise sustained or incurred by each Agent in connection with the Senior Finance Documents or its or their respective duties, obligations and responsibilities under the Senior Finance Documents except to the extent that they are sustained or incurred as a result of the gross negligence or wilful misconduct of an Agent or any of its personnel or agents.

26.9	Resignation of Agents
(a)	Each of the Facility Agent and the Documentation Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than 30 days’ prior written notice to that effect to Bidco and each of the other Senior Finance Parties provided that no such resignation shall be effective until a successor for such Agent is appointed in accordance with this Clause 26.9 (Resignation of Agents). If the retiring Agent gives notice of its resignation then any reputable and experienced bank or other financial institution with offices in London may be appointed as a successor to that Agent by the Majority Lenders following consultation with Bidco during the period of such notice but, if no such successor is so appointed, the retiring Agent may appoint a successor itself. If a successor to such Agent is so appointed, then (i) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 26 (The Agents and the Mandated Lead Arrangers) and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party hereto.

(b)	Each of the retiring Agents will co-operate with the successor Agent in order to ensure that its functions are transferred to the successor Agent and will promptly make available to the successor Agent such documents and records as have been maintained in connection with the Senior Finance Documents in order that the successor Agent is able to discharge its functions.

(c)	The provisions of this Agreement will continue in effect for the benefit of any retiring Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.
26.10	Payments to Senior Finance Parties
(a)	Each Agent will account to the other Senior Finance Parties for their respective due proportions of all sums received by it for such Senior Finance Parties, whether by way of repayment of principal or payment of interest, commitment commission, fees or otherwise.

(b)	Each Agent and each Mandated Lead Arranger may retain for its own use and benefit, and will not be liable to account to the other Senior Finance Parties for all or any part of any sums received by way of agency or arrangement fee or by way of reimbursement of expenses incurred by it.
26.11	Change of Office of Agents

Each Agent may at any time and from time to time in its sole discretion by written notice to Bidco and each of the other Senior Finance Parties designate a different office from which its duties as an Agent will be performed.

26.12	Delegation of Powers

The Facility Agent, or its delegates, as the case may be, may when it thinks necessary or desirable, delegate to any person all or any duties, trusts, powers, authorities and discretions vested in it hereunder or any other document related hereto and any such delegation may be by power of attorney or in such other manner as it may think fit and may be made upon such terms and conditions (including power to sub-delegate) (upon the terms of delegation in this Clause 26.12 (Delegation of Powers)) and subject to such regulations as it thinks fit and it shall not be responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate provided always that any delegate of the Facility Agent shall have the power to sub-delegate on the basis that the delegate remains personally liable in all respects for the actions of the sub-delegate.

26.13	Role of Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other party under or in connection with any Finance Document.

26.14	Reliance and Engagement Letters

Each Finance Party confirms that each of the Mandated Lead Arrangers and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arrangers or Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.	ASSIGNMENTS AND TRANSFERS

27.1	Successors

The Senior Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender.

27.2	Assignments and Transfers by the Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

27.3	Assignments and Transfers by Lenders

Any Lender (an “Existing Lender”) may, at any time, subject to provisions of this Agreement:
(a)	assign any of its rights; or

(b)	transfer (including by way of novation) any of its rights and obligations hereunder, to a bank or financial institution or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets (a “New Lender”).

27.4	Conditions to Assignments and Transfers
(a)	An assignment or transfer of only part of the Commitments of any Lender shall be in a minimum amount of EUR5,000,000 (or its equivalent in any other currency), provided that unless the assignment or transfer has the effect of reducing the Commitments of the Existing Lender to zero, the participation of

(i)	if an Existing Lender is a fund, it may assign its rights to (and its corresponding obligations may be released and equivalent obligations acceded to by) another fund that is either an Existing Lender or a related fund of a fund that is an Existing Lender in any amount;

(ii)	in the case of concurrent assignments, release and accessions by an Existing Lender to two or more related funds, the Commitments of these related funds shall be aggregated; and

(iii)	if on the same date 2 or more Existing Lenders are assigning part of their rights under this Agreement to (and their corresponding obligations are being released and equivalent obligations acceded to by) the same person then that person’s aggregate Commitments may be less than EUR5,000,000 as a result of any single assignment, release and accession provided that as a result of all such assignments, releases and accessions on such date the aggregate Commitments of that person are not less than EUR5,000,000;
(b)	The consent of Bidco (not to be unreasonably withheld) is required for any assignment or transfer unless such assignment or transfer is (aa) to a New Lender which is on the list of institutions agreed between Bidco and the Mandated Lead Arrangers prior to the date hereof, (bb) to another Lender or an affiliate of a Lender, or (cc) made at a time when an Event of Default is continuing, provided that if Bidco fails to respond to a request for consent to a transfer or assignment within 5 Business Days of such request, such consent shall be deemed as granted. Any assignment or transfer and the identity of the proposed New Lender shall be notified to Bidco by the Facility Agent promptly upon completion.

(c)	An assignment or transfer will only be effective on performance by the Facility Agent of all “Know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	An assignment will only be effective upon receipt by the Facility Agent of (aa) written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that it will assume the same obligations to each of the other Senior Finance Parties as it would have been under had it been an Original Lender and (bb) a duly executed accession deed to the Intercreditor Deed in the form set out in the Intercreditor Deed.

(e)	A transfer will only be effective if the procedure set out in Clause 27.8 (Procedure for Transfers by Lenders) is complied with and the Facility Agent has received an accession agreement to the Intercreditor Deed executed by the New Lender.

(f)	The consent of the Issuing Lender is required for an assignment or transfer of any Lender’s rights or obligations under the Bonding Facility and/or Revolving Facility (such approval not to be unreasonably withheld).

(g)	Without prejudice to this Clause 27.4 (Conditions to Assignments and Transfers), each Obligor hereby expressly consents to each assignment, transfer and/or novation of rights or obligations made in accordance with this Clause 27 (Assignments and Transfers). Each Obligor also accepts and confirms, for the purposes of Sections 401, 412 and 1250 para. 1(1) of the German Civil Code and all other purposes, that all guarantees, indemnities and Security Interests granted by it under any Senior Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Senior Finance Parties in accordance with the terms of the Senior Finance Documents.

(h)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Senior Finance Documents or changes its Lending Office pursuant to Clause 3.2(b) (Lending Office); and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under Clause 12 (Taxes) or Clause 13.2 (Increased Costs), then the New Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.

27.5	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Senior Finance Documents to the extent they are assumed by the New Lender.

27.6	Assignment and Transfer Fees

Unless the Facility Agent agrees otherwise, a New Lender must pay to the Facility Agent (for its own account) a fee of EUR1,500 on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 27 (Assignments and Transfers), provided that such fee shall not be payable in respect of an assignment or transfer to an affiliate of an Existing Lender or to another Lender.

27.7	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or any other member of the Group;

(iii)	the performance and observance by any Obligor of its obligations under the Senior Finance Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Senior Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Senior Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Senior Finance Documents;

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force; and

(iii)	has not relied exclusively on any information provided to it by the Existing Lender in connection with any Senior Finance Document.
(c)	Nothing in any Senior Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 27 (Assignments and Transfers); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Senior Finance Documents or otherwise.
27.8	Procedure for Transfers by Lenders
(a)	Subject to the conditions set out in Clause 27.4 (Conditions to Assignments and Transfers), a transfer by novation is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer and Accession Deed executed and delivered to it by the Existing Lender and the New Lender.

The Facility Agent shall, as soon as reasonably practicable after receipt of a duly completed Transfer and Accession Deed which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer and Accession Deed and record the transfer in the Register.

(b)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer and Accession Deed on its behalf.

(c)	On the Transfer Date:
(i)	to the extent that in such Transfer and Accession Deed the Existing Lender seeks to transfer by novation its rights and obligations under the Senior Finance Documents, each of the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Lender shall be released from any further obligations toward each other) under the Senior Finance Documents and their respective rights against one another under the Senior Finance Documents shall be cancelled (such rights and obligations being referred to in this Clause 27.8 as “discharged rights and obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor and that New Lender have assumed and/or acquired the same in place of that Obligor and such Existing Lender;

(iii)	the Facility Agent, the Mandated Lead Arrangers, the New Lender and the other Senior Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Mandated Lead Arrangers and the relevant Existing Lender and the other Senior Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Senior Finance Documents; and

(iv)	such New Lender shall become a party hereto as a “Lender”.
(d)	For the avoidance of doubt, the Parties agree that any novation effected in accordance with this Clause 27.8 shall constitute a novation within the meaning of Article 1271 et seq, of the French Code Civil and that the guarantees and securities created by the Finance Documents shall be preserved for the benefit of the New Lender and each other Lender.

(e)	For the avoidance of doubt, the Parties agree that any novation effected in accordance with this Clause 27.8 shall constitute a novation within the meaning of article 1271 et seq. of the Luxembourg Code Civil and of the Belgian Civil Code and that the guarantees and securities created by the Senior Finance Documents shall be preserved for the benefit of the New Lender and each other Lender.

27.9	Disclosure of Information
(a)	Any Senior Finance Party may disclose to any affiliate or other person:
(i)	to (or through) whom such Senior Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Senior Finance Documents; or

(ii)	with (or through) whom such Senior Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Senior Finance Documents or any Obligor; or

(iii)	to whom that Lender wishes to disclose information for the purpose of obtaining a private rating of the Facilities by a rating agency with regard to their inclusion in a portfolio of debt to be held by a special purpose vehicle, or to any investor in or lender to such special purpose vehicle; or

(iv)	who is a lender to any Lender or its affiliates, or to whom that Lender wishes to disclose information for the purpose of obtaining a private rating of the Facilities by a rating agency as required by such lender; or

(v)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and
(b)	any Senior Finance Party may disclose to a rating agency,
a copy of any Senior Finance Document and any information about any Obligor, the Group and the Senior Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a)(i), (ii) and (iv) above and paragraph (b) above the person to whom the information is to be given has entered into a confidentiality undertaking addressed to Bidco substantially in the standard LMA form or in any other form agreed between Bidco and the Facility Agent and a copy of such confidentiality undertaking shall be provided to Bidco within 10 Business Days of the execution thereof.

27.10	Sub-participation

Nothing in this Agreement shall restrict the ability of a Lender to sub-participate any or all of its obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations, save that if any voting rights are transferred pursuant to any sub-participation, the relevant Lender must obtain the consent of Bidco (not to be unreasonably withheld) for such sub-participation, provided that if Bidco fails to respond to a request for consent to a sub-participation within 5 Business Days of such request, such consent shall be deemed to be granted. The Lender shall notify Bidco of any sub-participation by such Lender of its obligations hereunder.

27.11	The Register
(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 29.1 (Mode of Service):
(i)	each Transfer and Accession Deed referred to in Clause 27.8 (Procedure for Transfers by Lenders) delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under such Facility.
The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agents and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Facility Agent shall provide a list of the Lenders (as recorded in the Register) to Bidco upon its request.

(b)	Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register on its behalf for the purposes of this Clause 27.11 (The Register) without any further consent of, or consultation with, such Party.
28.	PRO RATA PAYMENTS, RECEIPTS AND SET OFF

28.1	Recoveries

If any amount owing by any Obligor under any Senior Finance Document to a Lender (the “Recovering Lender”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 14 (Payments) (such amount being referred to in this Clause 28 (Pro Rata Payments, Receipts and Set off) as a “Recovery”) then:
(a)	within 2 Business Days of receipt of the Recovery the Recovering Lender shall notify details of the receipt or Recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the Recovery is in excess of the amount the Recovering Lender would have been paid had the Recovery been received or made by the Facility Agent and distributed in accordance with Clause 28.8 (Receipts), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovery Lender shall, within 2 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount equal to the Recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 28.8 (Receipts).

28.2	Notification of Recovery

Each Lender will notify the Facility Agent promptly of any such Recovery by that Lender other than by payment through the Facility Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Lender which paid an amount equal thereto to the Facility Agent under Clause 28.1 (Recoveries), each Lender to which any part of that amount was distributed will, on request from the Recovering Lender, repay to the Recovering Lender such Lender’s pro rata share of the amount which has to be refunded by the Recovering Lender.

28.3	Information

Each Lender will on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this Clause 28 (Pro Rata Payments, Receipts and Set off).

28.4	Exceptions to Sharing of Recoveries

Notwithstanding the foregoing provisions of this Clause 28 (Pro Rata Payments, Receipts and Set off), no Recovering Lender will be obliged to share any Recovery which it receives pursuant to legal proceedings taken by it to recover any sums owing to it under the Senior Finance Documents with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Facility Agent).

28.5	Obtaining Consents

Each party to this Agreement agrees to take all steps required of it pursuant to Clause 28.1 (Recoveries) and to use its reasonable endeavours to obtain any consents or authorisations which may at any relevant time be required in respect of any payment to be made by it pursuant to this Clause 28 (Pro Rata Payments, Receipts and Set off).

28.6	No Security

The provisions of this Clause 28 (Pro Rata Payments, Receipts and Set off) shall not, and shall not be construed so as to, constitute a charge by any Lender over all or any part of any sum received or recovered by it under any of the circumstances mentioned in this Clause 28 (Pro Rata Payments, Receipts and Set off).

28.7	Ancillary Lenders and Hedging Lenders
(a)	This Clause 28 (Pro Rata Payments, Receipts and Set off) shall not, for the avoidance of doubt, apply to any Recovery by a Lender in its capacity as an Ancillary Lender or Hedging Lender at any time prior to service of notice under Clause 23.21 (Cancellation and Repayment).

(b)	Following service of notice under Clause 23.21 (Cancellation and Repayment) this Clause 28 (Pro Rata Payments, Receipts and Set off) shall apply to all Recoveries by Ancillary Lenders and Hedging Lenders which arise otherwise than as a result of a payment made in accordance with Clause 28.8 (Receipts) provided that this Clause 28 (Pro Rata Payments, Receipts and Set off) shall not apply to amounts recovered by an Ancillary Lender or a Hedging Lender as a result of exercising rights under the Ancillary Documents or Hedging Agreements respectively to set off or net sums due and payable by and to it under those documents in its capacity as an Ancillary Lender or Hedging Lender, as the case may be, or as a result of exercising its rights under any memorandum of deposit granted thereunder.
28.8	Receipts
(a)	If any sum paid or recovered in respect of the liabilities of an Obligor under any of the Senior Finance Documents is less than the amount then due, the Facility Agent or the Security Agent (as the case may be) shall apply that sum against amounts outstanding under the Senior Finance Documents in the following order:
(i)	first to any unpaid fees and reimbursement of unpaid expenses of the Mandated Lead Arrangers, the Facility Agent, the Documentation Agent or the Security Agent due under the Senior Finance Documents;

(ii)	second to any unpaid fees and reimbursement of unpaid expenses of the Lenders due in respect of the Priority Facilities under the Senior Finance Documents;

(iii)	third to unpaid interest due in respect of the Priority Facilities;

(iv)	fourth to unpaid principal (including without limitation provision of cash cover in respect of contingent liabilities) due in respect of the Priority Facilities;

(v)	prior to the Refinancing Date, fifth to any unpaid fees and reimbursement of unpaid expenses of the Lenders due in respect of the Tranche D Term Facility under the Senior Finance Documents;

(vi)	prior to the Refinancing Date, sixth to unpaid interest due in respect of the Tranche D Term Facility;

(vii)	prior to the Refinancing Date, seventh to unpaid principal due in respect of the Tranche D Term Facility);

(viii)	eighth to other amounts due under the Senior Finance Documents,
(b)	The Facility Agent shall, if so directed by the Majority Priority Lenders and the Majority Tranche D Lenders, vary the order set out in paragraph (a) of this Clause 28.8 (Receipts).

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.9	Set-Off
(a)	After an Event of Default has occurred and for so long as it is continuing each Senior Finance Party is hereby authorised at any time and from time to time to set-off or otherwise apply any and all deposits (irrespective of the terms applicable to such deposits) at any time held and other indebtedness at any time owing by such Senior Finance Party to or for the account of any Obligor (in any such case whether or not then matured or due) against any indebtedness of the relevant Obligor to the relevant Senior Finance Party under the Senior Finance Documents which is due and unpaid.

(b)	The rights of each Senior Finance Party under this Clause are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Senior Finance Party may have.

(c)	This Clause 28.9 (Set-Off) shall be without prejudice to any rights of set-off which may be agreed between the Obligors and any Ancillary Lender under the Ancillary Documents and any rights of set-off or netting arrangements contained in any Hedging Agreements.

(d)	A Senior Finance Party may exercise such rights notwithstanding that the amounts concerned may be expressed in different currencies and each Senior Finance Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.

(e)	All payments to be made by an Obligor under the Senior Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
29.	NOTICES AND CERTIFICATES

29.1	Mode of Service

Any notice or other communication to be served under or in connection with this Agreement shall, unless otherwise stated, be made in writing and served by letter or facsimile or electronic communication to (in the case of any Obligor) Bidco at its address or facsimile number shown immediately after its name on the signature page of this Agreement or (in the case of each Senior Finance Party) at its address or facsimile number set out under its name in Schedule 1 (The Original Lenders) or set out in the Transfer and Accession Deed by which it became party hereto or (in the case of the Bonding Agent at its address or facsimile number set out in the definition of Bonding Agent Notices, in each case, such other address, facsimile number or e-mail address notified by it to the other parties to this Agreement and, in the case of any Senior Finance Party, marked for the attention of the person or department there specified.

29.2	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Senior Finance Documents will only be effectively made or delivered:

(i)	if sent by fax, when first received in legible form; or

(ii)	if sent by post, 5 Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope; or

(iii)	if sent by electronic communication, when first received,
and, if a particular department or officer is specified as part of its address details provided under Clause 29.1 (Mode of Service) if addressed to that department or officer.

(b)	Any communication or document given under paragraph (i) which is received after 5 p.m. in the place of receipt or on a day which is not a Business Day shall be deemed to have been received at 9 a.m. on the following Business Day.

(c)	Any communication or document to be made or delivered to an Agent under or in connection with any Senior Finance Document will only be effectively made or delivered when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(d)	Any communication or document made or delivered to Bidco in accordance with this Clause 29 (Notices and Certificates) will be deemed to have been made or delivered to each of the Obligors.

(e)	An Agent and/or Issuing Lender (acting reasonably and with due care) may assume that any communication made or document delivered by Bidco for itself or on behalf of any Obligor is made or delivered with the consent of Bidco or such Obligor.
29.3	Notification of Contact Details

Following receipt of notification of any contact details or change of contact details pursuant to Clause 29.1 (Mode of Service), or if it changes its contact details, the Facility Agent shall promptly notify the other Senior Finance Parties and Bidco on behalf of the Obligors.

29.4	Electronic Communication
(a)	Any communication to be made between (i) Bidco and an Agent, (ii) an Agent and a Senior Finance Party and (iii) Bidco and an Issuing Lender under or in connection with the Senior Finance Documents may be made by e-mail or other electronic means and each Senior Finance Party and Bidco hereby agrees that:
(i)	unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	it will notify the Facility Agent in writing of its e-mail address and/or any other information required to enable the sending and receipt of information by such means; and

(iii)	it will notify the Facility Agent of any change to its e-mail address or any other such information supplied by it.
(b)	Any electronic communication made between Bidco and an Agent, an Agent and a Senior Finance Party and Bidco and an Issuing Lender will be effective only when actually received in readable form and in the case of any electronic communication made by Bidco or a Senior Finance Party to an Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
29.5	Certificates

Any certificate, determination, notification or opinion of any Senior Finance Party or group of Senior Finance Parties as to any rate of interest or any other amount payable under any Senior Finance Document will be, in the absence of manifest error, prima facie evidence of the matters to which it relates. Where any person gives a certificate on behalf of any of the parties to the Senior Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently or recklessly in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

29.6	English Language
(a)	Any notice given under or in connection with any Senior Finance Document must be in English.

(b)	All other documents provided under or in connection with any Senior Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	AMENDMENTS, WAIVERS AND CONSENTS

30.1	Majority Lenders
(a)	Subject to Clauses 30.2 (All Lenders), 30.3 (Specific Parties), 30.4 (Security Documents) and 30.7 (Technical Amendments) any provision of this Agreement or any of the other Senior Finance Documents may be amended, waived, varied or modified and all consents hereunder may be given with the agreement of the Majority Lenders and Bidco and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Senior Finance Party, any amendment or waiver permitted by this Clause 30 (Amendments, Waivers and Consents).

(c)	Bidco may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 30 (Amendments, Waivers and Consents).
30.2	All Lenders

Any amendment, waiver, variation, modification or consent shall require the unanimous agreement of all of the Lenders if it results in:
(a)	any extension of maturity of any Commitment;

(b)	any extension of the date of payment of any amount under the Senior Finance Documents (other than any prepayment apart from a prepayment under Clause 8.2 (Mandatory Prepayments on Change of Control)) to the Lenders;

(c)	any reduction in the Margin (other than by reason of the provisions of Clause 6.5 (Margin Adjustment)) or fees payable to the Lenders or any other payment under this Agreement;

(d)	any change in the currency of any payment to the Lenders under the Finance Documents;

(e)	any amendment, variation or modification of Clause 30.1 (Majority Lenders), Clause 30.2 (All Lenders), Clause 28 (Pro Rata Payments, Receipts and Set off), Clause 27.2 (Assignments and Transfers by the Obligors) or to the definition of Majority Lenders;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	any amendment to the order of priority or subordination under the Intercreditor Deed;

(h)	any change to the application of enforcement proceeds under the Intercreditor Deed.
If Lenders whose Commitments aggregate more than 85% of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Commitment shall not be reduced by the amount of its Ancillary Limit) have consented to any of the matters specified in paragraphs (a) to (h) (inclusive) above (the “Consenting Lenders”), such Consenting Lenders, the Original Equity Investors or any other person nominated by Bidco and the Original Equity Investors shall have the right (but not the obligation) to take a transfer of the rights and obligations of any Lender which does not give such consent (the “Dissenting Lender”) for a purchase price equal to the outstanding principal amount of such Dissenting Lender’s participation in the outstanding Advances and all accrued interest, fees and other amounts payable to that Dissenting Lender hereunder (including the applicable Prepayment Premium (if any)), provided that, if 100% of the Consenting Lenders agree the Borrowers shall also have the right to prepay the outstanding principal amount of such Dissenting Lender(s)

participation in the outstanding Advances and all accrued interest, fees and other amounts payable to such Dissenting Lender(s).

In the event that any Lender who receives a request for an amendment, waiver or consent does not respond to such request within 15 Business Days (or (i) within such longer period as Bidco determines or (ii) where such Lender (acting reasonably) has, within 15 Business Days of such request having been received by such Lender, requested for more time for such Lender to respond, such longer period as the Facility Agent (acting reasonably) determines) of such request having been made, such Lender and the total amount of its Commitment shall be excluded for the purposes of calculating whether the requisite consent was obtained.

30.3	Specific Parties
(a)	Agents/Mandated Lead Arrangers/Issuing Lender: Any decision which will affect the rights or obligations of any of the Agents, the Mandated Lead Arrangers or any Issuing Lender shall require its consent also.

(b)	Ancillary Lenders: Any decision which will affect the rights or obligation of any Ancillary Lender will require its consent also subject as specifically provided otherwise in the Senior Finance Documents. The Ancillary Documents may be amended, varied, waived or modified by agreement between the parties thereto subject as provided in Schedule 8 (Ancillary Facilities).

(c)	Hedging Lenders: Any decision which will affect the rights or obligation of any Hedging Lender will require its consent also subject as specifically provided otherwise in the Senior Finance Documents. The Hedging Agreements may be amended, varied, waived or modified by agreement between the parties thereto subject as provided in the Intercreditor Deed.

(d)	Lender’s Commitment: Any amendment which relates to an increase in a Lender’s Commitment shall not be effected without the consent of that Lender and the Majority Lenders.
30.4	Security Documents
(a)	The Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent acting in accordance with the Intercreditor Deed.

(b)	The release of any material part of the guarantees or security constituted by the Security Documents other than pursuant to the enforcement of such security, Clause 25.8 (Release of Security) or 25.9 (Release of Guarantors) shall not be made without the prior written consent of the Super Majority Lenders.
30.5	Obligors’ Agent
(a)	Each Obligor (other than Bidco) irrevocably authorises Bidco:

(i)	to give and receive all notices and instructions including in the case of a Borrower, Drawing Requests and any other instructions relating to Drawings or to the application of the proceeds thereof including the entry into with any person of foreign exchange contracts in relation to such proceeds and make such agreements expressed to be capable of being given or made by Bidco on behalf of the Obligors or any of them under this Agreement;

(ii)	to execute on its behalf any Accession Notices; and

(iii)	to enter into any agreement capable of being entered into by any Obligor notwithstanding that such agreement may affect (adversely or otherwise) such Obligor (including the terms of any consent or waiver given or required under the Senior Finance Documents and all amendments made to any of them and any amendment, variation, supplement, restatement or novation of any of the Senior Finance Documents, however fundamental it may be and notwithstanding any increase or other change in the obligations of such Obligor), without further reference to, or consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, Drawing Requests) or entered into such agreements provided that in the event of any conflict between any notice or other communication of an Obligor (other than Bidco) and Bidco’s, that of Bidco shall prevail.
(b)	In all matters relating to the Senior Finance Documents, each Obligor acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party save as expressly provided in paragraph (a) of this Clause 30.5.

(c)	Each Obligor agrees that it will provide to Bidco such information as it may reasonably require in order to give effect to its obligations under this Agreement.

(d)	Bidco will keep confidential information received by it under paragraph (c) above save that such information may be disclosed by Bidco for the purposes of discharging its obligations under this Agreement.
30.6	No Implied Waivers
(a)	No failure or delay by any Senior Finance Party in exercising any right, power or privilege under any of the Senior Finance Documents will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)	The rights and remedies provided in the Senior Finance Documents are cumulative and not exclusive of any rights and remedies provided by law and all such rights and remedies howsoever arising will, save where expressly provided to the contrary therein, be available to the Senior Finance Parties severally and any Senior Finance Party shall be entitled to commence proceedings in connection therewith in its own name.

(c)	A waiver given or consent granted by the any Senior Finance Party under the Senior Finance Documents will be effective only if given in writing and then only in the instance and for the purpose for which it is given.
30.7	Technical Amendments

Notwithstanding Clause 30.1 (Majority Lenders), the Facility Agent may determine administrative matters and make technical amendments arising out of manifest errors on the face of this Agreement, where such amendments would not prejudice or otherwise be adverse to the position of any Lender, without reference to the Lenders.

31.	INDEMNITIES

31.1	Expenses
(a)	Bidco will within 30 days of demand pay and reimburse to the Agents and each Mandated Lead Arranger, all reasonable costs and expenses (including reasonable legal fees), as well as accounting and valuation fees and other out-of-pocket expenses and any value added tax or other similar tax thereon properly incurred by the Agents or the Mandated Lead Arrangers in connection with:
(i)	any variation, amendment, restatement, waiver, consent or suspension of rights (or any proposal for any of the same) relating to any of the Senior Finance Documents which is requested by or on behalf of an Obligor or which becomes necessary as a result of circumstances affecting any Obligor;

(ii)	any investigation carried out pursuant to Clause 19.6 (Investigations) and the appointment and payment of services of any accountant or other advisers appointed in relation thereto, as well as any other expenses or costs properly incurred in relation to any activity envisaged in Clause 19.6 (Investigations) in order to carry-out any such investigation; and

(iii)	arrangement and syndication of the Facilities (including, without limitation, costs of preparing the Syndication Memorandum).
(b)	Any fees, costs and expenses (including legal fees in the amount agreed in writing between CVC Capital Partners Limited and the Mandated Lead Arrangers) as well as out-of-pocket expenses and any value added tax or other similar tax thereon incurred by the Mandated Lead Arrangers up to and including the Completion Date, shall be paid or reimbursed as specified in Clause 10.8 (Payment of Fees).
31.2	Enforcement Expenses

Bidco will on demand pay and reimburse to each Senior Finance Party, all costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) properly incurred by such Senior Finance Party in connection with the preservation, enforcement or the attempted preservation or enforcement of any of such Senior Finance Party’s rights under any of the Senior Finance Documents.

31.3	General Indemnity

Bidco shall within 5 Business Days of demand (other than in respect of sub-paragraph (e) below, which amounts shall be payable at the time of prepayment) indemnify each of the Senior Finance Parties against any funding or other cost, loss, expense or liability (including any funding or breakage cost but excluding loss of Margin) sustained or incurred by it as a result of:
(a)	a Drawing not being made by reason of non-fulfilment of any of the conditions in Clauses 4.1 (Initial Conditions Precedent), 4.2 (Additional Conditions Precedent) or 4.3 (Certain Funds) or, in the case of the Target Borrowers referred to in Clause 5.1 (Delivery of Drawing Requests), failure to deliver the Drawing Request on the Completion Date;

(b)	any sum payable by any Borrower under the Senior Finance Documents not being paid when due (but credit shall be given to such Borrower for any interest paid when due);

(c)	the occurrence of any Event of Default or any breach of the Senior Finance Documents by an Obligor;

(d)	the accelerated repayment of the Advances under Clause 23.21 (Cancellation and Repayment);

(e)	the receipt or recovery by any Senior Finance Party (or the Facility Agent on its behalf) of all or part of any Advance or overdue sum otherwise than on the last day of an Interest Period relating to that Advance or overdue sum; or

(f)	any prepayment payable by any Borrower under the Senior Finance Documents not being paid after notice of such prepayment has been made to the Facility Agent.
Without prejudice to its generality, the foregoing indemnity:
(g)	extends to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to fund any amount which an Obligor fails to pay in breach of this Agreement and to any loss, premium, penalty or expenses which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund outstanding Advances or any other amount due or to become due under this Agreement; and

(h)	will entitle the relevant Senior Finance Party to recover breakage costs from the relevant Obligor in the event of an Advance or other sum being repaid or pre-paid prior to the last day of an Interest Period even though the relevant Senior Finance Party has financed such Advance or other sum from its own resources, the costs it thereby incurs being calculated on the assumption it had borrowed an amount equal to the Advance or other sum in question in the London interbank market for the duration of the relevant Interest Period.
31.4	Currency Indemnity

Without prejudice to Clause 31.3 (General Indemnity), if:
(a)	any amount payable by any Obligor under or in connection with any Senior Finance Document is received by any Senior Finance Party (or by the Facility Agent on behalf of any Senior Finance Party) in a currency (the “Payment Currency”) other than that agreed in the relevant Senior Finance Document (the “Agreed Currency”), whether as a result of any judgement or order or the enforcement thereof, the liquidation of the relevant Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(b)	any amount payable by any Obligor under or in connection with any Senior Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any Senior Finance Document, then the Obligor will, as an independent obligation, indemnify the relevant Senior Finance Party for the deficiency and any loss sustained as a result. Any conversion required will be made at such prevailing rate of exchange on such date and in such market as is determined by the relevant Senior Finance Party as being most appropriate for the conversion. The Obligor will, in addition pay the costs of the conversion.

31.5	Waiver

Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Senior Finance Document in a currency other than that in which it is expressed to be payable in the relevant Senior Finance Document.

31.6	Senior Finance Party Indemnity

Bidco agrees to indemnify and hold harmless each Senior Finance Party and each of their affiliates and their officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities (other than consequential losses, indirect or punitive damages) and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the preparation for a defence of, any investigation (which results in any litigation or proceeding), litigation or proceeding arising out of, related to or in connection with the Acquisition or the Senior Finance Documents (and including, without limitation, by reason of or in connection with any Environmental Law or Environmental Consent), whether or not such investigation, litigation or proceeding is brought by Bidco, its shareholders or creditors or an

Indemnified Party or an Indemnified Party is otherwise a party thereto, except (i) to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s breach of contract, gross negligence or wilful misconduct (or that of their respective directors, officers, employees or agents) (ii) to the extent that any loss, claim, damage or liability is a result of a breach of law or regulation by an Indemnified Party (other than to the extent that it is the result of actions of Bidco or its affiliates) or any action brought by Bidco or any of its affiliates against an Indemnified Party which is held to be successful by a court of competent jurisdiction in a final non-appealable judgment or any action or proceedings brought by an Indemnified Party against its own affiliates, officers, directors or employees.

31.7	German Notarisation

If the Security Agent, following consultation with its counsel, concludes that, in the light of applicable German law (including, but not limited to, any decision by the Federal Court of Justice (Bundesgerichtshof — BGH)), any of the German Security Interests consisting of pledges of shares in a Gesellschaft mit beschränkter Haftung — GmbH — would no longer be enforceable due to its notarisation outside of Germany, the Security Agent shall be entitled to require re-notarisation of the respective German Security Document with a German notary public and each Obligor hereby irrevocably commits to cooperate with the Security Agent to the effect that the respective Security Interest be re-notarised and perfected with a German notary public. All costs and fees associated with any re-notarisation shall be borne by the Obligor granting the respective Security Interest.

32.	PARTIAL INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or that or any other provision in any other jurisdiction.

33.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

33.1	Governing Law

This Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement) shall be governed by and construed in all respects in accordance with English law.

33.2	Submission to Jurisdiction

For the benefit of each of the Senior Finance Parties, each Obligor irrevocably submits to the exclusive jurisdiction of the courts in England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against its assets.

33.3	Freedom of Choice

The submission to the jurisdiction of the courts referred to in Clause 33.2 (Submission to Jurisdiction) shall not (and shall not be construed so as to) limit the right of any Senior Finance Party to take proceedings against any Obligor in the courts of any country in which any Obligor has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

33.4	Process Agent
(a)	Each Obligor which is not a company incorporated in England and Wales hereby irrevocably and unconditionally appoints and agrees to maintain Newco UK (following its incorporation) at its registered address from time to time as its agent in England to receive, for and on behalf of itself, service of process in such jurisdiction in any suit, action or proceeding (together “Proceedings”) in relation to such dispute or enforcement.

(b)	Newco UK by its accession to this Agreement accepts its appointment as process agent by the Obligors and any Acceding Obligor.
33.5	Service

Each Obligor hereby irrevocably and unconditionally:
(a)	waives any objection it may now or at any time have on any grounds whatsoever to the laying of venue of any Proceedings, in any of the aforesaid courts;

(b)	agrees that failure by any such process agent to give notice of the process to it shall not impair the validity of such service or of any judgment based on that service;

(c)	agrees that nothing in any of the Senior Finance Documents shall affect the right to serve process in any other manner permitted by law;

(d)	to the fullest extent permitted by law, waives any right it may have in any jurisdiction to have any Proceedings take the form of a trial by jury; and

(e)	agrees that a judgment or order of an English court in connection with the Senior Finance Documents is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

35.	THIRD PARTIES RIGHTS
(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any of the terms of this Agreement save that officers and members of the Group may rely on Clause 29.5 (Certificates), Hedging Lenders not otherwise party to this Agreement may take the benefit of and rely on the provisions of Clause 24

(Guarantees) and Clause 31 (Indemnities) and any branch or affiliate nominated by a Lender pursuant to Clause 3.3(c) (Lending Affiliates) of this Agreement may take the benefit of and rely on Clause 3.3(c) (Lending Affiliates).

(b)	Notwithstanding any term of any Senior Finance Document, the Parties may without the consent of any third party vary or rescind any Senior Finance Document.
36.	PLEDGES ON BANK ACCOUNTS UNDER GENERAL TERMS AND CONDITIONS

Notwithstanding any general terms and conditions of business of a Finance Party, the security created by such general terms and conditions of business (including any AGB-Pfandrecht) over LTIBR owing to an Obligor shall not secure directly or indirectly any loans made to a Borrower subject to German corporation income tax (other than the relevant Obligor itself) under the Finance Documents, but will nonetheless be valid as security for all other obligations secured under such general terms and conditions of business.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first written above.

SCHEDULE 1
The Original Lenders
Allocations

	Revolving	Tranche A	Tranche B	Tranche C	Tranche D	Bonding
	Facility	Term Facility	Term Facility	Term Facility	Term Facility	Facility
	Commitment	Commitment	Commitment	Commitment	Commitment	Commitment
Lender	(EUR)	(EUR)	(EUR)	(EUR)	(EUR)	(EUR)
CIBC WORLD MARKETS PLC	40,000,000	73,333,333.33	74,166,666.67	74,166,666.67	23,333,333.33	36,666,666.67
DEUTSCHE BANK AG LONDON	40,000,000	73,333,333.33	74,166,666.67	74,166,666.67	23,333,333.33	36,666,666.67
MORGAN STANLEY BANK INTERNATIONAL LIMITED	40,000,000	73,333,333.34	74,166,666.66	74,166,666.66	23,333,333.34	36,666,666.66

TOTAL:	120,000,000	220,000,000	222,500,000	222,500,000	70,000,000	110,000,000

SCHEDULE 2
The Borrowers and the Guarantors
Signing
Part A1 — The Borrowers
Nachtwache Acquisition GmbH
Part A2 — The Guarantors
Nachtwache Acquisition GmbH
Acquisition
Part B1 — The Borrowers
Newco UK
Newco US
Newco NL
Part B2 — The Guarantors
Newco UK
Newco US
Newco NL

SCHEDULE 3
Documentary Conditions
Part A — Signing Documentary Conditions Precedent
1.	“Know your customer”: copies of all the documentation and other evidence or information listed below duly delivered by Bidco to the Facility Agent in respect of Bidco and each of the Borrowers listed in Part A1 of Schedule 2 (The Borrowers and the Guarantors):
•	certificate of incorporation or the local equivalent (including any change of name certificate(s) since establishment);

•	memorandum and articles of association, by-laws or the local equivalent;

•	list of the directors;

•	extract from the share register (or local equivalent) containing a list of the shareholders;

•	for at least 2 of the directors: verification of their identity by delivery of a certified copy of their passport or national identity card; verification of their residential address within the last 3 months by delivery of an original or certified copy of a utility bill (excluding mobile telephone bills), bank statement or other correspondence addressed to them at their residential address from a local government authority, tax office or similar entry (2 pieces of evidence of residential address for each person being identified);

•	address of the relevant company;

•	bank account(s) details (account name, name of bank, address) of the relevant company; and

•	commercial register number (or the local equivalent).
2.	Formalities Certificate(s): a certificate from each Obligor entering into any Senior Finance Document in the form set out in Schedule 12 (Formalities Certificate) or such other form approved by the Facility Agent signed by an authorised director, the secretary or any other authorised officer of such Obligor which shall have attached to it the documents referred to in such certificate including, without limitation, the constitutional documents of such Obligor and shareholder, board and works council resolutions (if applicable) and/or other relevant internal resolution approving the execution, delivery and performance of such Senior Finance Document to which such Obligor is a party, all such documents to be in the agreed form.

3.	Reports: each Report accompanied by an agreed form reliance letter.

4.	Base Case Model: original of the Base Case Model in the agreed form.

5.	Accounts: audited financial statements for the Target for the financial year ended 31 December 2004.

6.	Fees Letters: each Fees Letter in the agreed form duly executed and delivered by all parties thereto.

7.	Distribution Strategy Letter: the Distribution Strategy Letter in the agreed form duly executed and delivered by all parties thereto.

8.	Original Hedging Strategy Letter: the Original Hedging Strategy Letter in the agreed form duly executed and delivered by all parties thereto.

Part B — Acquisition Documentary Conditions Precedent
1.	“Know your customer”: copies of all the documentation and other evidence or information listed below duly delivered by Bidco to the Facility Agent in respect of Luxco 1, Luxco 2 and each of the Borrowers listed in Part B1 of Schedule 2 (The Borrowers and the Guarantors):
•	certificate of incorporation or the local equivalent (including any change of name certificate(s) since establishment);

•	memorandum and articles of association, by-laws or the local equivalent;

•	list of the directors;

•	extract from the share register (or local equivalent) containing a list of the shareholders;

•	for at least 2 of the directors: verification of their identity by delivery of a certified copy of their passport or national identity card; verification of their residential address within the last 3 months by delivery of an original or certified copy of a utility bill (excluding mobile telephone bills), bank statement or other correspondence addressed to them at their residential address from a local government authority, tax office or similar entry (2 pieces of evidence of residential address for each person being identified);

•	address of the relevant company;

•	bank account(s) details (account name, name of bank, address) of the relevant company;

•	commercial register number (or the local equivalent); and

•	most recent board resolution.
2.	Formalities Certificate(s): a certificate from each Obligor in a form approved by the Facility Agent signed by an authorised director, the secretary or any other authorised officer which shall have attached to it the constitutional documents of each Obligor and a certificate from each Obligor acceding to this Agreement and the Intercreditor Deed on or before the Completion Date and/or entering into the Initial Security Documents in the form set out in Schedule 12 (Formalities Certificate) or such other form approved by the Facility Agent signed by an authorised director, the secretary or any other authorised officer of such Obligor which shall have attached to it the documents referred to in such certificate including, without limitation, the constitutional documents of such Obligor and shareholder, board and works council resolutions (if applicable) and/or other relevant internal resolution approving the execution, delivery and performance of the Senior Finance Documents (including, without limitation, this Agreement, the Intercreditor Deed and the Initial Security Documents) to which such Obligor is a party, all such documents to be in the agreed form (including, without limitation, all documentation required in relation to financial assistance laws (if applicable).

3.	Finance Documents: originals of each of the following documents in the agreed form duly executed and delivered by all parties thereto:
(a)	this Agreement;

(b)	the Intercreditor Deed;

(c)	the Mezzanine Facility Agreement;

(d)	the Initial Security Documents and, to the extent required in accordance with the Agreed Security Principles and as agreed between local counsel, any third party notices which are necessary to perfect the Security Interest referred to in the Initial Security Documents, together with all documents agreed to be delivered pursuant thereto on or before the Completion Date;

(e)	an Accession Notice executed by each member of the Group which is listed in Part B1 and B2 of Schedule 2 (The Borrowers and the Guarantors) as Borrower and/or Guarantor and accession documents related thereto; and

(f)	the Equity Investor Side Letter.
4.	Acquisition Documents: a copy of the Acquisition Documents certified as true and correct copies by an authorised officer of Bidco duly signed by each party thereto.

5.	Completion Intercompany Loans: copies certified by an authorised officer of Bidco of the executed Completion Intercompany Loans relevant to the Acquisition.

6.	Completion: a certificate of an authorised officer of Bidco confirming that:
(a)	no provision of the Acquisition Documents (including in relation to conditionality) has been amended or waived in a manner which is materially adverse to the Lenders without consent of the Majority Lenders and the Mandated Lead Arrangers; and

(b)	except for the payment of the purchase price, the Acquisition Documents have become unconditional.
7.	Funds Flow Statement: a copy certified by an authorised officer of Bidco of the Original Funds Flow Statement detailing the payments to be made on or immediately before the Completion Date.

8.	Equity Investment/Equity Documents: evidence of subscription of subordinated loan notes, PECs or CPECs or equity issued by Luxco 1, the Parent and/or Bidco, as set out in the Structure Memorandum and the Original Funds Flow Statement, by the Original Equity Investors of an amount equal to at least EUR330,000,000 (including receipt of such amount) and copy, certified as a true copy by an authorised officer of Bidco, of all the Equity Documents relevant to such investments.

9.	Mezzanine Facility: confirmation from the facility agent in respect of the Mezzanine Facility that all the conditions precedent to utilisation of the Mezzanine Facility in relation to the Acquisition have been satisfied (other than any condition as to simultaneous application of the proceeds of the Facilities) or waived.

10.	Share Certificates and Stock Transfers: share certificates in respect of each member of the Group the shares of which have been issued and duly stamped and are capable of being represented by share certificates and which are to be charged or pledged together with stamped, executed blank stock transfers or other relevant transfer documents in respect of all shares charged or pledged under the Initial Security Documents.

11.	Consents and Filings: certified copies of all regulatory consents required to be obtained as a condition of completion of the Acquisition under the Acquisition Documents.

12.	Legal Opinions:
(a)	a legal opinion of White & Case as to matters of English law;

(b)	a legal opinion of White & Case as to matters of German law as regards matters of validity and enforceability and of Clifford Chance, Frankfurt as to matters of German law as regards matters of due incorporation and due authorisation only;

(c)	a legal opinion of Clifford Chance, London (US Group) as regards matters of US law;

(d)	a legal opinion of Loyens & Loeff N.V. as to matters of Dutch law; and

(e)	legal opinions with respect to jurisdictions of all other Obligors, in each case, in form and substance satisfactory to the Mandated Lead Arrangers.
13.	Solvency Certificate: a Solvency Certificate duly authorised and executed by the chief financial officer of Newco US.

14.	Group Structure Chart: a copy of a group structure chart showing the structure of the Group as at the Completion Date.

15.	Fees: Evidence that all fees and expenses due and payable under this Agreement or in connection with this Agreement as at the date of first Drawing have been paid or will be paid by deducting the aggregate amount of such fees from the first Drawing.

SCHEDULE 4
Form of Drawing Request

To:	[•]
[(as Facility Agent for the Lenders)]/[(as Bonding Agent for the Bonding Lenders)]

Attention:

Date:

From:	[Name of Company]
Dear Sirs,
Senior Facilities Agreement dated [•] 2005 (the “Senior Facilities Agreement”)
We request a Drawing of the [Tranche A Term/Tranche B Term/Tranche B1 Term//Tranche C Term/Tranche C1 Term/Tranche D Term/Bonding/Revolving] Facility as follows:
[Advance]
1.	Amount:

2.	Drawing Date:

3.	Interest Period:

4.	Currency:

5.	Payment should be made to:

6.	Borrower:

[7.	Purpose: the Advance will be used to finance [•].][1]

[8.	We attach a copy of the notice of prepayment delivered under each of the Mezzanine Facility and Tranche D Term Facility and confirmation from the Mezzanine Agent or the Facility Agent (as the case may be) and Bidco as to the total amount due to be prepaid by the relevant Borrowers under the Mezzanine Facility and the Tranche D Term Facility.]
[Letter of Credit/Lender Guarantee]
1.	Amount:

2.	Drawing Date/Issue Date:

3.	Duration:

4.	Expiry:

[1]	To be added in relation to Revolving Advances and Cash only.

5.	Currency:

6.	Beneficiary:

7.	Borrower:

8.	Obligation Guaranteed:
We attach the form of the proposed Letter of Credit/Lender Guarantee.
We confirm that:
(i)	the representations and warranties made in Clause 15 (Representations and Warranties) of the Senior Facilities Agreement stipulated as being made or repeated on the date hereof and on the date of the relevant Drawing are true and accurate (in all material respects in the case of any representation or warranty which is not subject to a materiality restriction in accordance with its terms as provided in Clause 15 (Representations and Warranties) as if made with respect to the facts and circumstances existing on such date[2]; and

(ii)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed Drawing being made[3].
Terms defined in the Senior Facilities Agreement shall have the same meanings when used in this request.

[Authorised Signatory]
for and on behalf of
[Borrower]

[2]	Confirmation only required as to representations under Clauses 15.1 (Incorporation), 15.2 (Power), 15.3 (Authority), 15.4 (Consents and Filings) and 15.22 (Holding Companies) in relation to any Newco during the Certain Funds Period.

[3]	Confirmation not required if the Drawing is a Rollover Advance. Limited confirmation as per Clause 4.3 (Certain Funds) required if Drawing subject to the certain funds requirement.

SCHEDULE 5
Mandatory Costs Formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Facility Agent as follows:

in relation to a Sterling Advance:

AB + C(B – D) + E x 0.01	% per annum

100 – (A + C)
in relation to an Advance in any currency other than Sterling:

E x 0.01	% per annum

300
Where on the day of application of the formula:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an unpaid sum, the additional rate of interest specified in Clause 6.4 (Default Interest)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Lenders to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule 5:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them at the time of application of the formula under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to its pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical lender from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule 5 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with Bidco and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 5 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

14.	The Additional Costs Rate for any Lender lending from a Lending Office in the United States will be calculated by the Facility Agent as follows:

B	– B

(100% – A)
Where on the day of application of the formula:
A	is the Reserve Percentage.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an unpaid sum, the additional rate of interest specified in Clause 6.4 (Default Interest)) payable for the relevant Interest Period on the Advance.

(a)	“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time; and

(b)	“Reserve Percentage” for any Interest Period for all Advances made on any given day means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, marginal, supplemental, special or other reserve requirement) for a member Bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Advances is determined) having a term equal to such Interest Period.

SCHEDULE 6
Transfer and Accession Deed4
[(referred to in Clause 27 (Assignments and Transfers))]
To:	[•] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
This Transfer and Accession Deed dated [•] relates to:
(a)	the senior facilities agreement (the “Senior Facilities Agreement”) dated 12 June 2005 (as amended and restated by an amendment and restatement agreement dated 11 July 2005 and as further amended and restated from time to time) and made between Nachtwache Acquisition GmbH as Bidco, the companies named therein as Borrowers and Guarantors, CIBC World Markets plc, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, Frankfurt Branch as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Agent and the financial and other institutions named in it as Lenders; and

(b)	the intercreditor deed (the “Intercreditor Deed”) dated 11 July 2005 (as amended and restated from time to time) and made between Nachtwache Acquisition GmbH as Bidco, the companies named therein as original obligors, CIBC World Markets plc as mezzanine agent and documentation agent, Deutsche Bank AG, London Branch as senior agent and security agent, the financial and other institutions named in it as original senior lenders, original tranche D lenders and original mezzanine lenders and certain other parties mentioned therein.

1.	Terms defined in the Senior Facilities Agreement have the same meaning in this Transfer and Accession Deed unless given a different meaning in this Transfer and Accession Deed and references in this Transfer and Accession Deed to Clauses or Schedules are references to Clauses and Schedules of the Senior Facilities Agreement unless otherwise specified.

2.	We refer to Clause 27.8 (Procedure for Transfers by Lenders):
(a)	the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s rights and obligations referred to in Schedule A in accordance with the Senior Facilities Agreement;

(b)	the proposed Transfer Date is [•]; and

[4]	Each of the Transferor and New Lender should ensure that all regulatory requirements are satisfied in connection with its entry into of any Transfer Certificate. Steps may be required to be taken to preserve security interests for the benefit of a New Lender and appropriate advice should be taken.

(c)	the Lending Office and contact details for notices to the New Lender for the purposes of Clause 29.1 (Mode of Service) and account details are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.7 (Limitation of Responsibility of Existing Lenders).

4.	[The New Lender confirms, for the benefit of each Obligor, that it is not a [Qualifying UK Lender]/[Qualifying US Lender] [it is a [Qualifying UK Lender]/[Qualifying US Lender]] and falls within sub-paragraph [•] of the definition thereof] [delete as applicable].

5.	On execution of this Transfer and Accession Deed by the Facility Agent the New Lender will become a party to the Senior Facilities Agreement, on and with effect from the Transfer Date in substitution for the Existing Lender with respect to those rights and obligations which by the terms of the Senior Facilities Agreement and this Transfer and Accession Deed are transferred to the New Lender.

For the purpose of Article 1278 of the Luxembourg Civil Code [and of the Belgian Civil Code], it is expressly agreed that the security created or evidenced by the Security Documents will be preserved for the benefit of the New Lender and each other Lender.

For the purposes of Article 1278 et seq. of the French Code Civil, the parties agree that the guarantees and securities created by the Senior Finance Documents shall be preserved for the benefit of the New Lender and each other Lender.

6.	This Transfer and Accession Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer and Accession Deed.

7.	This Transfer and Accession Deed and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

8.	[Name of Transferee] of [address of Transferee] hereby agrees with each person who is or becomes a party to the Intercreditor Deed in accordance with the terms thereof that with effect on and from the date hereof it will be bound by the Intercreditor Deed as a Beneficiary (as such term is defined in the Intercreditor Deed) as if it had been party to the Intercreditor Deed in such capacity.
IN WITNESS whereof, this Deed has been executed as a deed by the parties hereto and is delivered on the date above written.

SCHEDULE A
Rights and Obligations to Be Transferred
[insert relevant details, including applicable Commitment (or part)]
[Facility Office address, contact and attention details for
notices and account details for payments,]
[EXISTING LENDER][NEW LENDER]

By:	By:
This Transfer and Accession Deed is accepted by the Facility Agent and the Transfer Date is confirmed as [•].
[FACILITY AGENT]

By:

SCHEDULE 7
Accession
Part A — Accession Notice
THIS ACCESSION NOTICE is entered into on [•] by [insert name of subsidiary] (the “Subsidiary”) and [insert name of Bidco] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Senior Facilities Agreement referred to below) and relates to:
(a)	the senior facilities agreement (the “Senior Facilities Agreement”) dated [•] 2005 and made between Nachtwache Acquisition GmbH as Bidco, the companies named therein as Borrowers and Guarantors, CIBC World Markets plc, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, Frankfurt Branch as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Agent and the financial and other institutions named in it as Lenders; and

(b)	the intercreditor deed (the “Intercreditor Deed”) dated [•] 2005 and made between Nachtwache Acquisition GmbH as Bidco, the companies named therein as Obligors, CIBC World Markets plc, Deutsche Bank AG, London Branch and Morgan Stanley Bank International Limited as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Agent, the financial and other institutions named in it as Lenders and certain other parties mentioned therein.
BACKGROUND
[Bidco has requested that the Subsidiary become an Acceding Borrower and Guarantor pursuant to Clause 22.1 (Acceding Borrowers) of the Senior Facilities Agreement.]
OR
[The Facility Agent has requested that the Subsidiary become an Acceding Guarantor pursuant to Clause 22.4 (Acceding Guarantors) of the Senior Facilities Agreement.]
NOW THIS DEED WITNESS AS FOLLOWS:
1.	Terms defined in the Senior Facilities Agreement have the same meanings in this Accession Notice.

2.	The Subsidiary is a company duly organised under the laws of [insert relevant jurisdiction].

3.	The Subsidiary confirms that it has received from Bidco a true and up-to-date copy of the Senior Facilities Agreement and the other Finance Documents.

4.	The Subsidiary undertakes, upon its becoming a [Borrower and a Guarantor/Guarantor], to perform all the obligations expressed to be undertaken under the Senior Facilities Agreement, the Intercreditor Deed and the other Finance Documents by a [Borrower and a Guarantor respectively/Guarantor] and agrees that it shall be bound by the Senior Facilities Agreement, the Intercreditor Deed and the

other Finance Documents in all respects as if it had been an original party to it as an [Original Borrower and an Original Guarantor/an Original Guarantor]. [Provided that [make such exceptions as may be necessary to limit the obligations of an Acceding Obligor to ensure that such obligations are enforceable in accordance with applicable Law]].

5.	[Bidco confirms (for itself and as agent for the Obligors) that, if the Subsidiary is accepted as an Acceding Borrower, Bidco’s guarantee and indemnity obligations and the guarantee and indemnity obligations of the other Obligors pursuant to Clause 24 (Guarantees) of the Senior Facilities Agreement will apply to all of the obligations of the Subsidiary under the Finance Documents as an Acceding Borrower in all respects in accordance with the terms of the Senior Facilities Agreement as if such Subsidiary had been party to the Senior Facilities Agreement as Borrower.]

6.	Bidco:
(a)	repeats the representations to be repeated pursuant to Clause 15.29 (Repetition) of the Senior Facilities Agreement; and

(b)	confirms that no Event of Default is continuing and that no Event of Default or Potential Event of Default will occur as a result of the Subsidiary becoming an [Acceding Borrower and an Acceding Guarantor/Acceding Guarantor].
7.	The Subsidiary’s administrative details for the purposes of the Senior Facilities Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

8.	This Accession Notice and the rights, benefits and obligations of the parties under this Accession Notice shall be governed by and construed in accordance with English law.

9.	This Accession Notice may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Accession Notice by facsimile transmission shall be effective as delivery of an original executed counterpart hereof.
This Accession Notice has been executed as a deed by Bidco and the Subsidiary and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

THE COMMON SEAL of	)
[Name of Subsidiary]	)
was hereunto affixed in the	)
presence of:	)

Director	)	[insert name of director]

Director/Secretary	)	[insert name of director/secretary]

OR

EXECUTED as a DEED by

[Name of Subsidiary]

acting by

THE COMMON SEAL of	)
[Name of Bidco]	)
was hereunto affixed in	)
the presence of:	)

Director	)	[insert name of director]

Director/Secretary	)	[insert name of director/secretary]

OR

EXECUTED as a DEED by

[Name of Bidco]

acting by

THE FACILITY AGENT

[•]

By:

Part B — Accession Documents
1. Corporate Documents
In relation to any proposed Acceding Obligor, a copy of:
(a)	its up-to-date constitutional documents and, if applicable, a good standing certificate in respect thereof[5];

(b)	a board resolution of such Acceding Obligor approving the execution and delivery of the relevant Accession Notice, its accession to the Senior Facilities Agreement as a Borrower and/or Guarantor (as the case may be) and the performance of its obligations under the Finance Documents and authorising a named person to sign such Accession Notice and any other documents to be delivered by it pursuant thereto[6];

(c)	a duly completed certificate, of a duly authorised officer of such Acceding Obligor in the form of Schedule 12 (Formalities Certificate); and

(d)	the latest annual audited financial statements of such Acceding Obligor available as at the date of the relevant Accession Notice[7].
2. Legal Opinions
Legal opinions of such legal advisers as may be acceptable to the Facility Agent as to the relevant Law.
3. Necessary Authorisations
A copy of any consent as is in the opinion of counsel to the Lenders necessary to render the Senior Finance Documents to which such Acceding Obligor is (or is to be) party legal, valid, binding and enforceable to make the Senior Finance Documents to which such Acceding Obligor is (or is to be) party admissible in evidence in such Acceding Obligor’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Obligor to perform its obligations thereunder.
4. [Whitewash
Certified copies of all special resolutions, statutory declarations and auditors’ reports required by sections 155 to 158 of the Companies Act 1985 to enable the relevant Acceding Obligor (if the Target or a Subsidiary of the Target) to accede to the Senior Facilities Agreement as a Guarantor and to provide any security that may be required, together with a

[5]	Not to be delivered if already delivered as an attachment to the Formalities Certificate delivered under paragraph 2 of Part B of Schedule 3.

[6]	Only required for French Acceding Borrowers and/or Guarantor is registered in the form of a S.A. If French Acceding Borrower and/or Guarantor is registered in the form of a S.A.S delivery of a shareholders resolution is required.

[7]	Not required in relation to Obligors signing this Agreement and Obligors acceding on the Completion Date.

letter from the auditors addressed to the Lenders and confirming that the Target or the relevant Subsidiary (as the case may be) has net assets. 8]
5. Security Documents
At least 1 original copy (or more original copies where required in the relevant jurisdiction) of any Security Documents required by the Facility Agent duly executed by the proposed Acceding Obligor together with all documents required to be delivered pursuant to it.
6. [Solvency Certificate
In relation to any proposed Acceding Borrower or Acceding Guarantor incorporated or organised in the United States or any State or territory thereof, an original, duly authorised and executed copy of a Solvency Certificate with respect to such Acceding Borrower or Acceding Guarantor.]
7. Process Agent
Written confirmation from the process agent referred to in Clause 33.4 (Process Agent) of the Senior Facilities Agreement that it accepts its appointment as process agent.

[8]	To be delivered by each UK Obligor within the time period specified in Clause 4.4 (Conditions Subsequent).

SCHEDULE 8
Ancillary Facilities
1.	Definitions: In this Schedule, unless the context otherwise requires, the following expressions have the following meanings:

“Ancillary Limit” means, in relation to an Ancillary Lender, the maximum exposure (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to accept (whether by way of loan or otherwise) by way of Ancillary Facilities in accordance with Clause 2.2 (Ancillary Facilities) less that part thereof cancelled, reduced or terminated from time to time in accordance with this Agreement and/or the relevant Ancillary Documents;

“Ancillary Outstandings” means, in relation to an Ancillary Lender at any time, the aggregate outstanding amount of the Ancillary Facilities due to that Ancillary Lender, at such time, calculated on the following basis:
(a)	all amounts of principal then outstanding under any overdraft or other current account facilities, calculated on a net basis in accordance with the usual practice of that Ancillary Lender;

(b)	the maximum liability under all guarantees, bonds and letters of credit then outstanding and issued under any guarantee, bonding or letter of credit facilities made available by that Ancillary Lender (to the extent not repaid or prepaid); and

(c)	in respect of any other facility or financial accommodation, such other amount as that Ancillary Lender (acting reasonably) may determine represents the aggregate exposure of that Ancillary Lender with respect thereto in accordance with its usual practice for calculating its exposure.
2.	Limitations:
(a)	The aggregate of the Advances drawn under the Revolving Facility, the total Contingent Liability in relation to Letters of Credit and Lender Guarantees issued under the Revolving Facility and the total Ancillary Outstandings at any time may not exceed the aggregate of the Commitments of the Lenders in relation to the Revolving Facility at that time (before (and ignoring) any reduction therein on account of any Ancillary Limit).

(b)	The Ancillary Outstandings of an Ancillary Lender may not at any time exceed the Ancillary Limit of that Ancillary Lender.

(c)	In the event that the Ancillary Limit of an Ancillary Lender would exceed its Revolving Commitment it shall be entitled to reduce the Ancillary Limit applicable to the Ancillary Facilities by an amount equal to the excess and require the Borrowers to prepay the Ancillary Outstandings in the amount necessary to procure that the Ancillary Outstandings do not exceed the Ancillary Limit.

(d)	No member of the Group which is not also a Borrower under this Agreement shall be permitted to draw the Ancillary Facilities.

(e)	Each Ancillary Document shall be in compliance with the requirements of the Senior Finance Documents.
3.	Terms of Ancillary Facilities: The terms on which Ancillary Facilities are made available shall be as set out in the relevant Ancillary Document as amended from time to time by agreement between the relevant Ancillary Lender and Bidco (any such amendment to be promptly notified to the Facility Agent) provided always that the following provisions will apply to the Ancillary Facilities:
(a)	that no drawing of the Ancillary Facilities will be permitted which gives rise to an actual or contingent liability of the relevant Borrower to the Ancillary Lender which may mature after or otherwise extend beyond the Revolving Facility Maturity Date, provided that in respect of a liability of a Borrower in respect of a letter of credit or guarantee provided under the Ancillary Facilities the expiry date of such letter of credit or guarantee may be a date falling 12 months after the Revolving Facility Maturity Date, provided that on the Revolving Facility Maturity Date such Borrower shall fully collateralise its indemnity obligations under any letter of credit or guarantee provided under the Ancillary Facilities under which a claim may be made after the Revolving Facility Maturity Date;

(b)	in any circumstances where the relevant Borrower would be obliged to prepay the Revolving Facility it will also prepay the Ancillary Facilities (or provide appropriate cash cover) and the Ancillary Facilities shall be cancelled in an amount equal to each amount prepaid or provided as cash cover in accordance with this paragraph (b);

(c)	that unless the Majority Lenders agree otherwise no utilisation of the Ancillary Facilities shall be permitted if as a result of the terms of Clause 4.2 (Additional Conditions Precedent) the Borrowers would not be entitled to request a Revolving Advance, the issue of a Letter of Credit or Lender Guarantee or the renewal of a Letter of Credit in accordance with Clause 5.8 (Renewal of Letters of Credit).
4.	Fees: No Ancillary Lender shall charge interest or fees in relation to Ancillary Facilities any greater than those set out below:
(a)	a margin over cost of funds or base rate on any funded drawings under the Ancillary Facilities equal to the Margin in relation to the Revolving Facility;

(b)	a fee on the contingent liability of the Ancillary Lender in relation to any letter of credit, lender guarantee, performance bond or similar instrument issued by the Ancillary Lender under the Ancillary Facilities equal to the Margin relating to the Revolving Facility; and

(c)	usual Lender charges and expenses payable in connection with the provision of the Ancillary Facilities as agreed between Bidco and the relevant Ancillary Lender.

SCHEDULE 9
Provisions relating to Letters of Credit/Lender Guarantees
1.	Demands: Each Issuing Lender shall forthwith notify the Facility Agent (in relation to any Letters of Credit and Lender Guarantees under the Revolving Facility) and the Bonding Agent (in relation to any Letters of Credit and Lender Guarantees under the Bonding Facility) of any demand received by it under and in accordance with any Letter of Credit or Lender Guarantee (including details of the Letter of Credit or Lender Guarantee under which such demand has been received and the amount demanded) and the Facility Agent (in relation to any Letters of Credit and Lender Guarantees under the Revolving Facility) and the Bonding Agent (in relation to any Letters of Credit and Lender Guarantees under the Bonding Facility) on receipt of any such notice shall forthwith notify Bidco, the Borrower for whose account that Letter of Credit or Lender Guarantee was issued (the “Account Party”) and each of the Revolving Lenders or the Bonding Lenders (as the case may be).

2.	Payments:
(a)	The Account Party shall within 4 Business Days of demand under paragraph 1 (Demands) of this Schedule pay to the Facility Agent (in relation to any Letters of Credit and Lender Guarantees under the Revolving Facility) and the Bonding Agent (in relation to any Letters of Credit and Lender Guarantees under the Bonding Facility) for the account of the relevant Issuing Lender the amount demanded from that Issuing Lender as notified to the Facility Agent (in relation to any Letters of Credit and Lender Guarantees under the Revolving Facility) and the Bonding Agent (in relation to any Letters of Credit and Lender Guarantees under the Bonding Facility) in accordance with that paragraph less any amount standing to the credit of any Cash Collateral Account and which has been paid to the credit of that Cash Collateral Account to provide cash cover in respect of the Letter of Credit or Lender Guarantee under which the relevant Issuing Lender has received demand and taking into account any reduction or increase in the face amount of any Letter of Credit or Lender Guarantee pursuant to Clauses 5.7(g) and 5.8(f).

(b)	The Facility Agent (in relation to any Letters of Credit and Lender Guarantees under the Revolving Facility) and the Bonding Agent (in relation to any Letters of Credit and Lender Guarantees under the Bonding Facility) shall pay to the relevant Issuing Lender any amount received by it from the Account Party under paragraph 2(a) (Payments) of this Schedule 9 together with any amount standing to the credit of any Cash Collateral Account in respect of the Letter of Credit or Lender Guarantee under which such Issuing Lender has received demand.
3.	Authority to Pay: The Account Party hereby irrevocably authorises each Issuing Lender to pay without investigation or confirmation by it any demand which appears on its face to be validly made under or pursuant to any Letter of Credit or Lender Guarantee issued by that Issuing Lender and agrees that as between itself, such Issuing Lender and the Lenders, that any such demand (in the absence of manifest error) shall be conclusive evidence that demand has been properly made.

4.	Indemnity:

(a)	The Account Party hereby irrevocably and unconditionally agrees to indemnify each Issuing Lender and keep each Issuing Lender indemnified on its first demand from and against all actions, losses, damages, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by that Issuing Lender (otherwise than by reason of the Issuing Lender’s gross negligence or wilful misconduct) under or in connection with any Letter of Credit or Lender Guarantee (including, without limitation, by making payment of any amount which it is required to pay under paragraph 2(a) (Payments) of this Schedule 9) but taking into account any reduction in the face amount of any Letter of Credit or Lender Guarantee pursuant to Clause 5.7(g)).

(b)	Without prejudice to the Account Party’s obligations under paragraph 4(a) (Indemnity) of this Schedule 9, each Lender hereby irrevocably, unconditionally and severally agrees to indemnify and pay to each Issuing Lender on its first demand an amount equal to its proportion (determined pursuant to Clause 3.1 (Basis of Participation)) on the date of issue of the relevant Letter of Credit or Lender Guarantee (subject as provided in Clause 27 (Assignments and Transfers) and taking into account any reduction or increase in the face amount of Letter of Credit or Lender Guarantee pursuant to Clauses 5.7(g) and/or 5.8(f)) of any amount which the Issuing Lender has paid under that Letter of Credit or Lender Guarantee.

(c)	The Account Party hereby irrevocably and unconditionally agrees to indemnify and keep indemnified each Lender on its first demand from and against all actions, losses, damages, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by such Lender as a result of the obligations assumed by it to each Issuing Lender under paragraph 4(b) (Indemnity) of this Schedule 9.
6.	Interest:
(a)	The Account Party shall pay interest on all amounts paid by an Issuing Lender under or in connection with any Letter of Credit or Lender Guarantee or by any Lender under paragraph 4(b) (Indemnity) of this Schedule 9 from (and including) the date of payment by such Issuing Lender or such Lender until the date of indemnification calculated and payable in accordance with Clause 6.4 (Default Interest).

(b)	Amounts standing to the credit of any Cash Collateral Account opened with a Senior Finance Party shall bear interest at the rate normally offered by such Senior Finance Party to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount and, prior to the occurrence of an Event of Default or a Potential Event of Default, any Obligor with amounts standing to the credit of a Cash Collateral Account may withdraw an amount equal to the accrued interest on the balance of such Cash Collateral Account from such Cash Collateral Account.

7.	Cash Cover:
(a)	Any Obligor providing cash cover or paying any other sum to the credit of a Cash Collateral Account (including, without limitation, pursuant to Clause 8 (Prepayment)) in accordance with the Senior Finance Documents shall (if such Cash Collateral Account is not already subject to a fixed charge under a Security Document) execute and deliver to the Security Agent an additional Security Document, in such form as the Facility Agent shall reasonably require, constituting a first fixed charge over such Cash Collateral Account, together with such evidence of due execution of such Security Document as the Security Agent shall require and a legal opinion satisfactory to the Security Agent.

(b)	The Facility Agent shall be and is hereby irrevocably authorised by the Account Party following a demand under and in accordance with any Letter of Credit or Lender Guarantee to apply all amounts standing to the credit of any Cash Collateral Account in respect of that Letter of Credit or Lender Guarantee in satisfaction of the Account Party’s obligations in respect of that Letter of Credit or Lender Guarantee.
8.	Protective Provisions: The following provisions shall apply to each of the indemnities (the “Indemnities”) contained in paragraph 4 (Indemnity) of this Schedule 9:
(a)	Each of the Indemnities are and will remain in full force and effect by way of continuing security until such time as no amounts to which such Indemnities are expressed to relate remain payable or capable of becoming payable under the Senior Finance Documents. Furthermore the Indemnities are additional to and not instead of any security or other guarantee at any time existing in favour of any person.

(b)	Any settlement or discharge of any claim under any of the Indemnities shall be conditional upon no payment made under the Indemnities being avoided or set aside or ordered to be refunded by virtue of any provision of any enactment relating to bankruptcy, insolvency, winding-up or liquidation.

(c)	The obligations arising under the Indemnities and any liability deriving therefrom shall not be discharged or affected by any circumstance which would so discharge or affect it but for this provision including, without limitation:
(i)	any time, indulgence, waivers or consents given to any Obligor or any other person;

(ii)	any amendment, variation or modification of the Senior Finance Documents or any other security or guarantee or any increase in the amount of the Facilities;

(iii)	the making or absence of any demand on any Obligor or any other person for payment or performance of any other obligations or the application of any moneys at any time received from any Obligor or any other person;
(iv)	the enforcement, perfecting or protecting of or absence of enforcement, perfecting or protecting of any security, guarantee or undertaking (including, without limitation, all or any of the obligations and liabilities of any Obligor);

(v)	the release, taking, giving or abstaining from taking of any security, guarantee or undertaking (including, without limitation, the Senior Finance Documents);

(vi)	the insolvency, winding-up, administration, receivership or commencement of any other insolvency procedure under the laws of any relevant jurisdiction in relation to any Obligor, any Senior Finance Party or any other person or the making or any arrangement or composition with or for the benefit of creditors by any Obligor, any Senior Finance Party or any other person;

(vii)	any amalgamation, merger or change in constitution in relation to any Obligor, any Senior Finance Party or any other person; and

(viii)	the illegality, invalidity or unenforceability of or any defect in any provision of any Senior Finance Document or any security, obligations or liabilities arising or expressed to arise thereunder.
9.	Subrogation: No Borrower shall by virtue of any payment made under the Indemnities claim any right of subrogation, contribution or indemnity against any person for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents.

SCHEDULE 10
Agreed Security Principles
1.	Security Principles
(a)	The guarantees and security to be provided will be given in accordance with the agreed security principles set out in this Schedule 10. This Schedule 10 addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining security from all Obligors in every jurisdiction in which Obligors are located. In particular:
(i)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. Bidco will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the Target and each Obligor;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security so as to ensure that it is proportionate to the benefit accruing to the Lenders;

(iii)	any assets subject to third party arrangements which are permitted by this Agreement and the Mezzanine Facility Agreement and which prevent those assets from being charged will be excluded from any relevant Security Document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material;

(iv)	members of the Group will not be required to give guarantees or enter into Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(v)	perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors until an Event of Default has occurred and is continuing and the Facility Agent has given notice of intention to enforce in accordance with the terms of this Agreement). The registration of security interests in Intellectual Property will only be in respect of material Intellectual Property in jurisdictions to be agreed;
(vi)	no perfection action will be required in jurisdictions where Obligors are not located but perfection action may be required in the jurisdiction of one Obligor in relation to security granted by another Obligor located in a different jurisdiction;

(vii)	no security will be granted over any hedging agreements entered into by members of the Group;

(viii)	the Security Agent will hold one set of security for the Facilities (including the Tranche D Term Facility) and the Mezzanine Facility unless a second or third ranking security is required by local law for the Tranche D Term Facility and the Mezzanine Facility; and

(ix)	Bidco shall not be responsible for any costs and expenses incurred by the Lenders and the Group (including all legal expenses, disbursements, registration costs and all taxes, duties and fees (notarial or otherwise)) in respect of guarantees and security) in excess of EUR2,000,000 or such greater amount as the Facility Agent and Bidco shall agree. Any amounts in excess of such amount shall be paid by the Mandated Lead Arrangers.
(c)	Subject to the Percentage Test being satisfied, the Security Agent or the Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (b)(iv) above.
2.	Guarantors and Security
(a)	Each guarantee will be an upstream, cross-stream and downstream guarantee and for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Security Documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where an Obligor pledges shares, the Security Document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles the shares in each guarantor company (other than Bidco) shall be secured.

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Deed and not the individual Security Documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Facilities to a new Lender.
(d)	The Guarantors will be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer on or prior to the Syndication Date by any Mandated Lead Arranger to a new Lender. Otherwise the cost or fee shall be for the account of the transferee Lender.

(e)	The LOI Furnaces Group will not be required to grant any security.
3.	Terms of Security Documents
The following principles will be reflected in the terms of any security taken as part of this transaction:
(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until an Event of Default has occurred which is continuing and notice of acceleration has been given by the Facility Agent in accordance with the terms of this Agreement;

(c)	the Lenders and Hedging Lenders shall only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing and notice of an acceleration has been given by the Facility Agent in accordance with the terms of this Agreement or if the relevant Obligor has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired);

(d)	the Security Documents shall operate to create security rather than to impose new commercial obligations. Accordingly they shall not contain additional representations or undertakings (such as in respect of insurance, maintenance of assets, information or the payment of costs) unless required for the creation or perfection of the security;

(e)	information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to perfect or register the security and, when required, shall be provided annually (unless required more frequently under local law) or, following an Event of Default which is outstanding, on the Security Agent’s reasonable request; and

(f)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured.
4.	Acquisition Documents and Claims
(a)	Rights of the Group companies under the Acquisition Documents may be assigned or charged.

(b)	If required by local law to perfect the security, notice of the assignment or charge will be served on the relevant counterparty within 5 Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice with 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 business day period.
5.	Bank Accounts
(a)	If an Obligor grants security over its material bank accounts it shall be free to deal with those accounts (other than mandatory prepayment accounts and any other accounts which are specifically blocked) in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration has been given by the Facility Agent in accordance with the terms of this Agreement.

(b)	If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 business day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of security shall be served until the occurrence of an Event of Default has occurred which is continuing and notice of acceleration has been given by the Facility Agent in accordance with the terms of this Agreement.

(c)	Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

(d)	If required under local law security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.
6.	Fixed Assets
(a)	If a guarantor company grants security over its material fixed assets it shall be free to deal with those assets in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(b)	No notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(c)	If required under local law security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.
7.	Insurance Policies
(a)	An Obligor may grant security over its insurance policies in respect of which claim under may be mandatorily prepaid (other than insurance policies retained by the Vendor where the Vendor has provided an indemnity in respect of that liability; for example, the “diptube” litigation and any asbestos liabilities).

(b)	If required by local law to perfect the security, notice of the security will be served on the insurance provider within 5 Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 business day period.

(c)	No loss payee or other endorsement shall be made on the insurance policy.
8.	Intellectual Property
(a)	If an Obligor grants security over its material intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(b)	No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(c)	If required under local law security over intellectual property will be registered under the law of that Security Document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Agreed Security Principles.
9.	Intercompany Receivables
(a)	If an Obligor grants security over its material intercompany receivables it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with this Agreement.

(b)	If required by local law to perfect the security, notice of the security will be served on the relevant lender within 5 Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.
(c)	If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.
10.	Trade Receivables
(a)	If an Obligor grants security over its material trade receivables it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(b)	No notice of security may be prepared or served until the occurrence of an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Facility Agent in accordance with the terms of this Agreement.

(c)	No security will be granted over any trade receivables which cannot be secured under the terns of the relevant contract.

(d)	If required under local law security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)	Any list of trade receivables required shall not include details of the underlying contracts.
11.	Shares
(a)	The Security Document will be governed by the laws of the company whose shares are being secured and not by the law of the country of the Obligor granting the security.

(b)	Until an Event of Default has occurred which is continuing and notice of acceleration in connection therewith has been given by the Facility Agent in accordance with the terms of this Agreement, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to Bidco and its subsidiaries.

(c)	Where customary, on, or as soon as reasonably practicable following execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.
(d)	Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.
12.	Real Estate
(a)	An Obligor may grant security over its material real estate.

(b)	There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

(c)	An Obligor will be under no obligation to obtain any landlord consent required to grant security over its material real estate, nor to investigate the possibility thereof. Costs of granting real estate security must be within the agreed costs cap and the amount secured by each security over material real estate may be restricted to an agreed level.
13.	Release of Security
Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Deed.
14.	German Tax Legislation
If after the Completion Date changes occur to German taxation legislation or its interpretation that may prejudice the tax treatment of the Group if certain guarantees and security are given to secure the Facilities or allowed to remain outstanding, the Lenders and Bidco will negotiate in good faith (without any obligation on the part of the banks so to agree) in restructuring the Facilities and the security to seek to minimise the impact of any such prejudicial tax treatment while retaining a guarantee and security structure acceptable to the Majority Lenders. Bidco may procure the transfer of all or part of the Commitment of a Lender who does not consent to such guarantee and security structure.

SCHEDULE 11
Security Documents
Part A – Condition Precedent Security Documents
Luxco 2 pledge of shares in Bidco and Newco Furnaces Germany
Bidco pledge of Target shares
Newco Furnaces Germany pledge of shares in LOI IPSEN Holding GmbH
Bidco pledge of shares in Newco US, Newco UK and Newco NL
Newco US pledge of receivables
Newco UK pledge of receivables
Newco NL pledge of receivables

Part B — Condition Subsequent Security Documents
All Security Documents to be executed by members of the Group which are or are required to become Guarantors following the Completion Date in accordance with the Agreed Security Principles.

SCHEDULE 12
Formalities Certificate
Part A — Formalities Certificate for Non-German Obligors
[Insert name of Company]
(the “Obligor”)
Senior Facilities Agreement dated [•], 2005
(the “Senior Facilities Agreement”)
To: [•] as Facility Agent under the Senior Facilities Agreement.
We [•] and [•] being respectively the director and secretary [or other authorised officer] of the Obligor being duly authorised by the Obligor to deliver this Certificate hereby make the following certifications and confirmations.
1.	Constitutional Documents
Attached hereto marked A are true, complete and up-to-date copies of:
(i)	the certificate of incorporation[9] of the Obligor[10];

(ii)	all certificates of incorporation on change of name of the Obligor (if any)[11]; and

(iii)	the constitutional documents of the Obligor[12].
2.	Extract Board Resolutions
Attached hereto marked B is a true and complete extract from the minutes of a meeting of the board of directors of the Obligor duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting (which resolutions are in full force and effect and have not been rescinded or varied) and which approve the Senior Finance Documents to which it is a party and all transactions contemplated thereby.13
3.	[Shareholder/Board Resolutions
Attached hereto marked C is a true and complete copy of a resolution of all the [shareholders/directors] of the Obligor unanimously passed authorising and directing the execution and performance by the Obligor of the Senior Finance Documents to which it is a party.] [Delete as appropriate.]

[9]	For French Obligors to add: an extrait K-bis, a non-bankruptcy certificate (recherone négative d’une procédure collective) and a list of existing encumbrances (état des nantissements et privilèges).

[10]	Not applicable for Dutch Obligors.

[11]	Not applicable for Dutch Obligors.

[12]	For French Obligors status; for Dutch Obligors, articles of association and an extract from the trade register.

[13]	Only required for French Acceding Borrowers and/or Guarantor registered in the form of an S.A. If French Acceding Borrower and/or Guarantor is registered in the form of a S.A.S delivery of a shareholders resolution is required.

4.	[Works Council Resolutions
Attached hereto marked D is a true and complete copy of a resolution of all the works council of the Obligor unanimously passed and authorising and directing the execution and performance by the Obligor of the Senior Finance Documents to which it is party.] [Delete as appropriate].
5.	Authorised Signatories
The following signatures are the specimen signatures of the persons authorised by resolution of the board of directors of the Obligor to execute all Senior Finance Documents to which it is a party, drawing requests under the Senior Facilities Agreement and all other documents and notices required in connection therewith:

Name	Position	Signature
6.	No Breach of Borrowings Limit
We have examined the terms of all relevant agreements to which the Obligor is a party and the constitutional documents of the Obligor (the “Relevant Documents”) and we can confirm to you that entry into the Senior Finance Documents and drawing of all amounts capable of being drawn by the Obligor under the Senior Finance Documents taking into account any other Financial Indebtedness of the Obligor:
(a)	will be within the corporate powers of the Obligor; and

(b)	does not or will not cause to be exceeded any limit or restriction on any of the powers of the Obligor (whether contained in any Relevant Documents or otherwise) or the right or ability of the directors of the Obligor to exercise such powers.
Terms defined in the Senior Facilities Agreement shall bear the same meaning when used herein.

Signed:
DIRECTOR

Date:

Part B — Formalities Certificate for German Obligors
[Insert name of German Obligor]
(the “Obligor”)
Senior Facilities Agreement dated [•] 2005
(the “Senior Facilities Agreement”)
To:      [•] as Facility Agent under the Senior Facilities Agreement.
We [•] and [•] being respectively the managing directors of the Obligor being duly authorised by the Obligor to deliver this Certificate hereby make the following certifications and confirmations.
1.	Constitutional Documents
Attached hereto marked A are true, complete and up-to-date copies of:

(i)	an extract from the commercial register (or a copy of the application for registration at the commercial register if a commercial extract is not available yet) with respect to the Obligor;

(ii)	applications for entries into the commercial register (if any) or copies of shareholders’ resolutions which have been passed to change the articles or to appoint new Managing Directors or any other shareholders’ resolution which is capable of being registered with the commercial register with respect to the Obligor (if any); and

(iii)	copies of the Articles of Association with respect to the Obligor.
2.	Shareholders Resolutions

Attached hereto marked B is a true and complete shareholders’ resolution of the Obligor (which is in full force and effect and has not been rescinded or varied) and which approves the Senior Finance Documents to which it is a party and all transactions contemplated thereby.

3.	Authorised Signatories

The following signatures are the specimen signatures of the persons authorised to execute all Senior Finance Documents and the other Finance Documents to which it is a party, drawing requests under the Senior Facilities Agreement and all other documents and notices required in connection therewith:

Name Position Signature

Attached hereto marked C is a true and complete copy of the passport of each authorised signatory specified above.

4.	Consents

[Attached hereto marked D is a true and complete copy of all regulatory consents required under the terms of the Acquisition Documents.][14]

5.	No Breach of Borrowings Limit

We have examined the terms of all relevant agreements to which the Obligor is a party and the constitutional documents of the Obligor (the “Relevant Documents”) and we can confirm to you that entry into the Senior Finance Documents and drawing of all amounts capable of being drawn by the Obligor under the Senior Finance Documents taking into account any other Financial Indebtedness of the Obligor:
(a)	will be within the corporate powers of the Obligor; and

(b)	does not or will not cause to be exceeded any limit or restriction on any of the powers of the Obligor (whether contained in any Relevant Documents or otherwise) or the right or ability of the directors of the Obligor to exercise such powers.
Terms defined in the Senior Facilities Agreement shall bear the same meaning when used herein.

Signed:
Managing Director

Date:

[14]	To be added for Bidco and provided pursuant to Clause 4.1(b) (Initial Conditions Precedent).

SCHEDULE 13
Intentionally left blank

SCHEDULE 14
Solvency Certificate
To:    [•] the Facility Agent
From: [US Obligor] Chief Financial Officer
I, the undersigned, the acting Chief Financial Officer of [US Obligor], a [                                        ] corporation (the “US Obligor”), do hereby certify as Chief Financial Officer on behalf of the US Obligor that:
1.	This Certificate is furnished to the Facility Agent and each of the Lenders pursuant to a senior facilities agreement (such senior facilities agreement, as in effect on the date of this Certificate, the “Senior Facilities Agreement”) dated [•] 2005 and made between Nachtwache Acquisition GmbH as Bidco, the companies named therein as Borrowers and Guarantors, CIBC World Markets plc, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, Frankfurt Branch as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Agent and the financial and other institutions named in it as Lenders, agreed to make certain facilities available to the Borrowers. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Senior Facilities Agreement.

2.	For purposes of this Certificate, the terms below shall have the following definitions:
(a)	“Fair Value”

The amount at which the assets of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Saleable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(c)	“New Financing”

The Financial Indebtedness incurred or to be incurred by the US Obligor and its Subsidiaries under the Senior Facilities Agreement (assuming the full utilization by the US Obligor of the Commitments under the Senior Facilities Agreement) and all other financings contemplated by the other Finance Documents, in each case after giving effect to the Transaction and the incurrence of all financings in connection therewith.

(d)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with generally accepted accounting principles of the United States (“GAAP”)) of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, as of the date hereof after giving effect to the consummation of the Transaction, determined in accordance with GAAP consistently applied, together with the amount of the New Financing.

(e)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guarantees, uninsured risks and other contingent liabilities (other than such contingent liabilities included within the term “Stated Liabilities”) of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the US Obligor and its Subsidiaries or that have been identified as such by an officer of the US Obligor or any of its Subsidiaries, determined in accordance with GAAP.

(f)	“will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities, as they mature or otherwise become payable”

For the period from the date hereof through the stated maturity of all New Financing, with respect to the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, that the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, will have sufficient assets and cash flow to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable.

(g)	“does or do not have Unreasonably Small Capital”

For the period from the date hereof through the stated maturity of all New Financing, with respect to the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, after consummation of the Transaction and all Financial Indebtedness being incurred, issued or assumed (including the Drawings and Letters of Credit) and Security Interests created by such person or such group of persons, as the case may be, in connection therewith, is or are a going concern and has or have sufficient capital to ensure that it or they will continue to be a going concern (as such term is determined in accordance with GAAP) for such period and to remain a going concern.
3.	For purposes of this Certificate, I, or the officers of the US Obligor and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the Latest Accounts and the Base Case Model referred to in the Senior Facilities Agreement.

(b)	Made inquiries of certain officials of the US Obligor and/or its Subsidiaries who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the US Obligor and its Subsidiaries, and (ii) whether the financial statements referred to in of the Senior Facilities Agreement are in conformity with GAAP consistently applied.

(c)	Reviewed the Finance Documents and the Schedules and Exhibits thereto.

(d)	With respect to Identified Contingent Liabilities:
1.	inquired of certain officials of the US Obligor and/or its Subsidiaries who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities known to them and associated with the business of the US Obligor and its Subsidiaries;

2.	confirmed with certain officers of the US Obligor and/or its Subsidiaries that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof; and

3.	to the best of my knowledge, in making the certification set forth in paragraph 4 below, considered all material Identified Contingent Liabilities that may arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks and other Identified Contingent Liabilities of the US Obligor and its Subsidiaries (exclusive of such Identified Contingent Liabilities to the extent reflected in Stated Liabilities) (after giving effect to the Transaction) and with respect to each such Identified Contingent Liability the estimable maximum amount of liability with respect thereto was used in making such certification.
(e)	Received the Base Case Model relating to the US Obligor and/or its Subsidiaries which have been previously delivered to the Facility Agent and the Lenders, prepared based on good faith estimates and assumptions, and have re-examined the Base Case Model on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion the Base Case Model is reasonable and attainable (it being recognized by the Lenders that the Base Case Model projections of future events are not to be viewed as facts and that actual results during the period or periods covered by the Base Case Model may differ from the projected results contained therein) and the Base Case Model supports the conclusions contained in paragraph 4 below.

(f)	Made inquiries of certain officers of the US Obligor and/or its Subsidiaries who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing), to (i) have assets with a Fair Value or Present Fair Saleable Value that are less than the sum of its or their Stated Liabilities and Identified Contingent Liabilities; (ii) have Unreasonably Small Capital; or (iii) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.
4.	Based on and subject to the foregoing, I hereby certify as Chief Financial Officer on behalf of the US Obligor that, after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing), it is my opinion that (i) the Fair Value and Present Fair Saleable Value of the assets of each of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, exceed its or their respective Stated Liabilities and Identified Contingent Liabilities; (ii) each of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, does or do not have Unreasonably Small Capital; and (iii) each of the US Obligor individually and the US Obligor and its Subsidiaries taken as a whole, as the case may be, will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

5.	The US Obligor does not intend, in consummating the transactions contemplated by the New Financing, to delay, hinder, or defraud either present or future creditors.
IN WITNESS WHEREOF, I have hereto set my hand this ___ day of                     , 200[•].
[US OBLIGOR]
By
Name:
Title: Chief Financial Officer

SCHEDULE 15
Furnaces Business
Part A — LOI Furnaces Group
LOI Inc., Wilmington/US
LOI Thermprocess GmbH, Essen
Grundstücksverwaltung LBH GmbH & Co., Essen
LOI Thermprocess (Tianjin), Co. Ltd., Tianjin/CN
LOI Fours Industries S.A., Liege/BE
LOI Wesman Thermprocess Pvt. Ltd., Calcutta/IN
LOI-POLAND Spolka z.o.o., Tarnowskie Gory/PL
LOI Industrial Furnaces Ltd., Birmingham/UK
LOI Industrieofenanlagen Ges. m. b. H. i.L., Vienna/AT
NIRVAN LOI Private Ltd., Thane/IN
GoGas Goch GmbH & Co. KG, Dortmund
Drever International S.A., Liege/BE
Drever Systems S.A., Liege/BE
Tianjin Strong Equipment Manufacturing Co., Ltd., Tianjin/CN
Part B — IPSEN Furnaces Group
Ipsen International, Inc., Wilmington/US
Vacuum Furnace Systems Corp., Souderton/US
Hauzer Techno Coating B.V., Venlo/NL
Hauzer Techno Coating Engineering B.V., Venlo/NL
Hauzer Techno Coating Production B.V., Venlo/NL
HVM Plasma Ltd., Prague/CZ
Hauzer Beschichtungen GmbH, Kleve
Ipsen International GmbH, Kleve
Ipsen Abar UK Limited, Birmingham/UK
Ipsen Industries Nordiska AB, Stockholm/SE
Ipsen Industries Furnaces (Shanghai) Ltd., Shanghai/CN
Ipsen Industries S.A.R.L., Evry Cedex/FR
Ipsen Industries Iberica SL, San Sebastian/ES
WESMAN IPSEN Furnaces Pvt. Ltd. Bhasa/IN

Part C — LOI Heat Treatment Group
Haerterei VTN Wilthen GmbH, Wilthen
Haerterei VTN Witten GmbH, Witten

SCHEDULE 16
Form of Bank Certificate
[name of Bank]
[department]
[address]
Telefon: [    ]
Telfax: [    ]
[place, date]
E N T W U R F / D R A F T

Bescheinigung zur Vorlage beim Finanzamt
für Zwecke des § 8a KStG
Certification for presentation to the Tax
Office for the purposes of Section 8a of
Germany’s Corporation Tax Law

Sie hatten die [Name der Bank] (“Bank”) gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen. Hierzu erklären wir, dass uns bezüglich des Mischlimits / des Darlehens / der Betriebsmittellinie [Vertragsnummer; Kreditnummer, Kontonummer] vom [Datum des Vertragsschlusses] in Höhe von EUR [    ] (“Finanzierung”) an die [XY] (“Kreditnehmer”)
You have asked [name of bank] (“Bank”) to issue a Certification for presentation to the Tax Office for the purposes of the Corporation Tax Law. We hereby declare that regarding the mixed limit / loan / short-term operating credit line [contract number; loan number; account number] of [date of the conclusion of the contract] in the amount of EUR [ ] (“Loan”) to the [XY] (“Borrower”)

☐	keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden.
☐	No securities on capital claims of persons other than the Borrower have been granted.

☐	die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:
☐	The following securities have been granted by persons other than the Borrower:

1.	Dingliche Sicherheiten
☐	Pfandrechte (z.B. an Einlagen)
[   ]
☐	Sicherungsabtretungen (z.B. Einzel-abtretung von Forderungen)
1.	Security in rem
☐	Pledges / Liens (eg. of deposits)
[   ]
☐	Assignments (e.g. assignments of receivables)

[   ]
[   ]

2.	Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)
2.	Personal security (eg. surety, guarantee, assumption of debt)

[   ]
[   ]

verbunden mit folgenden/r:
linked with the following:

☐	dinglichen Sicherheiten (z.B. an Einlagen)
☐	Securities in rem (eg. on deposits)

[   ]
[   ]

☐	Sicherungsabtretungen (z.B. Einzel-abtretung von Forderungen; Global-/ Mantelabtretung von Forderungen)
☐	Assignments (e.g. assignments of receivables; global assignments)

[   ]
[   ]

☐	Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände
☐	Submission to immediate foreclosure in respect of all or certain assets

[   ]
[   ]

☐	vereinbarten Verfügungsbeschränkungen
☐	Agreed restraints on disposal

[   ]
[   ]

☐	sonstigen Vereinbarungen (z.B.: Pfandrechte nach den Allgemeinen Geschäftsbedingungen)
☐	Other agreements (eg. pledges/liens under the General Standard Terms and Conditions)

[   ]
[   ]

3.	Sicherheiten der o. g. Art, auf die während des bestehenden Darlehens-verhältnisses verzichtet wurde
3.	Securities as mentioned above that have been waived during the term of the Loan

Sonstige Anmerkungen
Other comments

Die Bescheinigung enthält nur solche Angaben, die dem bei der Bank mit der vorgenannten Finanzierung vertrauten Personenkreis bekannt
This Certification is based solely on information that is known to the employees of the Bank who sind.
have worked on the Loan.

Die Bank übernimmt mit dieser Erklärung — bereits aus rechtlichen Gründen — keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht die Bank nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.
In providing this Certification, the Bank — in the first place for legal reasons — is not offering any consultancy services on tax matters. In particular, the Bank will not be responsible or liable for the Borrower’s success in obtaining any tax benefits which are the objective of this Certification.

Die deutsche Version dieser Bescheinigung ist bindend.
The German version of this certification shall prevail.

Mit freundlichen Grüßen / Yours sincerly,